==============================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934



Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement                 [ ] Confidential, For Use of
                                                  the Commission Only (as
                                                  permitted by Rule
                                                  14a-6(e)(2))

[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                  CVS CORPORATION
                               REVCO D.S., INC.
               (Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


      (1) Title of each class of securities to which transaction applies:
          Common Stock, par value $0.01 per share, of CVS Corporation ("CVS Common Stock")
          Common Stock, par value $0.01 per share, of Revco
          D.S., Inc.  ("Revco Common Stock")


      (2) Aggregate number of securities to which transaction applies:
          71,385,790 shares of CVS Common Stock to be issued in the merger. 70,700,000 shares of Revco Common Stock to be converted in the merger.

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): *

      (4) Proposed maximum aggregate value of transaction:
          $2,958,227,137.60 (the maximum number of shares of CVS Common Stock to be issued in the merger times the per unit value).*


      (5) Total fee paid: $591,645.43 (1/50th of 1% of the maximum aggregate value of the transaction, and rounded up to the nearest whole dollar amount).*


------------------------
* Estimated solely for the purpose of calculating the filing fee pursuant to Exchange Act Rule 0-11, the per unit value is $41.44, which was the average of the high and low sales prices of Revco Common Stock on April 16, 1997 on the New York Stock Exchange.


[ ] Fee paid previously with preliminary materials:

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid: $ 870,634.45
      (2) Form, Schedule or Registration Statement no.: Registration Statement on Form S-4 (No. 333-24163)
      (3) Filing Party: CVS Corporation
      (4) Date Filed: March 28, 1997 and April 17, 1997



==============================================================================



                            [CVS CORPORATION LOGO]

               NOTICE OF ANNUAL MEETING OF CVS STOCKHOLDERS

      CVS Corporation will hold an annual meeting of its stockholders on May 27, 1997 at 10:00 a.m. local time, at One CVS Drive, Woonsocket, Rhode Island for the following purposes:

                 1. To consider and vote upon a proposal to approve the issuance of shares of CVS common stock in connection with the proposed merger of Revco D.S., Inc. with North Acquisition Corp., a wholly owned subsidiary of CVS;


                 2. To consider and vote upon a proposal to elect eleven directors for terms expiring in May 1998;

                 3. To consider and vote upon a proposal to approve the CVS 1997 Incentive Compensation Plan;


                 4. To consider and vote upon a proposal to ratify the appointment of KPMG Peat Marwick LLP as CVS' auditors for the year ending December 31, 1997;

                 5. If necessary, to approve any adjournment of the meeting without further notice except by announcement at the meeting being adjourned; and

                 6. To transact such other business as may properly be brought before the CVS annual meeting.


      CVS has fixed the close of business on April 14, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment thereof. A list of such stockholders will be available for inspection by stockholders of record during business hours at CVS--One CVS Drive, Woonsocket, Rhode Island--for ten days prior to the date of the annual meeting, and will also be available at the annual meeting.


      YOUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE ABOVE MENTIONED PROPOSALS. THESE PROPOSALS AND OTHER INFORMATION RELATING TO THE ANNUAL MEETING ARE DESCRIBED IN DETAIL IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

Please sign and promptly return the proxy card in the enclosed envelope, whether or not you expect to attend the annual meeting.


Stanley P. Goldstein
Chairman of the Board and Chief Executive Officer          April 23, 1997





                            [REVCO D.S., INC. LOGO]

                 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


     Revco D.S., Inc. will hold a special meeting of its stockholders on May 28, 1997 at 10:00 a.m. at The Cleveland Marriott East, 3663 Park East Drive, Beachwood, Ohio for the following purposes:


                      1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of February 6, 1997 (the "Merger Agreement") among Revco D.S., Inc., CVS Corporation, a Delaware corporation, and North Acquisitions Corp., a Delaware corporation and wholly-owned subsidiary of CVS Corporation. The Merger Agreement provides, among other things, for the merger of North Acquisition Corp. with and into Revco, with Revco surviving the merger as a wholly-owned subsidiary of CVS;

                      2. To transact such other business as may properly come before the special meeting; and


                      3. If necessary, to approve any adjournment of the meeting without further notice except by announcement at the meeting being adjourned.


     Revco has fixed the close of business on April 14, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting or any adjournment thereof. A list of such stockholders will be available for examination by stockholders of record during business hours at Revco--1925 Enterprise Parkway, Twinsburg, Ohio-- for ten days prior to the special meeting and will also be available at the special meeting.


               YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT, WHICH IS DESCRIBED IN DETAIL IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

Adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Revco common stock entitled to vote at the special meeting. Please sign and promptly return the proxy card in the enclosed envelope, whether or not you expect to attend the special meeting. Failure to return a properly executed proxy card or to vote at the special meeting will have the same effect as a vote against the merger.


D. Dwayne Hoven
Chief Executive Officer                                        April 23, 1997







      [CVS logo]                                                  [REVCO logo]


                  MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT


The Boards of Directors of CVS           Whether or not you plan to attend a
Corporation and Revco D.S., Inc. have    meeting, please take the time to
approved a merger agreement that would   vote on the proposal(s) submitted
result in Revco becoming owned by CVS.   to stockholders at your meeting by
The combined company would be the        completing and mailing the enclosed
nation's largest chain drugstore         proxy card to us. If you sign, date
company based on store count and would   and mail your proxy card without
be named CVS Corporation, with its       indicating how you wish to vote,
headquarters in Woonsocket, Rhode        your proxy will be counted as a
Island.                                  vote in favor of the proposal(s)
                                         submitted at your meeting. If you
If the merger is completed, as           are a Revco stockholder and fail to
illustrated in the table on page 1,      return your card, the effect in
Revco stockholders will receive,         most cases will be a vote against
for each Revco share, between 0.8837     the merger.  If you are a CVS
and 1.0097 CVS shares.  The exact        stockholder and fail to return
number of shares of CVS common stock     your card, you will not be counted
to be received for each share of Revco   as present or voting unless you
common stock will be determined by       appear in person.
adding to 0.4692 of a CVS share an
additional fraction of a CVS share       The dates, times and places of
calculated by dividing $20 by            the meetings are:
the average closing price of the
CVS common stock on the New York Stock      For CVS stockholders:
Exchange during a specified period
prior to closing. CVS stockholders          May 27, 1997
will continue to own their existing         10:00 a.m.
shares after the merger.                    One CVS Drive
                                            Woonsocket, Rhode Island 02895
We estimate that the shares of CVS
common stock to be issued to Revco          For Revco stockholders:
stockholders will represent between
36% and 39% of the outstanding CVS          May 28, 1997
common stock after the merger.              10:00 a.m.
Likewise, CVS shares held by CVS            The Cleveland Marriott East
stockholders before the merger will         3663 Park East Drive
represent between 64% and 61% of            Beachwood, Ohio 44122
the outstanding CVS shares               This Joint Proxy Statement/
after the merger.                        Prospectus provides you with
                                         detailed information about the
Stockholders of CVS are being asked,     proposed merger. It also provides
at CVS' annual meeting of                CVS stockholders with detailed
stockholders, to approve the issuance    information about the CVS-specific
of CVS shares in the merger and to       annual meeting matters. In addition,
vote on the election of CVS directors,   you may obtain information about our
approval of the CVS 1997 Incentive       companies from documents that we
Compensation Plan and other CVS annual   have filed with the Securities and
meeting matters described in this        Exchange Commission. We encourage
document. Stockholders of Revco are      you to read this entire document
being asked, at Revco's special          carefully.
meeting of stockholders, to approve
the merger agreement and the merger.
The merger cannot be completed unless
stockholders of both companies approve
it. YOUR VOTE IS VERY IMPORTANT.

/s/ Stanley P. Goldstein                 /s/ D. Dwayne Hoven
-------------------------------------    ------------------------------------
Stanley P. Goldstein                     D. Dwayne Hoven
Chairman and Chief Executive Officer     Chief Executive Officer
CVS Corporation                          Revco D.S., Inc.

-----------------------------------------------------------------------------
Neither the SEC nor any state securities regulators have approved the CVS common stock to be issued under this Joint Proxy Statement/Prospectus or determined if this Joint Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

-----------------------------------------------------------------------------

Joint Proxy Statement/Prospectus dated April 21, 1997, and first mailed to stockholders on April 23, 1997.



                             TABLE OF CONTENTS

What Revco Stockholders Will
 Receive in the Merger.............  1

 MERGER............................  2    Times and Places; Purposes....... 64
                                            Voting Rights; Votes Required
SUMMARY............................  3      for Approval................... 65
                                          Proxies.......................... 66
THE MERGER......................... 13    Other Business; Adjournments..... 67
  General.......................... 13
  Background of the Merger......... 13  COMPARISON OF STOCKHOLDER RIGHTS... 68
  CVS' Reasons for the Merger;            General.......................... 68
    Recommendation of the CVS             Comparison of Current Revco
    Board.......................... 17      Stockholder Rights and Rights
  Revco's Reasons for the Merger;           of CVS Stockholders Following
    Recommendation of the Revco             the Merger..................... 68
    Board.......................... 19
  Cautionary Statement and Risk
    Factor Concerning                   DESCRIPTION OF CVS CAPITAL STOCK... 70
    Forward-Looking Statements..... 22    Authorized Capital Stock......... 70
  Accounting Treatment............. 22    CVS Common Stock................. 70
  Certain U.S. Federal Income Tax         CVS Preferred Stock and CVS
    Consequences................... 23      Preference Stock............... 71
  Regulatory Matters............... 23    Transfer Agent and Registrar..... 71
  No Appraisal Rights.............. 24    Stock Exchange Listing;
  Federal Securities Laws                   Delisting and Deregistration
    Consequences; Stock Transfer            of Revco Common Stock.......... 71
    Restriction Agreements......... 24
                                        LEGAL MATTERS...................... 71
COMPARATIVE PER SHARE MARKET PRICE
  AND DIVIDEND INFORMATION......... 25  EXPERTS............................ 71

UNAUDITED PRO FORMA COMBINED            OTHER CVS ANNUAL MEETING PROPOSALS. 72
  CONDENSED FINANCIAL STATEMENTS... 26    Nominees for Election as CVS
                                          Directors........................ 72
ROLE OF FINANCIAL ADVISORS......... 30    Share Ownership Information of
  Opinion of CVS Financial Advisor. 30      CVS Nominees as Directors and
  Opinions of Revco's Financial             Named Executive Officers....... 75
    Advisors....................... 35    Share Ownership Information of
                                            Certain Principal
INTERESTS OF CERTAIN PERSONS IN THE         Stockholders................... 76
  MERGER........................... 49    Executive Compensation........... 76
  Revco Directors Who Will Become         Other CVS Proposal 1 -- Election
    Directors of CVS at the                 of Directors................... 85
    Effective Time................. 50    Other CVS Proposal 2 -- Proposed
  Employment Agreements............ 50      1997 Incentive Compensation
  Other Arrangements Affecting              Plan........................... 85
    Covered Executives............. 54    Other CVS Proposal 3 --
  1992 Non-Employee Directors'              Appointment of Independent
    Stock Option Plan.............. 55      Auditors....................... 91
  Treatment of Revco Stock Options. 55
  Other Employee Benefits.......... 55  FUTURE STOCKHOLDER PROPOSALS....... 92
  Directors and Officers Insurance;
    Limitation of Liability of          WHERE YOU CAN FIND MORE
    Revco Directors and Officers... 56    INFORMATION...................... 92

THE MERGER AGREEMENT............... 56  LIST OF DEFINED TERMS.............. 94
  General.......................... 56
  Merger Consideration............. 56  LIST OF ANNEXES
  Treatment of Revco Stock Options. 57
  Exchange of Shares............... 57  Annex A....... Agreement and Plan of
  Certain Covenants................ 58                  Merger
  Certain Representations and           Annex B....... Opinion of Donaldson,
    Warranties..................... 60                  Lufkin & Jenrette
  Conditions to the Merger......... 61                  Securities Corporation
  Termination of the Merger             Annex C....... Opinion of Wasserstein,
    Agreement...................... 61                  Perella & Co., Inc.
  Other Expenses................... 62  Annex D....... Opinion of Salomon
  Amendments; Waivers               63                  Brothers Inc
  Certain Stockholder Arrangements. 63  Annex E....... Zell/Chilmark
                                                        Stockholder Agreement
                                        Annex F....... CVS 1997 Incentive
                                                        Compensation Plan



              What Revco stockholders will receive in the merger

Formula for determining number of CVS shares per Revco share

    If the merger is completed, Revco stockholders will receive, for each Revco share, between 0.8837 and 1.0097 CVS shares. The exact number of CVS shares to be received per Revco share will equal the sum of (1) 0.4692 of a CVS share plus (2) an additional fraction of a CVS share computed by dividing $20 by the average closing price of the CVS common stock on the New York Stock Exchange during 10 trading days randomly selected by lot out of the twenty trading days ending on the fifth trading day before the closing date for the merger.

    We expect that the CVS and Revco stockholder meetings will take place fewer than five trading days before the closing date and, therefore, we expect the exact exchange ratio to be known before the stockholder meetings. In the event the closing date occurs more than five trading days after the stockholder meetings, the exact exchange ratio will be determined after the stockholder votes.

    The table shows the number of CVS shares that Revco stockholders would receive per Revco share in the merger at the average closing prices of CVS common stock illustrated in the table.

Ownership of CVS by Revco stockholders after the merger

    CVS will issue between 60 million and 68 million CVS shares to Revco stockholders in the merger. The shares of CVS common stock to be issued to Revco stockholders in the merger will represent between 36% and 39% of the outstanding CVS common stock after the merger. This information is based on the number of shares of CVS and Revco common stock outstanding on January 31, 1997 and does not take into account stock options.

Transaction value


    Based on the high and low of the average closing price of CVS common stock and the related exchange ratios shown in the table below and the number of Revco shares outstanding as of April 14, 1997 (excluding stock options), the approximate total value of CVS shares to be paid to Revco stockholders in the merger will be between $2.9 billion and $2.5 billion. The table below shows the approximate value of the CVS shares to be issued per Revco share in the merger at the average closing prices of CVS stock illustrated in the table.

The value of CVS shares discussed above and illustrated in the table is based on an assumed average closing price of CVS stock. The actual value of CVS shares issued in the merger will fluctuate based on the market price of the CVS stock. For your information, the closing price on April 16, 1997 of CVS common stock was $48 5/8 and of Revco common stock was $42.
You should obtain current market prices for these stocks.

                                                      Dollar value of
                                  Number of           the CVS shares
     Average                    CVS shares to         to be issued per
     closing                    be issued for        Revco share based
    price of                   each Revco share    on the average closing
    CVS stock                   in the merger        price of CVS stock
    ---------                  ----------------    ----------------------

     $48.250 and above........      0.8837..............  $42.64 and above
     $48.000..................      0.8859..............  $42.52
     $47.500..................      0.8903..............  $42.29
     $47.000..................      0.8947..............  $42.05
     $46.500..................      0.8993..............  $41.82
     $46.000..................      0.9040..............  $41.58
     $45.500..................      0.9088..............  $41.35
     $45.000..................      0.9136..............  $41.11
     $44.500..................      0.9186..............  $40.88
     $44.000..................      0.9237..............  $40.64
     $43.500..................      0.9290..............  $40.41
     $43.000..................      0.9343..............  $40.18
     $42.500..................      0.9398..............  $39.94
     $42.000..................      0.9454..............  $39.71
     $41.500..................      0.9511..............  $39.47
     $41.000..................      0.9570..............  $39.24
     $40.500..................      0.9630..............  $39.00
     $40.000..................      0.9692..............  $38.77
     $39.500..................      0.9755..............  $38.53
     $39.000..................      0.9820..............  $38.30
     $38.500..................      0.9887..............  $38.06
     $38.000..................      0.9955..............  $37.83
     $37.500..................      1.0025..............  $37.60
     $37.000 and less.........      1.0097..............  $37.36 and less




                             QUESTIONS AND ANSWERS
                               ABOUT THE MERGER

Q:  Why are the two companies proposing the merger? How will I benefit?


A: This merger means that you will have a stake in one of the nation's leading chain drugstore companies. The combined company will have a presence in 24 states and the District of Columbia. CVS expects the merger to contribute to earnings (before one-time merger-related charges) in the first year of combined operations, and expects cost savings of about $100 million annually beginning in 1998. CVS believes that the merger offers significant upside potential, presented by the opportunity for CVS to elevate the performance level of Revco stores towards that of CVS stores. We believe that the merger will allow us to accelerate long-term growth and provide added stockholder value. CVS notes that achieving these earnings and costs savings is subject to certain risks as discussed in the section "Cautionary Statement and Risk Factor Concerning Forward-Looking Statements" on page 22. To review the reasons for the merger in greater detail, see pages 17 through 22.



Q: When are the stockholder meetings?


A: The CVS meeting will take place on May 27, 1997. The Revco meeting will take place on May 28, 1997


Q: What do I need to do now?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the stockholder meetings. The Board of Directors of CVS recommends voting in favor of the proposed issuance of CVS shares in the merger and the other CVS annual meeting proposals. The Revco Board recommends voting in favor of the approval of the merger agreement and the merger.


Q: What do I do if I want to change my vote?

A: Just send in a later-dated, signed proxy card to your company's Secretary before your meeting or attend your meeting in person and vote.


Q: Should I send in my stock certificates now?

A: No. After the merger is completed, we will send Revco stockholders written instructions for exchanging their share certificates. CVS stockholders will keep their existing certificates.


Q: Please explain what I will receive in the merger.

A: If the merger is completed, Revco stockholders will receive between 0.8837 and 1.0097 shares of CVS common stock for each share of Revco common stock. The exact amount of CVS common stock to be received will be determined by adding to 0.4692 of a CVS share an additional fraction of a CVS share calculated by dividing $20 by the average closing price of the CVS common stock on the New York Stock Exchange during a specified period prior to closing.

The table on page 1 illustrates the exact number of CVS shares that would be received at different assumed average closing prices of CVS common stock. We will not issue fractional shares of CVS common stock. Instead, Revco stockholders will receive a check in the amount of the net proceeds from the sale of those shares in the market.

If you currently own shares of CVS common stock, then you will continue to hold those shares after the merger.


Q: What happens to my future dividends?

A: We expect no changes in CVS' or Revco's dividend policies before the merger. After the merger, we expect the initial annual dividend rate to be $0.44 per share of CVS stock, which is equivalent to the current annual dividend payment to CVS stockholders. The payment of dividends by CVS in the future, however, will depend on business conditions, its financial condition and earnings, and other factors.


Q: When do you expect the merger to be completed?

A: We are working towards completing the merger as quickly as possible. In addition to stockholder approvals, we must also obtain regulatory approvals. We hope to complete the merger by mid-year 1997.


Q: What are the tax consequences to stockholders of the merger?

A: The exchange of shares by Revco stockholders will be tax-free to Revco stockholders for federal income tax purposes, except for taxes on cash received for a fractional share. The merger will be tax-free to CVS stockholders for federal income tax purposes. To review the federal income tax consequences to stockholders in greater detail, see page 23.


                                    SUMMARY

This summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents we have referred you to. See "Where You Can Find More Information". (Page 92)

                                 The Companies

CVS Corporation
One CVS Drive
Woonsocket, Rhode Island 02895
(401) 765-1500

      Founded in 1963, CVS is the country's fifth largest drugstore chain in terms of store count and sales volume, with approximately 1,400 stores and $5.5 billion in 1996 annual revenue. CVS operates in 14 states along the Northeastern seaboard and the District of Columbia.

      In November 1996 CVS changed its name from Melville Corporation to CVS Corporation, reflecting its concentration on the chain drugstore business and the completion of its restructuring program that was approved by its Board in 1995 following a strategic review initiated in 1994.

Revco D.S., Inc.
1925 Enterprise Parkway
Twinsburg, Ohio 44087
(216) 425-9811

      Revco is the country's second largest drugstore chain in terms of store count and third in terms of sales volume, with approximately 2,600 stores and $5.3 billion in annual revenues. Revco operates in 17 contiguous Midwestern, Eastern and Southeastern states.

                          Our Reasons for the Merger

      Achieving a critical mass in terms of store count and locating our stores in appropriate geographic markets is essential to competing effectively in the chain drugstore industry as well as with alternative distribution channels such as food/drug combos, mail order and mass merchandisers. We believe that the merger provides us the opportunity to accomplish these objectives and to be recognized as a leading retail growth company.

      If completed, the merger will create one of the nation's leading chain drugstore companies. Here are a few highlights of how our combined company would look following the merger:

       bullet The combined company will have more than 4,000 stores in 24 states and the District of Columbia, ranking number one nationally in store count.

       bullet It will dispense over 7% of all prescriptions in the U.S., ranking number one on this measure.

       bullet It will have combined annual sales of approximately $13 billion, ranking second nationally on this measure.

      CVS believes that the merger meets its three criteria for a strategic acquisition.


       bullet CVS expects the combination to contribute to earnings (before one-time merger-related charges) in the first year of combined operations, and expects cost savings of about $100 million annually beginning in 1998. CVS expects to achieve these cost savings principally through the closing of Revco's headquarters, economies of scale in advertising, distribution and other operational areas, and spreading its investments in information technology over a broader store base. CVS notes that achieving these earnings and costs savings is subject to certain risks as discussed in the section "Cautionary Statement and Risk Factor
               Concerning Forward-Looking Statements" on page 22.


       bullet The merger will bring CVS into high-growth, contiguous geographic markets without significant overlap and will position the company to sustain its long-term growth.

       bullet The combination offers significant upside potential, presented by the opportunity for CVS to elevate the performance level of Revco stores towards that of CVS stores. In addition, the merger should provide significant opportunities in our managed care business. We also believe that the compatibility of our companies, given their similarity in store size and format as well as merchandising strategy, should facilitate a relatively smooth integration of our businesses.

      In reaching its recommendation in favor of the merger, each of our Boards of Directors considered the following principal uncertainties:


   (1) the challenges of integrating the companies and the risks associated with achieving the expected cost savings, as discussed in the section "Cautionary Statement and Risk Factor Concerning Forward-Looking Statements" on page 22; and


   (2) the likelihood of obtaining regulatory approvals and the possibility that government regulators might impose conditions to granting approval.

      Revco's Board also considered that the number and value of the CVS shares that Revco stockholders receive in the merger will fluctuate based on changes in CVS' stock price.

      To review the reasons for the merger in greater detail, see pages 17 through 22.

                        Recommendations to Stockholders

To CVS Stockholders:

      The CVS Board believes that the merger is in your best interest and recommends that you vote FOR the proposal to approve the issuance of shares of CVS common stock to Revco stockholders in the merger.

To Revco Stockholders:

      The Revco Board believes that the merger is in your best interest and recommends that you vote FOR the proposal to approve and adopt the merger agreement.

                                  The Merger

      The merger agreement is attached as Annex A to this Joint Proxy Statement/Prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger.

What Revco Stockholders Will Receive (See page 1 and page 56)

      As a result of the merger, as illustrated in the table on page 1, Revco stockholders will receive, for each share of Revco common stock, between
0.8837 and 1.0097 shares of CVS common stock. The exact number of shares of CVS common stock to be received per Revco share will be determined by adding to 0.4692 of a CVS share an additional fraction of a CVS share computed by dividing $20 by the average closing price of the CVS common stock on the New York Stock Exchange during a specified period prior to closing. CVS will not issue any fractional shares. Instead, Revco stockholders otherwise entitled to receive fractional shares will receive a check in the amount of the net proceeds from the sale of those shares in the market.

      Revco stockholders should not send in their stock certificates for exchange until instructed to do so after we complete the merger.

What Current CVS Stockholders Will Hold After the Merger

      CVS stockholders will continue to own their existing shares after the merger. CVS stockholders should not send in their stock certificates in connection with the merger.

Ownership of CVS After the Merger

      CVS will issue between 60 million and 68 million CVS shares to Revco stockholders in the merger. The shares of CVS common stock that CVS will issue to Revco stockholders in the merger will represent between 36% and 39% of the outstanding CVS common stock after the merger. This information is based on the number of shares of CVS and Revco common stock outstanding on April 14, 1997 and does not take into account stock options.

Stockholder Vote Required to Approve the Merger

      The favorable vote of a majority of the shares of CVS common stock and ESOP preference stock (voting as a single class) present or represented at the CVS meeting is required to approve the issuance of the shares of CVS common stock in the merger.

      The favorable vote of a majority of the outstanding shares of Revco common stock is required to approve and adopt the merger agreement. CVS has entered into a Stockholder Agreement with Zell/Chilmark Fund, L.P., owner of approximately 19% of the Revco shares, in which Zell/Chilmark has agreed to vote all its shares in favor of the merger.

Board of Directors and Management of CVS after the Merger

      Following the merger, the CVS Board will consist of the CVS directors elected by the CVS stockholders at its annual meeting. In addition, CVS agreed in the merger agreement that Thomas Thorsen and Sheli Rosenberg will become CVS directors upon completion of the merger. Mr. Thorsen and Ms. Rosenberg are presently directors of Revco.

      The existing management of CVS will continue in office upon completion of the merger.

Interests of Officers and Directors in the Merger


      When considering the Revco Board's recommendation that Revco stockholders vote in favor of the merger, you should be aware that a number of Revco officers and key employees, including two who are also directors, have employment and other agreements, retention incentives, stock options and other benefit plans that provide them with interests in the merger that are different from, or in addition to, yours.

Specifically, Revco stock options and common stock granted to 26 Revco officers and key employees under Revco's long-term incentive plan will, in accordance with the terms of the plan, vest immediately upon approval by Revco stockholders of the merger. These Revco officers and employees hold stock options with a total value of $69,198,009 and Revco common stock with a total value of $8,810,981, based on the closing price of CVS common stock on April 16, 1997 of $48 5/8 and calculated as shown on page 51. These Revco officers and employees also will receive transition bonuses aggregating $2,865,543 if they remain employed by Revco on the closing date for the merger. See page 54. In addition, CVS has entered into consulting arrangements with four of these officers, including two who are directors, providing an aggregate of approximately $2,205,263 in payments for services to facilitate a smooth integration of the companies following the merger. See page 54. In addition, each of these 26 officers and employees will receive significant additional benefits under his or her Employment Agreement if he or she is terminated following the merger. Please see pages 49 through 56 for more information concerning all these arrangements.



Conditions to the Merger (See page 61)

      The completion of the merger depends upon meeting a number of conditions, including the following:

      (1) obtaining the approval of the stockholders of CVS and Revco;

      (2) there being no law or court order that prohibits the merger;

      (3) the relevant waiting period under the Hart-Scott-Rodino
          Antitrust Improvements Act of 1976, as amended, having expired;

      (4) there being no governmental proceeding pending that seeks to prohibit the merger or to compel the disposition of stores with aggregate fiscal year 1996 revenues in excess of $400 million; and

      (5) receipt of an opinion of Revco's counsel that the merger will be tax-free to Revco and its stockholders.


Certain of the conditions to the merger, but not (1), (2) or (3) above, may be waived by the company entitled to assert the condition.


Termination of the Merger Agreement (See page 61)

      Either CVS or Revco can terminate the merger agreement if any of the following occurs:

      (1) we do not complete the merger by September 30, 1997;

      (2) the stockholders of either CVS or Revco do not give the required stockholder approvals;

      (3) a law or court order permanently prohibits the merger;

      (4) the other party materially breaches its representations, warranties or obligations under the merger agreement; or

      (5) the Revco Board changes, in a manner adverse to CVS, its recommendation in favor of the merger or Revco enters into an agreement for a significant business combination or similar transaction with a third party. However, Revco may not terminate for the reasons laid out in this paragraph (5) unless, before the Revco stockholder meeting, Revco has received an offer that is superior to the merger with CVS.

Neither CVS nor Revco can terminate the merger agreement if it is in material breach of its obligations under the merger agreement.

Termination Fees and Expenses (See page 62)

      Revco must pay CVS a termination fee of $80 million in cash, plus out-of-pocket transaction expenses of up to $5 million, if the merger agreement is terminated as described in paragraph (5) above. If CVS or Revco terminates the merger agreement because the other company's stockholders do not vote in favor of the merger and the other company's Board has adversely changed its recommendation of the merger, then the other company must pay the terminating party the same termination fee and transaction expenses.

Regulatory Approvals

      The Hart-Scott-Rodino statute prohibits us from completing the merger until after we have given certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has expired. On March 21, 1997 the FTC requested additional information from CVS and Revco relating to the proposed merger. The Department of Justice and the Federal Trade Commission have the authority to challenge the merger on antitrust grounds before or after the merger is completed.

      Each state where we have stores may also review the merger under state antitrust law. Attorneys General in certain of these states have indicated that they intend to review the merger.

      It is possible that some of these governmental authorities may impose conditions for approving the merger, such as requiring us to sell stores in certain locations. We have given each other a commitment to use our best efforts to take whatever actions are required to obtain these approvals. However, neither of us is required to accept any governmental condition that requires us to sell stores with aggregate fiscal year 1996 revenues of more than $400 million. Therefore, we cannot predict whether we will obtain the required regulatory approvals within the time frame contemplated by the merger agreement or on terms that we find satisfactory.

Accounting Treatment (see page 22)


      We expect the merger to qualify as a pooling of interests, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes. We have each received a letter from our independent accounting firms that the merger should be accounted for as a pooling of interests. However, the availability of this accounting treatment is not a condition to the closing of the merger.


Opinions of Financial Advisors (see pages 30 through 49)

      In deciding to approve the merger, our Boards considered opinions from our respective financial advisors as to the fairness of the exchange ratio to our stockholders from a financial point of view. CVS received an opinion from Donaldson, Lufkin & Jenrette Securities Corporation, and Revco received separate opinions from Wasserstein Perella & Co., Inc. and Salomon Brothers Inc. These opinions are attached as Annexes B, C and D to this Joint Proxy Statement/Prospectus. We encourage you to read these opinions.

      In connection with these opinions, our financial advisors performed a variety of analyses. While not performed or presented in the same way, the analyses included comparing CVS and Revco historical stock prices and financial multiples to each other and to those of other selected publicly-traded companies, comparing the financial terms of the merger to those of other publicly announced transactions, and estimating the relative values and contributions of CVS and Revco based on past and estimated future performance.

Material Federal Income Tax Consequences (see page 23)

      We have structured the merger so that neither CVS, Revco nor our stockholders will recognize any gain or loss for federal income tax purposes in the merger (except for tax payable on cash received by Revco stockholders instead of fractional shares). The merger is conditioned on a legal opinion of Revco's counsel as to these tax consequences to Revco and its stockholders.

No Appraisal Rights (see page 24)

      Under Delaware law, neither Revco stockholders nor CVS stockholders have any right to an appraisal of the value of their shares in connection with the merger.

Comparative Per Share Market Price Information (see page 25)


      CVS and Revco common stock are both listed on the New York Stock Exchange. On February 6, 1997, the last full trading day prior to the public announcement of the proposed merger, CVS common stock closed at $44 and Revco common stock closed at $38. On April 16, 1997, CVS common stock closed at $48 5/8 and Revco common stock closed at $42.


Listing of CVS Common Stock

      CVS will list the shares of its common stock to be issued in the merger on the New York Stock Exchange.

                       Other CVS Annual Meeting Matters

      At the CVS meeting, CVS is also asking its stockholders to vote on the following CVS annual meeting proposals :

   bullet  the election of directors to the CVS Board (see page 85);

   bullet  the approval of the CVS 1997 Incentive Compensation Plan (see page
           85); and

   bullet the ratification of the appointment of KPMG Peat Marwick LLP as CVS' independent auditors (see page 91).

      Approval by CVS stockholders of these annual meeting proposals is not a condition to completion of the merger. Likewise, approval of the merger is not a condition to approval of these annual meeting proposals.

      The CVS Board recommends that you vote FOR these CVS annual meeting proposals.



                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

HOW WE PREPARED THE FINANCIAL STATEMENTS


     We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited and unaudited financial statements of CVS and Revco for their respective fiscal years 1992 through 1996, and with respect to Revco, for the thirty-six weeks ended February 10, 1996 and February 8, 1997. The information is only a summary and you should read it in conjunction with our historical financial statements (and related notes) contained in the annual reports and other information that we have filed with the SEC. See "Where You Can Find More Information" on page 92.


POOLING OF INTERESTS ACCOUNTING TREATMENT

     We expect that the merger will be accounted for as a "pooling of interests", which means that for accounting and financial reporting purposes we will treat our companies as if they had always been combined. For a more detailed description of pooling of interests accounting, see "The Merger -- Accounting Treatment" on page 22.

     We have presented unaudited pro forma financial information that reflects the pooling of interests method of accounting to give you a better picture of what our businesses might have looked like had they always been combined. We prepared the pro forma statements of operations and balance sheet by adding or combining the historical amounts of each company. Except for converting Revco's financial information from the last-in, first-out (LIFO) method of accounting for inventories to the first-in, first-out (FIFO) method used by CVS, we did not adjust the combined amounts for differences in the accounting methods used by the companies because we do not believe that any such differences will be significant. The companies may have performed differently if they had always been combined. You should not rely on the pro forma information as being indicative of the historical results that we would have had or the future results that we will experience after the merger. See "Unaudited Pro Forma Combined Condensed Financial Statements" on page 26.

MERGER RELATED EXPENSES

     We estimate that merger related fees and expenses, consisting primarily of transaction costs for fees of investment bankers, attorneys and accountants, and financial printing and other related charges will be approximately $25 million (after tax). The impact of these fees and expenses has been reflected as a reduction of pro forma shareholders' equity. These charges are not reflected in the pro forma statements of operations or the pro forma combined per share data. We estimate that merger related costs of approximately $275 million (after tax), will be incurred for severance and other integration-related expenses, including the elimination of duplicate facilities and excess capacity, organizational realignment and related work force reductions. We estimate that approximately $125 million (after tax), of the merger-related costs will be in the form of asset write-offs which will not require future cash outlays. The balance, $150 million (after tax), will require future cash outlays. The pro forma statements of operations and the pro forma balance sheet do not reflect the impact of these charges because the estimates are preliminary and therefore subject to change. We will charge these costs to operations as a non-recurring charge in the quarter the merger occurs. The pro forma information does not include any potential cost savings from the merger.

PERIODS COVERED

     The unaudited pro forma statements of operations combine CVS' results for its 1994, 1995 and 1996 fiscal years with Revco's results for its 1994 and 1995 fiscal years and for its twelve months ended February 8, 1997, giving effect to the merger as if it had occurred on January 1, 1994. The unaudited pro forma balance sheet combines CVS' balance sheet as of December 31, 1996 and Revco's balance sheet as of February 8, 1997 giving effect to the merger as if it had occurred on December 31, 1996.

     CVS' fiscal year ends December 31, while Revco's fiscal year ends on the Saturday closest to May 31. As a result, the unaudited pro forma financial information for the year ended December 31, 1996 includes Revco's financial statements conformed to CVS' fiscal year end.

     As permitted by SEC regulations, Revco's thirty-six week period ended February 10, 1996 has been omitted from the unaudited pro forma statements of operations. Revco's net sales, profit from continuing operations and net income from continuing operations were $3,457.0 million, $128.3 million and $44.6 million, respectively, for this period. Revco paid no dividends during this period.

CVS Realignment, Restructuring Charges And Change in Accounting Estimate

    You should note that CVS' profit from continuing operations was reduced by $59.4 million in 1992 and $203.4 million in 1995 due to realignment charges, restructuring charges and a change in accounting estimate. These charges also reduced income from continuing operations by $35.1 million in 1992 and $120.0 million in 1995, and income per common share from continuing operations by $.34 in 1992 and $1.14 in 1995.

Revco "Fresh Start Reporting" And Other Non Recurring Charges

    In 1992, Revco implemented "Fresh Start Reporting" upon emerging from Chapter 11 bankruptcy. A charge of $356.9 million was recorded to adjust the Company's assets to fair value and to record certain other charges associated with the reorganization. In 1996, non-recurring charges for Revco reduced profit from continuing operations by $12.6 million, income from continuing operations by $6.5 million and income per common share from continuing operations by $.10. For the thirty-six weeks ended February 8, 1997, non-recurring charges for Revco reduced profit from continuing operations by $31.0 million, income from continuing operations by $18.6 million and income per common share from continuing operations by $.27.

                       SELECTED HISTORICAL FINANCIAL DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

CVS
  Historical Consolidated Statement of                      FISCAL YEAR ENDED DECEMBER 31,
  Operations Data:                               ----------------------------------------------------
                                                   1992       1993       1994       1995       1996
                                                 --------   --------   --------   --------   --------
     Net sales.................................  $3,632.1   $3,948.2   $4,330.1   $4,865.0   $5,528.1
     Profit from continuing operations.........     134.4      177.1      183.8        8.6      299.6
     Income from continuing operations.........      65.7       91.9       90.3      (26.5)     239.6
     Income per common share from continuing
       operations..............................      0.48       0.71       0.70       (.41)      2.12
     Dividends paid per common share...........      1.48       1.52       1.52       1.52       0.44
     Weighted average number of common shares
       outstanding.............................     104.4      105.1      105.5      105.1      105.7

                                                                     DECEMBER 31,
                                                 ----------------------------------------------------
   Historical Consolidated Balance Sheet Data:     1992       1993       1994       1995       1996
                                                 --------   --------   --------   --------   --------
     Total assets..............................  $4,202.2   $4,258.0   $4,735.5   $3,961.6   $2,831.8
     Long-term debt............................     349.0      341.8      331.3      327.7      303.7
     Total shareholders' equity................   2,076.6    2,246.8    2,381.6    1,547.8    1,245.1

REVCO                                                             FISCAL YEAR ENDED
  Historical Consolidated Statement of           ----------------------------------------------------
  Operations Data:                                MAY 30,    MAY 29,    MAY 28,    JUNE 3,    JUNE 1,
                                                  1992       1993       1994       1995       1996
                                                 --------   --------   --------   --------   --------
     Net sales.................................  $2,086.3   $2,242.1   $2,504.0   $4,431.9   $5,087.7
     Profit from continuing operations.........      45.8       76.0      100.5      175.7      206.2
     Income from continuing operations.........    (337.6)      14.2       38.7       61.1       76.2
     Income per common share from continuing
       operations..............................       n/a       0.35       0.77       0.95       1.14
     Dividends paid per common share...........        --         --         --         --         --
     Weighted average number of common shares
       outstanding.............................       n/a       40.9       50.3       64.4       66.9

                                                                  FISCAL YEAR ENDED
                                                 ----------------------------------------------------
                                                 MAY 30,    MAY 29,    MAY 28,    JUNE 3,    JUNE 1,
  Historical Consolidated Balance Sheet Data:     1992       1993       1994       1995       1996
                                                 --------   --------   --------   --------   --------
     Total assets..............................  $1,056.3   $1,045.2   $1,060.8   $2,149.8   $2,133.5
     Long-term debt............................     435.2      253.3      200.0      639.6      514.9
     Total shareholders' equity................     320.0      453.7      499.7      773.1      868.6

                       SELECTED HISTORICAL FINANCIAL DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                             UNAUDITED
                                                                      THIRTY-SIX WEEKS ENDED
                                                                  -------------------------------
REVCO                                                              FEBRUARY
  Historical Consolidated Statement of Operations                     10,             FEBRUARY 8,
  Data:                                                              1996                1997
                                                                  -----------         -----------
     Net sales............................................        $   3,457.0         $   3,944.6
     Profit from continuing operations....................              128.3               118.7
     Income from continuing operations....................               44.6                41.8
     Income per common share from continuing operations...                .67                 .62
     Dividends paid per common share......................                 --                  --
     Weighted average number of common shares
       outstanding........................................               66.6                67.5

                                                                   FEBRUARY
                                                                      10,             FEBRUARY 8,
     Historical Consolidated Balance Sheet Data:                     1996                1997
                                                                  -----------         -----------
     Total assets.........................................        $   2,261.2         $   2,853.4
     Long-term debt.......................................              668.9               925.4
     Total shareholders' equity...........................              829.9               907.8

              UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                                    YEAR ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                1994         1995          1996
                                                              ---------    ---------    ----------
Pro Forma Combined Statement of Operations Data:(1,7)
  Net sales.................................................   $6,834.1     $9,296.9     $11,103.4
  Profit from continuing operations(2,3,4)..................      291.6        201.1         519.8
  Income from continuing operations(2,3,4)..................      133.4         44.7         327.2
  Income per common share from continuing
     operations(2,3,4,5,6)..................................       0.77         0.17          1.86
  Dividends paid per common share(5)........................       1.06         0.97          0.28
  Weighted average number of common shares
     outstanding(5,6).......................................      152.0        164.6         168.1


                                                                           DECEMBER 31, 1996
                                                                           -----------------
Pro Forma Combined Balance Sheet Data:(1,7)
  Total assets(4)........................................................      $ 5,757.3
  Long-term debt.........................................................        1,229.1
  Total shareholders' equity(4,7)........................................        2,171.2

---------------


(1) We estimate that merger related costs of approximately $275 million (after-tax) will be incurred for severance and other integration-related expenses, including the elimination of duplicate facilities and excess capacity, organizational realignment and related workforce reductions. We estimate that approximately $125 million (after tax), of the merger-related costs will be in the form of asset write-offs which will not require future cash outlays. The balance, $150 million (after tax), will require future cash outlays. The pro forma combined statements of operations and the pro forma combined balance sheet do not reflect the impact of these charges because the estimates are preliminary and therefore subject to change. These costs will be charged to operations as a non-recurring charge in the quarter the merger occurs.


(2) In 1995, restructuring charges and the change in accounting estimate for CVS reduced profit from continuing operations by $203.4 million, income from continuing operations by $120.0 million and income per common share from continuing operations by $.73.

(3) In 1996, non-recurring charges for Revco reduced profit from operations by $43.6 million, income from continuing operations by $25.1 million and income per common share from continuing operations by $.15.

(4) Revco's cost of sales and inventories have been restated from LIFO to FIFO in order to conform the accounting method for the combined inventories. The impact of the restatement was to reduce cost of sales and to increase inventories by $7.3 million in 1994, $16.8 million in 1995 and $23.6 million in 1996, increase income from continuing operations and income from continuing operations available to common shareholders by $4.4 million in 1994, $10.1 million in 1995 and $14.2 million in 1996 and to increase pro forma income per common share from continuing operations by $.03 in 1994, $.06 in 1995 and $.08 in 1996.

(5) Pursuant to the terms of the Merger Agreement, Revco stockholders will receive between 0.8837 and 1.0097 shares of CVS common stock for each share of Revco common stock they hold. If Revco stockholders were to receive
    0.8837 shares of CVS common stock per Revco share, pro forma combined income per common share from continuing operations would be $.78 in 1994, $.17 in 1995 and $1.89 in 1996. Pro forma combined dividends paid per share would be $1.07 in 1994, $.99 in 1995 and $.28 in 1996. If Revco stockholders were to receive 1.0097 shares of CVS common stock per Revco share, pro forma combined income per common share from continuing operations would be $.74 in 1994, $.16 in 1995 and $1.80 in 1996. Pro forma combined dividends paid per share would be $1.03 in 1994, $.94 in 1995 and $.27 in 1996.

(6) The calculation of income per common share uses the weighted average number of common shares outstanding, including common share equivalents.


(7) We estimate that merger related fees and expenses, consisting primarily of transaction costs for fees of investment bankers, attorneys and accountants, and financial printing and other related charges, will be approximately $25 million (after tax). The impact of these fees and expenses has been reflected as a reduction of pro forma shareholders' equity. These charges are not reflected in the pro forma combined per share data.

                           COMPARATIVE PER SHARE DATA


    We have summarized below the per share information for our respective companies on an historical, pro forma combined and equivalent basis. The pro forma information gives effect to the merger accounted for on a pooling of interests basis, assuming that .9237 shares of CVS common stock were issued for each share of Revco common stock outstanding, based on the closing price of CVS common stock on February 6, 1997 of $44, which we used in determining the exchange ratio. You should read this information in conjunction with our historical financial statements (and related notes) contained in the annual reports and other information that we have filed with the SEC. See "Where You Can Find More Information" on page 92. You should also read this information in connection with the pro forma financial information set forth on page 26. You should not rely on the pro forma information as being indicative of the historical results that we would have had or the future results that we will experience after the merger.



                                                                       YEAR ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                   1994(1)     1995(1)     1996(1)
                                                                   -------     -------     -------
                                                                            (IN DOLLARS)
CVS
  Historical Per Common Share:
     Income from continuing operations(2)........................      .70        (.41)       2.12
     Dividends paid..............................................     1.52        1.52         .44
     Book value(4)...............................................                            11.68
  Pro Forma Combined-Per CVS Common Share:(5,6)
     Income from continuing operations(2,7)......................      .77         .17        1.86
     Dividends paid(3)...........................................     1.06         .97         .28
     Book value(4)...............................................                            12.66
REVCO
  Historical Per Common Share:(1)
     Income from continuing operations(2,3)......................      .77         .95        1.09
     Dividends paid(3)...........................................       --          --          --
     Book value(4)...............................................                            12.91
  Pro forma Combined-Per Equivalent Revco Common Share:(5,6)
     Income from continuing operations(2,7)......................      .71         .16        1.72
     Dividends paid(3)...........................................      .97         .90         .26
     Book value(4)...............................................                            11.69


---------------

(1) Revco's historical per common share data is for the fiscal years ended May 28, 1994, June 3, 1995 and the twelve months ended February 8, 1997.


(2) In 1995, restructuring charges and a change in accounting estimate for CVS reduced income per common share from continuing operations by $.73 on a pro forma combined-per CVS common share basis. In 1996, non-recurring charges for Revco reduced income per common share from continuing operations by $.15 on a pro forma combined per CVS common share basis.



(3) Pursuant to the terms of the Merger Agreement, Revco stockholders will receive between 0.8837 and 1.0097 shares of CVS common stock for each share of Revco common stock they hold. If Revco stockholders were to receive
    0.8837 shares of CVS common stock per Revco share, pro forma combined income per common share from continuing operations would be $.78 in 1994, $.17 in 1995 and $1.89 in 1996. Pro forma combined dividends paid per share would be $1.07 in 1994, $.99 in 1995 and $.28 in 1996. Pro forma combined book value would be $12.87 in 1996. If Revco stockholders were to receive 1.0097 shares of CVS common stock per Revco share, pro forma combined income per common share from continuing operations would be $.74 in 1994, $.16 in 1995 and $1.80 in 1996. Pro forma combined dividends paid per share would be $1.03 in 1994, $.94 in 1995 and $.27 in 1996. Pro forma combined book value would be $12.23 in 1996. On a pro forma combined per Revco share basis, if CVS stockholders were to receive 1.1316 shares of Revco common stock for each share of CVS stock they hold, pro forma combined income per common share from continuing operations would be $.69 in 1994, $.15 in 1995 and $1.67 in 1996. Pro forma combined dividends paid per share would be $.95 in 1994, $.87 in 1995 and $.25 in 1996. Pro forma combined book value would be $11.37 in 1996. If CVS stockholders were to receive .9904 shares of Revco common stock for each share of CVS stock they hold, pro forma combined income per common share from continuing operations would be $.75 in 1994, $.16 in 1995 and $1.82 in 1996. Pro forma combined dividends paid per share would be $1.04 in 1994, $.95 in 1995 and $.27 in 1996. Pro forma book value would be $12.34 in 1996.


(4) Historical book value per common share is computed by dividing shareholders' equity for CVS and Revco by the number of shares of common stock outstanding at the end of each period for CVS and Revco, respectively. Pro forma book value per common share is computed by dividing pro forma shareholders' equity by the pro forma number of shares of common stock outstanding at the end of the period.

(5) The pro forma combined per share data combines the financial information of CVS for the fiscal years ended December 31, 1994, 1995, and 1996 with the financial information of Revco for the fiscal years ended May 28, 1994 and June 3, 1995 and its twelve months ended February 8, 1997. CVS' fiscal year ends December 31, while Revco's fiscal year ends on the Saturday closest to May 31. As a result, the unaudited pro forma financial information for the year ended December 31, 1996 includes Revco's financial statements conformed to CVS' fiscal year end.

(6) The calculation of income per common share uses the weighted average number of common shares outstanding, including common share equivalents.

(7) Revco's cost of sales and inventories have been restated from LIFO to FIFO in order to reflect CVS' intention to conform the accounting method for the combined inventories. The impact of the restatement was to reduce cost of sales and to increase inventories by $7.3 million in 1994, $16.8 million in 1995 and $23.6 million in 1996, increase income from continuing operations and income from continuing operations available to common shareholders by $4.4 million in 1994, $10.1 million in 1995 and $14.2 million in 1996 and to increase pro forma income per common share from continuing operations by $.03 in 1994, $.06 in 1995 and $.08 in 1996.

                                  THE MERGER
General

               CVS and Revco are furnishing this Joint Proxy Statement/Prospectus to holders of common stock, par value $0.01 per share ("CVS Common Stock"), of CVS Corporation, a Delaware corporation (formerly known as Melville Corporation, "CVS"), and holders of common stock, par value $0.01 per share ("Revco Common Stock"), of Revco D.S., Inc., a Delaware corporation ("Revco"), in connection with the solicitation of proxies by the Board of Directors of CVS at an annual meeting of CVS' stockholders (the "CVS Meeting") and by the Revco Board at a special meeting of Revco's stockholders (the "Revco Meeting"), and at any adjournments or postponements thereof (the "CVS Meeting" and the "Revco Meeting" being referred to together as the "Meetings").


               At the CVS Meeting, holders of CVS Common Stock will be asked to vote upon (i) a proposal to approve the issuance of shares of CVS Common Stock to Revco stockholders in the Merger (as defined below) and
(ii) certain other CVS annual meeting proposals described under "Other CVS Annual Meeting Proposals" on page 72. At the Revco Meeting, holders of Revco Common Stock will be asked to vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of February 6, 1997, as amended as of March 19, 1997 (the "Merger Agreement"), among CVS, Revco and North Acquisition Corp., a Delaware corporation ("Merger Subsidiary"), and the transactions contemplated thereby. A copy of the Merger Agreement is attached hereto as Annex A.


               The Merger Agreement provides for the merger of Merger Subsidiary, a wholly-owned subsidiary of CVS, with and into Revco (the "Merger"), with Revco surviving the Merger as a wholly-owned subsidiary of CVS. The Merger will become effective at the time of filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as is specified in the Certificate of Merger (such time being herein referred to as the "Effective Time"), which is expected to occur as soon as practicable after the last of the conditions precedent to the Merger set forth in the Merger Agreement has been satisfied or waived.

Background of the Merger

               The chain drugstore industry has recently undergone rapid consolidation. A number of competitive factors underlie this trend. First, a growing percentage of pharmacy revenue is attributable to third party payors (such as HMOs, managed care plans, Medicare and Medicaid), which has resulted in declining pharmacy margins. At the same time, pharmacy and prescription drug sales have become increasingly important relative to the overall business. Second, the chain drugstore business has become increasingly capital intensive, requiring significant investment in information systems and infrastructure and new forms of real estate development. CVS believes that achieving a critical mass in terms of store count and locating its stores in appropriate geographic markets is essential to competing effectively in the chain drugstore industry as well as with alternative distribution channels such as combination food/drug stores, mail order and mass merchandisers.

               Historically, CVS has grown through new store openings as well as through acquisitions. CVS acquired Peoples Drugs Stores in 1990 and Standard Drug Stores in 1994, and has added an average of 77 stores in each of the past five years through new store openings, relocations, and small acquisitions. In light of the significant consolidation in the industry during 1996, CVS believed that, to accomplish its long-term objectives, it should explore opportunities for growth through strategic acquisitions meeting CVS' acquisition criteria.

               In November 1995, Revco and Rite Aid Corporation ("Rite Aid") entered into a merger agreement providing for Rite Aid to acquire 50.1% of the outstanding Revco Common Stock for $27.50 per share in cash and the remaining shares of Revco Common Stock in exchange for common stock of Rite Aid at an exchange ratio under which Rite Aid would issue not more than 1.125 or fewer than 0.91666 Rite Aid shares for each share of Revco Common Stock. On April 29, 1996, Revco and Rite Aid announced that they were terminating their merger agreement as a result of the failure to obtain antitrust clearance for the transaction.

               Following the termination of the merger agreement with Rite Aid, Revco determined that it would pursue a strategy of remaining an independent company and would pursue growth through internal expansion of its operations and acquisitions. In September 1996, Revco commenced a cash tender offer to acquire Big B, Inc. ("Big B"), which operates a chain of approximately 400 drugstores in the southeastern United States. Revco completed the acquisition of Big B on December 23, 1996, at a total cost of approximately $420 million, including the assumption of approximately $50 million of Big B debt.

               In October 1996, Rite Aid announced an agreement to acquire Thrifty Payless Holdings, Inc. ("Thrifty Payless"), and in November 1996, Eckerd Corporation ("Eckerd") announced an agreement to combine with the Thrift Drug business ("Thrift Drug") of J.C. Penney Company, Inc. ("J. C. Penney").


               To further CVS' objective to explore opportunities for a suitable strategic acquisition, in the fall of 1997 Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as CVS' financial advisor, contacted Samuel Zell, Co-Chairman of the Board of Revco and a principal of Zell/Chilmark, Revco's largest stockholder, to have initial discussions to ascertain Mr. Zell's level of interest in a possible business combination of CVS and Revco. Following these initial discussions, on October 10, 1996, Stanley Goldstein, Thomas Ryan and Charles Conaway (respectively CVS' chief executive, operating and financial officers) and representatives of DLJ, CVS' financial advisor, met in Chicago with Mr. Zell and Rod Dammeyer, a director of Revco, to propose a business combination between CVS and Revco. Mr. Zell stated that, before proceeding further, he would need to involve Mr. Hoven, Revco's chief executive officer, and the Revco Board in any discussions regarding such a business combination. Mr. Zell suggested that Mr. Ryan contact Mr. Hoven directly. Mr. Ryan contacted Mr. Hoven on October 16 and reiterated the potential attractiveness of a business combination and suggested an in-person meeting. Mr. Hoven responded that Revco was not for sale, but indicated that the Revco Board would consider the merits of any reasonable proposal. An initial meeting was scheduled for November 7 in Cleveland.


               On October 24, at a telephonic meeting of the Revco Board held in connection with Revco's acquisition of Big B, the Revco Board recommended that Revco hire an investment banking firm to study Revco's strategic direction and position within the industry and to conduct a valuation of Revco.

               At the November 7 meeting, Messrs. Ryan and Conaway made a presentation to Mr. Hoven and Jack Staph (Revco's general counsel), in which they reviewed the potential merits of a business combination, CVS' operations and performance and a preliminary analysis of potential synergies achievable through the combination. They also discussed the changing nature of the industry and the on-going consolidation trend and its impact on the two companies. The analysis of the companies in CVS' presentation was based on a value of $33 per Revco share for illustration purposes only (the "CVS $33 Presentation"), as compared with the closing price of Revco Common Stock on November 6 of $31 7/8. Mr. Hoven stated that Revco had hired Wasserstein Perella & Co., Inc. ("Wasserstein Perella") as its financial advisor, and that Wasserstein Perella would conduct a valuation of Revco and an analysis of Revco's strategic options for presentation to Revco's Board in approximately 30 days.

               On November 16, Mr. Ryan met with Mr. Zell in Monterey, California, and continued to discuss the attractiveness of a potential business combination. Mr. Zell reiterated that Wasserstein Perella was undertaking a valuation of Revco and performing other strategic analyses for Revco's Board, which would affect the timing of discussions on a potential transaction.

               On November 19, Mr. Ryan proposed in writing a business combination (the "CVS $36 Proposal") between CVS and Revco under which (i) 50% of the shares of Revco Common Stock would be converted into the right to receive 0.8701 shares of CVS Common Stock per share of Revco Common Stock (having a value as of such date of $36 per share, as compared with the closing price of Revco Common Stock on November 18 of $34 3/8) on a tax-free basis, with the remaining 50% of the shares of Revco Common Stock to be converted into the right to receive $36 per share in cash; (ii) certain Revco officers, directors and principal stockholders (together, the "Principals") would grant to CVS an option to acquire the Revco Common Stock held by such Principals at $36 per share and would agree to (x) vote in favor of the CVS $36 Proposal and (y) in the event the transaction contemplated by the CVS
$36 Proposal was terminated as a result of a transaction with a party other than CVS within 12 months after the termination, to pay CVS any amount received by the Principals in excess of the consideration offered by CVS;
(iii) Revco would grant to CVS an option to acquire shares of Revco Common Stock representing 19.9% of the Revco Common Stock outstanding at a price of $36.00 per share; (iv) Revco would pay to CVS a break-up fee of $90 million in customary circumstances; and (v) Revco would agree not to solicit alternative offers for the business of Revco.

               At a meeting of the Revco Board on December 3, Revco's management and financial and legal advisors reviewed with the Revco Board the CVS $36 Proposal as well as strategic alternatives available to Revco in light of the consolidation trend continuing in the industry. These alternatives included Revco merging with or being acquired by another large retail store operator and Revco continuing as an independent company with growth through internal expansion and acquisitions. Wasserstein Perella advised the Revco Board that it would not be able to provide a fairness opinion with respect to the CVS $36 Proposal. See "Role of Financial Advisors--Opinions of Revco's Financial Advisors--Opinion of Wasserstein Perella". The Revco Board voted unanimously to reject the CVS $36 Proposal. That evening, Mr. Hoven contacted Mr. Ryan by telephone and advised him that the Revco Board had rejected the CVS $36 Proposal.

               At a CVS Board meeting on December 4, senior management of CVS reviewed the status of discussions with Revco. Management also discussed a proposal to structure the merger as a stock-for-stock pooling transaction on a tax-free basis to Revco stockholders.

               On December 18, Mr. Ryan met with Mr. Hoven in New York to discuss price and other transaction terms, as well as the performance of the respective companies. Mr. Ryan presented to Mr. Hoven a financial analysis for a combination of CVS and Revco assuming a purchase price of $38 per share in a 50% stock, 50% cash transaction. Mr. Hoven indicated his view that a new CVS proposal based on a $38 per share valuation of Revco would be inadequate. Later in December, in a telephone call with Mr. Hoven, Mr. Ryan suggested that the principals meet to try to reach terms acceptable to all parties. Mr. Hoven stated that a meeting based on a $38 offer would not be productive. Mr. Ryan expressed his view that progress could be made at a meeting, and a January 5, 1997 meeting was arranged.

               On January 5, 1997, Messrs. Goldstein and Ryan met in Chicago with Messrs. Zell, Hoven and Dammeyer and Ms. Rosenberg. At the meeting, CVS proposed an all-stock pooling transaction intended to be tax-free to Revco stockholders, based on a $40 per share valuation of Revco (the "CVS $40 Proposal"). This proposal was subject to CVS' due diligence and verification of potential synergies. The participants at this meeting discussed a method for determining the exchange ratio of CVS Common Stock for Revco Common Stock in which one-half of the CVS Common Stock to be issued would be based on a fixed exchange ratio and the other half would have a fixed value of $20, subject to an upper and lower "collar" limit on the number of shares issuable by CVS. The CVS $40 Proposal was the basis upon which the parties entered into substantive negotiations.

               On January 7, Mr. Hoven contacted a leading retail drugstore company, a leading company engaged in the grocery and drugstore businesses and a leading retailer to inquire whether they had interest in acquiring all or any substantial part of Revco. On January 14 and January 20, respectively, such companies advised Mr. Hoven that they had no interest in pursuing a transaction with Revco at that time.

               On January 8, Mr. Ryan sent to Mr. Hoven a letter summarizing the CVS $40 Proposal. The CVS $40 Proposal provided for a stock-for-stock acquisition of Revco by CVS, to be tax-free to Revco stockholders and to be accounted for as a pooling of interests, the principal terms of which would be
(i) each Revco stockholder would receive a fixed number of shares of CVS Common Stock based on an exchange ratio reflecting a value of $40 per Revco share; (ii) the Principals would grant to CVS an option to acquire the Revco Common Stock held by such Principals at $40 per share and would agree to vote in favor of the CVS $40 Proposal; (iii) Revco would pay to CVS a break-up fee equal to 3% of the consideration to be paid to Revco stockholders plus reimbursement of out-of-pocket expenses; and (iv) Revco would agree not to solicit alternative offers for the business of Revco. The letter indicated that the CVS $40 Proposal was subject to completion of satisfactory due diligence, acceptable documentation of the transaction and board approval.
On January 8 the parties also entered into a reciprocal confidentiality and three-year standstill agreement.

               At a CVS Board meeting on January 9, senior management updated the CVS Board on the status of discussions with Revco. The CVS Board authorized management to proceed with these discussions.

               On January 10, Mr. Ryan met with Mr. Hoven in Florida to discuss procedures for commencing due diligence and more specific transaction terms, as well as issues relating to management of the combined company, plans regarding Revco's headquarters and employee severance. Mr. Hoven stressed the importance to Revco of minimizing the substantive conditions to completion of a transaction.

               On January 14, the terms of the CVS $40 Proposal were reviewed at a telephonic meeting of the Revco Board by Revco's management and financial and legal advisors. No formal action with respect to the CVS $40 Proposal was taken by the Revco Board at this meeting, but it was the consensus of the Revco Board that Revco's management and advisors should proceed to enter into discussions with CVS, with a view to determining whether acceptable terms could be negotiated, including reaching agreement on the structure of the exchange ratio and a "collar" and minimizing any conditions to closing a transaction with CVS.

               On January 17, Davis Polk & Wardwell ("Davis Polk"), counsel to CVS, distributed a draft of a merger agreement to Revco and its advisors. Davis Polk subsequently distributed drafts of a stockholder agreement between CVS and Zell/Chilmark and a registration rights agreement.

               Commencing on January 20, representatives of CVS and its advisors conducted their business and legal due diligence review of non-public information relating to Revco's business and affairs, particularly with a view to evaluating potential cost savings and synergies from the combination. Commencing on January 29, representatives of Revco and its advisors conducted their business and legal due diligence review of non-public information relating to CVS' business and affairs.

               Following satisfactory completion of CVS' due diligence and verification of cost savings and synergies, on January 23 Mr. Ryan and representatives of DLJ had discussions by telephone with Messrs. Zell, Hoven and Dammeyer and representatives of Wasserstein Perella regarding a fixed exchange ratio to be applicable to one-half of the merger consideration. The principals on this telephone call determined that the fixed exchange ratio should be based on a CVS price of $42 5/8 per share, the closing price on the New York Stock Exchange (the "NYSE") for CVS Common Stock on January 20, 1997.

               On January 23, Cravath, Swaine & Moore, counsel to Revco, provided written comments on the draft merger agreement to CVS and its advisors. The principal issues related to: the structure of the Exchange Ratio and the "collar"; the extent of the parties' commitments relative to obtaining regulatory approvals; the amount of any termination fees and the circumstances under which such fees would be payable; CVS Board representation for Revco designees; restrictions on Revco's ability to pursue an alternative transaction; employee benefits arrangements; the scope of the proposed arrangements with Zell/Chilmark; the nature of registration rights to be available to certain Revco stockholders; and restrictions on Revco's conduct of business between signing and closing.

               On January 24, Mr. Brian Carney, Senior Vice President, Finance of Revco, Messrs. Goldstein and Ryan, and the legal and financial advisors of CVS and Revco met in New York to discuss the issues described in the preceding paragraph, including the structure of the Exchange Ratio and an appropriate "collar" mechanism. None of these issues was resolved at such meeting.

               On January 25, the parties determined that the Exchange Ratio would reflect a $40 value per Revco share consisting of (i) a fixed ratio of
0.4692 for one-half of such value calculated based on the CVS price of $42 5/8 referred to above and (ii) an additional fraction of a CVS share calculated by dividing $20 by an average closing price of the CVS Common Stock over a specified period prior to the closing. Over the next few days the parties continued to negotiate to reach agreement on a "collar" mechanism to establish a minimum and maximum number of CVS shares to be issued.

                On January 27, in response to news articles describing a possible transaction, CVS and Revco issued a statement publicly confirming that they were in discussions regarding a possible business combination.

               Following the January 27 public statement by CVS and Revco that they were in discussions regarding a possible merger, Revco authorized Wasserstein Perella to contact certain third parties (including leading drugstore, supermarket and discount store operators) to inquire whether they had an interest in acquiring all or any substantial part of Revco. None of such parties indicated an interest in pursuing a transaction with Revco at that time.

               On January 29, Revco engaged Salomon Brothers Inc ("Salomon") to act as a financial advisor in connection with the proposed Merger.

               On February 4, a meeting of the Revco Board was held at which Revco's management and legal and financial advisors reviewed the status of negotiations regarding the proposed agreements and the unresolved issues. At such meeting, the terms of the proposed Merger were described to the Revco Board. Such terms were in many respects similar to the CVS $40 Proposal, with the following exceptions: (i) the Exchange Ratio included a "collar" which fixed the number of shares of CVS Common Stock to be issued for each share of Revco Common Stock within a price range of $37.00 to $48.25 per share of CVS Common Stock and a range of 0.8837 and 1.0097 shares of CVS Common Stock; (ii) none of the Principals would be required to grant CVS an option to acquire its shares of Revco Common Stock but Zell/Chilmark would agree to vote in favor of the Merger; (iii) Revco would pay to CVS a termination fee of $80 million plus $5 million in expense reimbursement in certain circumstances, and in certain circumstances CVS would pay such a termination fee and expenses to Revco; (iv) two current directors of Revco would join the CVS Board at the Effective Time; and (v) CVS and Revco would agree to use their best efforts to obtain antitrust clearance for the Merger subject to a limitation on divestitures of stores having in excess of $400 million in aggregate fiscal year 1996 revenues. Wasserstein Perella and Salomon made presentations to the Revco Board, including a discussion of valuation methodologies and analyses used in evaluating the proposed transaction. Wasserstein Perella and Salomon provided oral opinions to the Revco Board that as of February 4, 1997, and based on the assumptions contained in their opinions, the Exchange Ratio was fair, from a financial point of view, to the Revco stockholders. Such opinions were subsequently confirmed in writing on February 6. See "Role of Financial Advisors--Opinions of Revco's Financial Advisors". Subject to reaching agreement with CVS on the remaining open contractual matters, the Revco Board
(i) determined that the Merger is fair to, and in the best interests of, the Revco stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Stockholder Agreement, and (iii) resolved to recommend that the stockholders of Revco vote in favor of the approval and adoption of the Merger Agreement. One director, Mr. Talton Embry, was not present at the meeting. Two directors, Mr. Hoven and Mr. Carl Bellini, abstained from voting at the meeting in view of certain of their interests in connection with the Merger. See "Interests of Certain Persons in the Merger".

               On February 4, a CVS Board meeting was held at which Davis Polk reviewed the proposed merger agreement and certain unresolved contractual issues. DLJ made a presentation which included a discussion of its valuation methodologies and analyses used in arriving at DLJ's fairness opinion. DLJ gave its opinion to the CVS Board that, as of such date, and based upon and subject to the assumptions, limitations and qualifications in such opinion, the Exchange Ratio was fair to the holders of CVS Common Stock from a financial point of view. See "Role of Financial Advisors--Opinion of CVS Financial Advisor". Subject to resolution of the remaining contractual matters in a manner deemed satisfactory by management, the CVS Board (i) voted that the Merger Agreement and the proposed Merger and other transactions contemplated by the Merger Agreement were fair to and in the best interests of CVS stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby and (iii) recommended that the stockholders of CVS approve the issuance of shares of CVS Common Stock in connection with the Merger.

               Following the Board meetings, the parties continued to negotiate and resolve the open contractual matters, principally relating to the conduct of business between signing and closing, registration rights and certain employee benefits arrangements. The parties executed the Merger Agreement and Stockholder Agreement on the evening of February 6 and publicly announced the execution of the agreements before the opening of business on February 7.

CVS' Reasons for the Merger; Recommendation of the CVS Board

               At a meeting of the CVS Board held on February 4, 1997, after careful consideration, the CVS Board, subject to reaching agreement with Revco on the remaining open contractual matters, (i) voted that the Merger Agreement and the proposed Merger and other transactions contemplated by the Merger Agreement were fair to and in the best interests of CVS stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby and
(iii) recommended that the stockholders of CVS approve the issuance of shares of CVS Common Stock in connection with the Merger. The following briefly describes the material reasons, factors and information taken into account by the CVS Board in reaching its conclusion.

               CVS' Reasons for the Merger

bullet Consolidation Trend in the Drugstore Industry. The chain drugstore industry has recently undergone rapid consolidation. A number of competitive factors underlie this trend. First, a growing percentage of pharmacy revenue is attributable to third party payors (such as HMOs, managed care plans, Medicare and Medicaid) which has resulted in declining pharmacy margins. At the same time, pharmacy and prescription drug sales have become increasingly important relative to the overall business. Second, the chain drugstore business has become increasingly capital intensive, requiring significant investment in information systems and infrastructure and new forms of real estate development. CVS management believes that achieving a critical mass in terms of store count and locating its stores in appropriate geographic markets is essential to competing effectively in the chain drugstore industry as well as with alternative distribution channels such as combination food/drug stores, mail order and mass merchandisers.

bullet  A Suitable Acquisition Provides Opportunity for Growth.
        Historically, CVS has grown through new store openings, as well as through acquisitions. In light of the significant consolidation in the industry during 1996 (and the corresponding decrease in the number of suitable merger partners), CVS believed that to meet its long-term objectives it should explore opportunities for growth through strategic acquisitions meeting CVS' acquisition criteria.


bullet The Merger Meets CVS' Three Criteria for Strategic Acquisitions. CVS believes that the Merger meets CVS' three criteria for strategic acquisitions for the following reasons. First, CVS expects the combination to be accretive to earnings (before one-time merger-related charges) in the first year of combined operations. CVS expects cost savings of about $100 million annually beginning in 1998. CVS expects to achieve these cost savings principally through the closing of Revco's headquarters in Twinsburg, Ohio, economies of scale in advertising, distribution and other operational areas and the spreading of its investments in information technology over a broader store base. (CVS notes that achieving these earnings and costs savings is subject to certain risks as discussed under "--Cautionary Statement and Risk Factor Concerning Forward-Looking Statements" below). Second, the Merger will bring CVS into high growth, contiguous geographic markets without significant overlap and will position the company to sustain its long-term growth. The combined company will have more than 4,000 stores in 24 states and the District of Columbia. For CVS, the combination would add more than 2,500 stores in 10 new states. Third, the combination offers significant upside potential, presented by the opportunity for CVS to elevate the performance level of Revco stores towards that of CVS stores.


bullet The Opportunities Provided by the Merger in the Managed Care Business. CVS believes that the merger will provide the following benefits for its managed care business. CVS has made significant investments in infrastructure necessary to develop and maintain successful relationships in the managed care business. The Merger will provide an opportunity to make this infrastructure more cost-efficient due to higher volumes. The expanded geographic reach of the combined company will strengthen CVS' position to offer more competitive services to managed care providers. In addition, the Merger will bring together Revco's mail service facility (a capability not possessed by CVS' Prescription Benefit Management ("PBM") business, Pharmacare) with innovative and integrated healthcare products and services offered by Pharmacare. The combined company will therefore be able to offer a more competitive and differentiated PBM service across the industry's largest retail base.

bullet Compatibility of the Companies. CVS management believes that the two companies are highly compatible, with similar average store size and format as well as merchandising strategies. CVS management believes that such compatibility should facilitate a relatively smooth integration of the companies.

        Information and Factors Considered by the CVS Board

               The CVS Board made its determination after careful consideration of, and based on, a number of factors including those described below, which are the material factors considered by the CVS Board:

             (i) all the reasons described above under "CVS' Reasons for the Merger";

            (ii) the oral opinion of DLJ to the CVS Board, subsequently confirmed in writing, that the Exchange Ratio is fair to the stockholders of CVS from a financial point of view (a copy of the written opinion dated February 6, 1997 of DLJ, setting forth the assumptions, limitations and qualifications set forth in such opinion, is attached as Annex B hereto) (see "Role of Financial Advisors--Opinion of CVS Financial Advisor);

            (iii) information concerning the business, assets, capital structure, financial performance and condition and prospects of CVS and Revco;

            (iv) current and historical market prices and trading information with respect to each company's common stock;

            (v) the strategic fit between CVS and Revco, the opportunity for significant cost savings and synergies and the possibility that CVS on its own might not be able to achieve the level of cost savings, operating efficiencies and synergies that may be available as a result of the Merger;


            (vi) the challenges of combining the businesses of two major corporations of this size and the attendant risk of not achieving the expected cost savings or synergies or improvement in earnings (as discussed under "--Cautionary Statement and Risk Factor Concerning Forward-Looking Statements") and of diverting management focus and resources from other strategic opportunities and from operational matters for an extended period of time;


            (vii) the terms and structure of the transaction and the terms and conditions of the Merger Agreement, including the Exchange Ratio (and the related "collar" mechanism) and the intended tax and accounting treatment for the Merger;

            (viii) the agreement of Zell/Chilmark to vote its Revco shares in favor of the Merger;

            (ix) the likelihood of obtaining required regulatory approvals, the possibility that regulatory authorities may impose conditions to the grant of such approvals and the extent of the commitment of the parties to take actions to obtain required regulatory approvals; and

            (x) the interests of the Revco officers and directors in the Merger, and the impact of the Merger on the customers and employees of each company.


               In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the CVS Board did not find it practicable to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. The CVS Board relied on the experience and expertise of DLJ, its financial advisor, for quantitative analysis of the financial terms of the Merger. See "Role of Financial Advisors-Opinion of CVS Financial Advisor". In addition, the CVS Board did not undertake to make any specific determination as to whether any particular factor (or any aspect of any particular factor) was favorable or unfavorable to the CVS Board's ultimate determination, but rather conducted an overall analysis of the factors described above, including through discussions with and questioning of CVS' management and legal, financial and accounting advisors. In considering the factors described above, individual members of the CVS Board may have given different weight to different factors. The CVS Board considered all these factors as a whole, and overall considered the factors to be favorable to and to support its determination. However, discussions among the CVS Board members evidenced that factors (iii), (iv) and (x) were considered as part of the general mix of available information without being clearly favorable or unfavorable, factors (vi) and (ix) were considered uncertainties relating to the transaction, and the other reasons and factors described above were generally considered favorable.


Recommendation of the CVS Board

               The CVS Board recommends that the stockholders of CVS vote "FOR" the issuance of shares of CVS Common Stock in the Merger.

Revco's Reasons for the Merger; Recommendation of the Revco Board

               At a meeting of the Revco Board held on February 4, 1997, after careful consideration, the Revco Board, subject to reaching agreement with CVS on the remaining open contractual matters, (a) determined that the Merger is fair to, and in the best interests of, the Revco stockholders, (b) approved the Merger Agreement and the transactions contemplated thereby, including the Stockholder Agreement, and (c) resolved to recommend that the stockholders of Revco vote in favor of the approval and adoption of the Merger Agreement. The following briefly describes certain of the reasons, factors and information taken into account by the Revco Board in reaching its conclusion.

Information and Factors Considered by the Revco Board

               The Revco Board made its determination after careful consideration of, and based on, a number of factors including those described below, which are the material factors considered by the Revco Board:

             (i) current industry, economic and market conditions, including in particular the recent consolidation trend within the retail drugstore business, including the pending combination of Eckerd with Thrift Drug and the acquisition of Thrifty Payless by Rite
        Aid;

            (ii) Revco's desire to consolidate to keep pace with the larger drugstore chains, including Walgreen's, Rite Aid/Thrifty Payless and Thrift Drug/Eckerd;

           (iii) the strategic fit between Revco and CVS, including the opportunity for significant synergies and cost savings and the fact that the Merger will create the largest retail drugstore chain in the country based on store count and the second largest based on sales revenue;

            (iv) the fact that the value of the shares of CVS Common Stock to be received in the Merger for each share of Revco Common Stock, based on the closing price of CVS Common Stock on January 31, 1997, represented (a) a premium of approximately 26.4% over the closing price of Revco Common Stock on November 6, 1996, the last trading day prior to the CVS $33 Presentation and (b) a 13.5% premium over the closing price of Revco Common Stock on January 3, 1997, the last trading day prior to the CVS $40 Proposal (see "Background of the Merger");

             (v) the potential for appreciation in the value of CVS Common Stock as a result of the Merger and the ability of Revco stockholders to have a significant equity participation in the combined company and any such appreciation through the ownership of a minimum of approximately 36% and a maximum of approximately 39% of the outstanding CVS Common Stock following the Merger;

            (vi) the fact that the value at the Effective Time of the shares of CVS Common Stock to be received in the Merger for each share of Revco Common Stock will vary as a result of any change in the value of CVS Common Stock, in accordance with the limitations of the Exchange Ratio, and that any change in the value of the shares of CVS Common Stock to be received in the Merger for each share of Revco Common Stock as a result of a decrease in the value of CVS Common Stock prior to the Effective Time will be limited within the operation of the "collar" feature of the Exchange Ratio;

           (vii) the analyses prepared by Wasserstein Perella and Salomon and the oral opinion of each of them presented at the meeting of the Revco Board and subsequently confirmed in writing to the effect that, as of the date of such opinions and based upon its review and analysis and subject to the limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the Revco stockholders; (copies of the written opinions dated February
        6, 1997, of each of Wasserstein Perella and Salomon, setting forth the assumptions made, factors considered and scope of the review undertaken by each of them, are attached as Annexes C and D hereto, respectively, and are incorporated herein by reference; see "Role of Financial Advisors--Opinions of Revco's Advisors--Opinion of Wasserstein Perella" and "Role of Financial Advisors--Opinions of Revco's Advisors--Opinion of Salomon");

          (viii) Revco's and Wasserstein Perella's investigation of strategic alternatives, including Revco merging with or being acquired by another large retail drugstore or supermarket operator and Revco continuing as an independent company with growth through internal expansion and acquisitions, and the fact that Wasserstein Perella and Revco contacted seven other parties regarding their possible interest in acquiring Revco, including after the public confirmation on January 27, 1997 of discussions between CVS and Revco relating to a possible merger, and that none of the parties contacted had indicated an interest in pursuing a transaction with Revco at that time (see "Background of the Merger");

            (ix) the fact that Revco and CVS have leading market positions in contiguous geographic regions but with very little overlap within geographic regions;

             (x) the provisions of the Merger Agreement pursuant to which CVS has committed to work closely with Revco to gain clearance for the Merger from antitrust authorities and to use its best efforts to take all actions necessary to secure such approvals, subject to a limitation on divestitures of drugstores having aggregate fiscal year 1996 revenues in excess of $400 million (see "The Merger Agreement--Certain Covenants--Best Efforts; Antitrust Matters");

            (xi) the advice of Revco's independent accountants that the Merger should be accounted for as a pooling of interests under generally accepted accounting principles;

           (xii) the ability to consummate the Merger as a tax-free reorganization under the Code;

          (xiii) advice from Revco's legal advisors as to the likelihood that the legal conditions to the Merger could be satisfied;

           (xiv) the provisions of the Merger Agreement that permit Revco, under certain circumstances, to furnish information to and participate in substantive negotiations and discussions with third parties and to terminate the Merger Agreement to enter into a definitive agreement with a third party in connection with a Superior Proposal (as defined herein under "The Merger Agreement-- Certain Covenants--No Solicitation by Revco") upon the payment of an $80 million termination fee plus up to $5 million in expense reimbursement (see "The Merger Agreement--Termination of the Merger Agreement");

            (xv) the other provisions of the Merger Agreement, including the required approvals of the stockholders of Revco and CVS and the protection of the severance and other benefits afforded to Revco's employees (see "The Merger Agreement--Certain Covenants--Certain Employee Benefits Matters");

           (xvi) the stated desire of Zell/Chilmark to dispose of its Revco Common Stock pursuant to the Merger and the fact that Zell/Chilmark was willing to agree to vote all of its shares of Revco Common
        Stock in favor of the Merger pursuant to the Stockholder Agreement (as described in "The Merger Agreement--Certain Stockholder Arrangements--Stockholder Agreement");

          (xvii) the fact that two current directors of Revco will become CVS directors upon consummation of the Merger (see "The Merger Agreement--Certain Covenants--Certain Other Covenants");

         (xviii) the business, assets, financial condition, results of operations and cash flow of Revco, CVS and the combined company, on both an historical and a prospective basis;

           (xix) the current and historical trading prices and values of CVS Common Stock and Revco Common Stock and the current and historical trading multiples of other comparable companies;


             (xx) the challenges of combining the businesses of two major corporations of this size and the attendant risk of not achieving the expected cost savings or synergies or improvement in earnings (as discussed under "--Cautionary Statement and Risk Factor Concerning Forward-Looking Statements") and of diverting management focus and resources from other strategic opportunities and from operational matters for an extended period of time; and


           (xxi) the interests of the officers and directors of Revco in the Merger, including the matters described under "Interests of Certain Persons in the Merger".


               In view of the wide variety of factors considered by the Revco Board in connection with its evaluation of the Merger and the complexity of such matters, the Revco Board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision.
The Revco Board relied on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the Merger. See "Role of Financial Advisors--Opinions of Revco's Advisors". In addition, the Revco Board did not undertake to make any specific determination as to whether any particular factor (or any aspect of any particular factor) was favorable or unfavorable to its ultimate determination, but rather conducted a discussion of the factors described above, including asking questions of Revco's management and legal, financial and accounting advisors, and reached a general consensus that the Merger was in the best interests of Revco and its stockholders. In considering the factors described above, individual members of the Revco Board may have given different weight to different factors. On balance, however, the discussions among the members of the Revco Board evidenced the general view that, except as described below, the factors enumerated above were regarded favorably by the Revco Board in making its determination to approve the Merger and the Merger Agreement, while the factors set forth in paragraphs (i), (xviii), (xix) and (xxi) were part of the general mix of information considered by the Revco Board and were not regarded as favorable or unfavorable. The Revco Board considered the factors described in paragraph (xx) to be an uncertainty relating to the transaction. In the case of the factor described in paragraph (vi), the Revco Board recognized that the Exchange Ratio represented consideration half of which had a fixed value, subject to the operation of the "collar", and half of which was based on a fixed ratio, the value of which would increase or decrease along with changes in the value of the CVS Common Stock. The Revco Board recognized that such formula had advantages and disadvantages, but on balance viewed the Exchange Ratio as a reasonable means of balancing the the potential effect of changes in the market value of CVS Common Stock on the value of the consideration to be received by Revco stockholders pursuant to the Merger.


               For information concerning certain interests of members of the Revco Board, see "Interests of Certain Persons in the Merger".

Recommendation of the Revco Board

               The Revco Board recommends that the Revco stockholders vote "FOR" the approval and adoption of the Merger Agreement.


Cautionary Statement and Risk Factor Concerning Forward-Looking Statements


               We have made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning future results of operations, cost savings and synergies of CVS after the Effective Time, and concerning the ability of CVS to elevate the performance level of Revco stores after the Effective Time, set forth under "Questions and Answers About The Merger", "Summary", "--Background of the Merger", "--CVS' Reasons for the Merger; Recommendation of the CVS Board", "--Revco's Reasons for the Merger; Recommendation of the Revco Board", "Role of Financial Advisors" and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which we incorporate by reference, could affect the future results of CVS and Revco, and of CVS after the Effective Time, and could cause those results to differ materially from those expressed in our forward-looking statements: materially adverse changes in economic conditions generally or in the markets served by our companies; a significant delay in the expected closing of the Merger; future regulatory actions affecting our companies' industry; competition from other drugstore chains, from alternative distribution channels such as supermarkets, membership clubs, other retailers and mail order companies and from other third party plans; and the continued efforts of HMOs, managed care organizations, PBM companies and other third party payors to reduce prescription drug costs. The forward looking statements referred to above are also subject to uncertainties and assumptions relating to the operations and results of operations of CVS following the Merger, including: risks relating to CVS' ability to combine the businesses of two major corporations and the challenges inherent in diverting CVS' management focus and resources from other strategic opportunities and from operational matters for an extended period of time; CVS' ability to secure suitable new store locations on favorable lease terms; CVS' ability to attract, hire and retain suitable pharmacists and management personnel; relationships with suppliers and CVS' ability to continue to purchase inventory on favorable terms; and the impact of inflation.

Accounting Treatment


               CVS has received from KPMG Peat Marwick LLP, its independent accounting firm, a letter dated February 6, 1997, and addressed to CVS to the effect that, as of such date, based on such firm's best judgment regarding the application of generally accepted accounting principles ("GAAP") and the published rules and regulations of the Securities and Exchange Commission (the "SEC") relative to matters of accounting for business combinations, no conditions exist which would preclude CVS from accounting for the Merger as a pooling of interests. Revco has received from Arthur Andersen, LLP, its independent accounting firm, a letter dated February 6, 1997, and addressed to Revco to the effect that such firm believes that the acquisition of Revco by CVS should be treated as a pooling of interests in conformity with GAAP, as described in Accounting Principles Board Opinion No. 16.
However, the availability of pooling of interests accounting treatment is not a condition to the closing of the Merger.


               Under the pooling of interests accounting method, the assets and liabilities of Revco will be carried forward to CVS at their historical recorded bases. Results of operations of CVS will include the results of both CVS and Revco for the entire fiscal year in which the Merger occurs. The reported balance sheet amounts and results of operations of the separate companies for prior periods will be combined, reclassified and conformed, as appropriate, to reflect the combined financial position and results of operations for CVS. See "Unaudited Pro Forma Combined Condensed Financial Statements".

Certain U.S. Federal Income Tax Consequences

               Tax Opinion. Cravath, Swaine & Moore, tax counsel for Revco, has provided an opinion that, among other things, neither Revco nor any of its stockholders will recognize gain or loss for U.S. federal income tax purposes as a result of the Merger (other than in respect of any cash received in lieu of fractional shares).

               In rendering such an opinion, Cravath, Swaine & Moore has relied upon representations contained in letters from CVS and Revco delivered for purposes of the opinion. The opinion of tax counsel is also based on the assumption that the Merger will be consummated in accordance with the provisions of the Merger Agreement. In addition, the opinion is based on the conclusion that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                It is a condition to the consummation of the Merger that tax counsel confirms the foregoing opinion at the Effective Time.

               Certain Consequences of Reorganization Status. Provided that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes: (i) no gain or loss will be recognized by the stockholders of Revco upon the receipt of the CVS Common Stock in exchange for Revco Common Stock in the Merger; (ii) the aggregate adjusted tax basis of the shares of CVS Common Stock to be received by a stockholder of Revco in the Merger will be the same as the aggregated adjusted tax basis in the shares of Revco Common Stock surrendered in exchange therefor; (iii) the holding period of the shares of CVS Common Stock received by a stockholder of Revco in exchange for the Revco Common Stock will include the holding period of the shares of Revco Common Stock surrendered in exchange therefor, provided that such shares of Revco Common Stock are held as capital assets at the Effective Time; and (iv) a stockholder of Revco who receives cash in lieu of a fractional share of CVS Common Stock would generally recognize gain or loss equal to the difference, if any, between the amount of cash received and such stockholder's adjusted tax basis in the fractional share interest.

               The foregoing discussion is intended only as a summary of the material U.S. federal income tax consequences of the Merger and does not purport to be a complete analysis or description of all potential tax effects of the Merger. In addition, the discussion does not address all of the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Code (for example, insurance companies, financial institutions, dealers in securities, tax-exempt organizations, foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States).

               No information is provided herein with respect to the tax consequences, if any, of the Merger under applicable foreign, state, local and other tax laws. The foregoing discussion is based upon the provisions of the Code, applicable Treasury regulations thereunder, Internal Revenue Service rulings and judicial decisions, as in effect as of the date of this Joint Proxy Statement/ Prospectus. There can be no assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively and could affect the accuracy of such discussion. No rulings have or will be sought from the Internal Revenue Service concerning the tax consequences of the Merger.

               Each stockholder of Revco is urged to consult such stockholder's own tax advisor as to the specific tax consequences to such stockholder of the Merger under U.S. federal, state, local or any other applicable tax laws.

Regulatory Matters

               Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. CVS and Revco have filed the required notification and report forms under the HSR Act with the FTC and the Antitrust Division, and the applicable waiting period commenced on February 19, 1997. On March 21, 1997 the FTC requested additional information from CVS and Revco relating to the proposed merger. The FTC and the Antitrust Division have the authority to challenge the Merger on antitrust grounds before or after the Merger is completed. Each state in which CVS or Revco has stores may also review the Merger under state antitrust law. Attorneys General in certain of these states have indicated that they intend to review the Merger.

               It is possible that some of these governmental authorities may impose conditions for granting approval of the Merger, such as requiring CVS or Revco to sell stores in certain locations. CVS and Revco have agreed to use their best efforts to take whatever actions are required to obtain these approvals. However, neither Revco nor CVS is required to accept any governmental condition that requires CVS and/or Revco to sell stores with aggregate fiscal year 1996 revenues of more than $400 million. (For additional information on this commitment, see "The Merger Agreement--Certain
Covenants--Best Efforts; Antitrust Matters" on page 59.)   We cannot predict
whether we will obtain the required regulatory approvals within the time frame contemplated by the Merger Agreement or on terms that we find satisfactory.

               Revco's pharmacists and pharmacy technicians are required to be licensed by or registered with, as applicable, the appropriate state board of pharmacy. Revco's stores and certain of Revco's distribution centers are also registered with the Federal Drug Enforcement Administration. Many of Revco's stores sell alcoholic beverages and are subject to various state and local licensing requirements as a result. By virtue of these license and registration requirements, certain governmental consents and approvals or certain other related actions may be required in connection with the Merger. While there can be no assurance that such consents, approvals or other actions, if needed, could be obtained or could be obtained without expense, delay or certain conditions being imposed by the appropriate regulators, CVS does not believe that any license or registration material to the business of the combined company will be adversely affected as a result of the Merger.

No Appraisal Rights

               Holders of Revco Common Stock are not entitled to dissenters' appraisal rights under Delaware law in connection with the Merger because the Revco Common Stock was listed on the NYSE on the Revco Record Date and the shares of CVS Common Stock that such holders will be entitled to receive in the Merger will be listed on the NYSE at the Effective Time. Holders of CVS Common Stock are not entitled to dissenters' appraisal rights under Delaware law in connection with the Merger because CVS is not a constituent corporation in the Merger.

Federal Securities Laws Consequences; Stock Transfer Restriction Agreements

               This Joint Proxy Statement/Prospectus does not cover any resales of the CVS Common Stock to be received by the stockholders of Revco upon consummation of the Merger, and no person is authorized to make any use of this Joint Proxy Statement/Prospectus in connection with any such resale.

               All shares of CVS Common Stock received by Revco stockholders in the Merger will be freely transferable, except that shares of CVS Common Stock received by persons who are deemed to be "affiliates" of Revco under the Securities Act of 1933, as amended (the "1933 Act"), at the time of the Revco Meeting may be resold by them only in transactions permitted by Rule 145 or as otherwise permitted under the 1933 Act. Persons who may be deemed to be affiliates of Revco for such purposes generally include individuals or entities that control, are controlled by, or are under common control with, Revco and may include certain officers, directors and principal stockholders of Revco. The Merger Agreement requires Revco to use its reasonable best efforts to cause each of such affiliates to execute a written agreement to the effect that such persons will not offer or sell or otherwise dispose of any of the shares of CVS Common Stock issued to such persons in the Merger in violation of the 1933 Act or the rules and regulations promulgated by the SEC thereunder.

               In addition, each of the affiliates of CVS and Revco as of the date of the Merger Agreement has executed a written agreement prohibiting such affiliate from selling, transferring or otherwise disposing of, or acquiring or selling any options or other securities relating to securities of CVS or Revco that would be intended to reduce such affiliate's risk relative to, any shares of CVS Common Stock or Revco Common Stock beneficially owned by such affiliate, during the period commencing 30 days prior to the Effective Time and ending at such time as financial results covering at least 30 days of combined operations of CVS and Revco have been publicly released by CVS after the Merger (which release is required of CVS pursuant to the covenant described under "The Merger Agreement--Certain Covenants--Certain Other Covenants").


                 COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

               CVS Common Stock and Revco Common Stock are listed on the NYSE. The CVS ticker symbol on the NYSE is CVS. The Revco ticker symbol on the NYSE is RXR.

               The tables below set forth, for the calendar quarters indicated, the reported high and low sale prices of CVS Common Stock and Revco Common Stock as reported on the NYSE Composite Transaction Tape, in each case based on published financial sources, and the dividends declared on such stock.


                                                     CVS Common Stock                            Revco Common Stock
                                            ----------------------------------            --------------------------------
                                               Market Price            Cash                  Market Price           Cash
                                            -------------------      Dividends            -------------------    Dividends
                                             High        Low         Declared             High         Low        Declared
                                            -----      --------      ---------            -----      --------    ---------

1994
First Quarter..........................     $40 5/8     $35 3/4        $0.38              $18 1/8     $13 7/8         -
Second Quarter.........................      41 5/8      37 1/8         0.38               19          14 3/8         -
Third Quarter..........................      39 7/8      34 1/2         0.38               21 1/8      14 1/2         -
Fourth Quarter.........................      36 5/8      29 1/2         0.38               24 1/2      20             -
1995
First Quarter..........................     $37 1/2     $30 5/8        $0.38              $23 3/4     $17 1/2         -
Second Quarter.........................      39 7/8      33 5/8         0.38               25 3/8      20 1/2         -
Third Quarter..........................      37 1/4      32 3/4         0.38               24 7/8      19 1/4         -
Fourth Quarter.........................      37 1/8      28 5/8         0.38               28 3/8      21 3/4         -
1996
First Quarter..........................     $36 3/8     $27 1/4        $0.11              $29         $27 1/2         -
Second Quarter.........................      44 1/2      35 1/4         0.11               27 5/8      22 3/8         -
Third Quarter(*).......................      46          36 5/8         0.11               29 1/2      21 3/4         -
Fourth Quarter.........................      44 3/4      36 3/8         0.11                   37      28 1/4         -
1997
First Quarter                                48          39            $0.11               41 7/8      34 1/2         -
Second Quarter (through April 16, 1997)      48 5/8      44 1/4         0.11               42          39 3/8         -



__________
(*) On October 12, 1996, CVS completed the distribution of 100% of the common stock of Footstar, Inc. ("Footstar") to CVS' stockholders. The CVS stock prices shown in the table are actual CVS trading prices and do not reflect any adjustment for the when-issued price of Footstar prior to October 16, 1996 (the date on which Footstar common stock commenced trading regular way on the NYSE).


               On February 6, 1997, the last full trading day prior to the public announcement of the proposed Merger, the closing price on the NYSE Composite Transaction Tape was $44 per share of CVS Common Stock and $38 per share of Revco Common Stock. Certain of the prices set forth in the above table may reflect the impact of several news articles relating to the merger discussions between Revco and CVS. On April 16, 1997, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the closing price on the NYSE Composite Transaction Tape was $48 5/8 per share of CVS Common Stock and $42 per share of Revco Common Stock. Stockholders are urged to obtain current market quotations prior to making any decision with respect to the Merger.


               CVS expects that the initial annualized dividend rate paid to holders of CVS Common Stock after completion of the Merger will be $0.44 per share. This is equal to the current annual dividend payment to CVS stockholders. The payment of dividends by CVS in the future, however, will depend on business conditions, CVS' financial condition and earnings and other factors.


                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of CVS and Revco, including the notes thereto, incorporated herein by reference.

     The unaudited pro forma condensed combined financial statements assume a business combination between CVS and Revco accounted for on a pooling of interests basis and are based on each company's respective historical audited and unaudited consolidated financial statements and notes thereto, which are incorporated herein by reference. The unaudited pro forma condensed combined balance sheet combines CVS' consolidated condensed balance sheet as of December 31, 1996 and Revco's consolidated condensed balance sheet as of February 8, 1997 giving effect to the Merger as if it had occurred on December 31, 1996.

     As permitted by SEC regulations, Revco's nine-month period ended February 10, 1996 has been omitted from the unaudited pro forma condensed combined statements of operations. Revco's net sales, profit from operations and net income were $3,457.0 million, $128.3 million and $44.6 million, respectively, for this period. Revco paid no dividends during this period.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or the future financial position of CVS.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

              YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 FOR CVS AND FISCAL YEARS ENDED MAY 28, 1994 AND JUNE 3, 1995 AND TWELVE MONTHS ENDED FEBRUARY 8, 1997, FOR REVCO
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                             CVS                             REVCO                      PRO FORMA COMBINED
                                ------------------------------   ------------------------------   -------------------------------
                                  1994       1995       1996       1994       1995       1996       1994       1995       1996
                                --------   --------   --------   --------   --------   --------   --------   --------   ---------
Net sales...................... $4,330.1   $4,865.0   $5,528.1   $2,504.0   $4,431.9   $5,575.3   $6,834.1   $9,296.9   $11.103.4
Cost of sales(1)...............  3,088.2    3,506.4    3,978.1    1,734.7    3,083.3    3,935.7    4,822.9    6,589.7     7,913.8
                                 -------    -------    -------    -------    -------    -------    -------    -------    --------
Gross profit...................  1,241.9    1,358.6    1,550.0      769.3    1,348.6    1,639.6    2,011.2    2,707.2     3,189.6
Selling, general and
  administrative expense.......  1,058.1    1,184.4    1,250.4      661.5    1,156.1    1,375.8    1,719.6    2,340.5     2,626.2
Restructuring and non-recurring
  charges(3)...................       --      165.6         --         --         --       43.6         --      165.6        43.6
                                 -------    -------    -------    -------    -------    -------    -------    -------    --------
Profit from continuing
  operations(2)................    183.8        8.6      299.6      107.8      192.5      220.2      291.6      201.1       519.8
                                 -------    -------    -------    -------    -------    -------    -------    -------    --------
Non-operating charges (income)
  Interest income..............     (1.0)      (0.3)      (7.5)      (1.0)      (2.4)      (0.6)      (2.0)      (2.7)       (8.1)
  Interest expense.............     31.8       53.8       30.7       24.3       57.6       54.4       56.1      111.4        85.1
  Other -- net.................       --         --     (127.0)        --         --         --         --         --      (127.0)
                                 -------    -------    -------    -------    -------    -------    -------    -------    --------
                                    30.8       53.5     (103.8)      23.3       55.2       53.8       54.1      108.7       (50.0)
                                 -------    -------    -------    -------    -------    -------    -------    -------    --------
Income from continuing
  operations before income
  taxes(2,3)...................    153.0      (44.9)     403.4       84.5      137.3      166.4      237.5       92.4       569.8
Income taxes...................     62.7      (18.4)     163.8       41.4       66.1       78.8      104.1       47.7       242.6
                                 -------    -------    -------    -------    -------    -------    -------    -------    --------
Income from continuing
  operations(1,2,3)............     90.3      (26.5)     239.6       43.1       71.2       87.6      133.4       44.7       327.2
Preferred stock dividends, net
  of tax benefits..............     17.0       17.0       14.5         --         --         --       17.0       17.0        14.5
                                 -------    -------    -------    -------    -------    -------    -------    -------    --------
Income from continuing
  operations available to
  common shareholders(1)....... $   73.3   $  (43.5)  $  225.1   $   43.1   $   71.2   $   87.6   $  116.4   $   27.7   $   312.7
                                 =======    =======    =======    =======    =======    =======    =======    =======    ========
Income per common share from
  continuing
  operations(2,3,4)............ $   0.70   $   (.41)  $   2.12   $   0.86   $   1.11   $   1.30   $   0.77   $   0.17   $    1.86
                                 -------    -------    -------    -------    -------    -------    -------    -------    --------
Dividends paid per common
  share........................     1.52       1.52       0.44         --         --         --       1.06       0.97        0.28
Weighted average number of
  common shares
  outstanding(4)...............    105.5      105.1      105.7       50.3       64.4       67.5      152.0      164.6       168.1

---------------

(1) Revco's cost of sales and inventories have been restated from LIFO to FIFO in order to reflect CVS' intention to conform the accounting method for the combined inventories. The impact of the restatement was to reduce cost of sales and to increase inventories by $7.3 million in 1994, $16.8 million in 1995 and $23.6 million in 1996, increase income from continuing operations and income from continuing operations available to common shareholders by $4.4 million in 1994, $10.1 million in 1995 and $14.2 million in 1996 and to increase pro forma income per common share from continuing operations by $.03 in 1994, $.06 in 1995, and $.08 in 1996.

(2) In 1995, restructuring charges and a change in accounting estimate for CVS reduced profit from continuing operations by $203.4 million, income from continuing operations by $120.0 million and pro forma combined income per common share from continuing operations by $.73.

(3) In 1996, non-recurring charges for Revco reduced profit from operations by $43.6 million, income from continuing operations by $25.1 million and pro forma combined income per common share from continuing operations by $.15.

(4) Pursuant to the terms of the Merger Agreement, Revco stockholders will receive between 0.8837 and 1.0097 shares of CVS Common Stock for each share of Revco Common Stock they hold. If Revco stockholders were to receive
    0.8837 shares of CVS Common Stock per Revco share, pro forma combined income per common share from continuing operations would be $.78 in 1994, $.17 in 1995 and $1.89 in 1996. Pro forma combined dividends paid per share would be $1.07 in 1994, $.99 in 1995 and $.28 in 1996. If Revco stockholders were to receive 1.0097 shares of CVS Common Stock per Revco share, pro forma combined income per common share from continuing operations would be $.74 in 1994, $.16 in 1995 and $1.80 in 1996. Pro forma combined dividends paid per share would be $1.03 in 1994, $.94 in 1995 and $.27 in 1996.

   See accompanying notes to unaudited pro forma condensed combined financial statements.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               DECEMBER 31, 1996
                            (IN MILLIONS OF DOLLARS)

                                                    HISTORICAL
                                                 -----------------    PRO FORMA     PRO FORMA
                                                   CVS      REVCO    ADJUSTMENTS    COMBINED
                                                 -------   -------   -----------  -------------
ASSETS
  Cash and cash equivalents....................  $ 423.9   $  17.9      $            $ 441.8
  Investments..................................    179.4        --                     179.4
  Accounts receivable, net.....................    160.8     202.9                     363.7
  Inventories..................................  1,031.4   1,297.0       72.1(1)     2,400.5
  Prepaid expenses.............................    177.2      22.0                     199.2
                                                 -------   -------       ----        -------
     Total current assets......................  1,972.7   1,539.8       72.1        3,584.6
  Property and equipment.......................    606.5     420.2                   1,026.7
  Deferred charges and other assets............    131.9     123.9                     255.8
  Goodwill, net................................    120.7     769.5                     890.2
                                                 -------   -------       ----        -------
     Total assets..............................  $2,831.8  $2,853.4     $72.1        $5,757.3
                                                 =======   =======       ====        =======
LIABILITIES
  Accounts payable.............................  $ 507.7   $ 566.1      $            $1,073.8
  Accrued expenses.............................    674.2     408.6       53.8(3,6)    1,136.6
                                                 -------   -------       ----        -------
     Total current liabilities.................  1,181.9     974.7       53.8        2,210.4
  Long-term debt...............................    303.7     925.4                   1,229.1
  Long-term liabilities........................    101.1      45.5                     146.6
  Total shareholders' equity...................  1,245.1     907.8       18.3(1-6)   2,171.2
                                                 -------   -------       ----        -------
     Total liabilities and shareholders'
       equity..................................  $2,831.8  $2,853.4     $72.1        $5,757.3
                                                 =======   =======       ====        =======

---------------

1 Revco's inventories were increased by $72.1 million to reflect CVS' intention to conform Revco's accounting treatment for inventories (LIFO) to that of CVS'
  (FIFO).

2 Revco's treasury stock, at cost, was retired and charged to paid-in-capital.

3 The tax effect of the change from LIFO to FIFO, as explained in 1 above, is reflected in accrued expenses.

4 Common stock was increased by $.6 million to record the CVS common stock that will be issued in the merger and was decreased by $.7 million to record the Revco common stock that will be retired as a result of the merger.

5 Additional paid-in capital was adjusted for the effect of pro forma adjustments 2 and 4 above.

6 Accrued expenses and retained earnings were adjusted by $25 million (after tax) for merger related fees and expenses.

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

     The unaudited pro forma condensed combined statements of operations combine the historical statements of operations of CVS for the years ended December 31, 1994, 1995 and 1996 with the historical statements of operations of Revco for the fiscal years ended May 28, 1994 and June 3, 1995 and for its twelve months ended February 8, 1997.

     CVS' fiscal year ends December 31, while Revco's fiscal year ends on the Saturday closest to May 31. As a result, the unaudited pro forma financial information for the year ended December 31, 1996 includes Revco's financial statements conformed to CVS' fiscal year end.

     Except for converting Revco's financial information from the LIFO method of accounting for inventories to the FIFO method used by CVS, no adjustments have been made in these pro forma condensed combined financial statements to conform the accounting policies of the combining companies. The nature and extent of other such adjustments, if any, are not expected to be significant.

     The calculation of pro forma income from continuing operations per common share uses the weighted average number of common shares outstanding, including common share equivalents.

NOTE 2.  PRO FORMA NUMBER OF SHARES OUTSTANDING

     The number of shares of CVS common stock that will be issued in the merger in exchange for the outstanding shares of Revco common stock assumes an Exchange Ratio of .9237 shares of CVS common stock, based on an assumed average closing price of CVS common stock of $44, which was the closing price of CVS Common Stock on February 6, 1997. The following table sets forth the pro forma number of shares to be outstanding after completion of the Merger based on the number of shares of CVS Common Stock outstanding as of December 31, 1996:


                                                                             (MILLIONS)
                                                                             ----------
        Number of shares of Revco common stock outstanding as of March 21,
          1997.............................................................      70.3
        Exchange Ratio.....................................................     .9237
                                                                                -----
        Number of shares of CVS common stock issued in the Merger..........      64.9
        Number of shares of CVS common stock outstanding as of December 31,
          1996.............................................................     106.6
                                                                                -----
        Number of shares of CVS common stock outstanding after completion
          of the Merger....................................................     171.5
                                                                                =====


NOTE 3.  MERGER-RELATED EXPENSES


     We estimate that merger related integration costs of approximately $275 million (after tax), will be incurred for severance and other integration-related expenses, including the elimination of duplicate facilities and excess capacity, organizational realignment and related work force reductions. It is anticipated that approximately $125 million (after tax), relates to asset write-offs (non-cash charges) while the remainder relates to cash charges. The pro forma statements of operations and the pro forma balance sheet do not reflect the impact of these charges because the estimates are preliminary and therefore subject to change. These costs will be charged to operations as a non-recurring charge in the quarter the merger occurs.



     We estimate that merger related fees and expenses, consisting primarily of transaction costs for fees of investment bankers, attorneys and accountants, and financial printing and other related charges, will be approximately $25 million (after tax). The impact of these fees and expenses have been reflected as a reduction of pro forma shareholders' equity. These charges are not reflected in the pro forma statements of operations or the pro forma combined per share data.


NOTE 4.  DIVIDENDS

     The pro forma combined dividends paid per common share are not necessarily indicative of dividends to be paid to holders of CVS common stock in future periods. It is the current intention of the CVS Board to declare quarterly cash dividends following the merger initially in the amount of $.11 per share of CVS common stock. Future dividends will be determined by the CVS Board in light of the earnings and financial condition of CVS and its subsidiaries and other factors. See "Comparative Per Share Market Price and Dividend Information".

                          ROLE OF FINANCIAL ADVISORS

               In connection with the proposed Merger, we retained financial advisors to assist us and our respective Boards in our evaluation of valuation, financial and other matters relating to the transactions contemplated by the Merger Agreement. In this regard, CVS retained DLJ and Credit Suisse First Boston Corporation ("CS First Boston") as its financial advisors, and Revco retained Wasserstein Perella and Salomon as its financial advisors. In addition, Zell/Chilmark retained Merrill Lynch & Co. as its financial advisor. Revco initially retained Wasserstein Perella in November 1996 to conduct a valuation of Revco and an analysis of its strategic options, as well as to advise it in connection with evaluating, structuring and negotiating any potential business combination. As a transaction with CVS became more likely, Revco also retained Salomon on January 29, 1997 to advise it and to provide a second fairness opinion in connection with the Merger in view of Salomon's previous relationship as a financial advisor to Revco, including having acted as financial advisor to Revco in connection with Revco's acquisition of Big B. Each of CVS and Revco entered into engagement letter agreements with its respective financial advisors providing for customary fee, expense reimbursement and indemnification terms.

               The financial advisors of CVS and Revco assisted in conducting the due diligence investigation of the other company and advised the respective management and Board in relation to the structure and terms of the Merger and the negotiation of the Merger Agreement.

               In deciding to approve the Merger, our Boards considered opinions from our respective financial advisors as to the fairness of the Exchange Ratio to our respective stockholders from a financial point of view. CVS received an opinion from DLJ, and Revco received separate opinions from Wasserstein Perella and Salomon. These opinions are described below and are attached as Annexes B, C and D to this Joint Proxy Statement/Prospectus. We encourage you to read these opinions. None of our financial advisors has given any opinion or recommendation as to the form or amount of the merger consideration or as to how stockholders should vote.

Opinion of CVS Financial Advisor

               CVS engaged DLJ to act as one of its financial advisors in connection with the transactions contemplated by the Merger Agreement based upon DLJ's qualifications, expertise and reputation, as well as DLJ's prior investment banking relationship and familiarity with CVS and Revco. On February 4, 1997, DLJ rendered an oral opinion to the CVS Board, which was confirmed by delivery of its written opinion dated February 6, 1997 (the "DLJ Opinion"), to the effect that, as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Exchange Ratio was fair to the holders of CVS Common Stock from a financial point of view.

               The full text of the DLJ Opinion is set forth as Annex B to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety for assumptions made, procedures followed, other matters considered and limits of the review by DLJ. The DLJ Opinion was prepared for the CVS Board and addresses only the fairness of the Exchange Ratio to the holders of CVS Common Stock from a financial point of view and does not constitute a recommendation to any stockholder of CVS as to how such stockholder should vote at the Special Meeting.

               The DLJ Opinion does not constitute an opinion as to the price at which CVS Common Stock will actually trade at any time. The type and amount of consideration was determined in arm's length negotiations between CVS and Revco in which negotiations CVS was advised by DLJ. No restrictions or limitations were imposed upon DLJ with respect to the investigations made or procedures followed by DLJ in rendering its opinion.

               In arriving at its opinion, DLJ reviewed the February 4, 1997 draft of the Merger Agreement, including exhibits thereto, as well as financial and other information that was publicly available or furnished to it by CVS and Revco, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain internal financial analyses and forecasts for CVS and Revco prepared by their respective managements. In addition, DLJ compared certain financial and securities data of CVS and Revco with that of various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Revco Common Stock and CVS Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

               In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources or that was provided to or discussed with it by CVS and Revco or their respective representatives. DLJ relied upon the estimates of the management of CVS of the cost savings (the "Cost Savings") achievable as a result of the Merger. DLJ also assumed that the financial analyses and forecasts regarding CVS and Revco supplied by their respective managements to DLJ were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of CVS and Revco, respectively, as to the future operating and financial performance of CVS and Revco, respectively.

               The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on information made available to DLJ as of, the date of the DLJ Opinion. DLJ does not have any obligation to update, revise or reaffirm its opinion.

               The following is a summary of the analyses contained in the materials presented by DLJ to the CVS Board at its February 4, 1997 meeting in connection with the DLJ Opinion. All analyses discussed below, unless otherwise indicated, (i) exclude Cost Savings estimated by CVS management of $50.0 million, $100.0 million and $105.0 million for the fiscal years ended December 31, 1997, 1998 and 1999, respectively and (ii) assume the Exchange Ratio is calculated using an average CVS Common Stock closing price of $42.625, based on the closing price of the CVS Common Stock on January 20, 1997.

               Common Stock Performance Analysis. DLJ's analysis of the performance of CVS Common Stock consisted of an historical analysis of closing prices and trading volumes for the 120 trading days ended February 3, 1997. For dates prior to October 16, 1996, the closing price of CVS Common Stock was adjusted to exclude the value of the Footstar common stock spun-off to holders of CVS Common Stock on October 16, 1996, using the ratio of 0.2879 shares of Footstar for each CVS share and the October 16, 1996 Footstar common stock closing price of $21.00. In the 120 trading days ended February 3, 1997, CVS Common Stock reached a high of $44.63 per share and a low of $36.20 per share. On February 3, 1997, the closing price of CVS Common Stock of $44.63 per share represented the high closing price of such range. In the 120 trading days ended February 3, 1997, CVS Common Stock outperformed the S&P 400.

               DLJ's analysis of the performance of Revco Common Stock consisted of an historical analysis of closing prices and trading volumes for the 120 trading days ended February 3, 1997. In the 120 trading days ended February 3, 1997, Revco Common Stock reached a high of $39.25 per share and a low of $25.50 per share. On February 3, 1997, the closing price of Revco Common Stock of $38.00 per share was at the high end of such range. In the 120 trading days ended February 3, 1997, Revco Common Stock has outperformed CVS, Common Stock, the S&P 400 and a comparable company index that includes Rite Aid, Walgreen's, Longs Drug Stores Corporation ("Longs Drug Stores") and Arbor Drugs, Inc. ("Arbor Drugs"). While DLJ noted that the Merger is intended to qualify for pooling of interests accounting treatment, DLJ advised the CVS Board that the DLJ Opinion was not based on the assumption that the Merger will be treated as a pooling of interests, and DLJ also analyzed the pro forma effects on CVS' EPS which would result from the Merger if accounted for as a purchase transaction. The analysis indicated that the Merger, accounted for as a purchase transaction, with the benefit of the Cost Savings but excluding one-time Merger related pre-tax expenses of $498 million, would be expected to be dilutive to CVS' stand-alone EPS by 2.8% for the fiscal year ending December 31, 1997 and accretive to CVS' stand-alone EPS by 5.1% and 10.7% for the fiscal years ending December 31, 1998 and 1999, respectively.

               DLJ also analyzed the historical relationship between the trading prices of CVS Common Stock and Revco Common Stock over several time periods. For each period selected, the high, low and average ratios of the closing price of Revco Common Stock to that of CVS Common Stock were calculated. The time periods (ending on February 3, 1997) selected for analysis were as follows: last 120 trading days, last 60 trading days, last 30 trading days and last 10 trading days. The average ratios of the closing price of Revco Common Stock to that of CVS Common Stock for each aforementioned time period were 0.790, 0.859, 0.878, and 0.887, respectively.

               EPS Impact Analysis. DLJ analyzed the pro forma effects on the earnings per share ("EPS") resulting from the Merger, including, without independent verification, the Cost Savings forecasted by the management of CVS in each of CVS' projected fiscal years ending December 31, 1997, 1998 and 1999. This analysis is based on a number of assumptions, including, among other things, the cost of integrating the operations of CVS and Revco, estimated amounts and timing of the Cost Savings, the projected financial performance of CVS and Revco and prevailing interest rates. The analysis indicated that the Merger, accounted for as a pooling of interests, with the benefit of the Cost Savings but excluding one-time Merger related expenses, is anticipated to be accretive to CVS' stand-alone EPS estimates by 6.7%, 12.0% and 14.4% for the fiscal years ending December 1997, 1998 and 1999, respectively.

               Premium Analysis. DLJ compared the premium represented by the Exchange Ratio to premiums offered in acquisitions of $1.0 billion to $5.0 billion in size ("Comparable Acquisitions") from January 1, 1995 through the date of the DLJ Opinion. DLJ's analysis indicated that for the Comparable Acquisitions surveyed, the average premiums to the market price one day, one week and one month prior to announcement were 34.0%, 39.8% and 43.1%, respectively, for pooling of interests transactions, and 32.2%, 34.5% and 41.0%, respectively, for all transactions. As compared to the above premiums, the Exchange Ratio represented: a 1.9% premium to the trading price one day prior to the January 27, 1997 announcement that CVS and Revco were in discussions with respect to a possible transaction, a 5.6% premium to the trading price one week prior to such announcement and a 12.7% premium to the trading price one month prior to such announcement.

               Relative Contribution Analysis. DLJ analyzed the relative contributions of CVS and Revco to the revenues, net earnings before interest, taxes, depreciation and amortization ("EBITDA"), net earnings before interest and taxes ("EBIT") and net income of the combined entity for the estimated calendar year 1996 and the projected calendar years 1997 and 1998. Based on the latest estimated financial information for the calendar year 1996, Revco's revenues, EBITDA, EBIT and net income represent 52.6%, 50.7%, 45.0%, and 40.3%, respectively, of the combined entity. Based on the projected financial information for the calendar year 1997, Revco's revenues, EBITDA, EBIT and net income represent 51.8%, 48.3%, 41.9% and 36.5%, respectively, of the combined entity. Based on the projected financial information for the calendar year 1998, Revco's revenues, EBITDA, EBIT and net income represent 51.7%, 48.1%, 41.8% and 36.6%, respectively, of the combined entity. The shares of CVS Common Stock (including shares underlying all outstanding options, calculated using the treasury method) to be issued to the holders of Revco Common Stock represent approximately 36.7% of the outstanding shares of CVS Common Stock after giving effect to the Merger, based on the number of shares of CVS and Revco common stock outstanding as of January 31, 1997.

               Comparable Company Analysis. To provide contextual data and comparative market information, DLJ analyzed the operating performance of CVS and Revco relative to four retail drugstore companies whose securities are publicly traded and that are deemed by DLJ to be reasonably comparable to CVS and Revco. These companies are Walgreen's, Rite Aid, Longs Drug Stores and Arbor Drugs (the "Comparable Companies"). Historical financial information used in connection with the ratios provided below with respect to the Comparable Companies is as of the most recent financial statements publicly available for each company as of February 3, 1997.

               DLJ analyzed the relative performance and value for CVS and Revco by comparing certain market trading statistics for CVS and Revco with those of the Comparable Companies. DLJ examined certain publicly available financial data of the Comparable Companies, including enterprise value (defined as market value of common equity plus book value of total debt and preferred stock less cash) as multiples of latest 12 months ("LTM") revenues, EBITDA, EBIT and price to earnings ratios ("P/E") based on estimated EPS for the calendar years ending 1996 and 1997. DLJ analyzed the implied multiples for Revco at the Exchange Ratio with and without including the Cost Savings. DLJ noted that as of February 3, 1997, the Comparable Companies were trading at implied multiples of enterprise value and earnings, as the case may be, in
(i) a range of 0.3x to 0.8x (with an average, excluding the high and low (the "Average"), of 0.6x) LTM revenues compared to 0.6x for Revco at the Exchange Ratio and 0.9x for CVS; (ii) a range of 6.8x to 13.2x (with an Average of 10.0x) LTM EBITDA compared to 9.9x for Revco at the Exchange Ratio (7.8x including the Cost Savings) and 13.0x for CVS; (iii) a range of 9.9x to 17.0x (with an Average of 13.8x) LTM EBIT compared to 15.6x for Revco at the Exchange Ratio (11.0x including the Cost Savings) and 16.1x for CVS; (iv) a range of 16.4x to 26.4x estimated 1996 calendar year EPS compared to 28.1x for Revco at the Exchange Ratio (17.5x including the Cost Savings) and 31.9x for CVS; and (v) a range of 15.1x to 23.2x (with an Average of 19.2x) estimated 1997 calendar year EPS compared to 24.2x for Revco (15.9x including the Cost Savings) and 23.4x for CVS. EPS estimates for CVS, Revco and the Comparable Companies were based on estimates provided by CVS, Revco and First Call Research Direct, respectively.

               No company utilized in the comparable company analysis is identical to CVS or Revco. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of CVS and Revco and other factors that could affect the public trading value of the Comparable Companies or company to which they are being compared. Mathematical analysis such as determining the average is not in itself a meaningful method of using comparable company data.

               Comparable Transaction Analysis. DLJ also performed an analysis of selected merger and acquisition transactions in the retail drugstore industry. Multiples of (i) aggregate transaction value (defined as the equity value of the offer plus book value of total debt and preferred stock less cash) to revenues, EBITDA and EBIT and (ii) aggregate purchase price (defined as the equity value of the offer) to net income and tangible book value were compared with multiples paid or implied in certain other merger and acquisition transactions involving public retail drugstore companies from 1994 through 1996. The comparison included a total of seven transactions including: Thrift Drug and Eckerd (pending); Rite Aid and Thrifty Payless; Revco and Big B (revenue and book value only); Thrift Drug and Fay's Drug ("Fay's"); Rite Aid and Revco (terminated); Rite Aid and Perry Drug Stores; and Revco and Hook-SupeRx, Inc. ("HSI"). DLJ noted that the implied multiples of aggregate transaction value and aggregate purchase price, as the case may be, for these transactions were in (i) a range of 0.3x to 0.6x (with an Average of 0.4x) LTM revenues compared to 0.6x for Revco at the Exchange Ratio; (ii) a range of 8.1x to 10.6x (with an Average of 9.3x) LTM EBITDA compared to 9.9x for Revco at the Exchange Ratio (7.8x including the Cost Savings); (iii) a range of 13.1x to 19.8x (with an Average of 15.5x) LTM EBIT compared to 15.6x for Revco at the Exchange Ratio (11.0x including the Cost Savings); (iv) a range of 21.3x to 52.7x (with an Average of 31.2x) LTM net income compared to 28.1x for Revco at the Exchange Ratio (17.5x including the Cost Savings); and (v) a range of 1.9x to 5.3x (with an Average of 3.4x) LTM book value per share compared to 3.1x for Revco at the Exchange Ratio.

               No transaction utilized in the comparable transaction analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of CVS and Revco and other factors that could affect the acquisition value of the companies to which they are being compared. Mathematical analysis such as determining the average is not itself a meaningful method of using comparable transaction data.

               Discounted Cash Flow Analysis. In addition, DLJ performed a discounted cash flow ("DCF") analysis for the five-year period ending with the 2001 fiscal year on the stand-alone unlevered free cash flows of CVS and Revco, based upon financial projections provided by the respective managements of each company. Unlevered free cash flows were calculated as the after-tax operating earnings of CVS and Revco, respectively, plus depreciation and amortization and other non-cash items, plus (or minus) net changes in working capital, minus projected capital expenditures. DLJ calculated terminal values by applying a range of estimated EBITDA multiples of 8.0x to 11.0x to the projected unlevered free cash flows of CVS and Revco, respectively, in fiscal year 2001. The unlevered free cash flows and terminal values were then discounted to the present using a range of discount rates of 10.0% to 12.0% representing an estimated range of the weighted average cost of capital (the "WACC") of each of CVS and Revco.
Based on this analysis, DLJ calculated per share equity values of CVS ranging from $35.83 to $51.84 and of Revco ranging from $35.29 to $57.48 and ratios of Revco DCF value to CVS DCF value ranging from 0.985 to 1.109.

               The summary set forth above does not purport to be a complete description of the analyses performed by DLJ, but describes, in summary form, the principal elements of the analyses contained in the materials presented by DLJ to the CVS Board in connection with the DLJ Opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of the analyses taken as a whole. DLJ did not place particular reliance or weight on any individual factor, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters, including the continuing shift in the U.S. private healthcare system toward managed care plans, the ongoing consolidation trend in the chain drugstore industry and the absence of any material change in the competitive environment in the retail drug industry or U.S. economic conditions, generally. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

               DLJ was selected to render an opinion in connection with the Merger based upon DLJ's qualifications, expertise and reputation, including the fact that DLJ, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

               Pursuant to a letter agreement between CVS and DLJ dated February 4, 1997 (the "DLJ Engagement Letter"), DLJ is entitled to (i) a retainer fee of $500,000 payable upon execution of the DLJ Engagement Letter,
(ii) a fee of $500,000 payable at the time DLJ delivers its opinion to the CVS Board and (iii) a transaction fee equal to $9.0 million less the sum of the amounts paid pursuant to clauses (i) and (ii) above, payable upon consummation of the Merger. In addition, CVS has agreed to reimburse DLJ for its out-of-pocket expenses including reasonable fees and expenses of its counsel (up to a limit of $100,000 for such reimbursement of expenses), and to indemnify DLJ for certain liabilities and expenses arising out of the Merger or the transactions in connection therewith, including liabilities under federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and CVS believe are customary in transactions of this nature, were negotiated at arm's length between CVS and DLJ and the CVS Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Merger.

               DLJ provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on the securities of Revco and/or CVS for its own account and for the account of customers. Over the past two years, DLJ has co-managed a $201.5 million initial public offering for CVS' former subsidiary, Linens 'n Things, Inc. ("Linens 'n Things") for which it received usual and customary compensation. DLJ has also acted as financial advisor (or in a comparable capacity) in various other transactions for Zell/Chilmark, the largest single shareholder of Revco.

Opinions of Revco's Financial Advisors

Opinion of Wasserstein Perella

               The Revco Board retained Wasserstein Perella to provide certain investment banking advice and services in connection with a possible business combination between Revco and CVS. Wasserstein Perella was not requested to recommend the amount of consideration to be received by Revco stockholders; it was requested to evaluate, among other things, the fairness of the consideration to be received, which was determined by negotiation between Revco and CVS.

               Wasserstein Perella made presentations to the Revco Board on two occasions, with respect to the CVS $36 Proposal and with respect to the Merger. Wasserstein Perella attended a meeting of the Revco Board on December 3, 1996 and reviewed with the members of the Board certain information relating to the CVS $36 Proposal. The presentation to the Revco Board included a summary of the CVS $33 Presentation, a summary and analysis of the CVS $36 Proposal, various financial analyses of Revco and CVS, an analysis of the business of Revco, a discussion of developments in the chain drugstore industry and selected strategic options available to Revco. A summary of Wasserstein Perella's December 3, 1996 presentation is set forth below under "Summary and Analysis of the CVS $36 Proposal".

               At such meeting, Wasserstein Perella informed the Revco Board that, in its judgment, the CVS $36 Proposal would not be fair from a financial point of view to the holders of Revco Common Stock. Wasserstein Perella noted that, in its judgment, based upon the full range of analyses described below, a reference range for a cash and stock transaction structured similarly to the CVS $36 Proposal would be $41.00 to $46.00 per share of Revco Common Stock. Wasserstein Perella advised the Revco Board that it was not asked to and had not solicited third-party indications of interest in acquiring all or any part of Revco, and that the responses (or lack thereof) to such a solicitation or "market check" could have an effect on its views of an appropriate reference range.

               On January 5, 1997, CVS described to Revco the CVS $40 Proposal, which provided for a combination of the two companies in which the consideration would be paid entirely in CVS Common Stock in a pooling transaction.

               Following the January 27, 1997 public statement by Revco and CVS confirming that they were engaged in merger discussions, Wasserstein Perella contacted selected third parties (including certain leading drugstore, supermarket and discount store operators determined by Wasserstein Perella in consultation with the management of Revco to be appropriate under the circumstances) to inquire whether they had any interest in acquiring all or any substantial part of Revco. None of such parties indicated an interest in pursuing a transaction with Revco at that time.

               At a meeting of the Revco Board on February 4, 1997, Wasserstein Perella advised the members of the Revco Board that the value of the CVS $40 Proposal calculated using the Exchange Ratio and the closing prices for Revco Common Stock and CVS Common Stock on January 31, 1997 (the last trading day prior to the time of calculation) was $40.29 for each share of Revco Common Stock. Wasserstein Perella participated in certain negotiations of the terms of the proposal and advised management of Revco with respect thereto.

               At such meeting, Wasserstein Perella delivered its oral opinion to the Revco Board, which opinion was subsequently confirmed by Wasserstein Perella's written opinion dated February 6, 1997 (collectively, the "Wasserstein Perella Opinion"), to the effect that, as of the date of such opinion and based upon the assumptions specified in the Wasserstein Perella Opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Revco Common Stock. Wasserstein Perella also presented to the Revco Board the analyses described below.

               A copy of the Wasserstein Perella Opinion is attached as Annex C to this Joint Proxy Statement/Prospectus. Stockholders are urged to read the Wasserstein Perella Opinion in its entirety for information with respect to the procedures followed, assumptions made, matters considered and limits of the review by Wasserstein Perella in rendering its opinion. References to the Wasserstein Perella Opinion herein and the summary of the Wasserstein Perella Opinion set forth below are qualified by reference to the full text of the Wasserstein Perella Opinion, which is incorporated herein by reference. The Wasserstein Perella Opinion is directed only to the fairness from a financial point of view to the Revco stockholders of the Exchange Ratio and it does not address any other aspect of the Merger. The Wasserstein Perella Opinion does not constitute a recommendation to any stockholder with respect to whether to vote in favor of the Merger and should not be relied upon by any stockholder as such.

               In connection with arriving at its opinion, Wasserstein Perella reviewed, among other things, (i) drafts of the Merger Agreement, the stockholder agreement between CVS and Zell/Chilmark and the registration rights agreement between CVS and such persons as are "affiliates" of Revco for purposes of Rule 145 under the 1933 Act; (ii) certain publicly available business and financial information with respect to each of CVS and Revco, including publicly available consolidated financial statements of each of CVS and Revco, in each case, for recent years and interim periods that were available as of the date of the Wasserstein Perella Opinion; (iii) certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of Revco and CVS and provided by or on behalf of the managements of CVS and Revco to Wasserstein Perella for purposes of its analysis; (iv) certain financial and stock market data relating to Revco and CVS, and compared such data with similar data for certain other companies, the securities of which are publicly traded, that Wasserstein Perella believed to be relevant or comparable in certain respects to Revco or CVS or both or one or more of their businesses or assets; and (v) the financial terms of certain recent acquisitions and business combination transactions in the chain drugstore industry specifically, and in other industries generally, which Wasserstein Perella believed to be relevant to its inquiry.

               Wasserstein Perella had discussions with the managements of Revco and CVS and their representatives concerning the respective businesses, operations, assets, financial condition and future prospects of Revco and CVS. Wasserstein Perella also performed such studies, analyses and investigations and reviewed such other information as it considered appropriate for purposes of arriving at and preparing the Wasserstein Perella Opinion.

               In conducting its analyses and arriving at its opinion, Wasserstein Perella assumed and relied upon the accuracy and completeness of all financial and other information that was provided to or discussed with it or was publicly available, and did not assume any responsibility for independent verification of such information. Wasserstein Perella also relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to it and assumed that all financial projections, analyses and forecasts provided by CVS and Revco were prepared in good faith and on bases reflecting the best currently available judgments and estimates of CVS' and Revco's respective managements. Wasserstein Perella did not express any opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, Wasserstein Perella did not review any of the books and records of Revco or CVS, except as described above, or assume any responsibility for conducting a physical inspection of the properties or facilities of Revco or CVS, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of Revco or CVS, and Wasserstein Perella was not provided with any such independent valuation or appraisal. Wasserstein Perella noted that the Merger is intended to qualify (i) for pooling of interests accounting treatment in accordance with generally accepted accounting principles and (ii) as a reorganization within Section 368(a) of the Internal Revenue Code of 1986, as amended (a "Reorganization"), and Wasserstein Perella assumed that the Merger will qualify as a Reorganization. Notwithstanding the foregoing, Wasserstein Perella advised the Revco Board that the Wasserstein Perella Opinion would not be adversely affected if the Merger did not qualify for pooling of interests accounting treatment. Wasserstein Perella also assumed that the transactions described in the Merger Agreement would be consummated on the terms set forth therein, without material waiver or modification.

               Wasserstein Perella's valuation analyses of Revco necessarily required it to make a broad range of subjective judgments as to appropriate comparable companies and acquisitions and appropriate multiples of various selected financial data and appropriate discount rates. Such judgments also were required in selecting appropriate analyses for the purposes of arriving at its opinion. Wasserstein Perella relied upon its experience in valuing retail and other companies to select data that enabled it to perform valuation analyses that adequately evaluated Revco and the Merger, as the case may be, as well as to select appropriate analyses for the purpose of arriving at its opinion.

               Wasserstein Perella's opinion was necessarily based on economic and market conditions and other circumstances as they existed and could be
evaluated by Wasserstein Perella on the date thereof.   Wasserstein Perella
does not have any obligation to update, revise or reaffirm its opinion. In addition, Wasserstein Perella did not express any opinion as to the price or trading range at which the CVS Common Stock will trade following the Merger.

               Wasserstein Perella performed substantially the same analyses in connection with the December 3, 1996 Revco Board meeting and the February 4, 1997 Revco Board meeting. The differences in such analyses are described below.

               Summary and Analysis of the CVS $36 Proposal

               At the December 3, 1996 Revco Board meeting, Wasserstein Perella presented a summary of the material terms of the CVS $36 Proposal, which terms are described on page 13 under "The Merger--Background of the Merger". Wasserstein Perella noted that the CVS $36 Proposal did not include any collar, cap or other share price protection to address fluctuations prior to closing in CVS' stock price, did not address any employee or management issues and did not include a break-up fee for Revco under any circumstances.

               Summary Implied Valuation of Revco

               Discounted Cash Flow Analysis. Wasserstein Perella performed a DCF analysis of the business of Revco. A DCF analysis is a traditional valuation methodology used to derive a valuation of a corporate entity by capitalizing the estimated future earnings and calculating the estimated future unlevered free cash flows of such corporate entity and discounting such aggregated results back to a present value. The Wasserstein Perella DCF analysis considered the projected operating performance of Revco over the five year period fiscal year 1997 through 2001 based on a management case utilizing projections prepared by Revco management (the "December Projections") that assume certain cost savings (including $19.4 million pretax for fiscal year
1997) as a result of the acquisition by Revco of Big B and projected improvements in Big B's operating margins. Wasserstein Perella conducted various analyses to evaluate the reasonableness of the December Projections, including a review of more than five years of historical store-by-store data based on a number of factors including age, size and format as well as a comparison of Revco's actual historical financial data to prior estimates to analyze the relationship between projected and actual results. Wasserstein Perella also performed a DCF analysis using a sensitivity case that assumed the realization of only 50% of Revco management's projected cost savings in connection with the acquisition of Big B.

               In conducting the DCF analysis, Wasserstein Perella applied discount rates of 11% to 13% to Revco's unlevered free cash flow for the period fiscal year 1997 through 2001 and applied such discount rates and terminal multiples of 8.5x to 9.5x to projected EBITDA calculated on a first-in-first-out ("FIFO") basis for fiscal year 2001 to yield, after subtracting net debt, a range of implied equity values. The range of implied equity values was then divided by approximately 69.6 million fully diluted shares (including shares issuable pursuant to all outstanding options using the treasury method) of Revco Common Stock (the "Fully Diluted Outstanding Shares"). Based on this analysis, the management case generated an implied equity value range of $41.79 to $52.21 per share, and the sensitivity case generated an implied equity value range of $40.18 to $50.32 per share.

               With respect to the DCF analysis, Wasserstein Perella noted that the selection of an appropriate discount rate is an inherently subjective process and is affected by such factors as Revco's cost of capital, the uncertainty associated with achieving the projections provided by the management of Revco and transaction risk generally. Wasserstein Perella also noted that DCF analysis is a widely used valuation methodology, but that it relies on numerous assumptions regarding the future performance of a company and the future economic environment, including earnings growth rates, unlevered free cash flows, terminal values and discount rates, all of which are inherently uncertain because they are predicated upon future events and circumstances.

               Comparable Acquisitions Analysis. Wasserstein Perella calculated a range of implied equity values per share of Revco Common Stock by reviewing certain publicly available financial and other information relating to (i) the following recent business combination transactions ("Recent Transactions") in the chain drugstore industry: the pending combination of Thrift Drug with Eckerd and the combination of Rite Aid with Thrifty Payless (which was completed on December 12, 1996); and (ii) certain selected completed business combination transactions ("Historical Transactions") in the chain drugstore industry since 1990, including Revco's acquisitions of Big B and HSI, Thrift Drug's acquisitions of Fay's and Kerr Drugs, Rite Aid's acquisition of Perry Drug Stores, Thrifty Corporation's acquisition of Payless Holdings, Inc., Bain Capital Inc.'s acquisition of Duane Reade Holdings and Melville Corporation's acquisition of Peoples' Drug Stores, Incorporated.

               In conducting its analysis, Wasserstein Perella calculated the following transaction multiples for each Recent Transaction and Historical Transaction based on the latest publicly available information as of the date of each such transaction: (i) "Adjusted Purchase Price" (defined as total shares of common stock outstanding times the purchase price per share minus cash and cash equivalents plus total debt, capitalized leases, preferred stock and minority interest) as a multiple of sales, EBITDA and EBIT calculated on a FIFO basis for the LTM and (ii) "Equity Purchase Price" (defined as total shares of common stock outstanding times the purchase price per share) as a multiple of net income and of book value for the latest twelve months and as of the most recent balance sheet date, respectively.

               Based on such calculations, Wasserstein Perella determined that the appropriate range of implied multiples of Adjusted Purchase Price or Equity Purchase Price, as the case may be, for the Recent Transactions was
 .48x to .63x of sales, 9.3x to 10.3x of EBITDA, 13.2x to 14.4x of EBIT and 21.8x to 22.0x of net income. The appropriate range of implied multiples of Adjusted Purchase Price or Equity Purchase Price, as the case may be, for the Historical Transactions was .35x to .45x of sales, 8.5x to 9.5x of EBITDA, 13.5x to 15.5x of EBIT, 31.0x to 35.0x of net income and 2.0x to 2.5x of book value.

               Based on such analyses, Wasserstein Perella determined ranges of implied equity values for Revco based on the Recent Transactions and the Historical Transactions by applying the appropriate range of multiples to the relevant LTM financial information of Revco. Wasserstein Perella noted that in addition to applying such implied multiples to the sales, EBITDA, EBIT, net income and book value of Revco, it applied the implied EBITDA transaction multiples to the EBITDA of Revco, as adjusted to reflect the assumed realization of $9.7 million of pre-tax cost savings associated with the acquisition of Big B, an amount equal to 50% of Revco management's projected cost savings. These ranges of implied equity values were then divided by the Fully Diluted Outstanding Shares to yield a range of implied public market equity values based on the Recent Transactions of $26.72 to $45.51 per share of Revco Common Stock and a range of implied public market equity values based on the Historical Transactions of $16.31 to $46.78 per share of Revco Common Stock.

               Premium Analysis. With respect to selected public change-in-control transactions completed from 1994 to November 1996, Wasserstein Perella also analyzed the purchase price per share of common stock for each acquired company as a premium to such company's stock price on the days that were one day, one week and four weeks prior to the transaction's public announcement (the "Premium to Stock Price"). The Premium to Stock Price for such transactions ranged from 30.6% to 44.6%. Wasserstein Perella also reviewed the Premium to Stock Price of selected public change-in-control transactions completed since 1994 in the drugstore industry. The Premium to Stock Price for such transactions ranged from 27.2% to 43.7%.

               Comparable Companies Analysis. In order to analyze the relative public market valuations of Revco and certain selected comparable public chain drugstore companies, Wasserstein Perella analyzed stock price performance and operating performance of Revco, CVS, Longs Drug Stores, Rite Aid and Walgreen's. Wasserstein Perella calculated the following market trading multiples for each of such companies based on LTM data as of November 29, 1996 and estimates for each of their respective next fiscal years:
"Adjusted Market Value" (defined as total shares of common stock outstanding times the closing price per share as of November 29, 1996 minus cash and cash equivalents plus total debt, capitalized leases, preferred stock and minority interest) as a multiple of sales, EBITDA and EBIT; and "Market Value" (defined as total shares outstanding times the closing price per share as of November 29, 1996) as a multiple of net income and book value. Wasserstein Perella noted that its comparable company analysis was prepared both with and without giving effect to any change-of-control premium that may arise in connection with a transaction such as the CVS $36 Proposal. For such purpose, Wasserstein Perella included a control premium of 35% to imputed equity value.

               Based on such calculations, Wasserstein Perella determined that the appropriate range of LTM market multiples was: .65x to .75x for sales; 10.0x to 11.0x for EBITDA; 13.0x to 15.0x for EBIT; 24.0x to 28.0x for net income; and 2.5x to 3.0x for book value. Using the same approach, Wasserstein Perella determined that the appropriate range of market multiples for 1997 estimated financial information was: .60x to .70x for sales; 9.5x to 10.5x for EBITDA; 12.0x to 14.0x for EBIT; and 20.0x to 24.0x for net income.

               Based on such analyses, Wasserstein Perella determined ranges of implied equity values for Revco by applying the appropriate range of multiples to the relevant LTM financial information of Revco and to the relevant 1997 estimated financial information of Revco. Wasserstein Perella also applied the implied EBITDA market trading multiples to the EBITDA of Revco, as adjusted to reflect the assumed realization of $9.7 million of pretax cost savings associated with the acquisition of Big B, an amount equal to 50% of Revco management's projected cost savings. The range of implied public equity values of Revco was then divided by approximately
68.0 million fully diluted shares (including shares issuable pursuant to all exercisable options using the treasury method) of Revco Common Stock (the "Fully Diluted Exercisable Shares") to yield a range of implied public market equity values of $30.11 to $51.77 per share of Revco Common Stock based on LTM financial information and $30.52 to $53.34 per share of Revco Common Stock based on 1997 estimated financial information.

               Applying a 35% control premium to the implied equity values described in the preceding paragraph resulted in a new range of implied equity values for Revco. Wasserstein Perella divided such increased range of implied equity values by the Fully Diluted Exercisable Shares, which yielded a range of implied equity values of $40.64 to $69.88 per share of Revco Common Stock based on LTM financial information and $41.21 to $72.01 per share of Revco Common Stock based on 1997 estimated financial information. Wasserstein Perella noted, however, its belief that because the stock prices of comparable chain drugstore companies were trading at high multiples relative to the historical stock price performance of the industry, adding a change of control premium of 35% to the implied public market equity value produced an unrealistically high equity value range.

               Analysis of Revco's Position in Chain Drugstore Industry. Wasserstein Perella analyzed and discussed with the Revco Board its views regarding Revco's current and future competitive position on a stand-alone basis, including industry-wide factors such as the shift in the U.S. private healthcare system toward managed care plans, the ongoing consolidation trend in the chain drugstore industry and the increasing market share of mail pharmacy companies.

               Strategic Options. In addition to a stand-alone strategy, Wasserstein Perella reviewed with the Revco Board certain potential merger or acquisition partners, including retail drugstore chains, supermarket chains and financial buyers, in terms of business and geographic fit, financial capability and likely interest. Wasserstein Perella also reviewed with the Revco Board a list of potential targets, including retail drugstore chains and combination food and drugstores, in terms of business and geographic fit, likelihood of sale and reasonableness of anticipated transaction price, if Revco were to remain independent and seek to achieve a continuing leadership position in the chain drugstore industry through consolidation.

               Analysis of Consequences of CVS $36 Proposal. Wasserstein Perella also analyzed the pro forma effects of a merger between CVS and Revco pursuant to the CVS $36 Proposal. In performing its pro forma analysis Wasserstein Perella assumed the acquisition of Big B by Revco as of December 31, 1996 and the realization of Revco management's projected cost savings of $19.4 million in the first year following the Big B acquisition and the realization by CVS following the acquisition of Revco of a range of cost savings based on estimates provided by CVS management. As part of its analysis, Wasserstein Perella also compared those cost savings to the expected synergies, calculated as a percentage of both the combined sales and EBITDA of acquirors and targets, in certain comparable acquisitions. Wasserstein Perella's analyses showed that, depending on the amount of assumed cost savings, the CVS $36 Proposal would be immediately accretive to the EPS of CVS and that CVS could pay in excess of $36 per share of Revco Common Stock without suffering earnings dilution.

               Summary and Analysis of the Merger

               At the February 4, 1997 meeting of the Revco Board, Wasserstein Perella presented a summary of the material terms of the Merger, which terms are described on page 13 under "The Merger--Background of the Merger". In addition, Wasserstein Perella reviewed with the members of the Revco Board certain financial, industry and market information with respect to Revco and CVS, and the procedures used in arriving at, and the analyses underlying, the Wasserstein Perella Opinion. The summary set forth below does not purport to be a complete description of the Wasserstein Perella Opinion or of Wasserstein Perella's analyses relating thereto. The preparation of a fairness opinion is a complex process that is not purely mathematical and is not necessarily susceptible to partial analyses or summary description. Stockholders are encouraged to review Wasserstein Perella's written opinion in its entirety.

               Pro Forma Ownership Analysis. Wasserstein Perella noted that calculation of the Exchange Ratio (based on the closing price of CVS Common Stock on January 31, 1997) implied a value of $40.29 per share of Revco Common Stock and would result in a pro forma ownership of CVS by the stockholders of Revco of 38.6%. Wasserstein Perella reviewed with the Revco Board the structure of the Exchange Ratio and the implied price per share of Revco Common Stock. In particular, Wasserstein Perella explained that, within a band of $37.00 to $48.25 per share of CVS Common Stock (the "Collar"), the Exchange Ratio has a fixed ratio component and a variable ratio component, with a net result of partially hedging the risk to the stockholders of Revco from changes in the price of CVS Common Stock prior to the closing of the Merger while still allowing the stockholders of Revco some benefit from increases in the price of CVS Common Stock during such period. Wasserstein Perella also noted that outside the Collar, the Exchange Ratio is entirely fixed. Wasserstein Perella further noted that increases or decreases in the price of CVS Common Stock (inside the Collar) prior to the closing of the Merger would affect the pro forma percentage ownership of CVS by the stockholders of Revco.

               Based on 71.9 million shares of Revco Common Stock outstanding (including shares issuable pursuant to all outstanding options) and 106.6 million shares of CVS Common Stock outstanding (including shares issuable pursuant to all outstanding options using the treasury method), Wasserstein Perella compared the pro forma ownership of CVS by the stockholders of Revco (approximately 38.6% based on the price per share of CVS Common Stock on January 31, 1997) to the relative contributions by Revco and CVS to the implied combined equity value based on their respective book value and market value and noted that Revco's contributions were 35.6% and 42.1%, respectively. Wasserstein Perella also compared the 38.6% level of pro forma ownership to the relative contributions by Revco and CVS to the implied combined equity value based on an application of mean trading multiples of LTM and estimated 1997 revenue, EBITDA and EBIT for each of Revco and CVS and subtracting, in each case, net debt. Based on the LTM financial information, Revco's rates of contribution based on revenue, EBITDA and EBIT were 43.4%, 43.5% and 39.0%, respectively, and based on estimated 1997 financial data, Revco's rates of contribution based on revenue, EBITDA and EBIT were 42.2%, 39.5% and 34.2%, respectively. Wasserstein Perella also compared the relative contributions by Revco and CVS to the combined equity value based on their respective net income and noted that Revco's contributions were 38.2% and 33.7%, respectively, based on LTM and estimated 1997 financial data.

               Summary Implied Valuation of Revco

               Discounted Cash Flow Analysis. Wasserstein Perella received from the management of Revco updated projections covering fiscal years 1998 through 2001 prior to the February 4, 1997 meeting of the Revco Board. Following a comparison of the updated projections with the December Projections and discussions with Revco's management to evaluate the reasonableness of such updated management projections, Wasserstein Perella again performed a DCF analysis of the business of Revco utilizing a management case based on such updated projections as well as a sensitivity case based on the December Projections, again assuming realization of only 50% of the cost savings projected by Revco management in connection with the acquisition of Big B.

               In conducting the DCF analysis, Wasserstein Perella applied discount rates of 11% to 13% to Revco's unlevered free cash flow for the period fiscal year 1997 through 2001 and applied such discount rates and terminal multiples of 8.5x to 9.5x to projected EBITDA for fiscal year 2001 to yield, after subtracting net debt (including as net debt approximately $50 million in future severance payments related to the Merger, offset by assumed option exercise proceeds of approximately $80.8 million), a range of implied equity values. The range of implied equity values was then divided by approximately 71.9 million shares (including shares issuable pursuant to all outstanding options) of Revco Common Stock (the "Outstanding Shares"). Based on this analysis, the management case generated an implied equity value range of $42.76 to $53.18 per share, and the sensitivity case generated an implied equity value range of $39.32 to $49.15 per share.

               Comparable Acquisitions Analysis. Wasserstein Perella calculated a range of implied equity values per share of Revco Common Stock by reviewing certain publicly available financial and other information relating to (i) the Recent Transactions and (ii) the Historical Transactions. In conducting its analysis, Wasserstein Perella calculated the same transaction multiples (other than net income for the Recent Transactions, which was not calculated) for each Recent Transaction and Historical Transaction as it did in connection with its December 3, 1996 presentation.

               Based on such calculations, Wasserstein Perella determined ranges of implied equity values for Revco based on the Recent Transactions and the Historical Transactions by applying the appropriate range of multiples to the relevant LTM financial information of Revco. For purposes of calculating implied equity value, Wasserstein Perella included in the net debt of Revco approximately $50 million in future severance payments related to the Merger, offset by assumed option exercise proceeds of approximately $80.8 million. These ranges of implied equity values were then divided by the Outstanding Shares to yield a range of implied public market equity values based on the Recent Transactions of $25.89 to $44.48 per share of Revco Common Stock and a range of implied public market equity values based on the Historical Transactions of $16.20 to $45.71 per share of Revco Common Stock.

               Premium Analysis. Wasserstein Perella analyzed the Premium to Stock Price of the Merger and, based on (i) the closing price of Revco Common Stock on January 31, 1997, found the range to be 2.7% to 13.5%; (ii) the closing price of Revco Common Stock on January 27, 1997 (the date on which CVS and Revco confirmed they had entered into merger discussions), found the range to be 2.7% to 12.3%; (iii) the closing price of Revco Common Stock on January 6, 1997 (the first business day following the CVS $40 Proposal), found the range to be 12.3% to 17.6%; and (iv) the closing price of Revco Common Stock on November 19, 1996 and November 7, 1996 (the dates of the CVS $36 Proposal and CVS $33 Presentation, respectively), found the ranges to be 16.8% to 38.3% and 26.4% to 38.3%, respectively.

               Comparable Companies Analysis. Based on additional financial data and stock price trading information, Wasserstein Perella updated to January 31, 1997 the comparable companies analysis it presented at the December 3, 1996 meeting of the Revco Board based on the market trading multiples of the selected comparable public chain drugstore companies analyzed at the December 3, 1996 meeting of the Revco Board.

               Based on its updated calculations, Wasserstein Perella noted that the appropriate range of LTM market multiples was: .65x to .75x for sales, 9.5x to 10.5x for EBITDA; 12.5x to 14.5x for EBIT; 23.0x to 27.0x for net income; and 2.5x to 3.0x for book value. Using the same approach, Wasserstein Perella noted that the appropriate range for 1997 estimated financial information market multiples was: .60x to .70x for sales; 9.0x to 10.0x for EBITDA; 10.0x to 12.0x for EBIT; and 18.0x to 22.0x for net income.

               Based on such analyses, Wasserstein Perella determined ranges of implied public market equity values for Revco by applying the appropriate range of multiples to the relevant LTM financial information of Revco and to the relevant 1997 estimated financial information of Revco. Wasserstein Perella also applied the implied EBITDA market trading multiples to the EBITDA of Revco, as adjusted to reflect the assumed realization of $9.7 million of pretax cost savings associated with the acquisition of Big B, an amount equal to 50% of Revco management's projected cost savings. The ranges of implied public equity values of Revco were then divided by the Fully Diluted Exercisable Shares to yield a range of implied public market equity values of $28.85 to $51.77 per share of Revco Common Stock based on LTM financial information and $27.47 to $51.40 per share of Revco Common Stock based on 1997 estimated financial information.

               Applying a 35% control premium to the implied equity values described in the preceding paragraph resulted in a new range of implied equity values for Revco. Wasserstein Perella then divided such range of implied equity values by the Fully Diluted Exercisable Shares, which yielded a range of implied equity values of $38.95 to $69.88 per share of Revco Common Stock based on LTM financial information and $37.09 to $69.39 per share of Revco Common Stock based on 1997 estimated financial information. Wasserstein Perella noted, however, its belief that because the stock prices of comparable chain drugstore companies were trading at high multiples relative to the historical stock price performance of the industry, adding a change of control premium of 35% to the implied public market equity value produced an unrealistically high equity value range.


               Analysis of Merger Consequences. Wasserstein Perella conducted a pro forma analysis of the Merger (which assumes (i) the Merger is accounted for as a pooling of interests, (ii) the acquisition of Big B by Revco as of December 31, 1996 and the realization of Revco management's projected cost savings of $19.4 million in the first year following the Big B acquisition and
(iii) the realization by CVS following the Merger of cost savings of $100 million (and for purposes of a sensitivity analysis, 80% of such amount) based on estimates provided by CVS management), which showed that the Merger should be immediately accretive to the EPS of CVS. Wasserstein Perella also performed such analysis assuming the Merger is accounted for as a purchase, which showed that the Merger would be dilutive to CVS only in the near term, with an accretive effect expected by the first full year following the Merger based on assumed cost savings of $100 million (and a slightly dilutive effect in the first full year based on the sensitivity case).


               The summary set forth above does not purport to be a complete description of the analyses performed by Wasserstein Perella or of Wasserstein Perella's presentations to the Revco Board. Wasserstein Perella believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses, could create a misleading view of the process underlying the Wasserstein Perella Opinion. While the conclusions reached in connection with each analysis were considered carefully by Wasserstein Perella in arriving at its opinion, Wasserstein Perella made various subjective judgments in arriving at its opinion and did not consider it practicable to, nor did it attempt to, assign relative weights to the individual analyses and specific factors considered in reaching its opinion. In performing its analyses, Wasserstein Perella made numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of Revco and CVS. Any estimates incorporated in the analyses performed by Wasserstein Perella are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold. Since such estimates are inherently subject to uncertainty, Wasserstein Perella does not assume any responsibility for their accuracy. No company analyzed for comparative purposes is identical to Revco or CVS or the business segment for which a comparison is being made. Accordingly, an analysis of comparative companies and comparative business combinations is not simply mathematical but rather involves complex considerations and judgments concerning financial and operating characteristics of the companies involved and other factors that affect value.

               In connection with rendering the Wasserstein Perella Opinion, Wasserstein Perella performed such financial analyses as it deemed appropriate in determining the fairness of the Exchange Ratio from a financial point of view to the holders of Revco's Common Stock, the material portions of which are summarized above. Wasserstein Perella concluded that, as of February 4, 1997, in its judgment, including the full range of its analyses described above, the Exchange Ratio is fair, from a financial point of view, to such stockholders.

               Wasserstein Perella is an investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Revco Board selected Wasserstein Perella as its financial advisor because Wasserstein Perella is an internationally recognized investment banking firm and members of Wasserstein Perella have substantial experience in transactions such as the Merger and in valuing companies, particularly in the retail industry.

               Pursuant to the terms of an engagement letter dated November 19, 1996, as amended by an addendum dated January 14, 1997, Revco paid Wasserstein Perella a fee of $1 million (in addition to a previously paid $250,000 retainer) upon the rendering of its written opinion, and has agreed to pay Wasserstein Perella an additional fee of approximately $8 million upon consummation of the Merger. Revco has also agreed to reimburse Wasserstein Perella, whether or not the Merger is consummated, for its reasonable out-of-pocket expenses, including all reasonable fees, disbursements and other charges of counsel, and to indemnify Wasserstein Perella and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the Federal securities laws. The terms of the fee arrangement with Wasserstein Perella, which Wasserstein Perella and Revco believe are customary in transactions of this nature, were negotiated at arm's length between Revco and Wasserstein Perella and the Revco Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to Wasserstein Perella is contingent upon consummation of the Merger.

               In the ordinary course of its business, Wasserstein Perella may actively trade the securities of Revco and CVS for the accounts of Wasserstein Perella and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Salomon

               Salomon has acted as a financial advisor to Revco in connection with the Merger. Salomon was not requested to recommend the amount of consideration to be received by the Revco stockholders; it was requested to evaluate, among other things, the fairness of the consideration, which was determined by negotiation between Revco and CVS. Salomon delivered its oral opinion to Revco's Board of Directors on February 4, 1997, which opinion was subsequently confirmed in writing on February 6, 1997 (collectively, the "Salomon Opinion"), to the effect that, based on and subject to various considerations set forth in the Salomon Opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Revco Common Stock. Except as described below, no limitations were imposed by the Revco Board upon Salomon with respect to the investigations made or the procedures followed by it in rendering the Salomon Opinion.

               The full text of the Salomon Opinion, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Salomon, is attached hereto as Annex
D. The Salomon Opinion should be read carefully and in its entirety by the holders of Revco Common Stock. The Salomon Opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Revco Common Stock and does not address Revco's underlying business decision to effect the Merger or constitute a recommendation to any holder of Revco Common Stock as to how such holder should vote with respect to the Merger. The Salomon Opinion also does not constitute an opinion or imply any conclusion of Salomon as to the likely trading range of the CVS Common Stock following consummation of the Merger, which may vary depending upon various factors discussed in the Salomon Opinion. The summary of the Salomon Opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the Salomon Opinion attached hereto as Annex D.

               In connection with rendering the Salomon Opinion, Salomon, among other things: (i) reviewed the February 3, 1997 draft of the Merger Agreement, including the exhibits and the documents referred to therein, in the form provided to Salomon, and assumed that the final form of such agreement would not vary in any respect that was material to Salomon's analysis; (ii) reviewed certain publicly available information concerning Revco; (iii) reviewed certain publicly available information concerning CVS;
(iv) reviewed certain publicly available information concerning the industry in which Revco and CVS operate; (v) reviewed and analyzed certain financial forecasts and other non-public financial and operating data concerning the businesses and operations of Revco and CVS that were provided to Salomon by the managements of Revco and CVS, respectively; (vi) reviewed certain publicly available information with respect to certain other companies that Salomon believed to be comparable in certain respects to Revco and CVS and the trading markets for such other companies' securities; (vii) reviewed and analyzed certain publicly available and other information concerning the trading of, and the trading market for, the Revco Common Stock and the CVS Common Stock;
(viii) reviewed the financial terms of certain recent business combinations and acquisition transactions Salomon deemed reasonably comparable to the Merger and otherwise relevant to its inquiry; (ix) analyzed certain information concerning cost savings and combination benefits expected to result from the Merger that was provided to Salomon by the managements of Revco and CVS; and (x) considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria as Salomon deemed relevant to its inquiry. Salomon also discussed the foregoing with certain officers and employees of Revco and CVS, including the past and current business operations, financial condition and prospects of Revco and CVS, respectively, as well as other matters Salomon believed relevant to its inquiry. However, it should be noted that, within the context of Salomon's engagement by Revco, Salomon was not authorized to and did not solicit alternative offers for Revco or its assets, or investigate any other alternative transactions which might have been available to Revco. The
Salomon Opinion was necessarily based upon conditions as they existed and could be evaluated as of the date of the Salomon Opinion. Salomon does not have any obligation to update, revise or reaffirm its opinion.

               In connection with rendering the Salomon Opinion, Salomon assumed and relied upon the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by Salomon or publicly available and neither attempted independently to verify nor assumed responsibility for verifying any of such information. With respect to Revco's and CVS' financial projections, as well as the information concerning cost savings and combination benefits provided to Salomon by the managements of Revco and CVS, Salomon assumed that such projections and information had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Revco or CVS, as the case may be, as to the future financial performance of Revco or CVS, as the case may be, and as to the cost savings and combination benefits expected to result from the Merger. Salomon did not make or obtain or assume any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of Revco or CVS. Salomon assumed that the Merger would qualify as a Reorganization. Salomon advised the Revco Board that the Salomon Opinion would not be adversely affected if the Merger did not qualify for pooling of interests accounting treatment.

               For purposes of rendering the Salomon Opinion, Salomon assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger would be satisfied without waiver thereof. Salomon also assumed that all material governmental, regulatory or other consents and approvals would be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either Revco or CVS is a party, as contemplated by the Merger Agreement, no restrictions would be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits of the Merger.

               In connection with rendering the Salomon Opinion to the Revco Board, Salomon performed a variety of financial analyses, the material portions of which are summarized below. The summary of such analyses set forth below does not purport to be a complete description of the analyses underlying the Salomon Opinion or of Salomon's presentation to the Revco Board. In addition, Salomon believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all such analyses and factors, could create an incomplete view of the analyses and the processes underlying the Salomon Opinion. While the conclusions reached in connection with each analysis were considered carefully by Salomon in arriving at its opinion, Salomon made various subjective judgments in arriving at its opinion and did not consider it practicable to, nor did it attempt to, assign relative weights to the individual analyses and specific factors considered in reaching its opinion.

               The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In addition, the process of preparing a fairness opinion necessarily requires a broad range of subjective judgments with respect to appropriate comparable companies and transactions, appropriate multiples of various selected financial data, appropriate discount rates and other financial and other factors. Analyses and estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. The range of valuation for any particular analysis should not be taken to be the view of Salomon of the actual value of Revco or CVS.

               The projections furnished to Salomon and used in formulating the Salomon Opinion were provided to Salomon by the management of each of Revco and CVS. Revco and CVS do not publicly disclose internal management projections of the type provided to Salomon in connection with the review of the Merger and, accordingly, such projections were not prepared with a view toward public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

               Comparison of Revco and CVS

               Financial Comparison. Salomon compared (i) annual revenues, EBITDA, EBIT, net income to common stock and EPS for calendar year 1996 for each of Revco and CVS and (ii) EBITDA, EBIT and net income to common stock, expressed as a percentage of revenue, for each company for the same period. Salomon also compared the ratio of total debt to total capitalization at fiscal year end for each of Revco and CVS, and the market capitalization, the firm value (defined as fully diluted public market equity value, plus non-convertible debt, minority interests, non-convertible preferred stock and out-of-the-money convertible securities, less investments in unconsolidated affiliates and cash), the price to estimated 1997 EPS ratio and the five year EPS growth rate as of January 31, 1997 for each of Revco and CVS.

               Selected Public Company Operating Performance Analysis. Using publicly available information, Salomon compared each of Revco and CVS to the following five publicly traded drugstore chains (the "Selected Drugstore Chains"): Arbor Drugs, Eckerd, Walgreen's, Rite Aid and Longs Drug Stores. With respect to Revco, CVS and the Selected Drugstore Chains, Salomon compared: (i) comparable store sales growth for each company's respective fiscal year 1996, which ranged from 0.7% to 10.0% with a median (including Revco and CVS) of 8.5%; (ii) latest quarter comparable store sales growth, which ranged from 5.2% to 12.4% with a median (including Revco and CVS) of 7.8%; (iii) sales growth for each company's respective fiscal year 1996, which ranged from 3.4% to 20.1% with a median (including Revco and CVS) of 13.3%;
(iv) three year compound annual growth rate ("CAGR") of EBITDA from each company's respective fiscal year 1994 to its respective fiscal year 1996, which ranged from 6.6% to 26.3% with a median (including Revco and CVS) of 14.4%;
(v) three year CAGR of EBIT from each company's respective fiscal year 1994 to its respective fiscal year 1996, which ranged from 5.1% to 35.8% with a median (including Revco and CVS) of 15.1%; (vi) five-year projected EPS growth rate, which ranged from 7% to 18% with a median (including Revco and CVS) of 14%;
(vii) LTM gross margin, which ranged from 22.2% to 29.1% with a median (including Revco and CVS) of 26.6%; (viii) LTM selling, general and administrative expenses as a percentage of sales, which ranged from 15.4% to 22.1% with a median (including Revco and CVS) of 20.8%; (ix) LTM EBITDA
Margin, which ranged from 5.0% to 7.1% with a median (including Revco and CVS) of 6.4%; (x) LTM EBIT Margin, which ranged from 3.5% to 5.7% with a median (including Revco and CVS) of 4.4%; (xi) fiscal year 1995 sales per retail square foot, which ranged from $248 to $399 with a median (including Revco and CVS) of $336; and (xii) fiscal year 1995 average selling space, which ranged from to 7.5 million square feet to 16 million square feet with a median (including Revco and CVS) of 8.9 million square feet.

               Summary Implied Valuation of CVS

               Public Market Valuation. Salomon calculated a range of implied public market equity values per share of CVS Common Stock based on an analysis of selected multiples of CVS' LTM revenues, LTM EBITDA, LTM EBIT and projected net income for the years 1996 through 1998. The analysis utilized LTM revenue multiples ranging from 85% to 90%, LTM EBITDA multiples ranging from 12.0x to 13.5x, LTM EBIT multiples ranging from 16.0x to 17.0x, 1996 projected net income multiples ranging from 23.0x to 25.0x, 1997 projected net income multiples ranging from 21.0x to 23.0x and 1998 projected net income multiples ranging from 18.0x to 20.0x. Salomon applied the foregoing ranges of LTM multiples and projected multiples to the relevant LTM and projected financial data of CVS and determined a summary reference range of implied public market equity values per share of CVS Common Stock of $40.00 to $45.00, as compared to a trading price of $43.25 per share of CVS Common Stock as of January 31, 1997.

               Discounted Cash Flow Analysis. Using a DCF analysis, Salomon calculated the implied present value of the estimated unlevered free cash flows that CVS could produce on a stand-alone basis (without giving effect to any operating or other efficiencies arising from the Merger) over the five-year period from fiscal year end 1997 through fiscal year end 2001 based on certain forecasts provided by CVS' management. Salomon determined an implied equity value reference range for CVS based on (a) the sum of (i) the discounted value (using various discount rates, representing the WACC for CVS, ranging from 11.5% to 12.5%) of the five year estimated unlevered free cash flows of CVS, plus (ii) the discounted value (using various WACCs ranging from 11.5% to 12.5%) of the product of (A) projected EBITDA for 2001 and (B) various projected terminal value multiples (ranging from 10.5x to 11.5x), less
(b) total debt, net of cash and minority interests, including, among others, CVS' ownership interest in Linens 'n Things. This analysis resulted in an implied equity value reference range per share of CVS Common Stock of $44.66 to $50.52.

               As to the DCF analysis for CVS and descriptions of all of the following DCF analyses, Salomon noted that the selection of an appropriate discount rate is an inherently subjective process and is affected by such factors as Revco's and/or CVS' cost of capital, the uncertainty associated with achieving the projections provided by the managements of Revco and CVS and transaction risk generally. Salomon also noted that a DCF analysis is a widely used valuation methodology, but that it relies on numerous assumptions regarding the future performance of a company and the future economic environment, including earnings growth rates, unlevered free cash flows, terminal values and discount rates, all of which are inherently uncertain because they are predicated upon future events and circumstances.

               Linens 'n Things Trading Value. Salomon compared certain publicly available information available for Linens 'n Things and four publicly traded bath and home furnishings chains: Bed, Bath & Beyond Inc., The Bombay Company, Inc., Lechters, Inc. and Williams-Sonoma, Inc., and observed that Linens 'n Things' market capitalization at its January 31, 1997 stock price was approximately $424 million. Based on CVS' approximately 32.5% ownership interest, the analysis indicated that CVS' minority ownership in Linens 'n Things would be valued on a pre-tax basis at approximately $138 million, or $1.23 per share of CVS Common Stock.

               Summary Implied Valuation of Revco

               Public Market Valuation and Premium Analysis. Salomon calculated a range of implied public market equity values per share of Revco Common Stock based on an analysis of selected multiples of Revco's LTM revenues, LTM EBITDA, LTM EBIT and projected net income for the years 1996 through 1998. The analysis utilized LTM revenue multiples ranging from 50% to 60%, LTM EBITDA multiples ranging from 8.5x to 9.5x, LTM EBIT multiples ranging from 13.5x to 14.5x, 1996 projected net income multiples ranging from 20.0x to 24.0x, 1997 projected net income multiples ranging from 17.0x to 20.0x and 1998 projected net income multiples ranging from 15.0x to 16.5x. Salomon applied the foregoing ranges of LTM multiples and projected multiples to the relevant LTM and projected financial data of Revco (including the realization of Revco management's projected cost savings of $19.4 million in the first year following the Big B acquisition) and determined a summary reference range of implied public market equity values per share of Revco Common Stock of $30.00 to $35.00, as compared to a trading price of $37.50 per share of Revco Common Stock as of January 31, 1997 (the "current price") and a trading price of $33.25 per share of Revco Common Stock based on the 60-day average trading price for the period ending 10 trading days prior to January 27, 1997 (the date on which Revco and CVS publicly disclosed that they were engaged in merger discussions) (the "pre-announcement price"). Salomon also calculated the premium represented by the value of the Exchange Ratio as of January 31, 1997 (0.9316x) of $40.29 over the current price and pre-announcement price and observed premiums of 7.4% and 21.2%, respectively. Salomon observed that the Revco Common Stock had experienced a 52-week trading range of $21.75 to $41.25 per share.

               Discounted Cash Flow Analysis. Using a DCF analysis, Salomon calculated the implied present value of the estimated unlevered free cash flows that Revco could produce on a stand-alone basis (without giving effect to any operating or other efficiencies arising from the Merger) over the five year period from fiscal year end 1997 through fiscal year end 2001 based on forecasts developed by Revco's management (including the realization of Revco management's projected cost savings of $19.4 million in the first year following the Big B acquisition). Salomon determined an implied equity value reference range for Revco based on (a) the sum of (i) the aggregate discounted value (using various discount rates, representing the WACC for Revco, ranging from 11.5% to 12.5%) of the five year estimated unlevered free cash flows of Revco, plus (ii) the discounted value (using various WACCs ranging from 11.5% to 12.5%) of the product of (A) projected EBITDA for 2001 and (B) various projected terminal value multiples (ranging from 7.5x to 8.5x), less (b) total debt, net of cash. This analysis resulted in an implied equity value reference range per share of Revco Common Stock of $37.83 to $45.67.

               Implied Private Market Valuation. Salomon reviewed publicly available information regarding eight selected drug chain industry transactions between January 1995 and November 1996. The drug chain industry transactions and the dates the transactions were announced are as follows:
J.C. Penney's acquisition of Eckerd (November 1996), Rite Aid's acquisition of Thrifty Payless (October 1996), Phar-Mor, Inc.'s acquisition of ShopKo Stores, Inc. (September 1996), Revco's acquisition of Big B (September 1996), J.C. Penney's acquisition of Fay's (August 1996), Rite Aid's terminated agreement to acquire Revco (November 1995), Cardinal Health, Inc.'s acquisition of Medicine Shoppe International, Inc. (August 1995) and Thrift Drug's acquisition of Kerr Drug Stores, Inc. (January 1995). For such transactions, Salomon calculated a range of: (i) implied ratios of firm value to LTM revenues, ranging from 34.2% to 62.4% with a median of 51.3%; (ii) implied ratios of firm value to LTM EBITDA, which ranged from 6.2x to 10.9x with a median of 9.8x; (iii) implied ratios of firm value to LTM EBIT, which ranged from 9.7x to 29.0x with a median of 15.5x; and (iv) premiums paid based on the closing stock price for the acquired company on the date that was 30 days prior to the transaction announcement date, which ranged from 6.0% to 64.5% with a median of 29.5%.

               Salomon calculated implied private market equity values per share of Revco Common Stock based on selected multiples of LTM revenues, LTM EBITDA and LTM EBIT derived from the foregoing. The analysis utilized revenue multiples ranging from 50% to 65%, EBITDA multiples ranging from 9.5x to 11.5x and EBIT multiples ranging from 15.0x to 17.0x. Salomon applied the foregoing ranges of LTM multiples to the relevant LTM financial data of Revco and determined a summary reference range of implied private market equity values per share of Revco Common Stock of $36.00 to $45.00.

Analysis of Merger Consequences

               Contribution Analysis. Based on projections supplied to Salomon by the managements of Revco and CVS, Salomon compared the pro forma ownership of the combined company of 36.7% and 63.3% (assuming a 0.9316x exchange ratio based on the January 31, 1997 CVS closing stock price of $43.25) by the holders of Revco Common Stock and CVS Common Stock, respectively, to the contributions of each of Revco and CVS to combined firm value and to projected annual revenues, EBITDA, EBIT, net income, funds from operations and free cash flow for each calendar year from 1997 through 2001. The analysis did not assume the realization of any cost savings or synergies from the Merger or the Big B acquisition. The analysis indicated a combined company firm value of $8,456 million with a 42.7% and 57.3% contribution from Revco and CVS, respectively, and that Revco's contribution to the combined company for the calendar years from 1997 to 2001 was: (i) as to revenues, from 46.9% to 48.9%, (ii) as to EBITDA, from 42.3% to 42.9% (falling in an interim year to 42.2%), (iii) as to EBIT, from 35.5% to 37.5% (falling in an interim year to 35.3%), (iv) as to net income, from 35.9% to 41.4%, (v) as to funds from operations, from 48.1% to 49.4% and (vi) as to free cash flow, from 32.3% to 44.5% (peaking in an interim year at 48.8%).

               Historical Exchange Ratio Analysis. Salomon calculated the average historical implied exchange ratio based on the relative daily stock prices of Revco and CVS for the period from October 12, 1996 through January 31, 1997 and determined that such ratio ranged from a high of 0.95x to a low of 0.64x with an average of 0.8392x. The analysis indicated that the assumed Exchange Ratio as of January 31, 1997 of 0.9316x reflected a 12.0% premium to such average historical implied Exchange Ratio since CVS began trading as a drug chain company.

               Pro Forma Effects to Revco. Salomon analyzed the estimated pro forma effects on Revco's EPS based on projections for Revco and CVS provided by the managements of Revco and CVS (and assuming pooling of interests accounting treatment, $100 million of annual pretax cost savings arising from the Merger for the years 1997 through 1999 (fully phased-in by 1998) and the realization of Revco management's projected cost savings of $19.4 million in the first year following the Big B acquisition) at various final Exchange Ratios ranging from 1.0097x to 0.8837x. This analysis indicated that the average Revco EPS accretion for the three year period ranged from 19.6% (at a 0.8837x ratio) to 29.8% (at a 1.0097x ratio) and that at an assumed Exchange Ratio of 0.9316x (as of January 31, 1997) the projected Revco EPS accretion was 15.8%, 29.7%, 25.2%, 18.6% and 9.1% for each of the years from 1997 to
2001, respectively. Salomon also performed a sensitivity analysis estimating such pro forma effects under circumstances where the relevant accounting treatment would be purchase instead of pooling of interests. The sensitivity analysis indicated that, under purchase accounting treatment, Revco's projected EPS accretion at an assumed 0.9316x exchange ratio would be 1.5%, 18.8%, 16.2%, 11.1% and 3.2% for each of the years from 1997 to 2001, respectively. The sensitivity analysis also indicated that, under purchase accounting treatment, Revco's projected EPS accretion (dilution) at a 0.8837x exchange ratio would be (3.0%) and 13.8% in 1997 and 1998, respectively, and at a 1.0097x exchange ratio, would be 8.4% and 26.2% in 1997 and 1998, respectively.

               Cost Savings Estimates. Salomon compared CVS management's estimate of $100 million in annual pretax cost savings, which represents 1.7% of Revco's LTM revenues (with full cost savings expected to be realized by 1998 fiscal year end), to announced estimated cost savings and synergies in three selected drug chain combinations. The drug chain combinations compared were: (i) J.C. Penney's acquisition of Eckerd, which had $100 million in estimated cost savings and synergies representing 1.9% of Eckerd's revenues;
(ii) Rite Aid's acquisition of Thrifty Payless, which had $110 million in estimated cost savings and synergies representing 2.3% of Thrifty Payless' revenues; and (iii) Rite Aid's attempted acquisition of Revco, which had $156 million in estimated synergies representing 3.2% of Revco's revenues.

               Discounted Cash Flow Valuation of Cost Savings. Using a DCF analysis, Salomon calculated the implied present value of the cost savings, from 1997 through 2001, based on forecasts developed by CVS management and assuming a 0.9316x Exchange Ratio. Salomon determined implied cost savings reference ranges based on the sum of (a) the discounted value (using various discount rates, representing the WACC for the combined company, ranging from 11.5% to 12.5%) of the estimated cost savings, plus (b) the discounted value (using various WACCs ranging from 11.5% to 12.5%) of the product of (i) projected cost savings for 2001 and (ii) terminal pre-tax multiples (ranging from 4.5x to 5.5x). This analysis resulted in an implied present value cost savings reference range per share of Revco Common Stock of $2.33 to $2.73.

               Combined Company Discounted Cash Flow Analysis. Using a DCF analysis, Salomon calculated the implied present value of the estimated unlevered free cash flows that the combined company could produce, giving effect to all projected cost savings from the Merger, over the five year period from 1997 through 2001 based on forecasts and cost savings information developed by the managements of Revco and CVS and assuming a 0.9316x Exchange Ratio. Salomon determined an implied equity market value reference range for the combined company based on (a) the sum of (i) the discounted value (using various discount rates, representing the WACC for the combined company, ranging from 11.5% to 12.5%) of the estimated unlevered free cash flows of the combined company, plus (ii) the discounted value (using various WACCs ranging from 11.5% to 12.5%) of the product of (A) projected EBITDA for 2001 and (B) various projected terminal value multiples (ranging from 9.0x to 10.0x), less
(b) debt, net of cash and minority interests, including Linens 'n Things.
This analysis resulted in a combined company implied equity value reference range per share of Revco Common Stock of $44.10 to $51.01.

               Salomon is an internationally recognized investment banking firm that regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and corporate, estate and other purposes. Revco retained Salomon as a financial advisor because of its reputation, expertise in the valuation of companies and substantial experience in transactions such as the Merger.

               In addition to the financial advisory services referred to below, Salomon has from time to time provided investment banking and related services to Revco for which Salomon has received customary fees. In the ordinary course of its business, Salomon or its affiliates may actively trade the securities of Revco and CVS for its own account and for the accounts of its customers and, accordingly, at any time may hold a long or short position in such securities.

               Revco and Salomon have entered into a letter agreement dated January 29, 1997 (together with the Pre-Existing Letter defined below, the "Salomon Engagement Letter") relating to the services to be provided by Salomon in connection with the Merger. The Salomon Engagement Letter supplements and confirms a pre-existing letter agreement dated August 1, 1996 (the "Pre-Existing Letter") relating to services to be provided by Salomon in connection with various possible transactions, including those such as the Merger, pursuant to which Salomon has previously been paid $250,000 and would receive additional annual fees of $250,000 and transaction fees to be agreed upon in the context of a particular transaction. Pursuant to the Salomon Engagement Letter, Revco has agreed to pay Salomon the following fees in the context of the Merger: (i) $250,000, payable promptly upon the execution of the Merger Agreement and
(ii) additional fees of $750,000 (less the $250,00 payable under the preceding clause (i) and less the $250,000 previously paid by Revco to Salomon pursuant to the Pre-Existing Letter), contingent upon the consummation of the Merger and payable at the Effective Time. The Revco Board was aware of this fee structure and took it into account in considering the Salomon Opinion and in approving the Merger Agreement and the transactions contemplated thereby. Revco also agreed to reimburse Salomon for the reasonable fees and disbursements of Salomon's counsel and Salomon's reasonable travel and other out-of-pocket expenses and to indemnify Salomon against certain liabilities, including liabilities under the federal securities law, relating to or arising out of its engagement.


                INTERESTS OF CERTAIN PERSONS IN THE MERGER

               Certain members of Revco management and of the Revco Board may be deemed to have interests in the Merger that are different from, or in addition to, the interests of Revco stockholders generally. The Revco Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. These interests are described below.

Revco Directors Who Will Become Directors of CVS at the Effective Time

               At the Effective Time, two of the present directors of Revco, Sheli Rosenberg and Thomas Thorsen, are expected to become members of the CVS Board.

Employment Agreements

               In May and June 1996 (with the exception of three such agreements entered into with officers who assumed their current positions subsequent to such time), Revco entered into employment agreements (the "Employment Agreements") containing "change in control" provisions with 26 of its officers and key employees (the "Covered Executives"). The Compensation Committee of the Revco Board approved these Employment Agreements in an effort to retain Revco's key management in light of the terminated merger with Rite Aid, and in recognition of management's efforts during the pendency of the proposed merger with Rite Aid. There are two forms of the Employment Agreements, which are substantially the same other than with respect to job description and salary, except for the differences noted below.

               Cash Payment Upon Termination. Each Employment Agreement provides that if, during the Applicable Period following a "change in control" (which would be deemed to occur for purposes of the Employment Agreements upon the approval and adoption by the Revco stockholders of the Merger Agreement (the "Revco stockholder approval")), the Covered Executive's employment with Revco is terminated by Revco other than for gross misconduct (as defined in the Employment Agreements) or by the Covered Executive for good reason (as defined below), the Covered Executive will be entitled to receive severance compensation and other benefits. The Covered Executives who are parties to the first form of Employment Agreement (the "Group A Executives") will be entitled to receive severance compensation in a lump-sum payment without reduction equal to, at each such Group A Executive's election, either (i) 18 months of such Group A Executive's base pay as in effect at the time of the Revco stockholder approval ("Base Salary") or (ii) the sum of (A) the highest base pay paid to such Group A Executive during the three immediately preceding fiscal years (the then-current fiscal year to be calculated on an annualized basis, if necessary) and (B) the Group A Executive's target bonus under the EVA Plan (as defined below) for the full fiscal year immediately preceding the change in control (collectively, "Salary Plus Bonus"). The Covered Executives who are parties to the second form of Employment Agreement (the "Group B Executives") will be entitled to receive (i) in the case of Group B Executives other than Messrs. Hoven and Mastrian, at each such Group B Executive's election, either (A) three years of Base Salary or (B) two years of Salary Plus Bonus, (ii) in the case of Mr. Mastrian, at his election, either (A) four years of Base Salary or (B) three years of Salary Plus Bonus and (iii) in the case of Mr. Hoven, three years of Salary Plus Bonus. During the Applicable Period both Group A and Group B Executives will be entitled to receive (a) medical and dental coverage, long and short term disability protection and any life insurance protection being provided immediately prior to such Covered Executive's termination; (b) a company-paid annual physical examination and, in the case of the Group B Executives only, the financial planning services being provided immediately prior to termination; (c) the right to purchase his company car at the wholesale value thereof; and (d) to the extent terminated without cause within one year of the Effective Time, outplacement services from a recognized outplacement provider selected by CVS. The Employment Agreements also provide that the benefits payable pursuant to clauses (a) and
(b) of the preceding sentence will be on terms at least as favorable as those in effect immediately preceding the change in control, and that such benefits will cease if the Covered Executive receives comparable benefits from a subsequent employer. Furthermore, in the event of such termination the Covered Executives will be released from their obligations under any non-compete provisions of the Employment Agreements.

               As used in the Employment Agreements, "Applicable Period" means, with respect to each Covered Executive, the period beginning at the time of the change in control (in the case of the Merger, the Revco stockholder approval) and ending on the last day for which severance compensation would be payable pursuant to the election described in the preceding paragraph. "Good Reason" is defined in the Employment Agreements as (i) the occurrence of a material reduction (defined as 5%) in the aggregate direct remuneration of the Covered Executive or any reduction in the Covered Executive's position or office, (ii) any material reduction in the Covered Executive's responsibilities or duties provided for in accordance with the Covered Executive's prior arrangements with Revco,
(iii) any material adverse change or reduction in the aggregate employee benefits, perquisites or fringe benefits contemplated under such arrangement, (iv) a change in the Covered Executive's reporting relationship or (v) any relocation of the Covered Executive's principal place of work to a place more than 50 miles from the Covered Executive's work location.

               The following table sets forth the names, positions and estimated maximum cash amounts payable under the election referred to above for the five Covered Executives who are expected to receive the greatest benefits under the Employment Agreements (the "Named Officers"), based on compensation levels as of the date of this Joint Proxy Statement/Prospectus.


                                                                                     Maximum Cash
Name                     Position                                                   Amount Payable
----                     --------                                                  ----------------

D. Dwayne Hoven          President and Chief Executive Officer                         $3,937,500
James P. Mastrian        Executive Vice President, Marketing                           $1,316,701
Carl A. Bellini          Executive Vice President and Chief Operating Officer          $1,323,001
Clarence D. Nichols      Executive Vice President, Stores and Real Estate                $810,000
Jack A. Staph            Senior Vice President, Secretary and General Counsel            $779,067


The Covered Executives will be eligible to receive aggregate minimum cash amounts under the election referred to above of $15,065,093 based on compensation levels as of the date of this Joint Proxy
Statement/Prospectus.


               The following summarizes additional payments and other benefits which each of the Covered Executives will be entitled to receive upon a change in control. A more detailed description of the benefits under certain of the plans described may be found in Revco's 1996 Proxy Statement under the section titled "Executive Compensation"; copies or description of such plans have been filed as exhibits to Revco's 1996 Annual Report on Form 10-K.

               Gross-Up Payment. The Employment Agreements provide that Revco will be required to make an additional payment (the "gross-up payment") to each Covered Executive to compensate for the effect of any excise tax under
Section 4999 of the Code that may be imposed on the compensation, accelerated vesting of options and stock awards and any other payments received by the Covered Executives under the Employment Agreements or otherwise, and that such gross-up payment will be increased by the aggregate of all federal, state and local income and excise taxes for which the Covered Executive becomes liable as a result of such gross-up payment.

               1992 Long-Term Incentive Plan (the "LTIP"). Each of the Covered Executives is a participant in the LTIP and has been granted restricted stock awards and non-qualified stock options thereunder. Upon a change in control, which will be deemed to occur at the time of the Revco stockholder approval, all awards and options granted under the LTIP will vest in full.


               As described under "The Merger Agreement--Treatment of Revco Stock Options" below, outstanding options to purchase Revco Common Stock under the LTIP will be converted into options to purchase CVS Common Stock. The following table sets forth with respect to the Named Officers (i) the number of shares of Revco Common Stock subject to stock options held by such persons as of April 16, 1997, (ii) the weighted average exercise price for such Revco stock options held by such persons and (iii) the estimated aggregate value of such stock options (before deduction for applicable withholding taxes), assuming that such options are converted into options to purchase CVS Common Stock, based on the price of CVS Common Stock at the close of business on April 16, 1997, of $48 5/8, determined by subtracting the aggregate exercise price from the total value of the shares subject to such stock options.

                  Stock Options
                 (including those           Weighted
               that accelerate upon     Average Exercise      Aggregate Value
               a change in control)     Price Per Share      of  Stock Options
               --------------------     ----------------     -----------------

Mr. Hoven            1,016,509                $17.786            $25,600,015
Mr. Mastrian           251,536                $16.298             $6,708,969
Mr. Bellini            315,763                $16.865             $8,242,899
Mr. Nichols             85,470                $20.087             $1,955,786
Mr. Staph              198,314                $14.168             $5,711,805


               The Covered Executives hold in the aggregate Revco stock options having a value of $69,198,009, determined as described in the preceding paragraph.

               The Employment Agreements provide that Covered Executives holding options to purchase Revco Common Stock under the LTIP are entitled, upon the exercise of their options following termination during the Applicable Period, to receive a cash payment by the Company equal to the greater of (i) the fair market value of Revco Common Stock at the time of exercise and (ii) the highest per share consideration to be paid for Revco Common Stock in the relevant change in control transaction, less the amount of the exercise price and applicable taxes. The Covered Executives have waived their rights to receive cash for their options under this provision of the Employment Agreements in connection with the Merger.

               The Named Officers hold shares of restricted Revco Common Stock under the LTIP, which will be converted into CVS Common Stock pursuant to the Merger. Such restricted stock will become fully vested and all restrictions thereon will lapse upon the Revco stockholder approval. The following table sets forth with respect to the Named Officers (i) the number of shares of restricted Revco Common Stock held by such persons as of April 16, 1997, and (ii) the estimated aggregate value of such stock based on the Exchange Ratio and the price of CVS Common Stock at the close of business on April
16, 1997, of $48 5/8.


                            Shares of            Aggregate Value
  Name                   Restricted Stock      of Restricted Stock
  ----                   ----------------      -------------------

Mr. Hoven                      25,000               $1,074,248
Mr. Mastrian                   18,000                  773,458
Mr. Bellini                    18,000                  773,458
Mr. Nichols                    10,600                  455,481
Mr. Staph                      10,700                  459,778



               The Covered Executives hold in the aggregate 205,050 shares of restricted stock having a value of $8,810,981, determined as described in the preceding paragraph.


               Employee Stock Purchase Plan (the "ESPP"). Each of the Covered Executives is a participant in the ESPP, which permits participants to purchase Revco Common Stock at the lesser of (a) 85% of the fair market value of the Revco Common Stock on the first day of the offering period or (b) 85% of the fair market value of the Revco Common Stock on the last day of the offering period. The price based on the fair market value on the first day of the offering period for the current ESPP plan year is $20.19. The Employment Agreements provide that upon a change in control (which for purposes of the ESPP will be deemed to occur upon the Revco stockholder approval), the then-current offering period under the ESPP will be shortened to allow each Covered Executive to exercise his options thereunder as soon as practicable.


The following table sets forth the value of the shares (and cash in lieu of fractional shares) of Revco Common Stock that will be purchased by each of the Named Executives under the ESPP upon a change in control of Revco, assuming that the Merger is consummated on May 30, 1997, based on the Exchange Ratio and the price of CVS Common Stock at the close of business on April 16,1997 of $48 5/8. These shares will be paid for with funds set aside by the Named Executives through periodic payroll deductions in accordance with the terms of the ESPP.

         Name           Number of Shares      Value of Shares
         ----           ----------------      ---------------
       Mr. Hoven             929                $    45,204
       Mr. Mastrian          929                     45,204
       Mr. Bellini           929                     45,204
       Mr. Nichols           929                     45,204
       Mr. Staph             929                     45,204

The Covered Executives will purchase shares of Revco Common Stock having an aggregate value (together with any cash in lieu of fractional shares) of $726,525 determined and paid for as described in the preceding paragraph.


All other employees that participate in the ESPP will receive the same benefits under the ESPP in connection with the Merger, with the number of shares to be received based upon the amount of each employee's contribution to the ESPP.

               Economic Value Added Incentive Plan (the "EVA Plan"). The Employment Agreements provide that the Covered Executives will receive a cash bonus for the fiscal year in which termination of their employment occurs based on Revco's financial results as of the date of termination and annualized to equal a bonus for a twelve month period.

               Pursuant to the Merger Agreement, CVS has agreed that Revco may pay under the EVA Plan a bonus to each participant in the EVA Plan who is actively employed by Revco at the earlier of (i) the Effective Time and (ii) May 31, 1997, equal to the bonus such individual is entitled to under the EVA Plan based upon Revco's performance through May 31, 1997, or, if earlier, annualized performance through the Effective Time. To the extent the Effective Time is after May 31, 1997, a new plan year will begin and each participant in the EVA Plan who is actively employed by Revco at the Effective Time will be entitled to receive a bonus based upon annualized performance pro-rated for the part of the new plan year which has elapsed as of the Effective Time, except that the bonus paid to the Covered Executives will be annualized as described in the preceding paragraph. For the first plan year of CVS ending after the Effective Time, each Continuing Employee who was a participant in the EVA Plan will be entitled to participate in the CVS incentive bonus plans or arrangements with a target bonus opportunity (expressed as a percentage of base pay) not less than such Continuing Employee's target bonus opportunity (expressed as a percentage of base pay) under the EVA Plan for the plan year in which the Effective Time occurs.

               The result of the foregoing provisions is that if the Merger is consummated prior to May 31, 1997, the last day of Revco's current fiscal year, Covered Executives and non-officers will be treated the same with respect to the payment of bonuses under the EVA Plan. In the event the Merger is consummated after May 31, the Covered Executives, if terminated, will be entitled to annualized bonuses while the other employees (including non-terminated Covered Executives) will be entitled only to pro rata bonuses. The following table sets forth the maximum bonuses payable to the Named Officers upon a termination following a change in control based on the maximum bonuses for which each such officer is eligible pursuant to the EVA Plan for the current fiscal year.

                                        Maximum EVA Plan
  Name                                   Bonus Payable
  ----                                  ----------------

Mr. Hoven                                  $1,158,656
Mr. Mastrian                                  286,974
Mr. Bellini                                   384,461
Mr. Nichols                                   218,078
Mr. Staph                                     194,054

               The aggregate maximum bonuses payable to the Covered Executives upon a termination following a change in control based on the maximum bonuses for which such officers are eligible for the current fiscal year under the EVA Plan is $4,762,314.

               Supplemental Retirement and Survivor Benefit Plan (the "SERP"). Upon termination following a change in control, which will be deemed to occur at the time of the Revco stockholder approval, each Covered Executive will be credited with additional service for vesting and benefit accrual purposes for the respective Applicable Period. The following table sets forth, on a present value basis, the maximum additional benefits that may accrue for the benefit of the Named Officers upon a termination following a change in control based on the election such officers are entitled to make as described under "--Cash Payment Upon Termination". Because Messrs. Hoven, Nichols and Staph are currently entitled to a full benefit under the SERP, a termination following a change in control will not affect their accrued benefits.

                                       Maximum Additional
Name                                  Accrued SERP Benefits
----                                  ---------------------

Mr. Mastrian                                 $1,123,127
Mr. Bellini                                   2,807,460

               The present value of the aggregate maximum additional benefits that may accrue for the account of the Covered Executives upon a termination following a change in control based on the election such Covered Executives are entitled to make as described under "--Cash Payment Upon Termination" is $6,427,509.

               Revco will be required to contribute to rabbi trusts in amounts sufficient to fund 100% of all benefits due under the SERP to each Covered Executive after giving effect to such change in control, as well as to arrange for the rabbi trusts to be administered by an independent third party. In addition, the Covered Executives will be released from the provision of the SERP that requires the loss of their benefits should they "engage in Competition" (as defined under the SERP).

Other Arrangements Affecting Covered Executives

               In order to provide incentives relating to the consummation of the Merger and the integration of CVS and Revco, at or about the time that the Merger Agreement was executed Revco entered into agreements with each of the Covered Executives providing that each Covered Executive who remains employed by Revco on the closing date for the Merger will be entitled to receive a cash bonus equal to approximately 50% of such Covered Executive's annual base salary. These cash bonuses were authorized by the Revco Board. The amounts of the transition bonuses payable to the Named Officers are: Mr. Hoven, $375,000; Mr. Mastrian, $164,588; Mr. Bellini, $220,500; Mr. Nichols,
$135,000; and Mr. Staph, $129,845. The total amount of transition bonuses payable to all Covered Executives is $2,865,543.


In light of the extensive industry and company knowledge, experience and expertise of each of Messrs. Hoven, Mastrian, Bellini and Staph and to facilitate a smooth integration of the companies, CVS has entered into consulting agreements (the "Consulting Agreements") with each of Messrs. Hoven, Mastrian and Bellini (and expects to enter into a Consulting Agreement with Mr. Staph), which will become effective upon consummation of the Merger (or no earlier than that time in the case of Mr. Staph).
The Consulting Agreements provide that each of Messrs. Hoven, Mastrian and Bellini will make himself available to consult and cooperate with and advise senior management of CVS, its Board of Directors and certain persons designated by CVS with respect to matters involving the business and affairs of Revco, including the closing of Revco's corporate headquarters in Twinsburg, Ohio. Mr. Staph's Consulting Agreement is expected to provide that Mr. Staph will make himself available to and will consult with the chief operating officer and general counsel of CVS with respect to certain litigation and regulatory matters. The Consulting Agreements have terms of one year, in the case of Mr. Hoven, and 18 months, in the cases of Messrs. Mastrian and Bellini, from the Effective Time, and, in the case of Mr. Staph, two years from the time his employment with Revco is terminated and thereafter, if necessary, for an additional period to be specified in his Consulting Agreement which will expire no later than the date of resolution of a certain pending Revco lawsuit (each a "Termination Date"). Messrs. Hoven, Bellini and Mastrian will be entitled to receive $750,000, $661,500 and $493,763, respectively, over the term of the Consulting Agreements (and Mr. Staph is expected to be entitled to receive $300,000 over the initial two year term and thereafter compensation at a customary hourly rate for services in connection with such pending lawsuit), provided that, in the case of Messrs Hoven, Bellini and Mastrian, if the closing of Revco's corporate headquarters occurs prior to the Termination Date, all remaining amounts payable under the Consulting Agreements will accelerate and become immediately due and payable in full. Under Mr. Staph's Consulting Agreement, Mr. Staph is also expected to be provided with office space through the term thereof and the value of certain insurance benefits through the initial two year term.


1992 Non-Employee Directors' Stock Option Plan


               All of the directors of Revco who are not employees of Revco, other than Talton Embry and Samuel Zell, have been granted stock options under the Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Upon a "change in control", the options granted under the Directors' Plan will become immediately exercisable in full. As permitted by the Merger Agreement, the Directors' Plan will be amended prior to the closing date for the Merger to provide that a "change in control" will be deemed to occur with respect to the Merger at the Effective Time (and not at the earlier of Revco stockholder approval and the Effective Time, as would have applied in the absence of such amendment). The non-employee directors hold in the aggregate 183,627 options to purchase Revco Common Stock having a weighted average exercise price per share of $18.747. As described under "The Merger Agreement--Treatment of Revco Stock Options" below, outstanding options to purchase Revco Common Stock under the Directors' Plan will be converted into options to purchase CVS Common Stock. Assuming that such options are so converted, based on the price of CVS Common Stock at the close of business on April 16, 1997 of $48 5/8, the estimated aggregate value of such options is approximately $5,486,408.


               Certain additional information with respect to executive compensation and related employee benefits and other information concerning Revco's executive officers and directors, subject to any modifications contained in the foregoing discussion, is set forth in the 1996 Revco
Proxy Statement under the sections titled "The Board of Directors-- Compensation of the Board", "Security Ownership of Certain Persons" and "Executive Compensation" and is incorporated herein by reference.

Treatment of Revco Stock Options

               As described under "The Merger Agreement--Treatment of Revco Stock Options", each outstanding option granted by Revco to purchase shares of Revco Common Stock under the LTIP and the Directors Plan will be converted at the Effective Time into options to purchase CVS Common Stock.

               Revco currently maintains for the benefit of the holders of Revco stock options a "cashless exercise procedure" whereby Revco arranges for a broker-dealer to immediately sell, upon the request of any such holder, the shares of Revco Common Stock to be issued upon the exercise of the underlying options, the proceeds of such sale to be paid to Revco to the extent of the exercise price for the underlying options and to the holder to the extent of any excess above such price. In addition, Revco pays all related brokerage commissions. The Merger Agreement requires CVS to maintain such procedure in place for at least one year following the Effective Time.

               Pursuant to the Merger Agreement, CVS and Revco agreed to eliminate the discretion granted to their respective Boards under the LTIP to terminate all existing options 90 days after a change in control, which will be deemed to occur upon the Revco stockholder approval.

Other Employee Benefits

               In the Merger Agreement, CVS agreed that following the Effective Time it will honor all obligations under the Employment Agreements and pay all benefits accrued through the Effective Time under all of Revco's employee benefit plans, programs, policies and arrangements in accordance with the terms thereof. In addition, CVS agreed to provide all employees of Revco who continue to be employed by Revco as of the Effective Time ("Continuing Employees") for a period of not less than one year following the Effective Time with (a) annual compensation not less favorable than the annual compensation they were receiving immediately prior to the Effective Time and
(b) benefits that, in the aggregate, are no less favorable than the benefits provided to such Revco employees immediately prior to the Effective Time, provided that the CVS incentive bonus plans or arrangements, the EVA Plan and the ESPP are disregarded for such purpose. Following such one-year period, CVS has agreed to provide the Continuing Employees with compensation and benefits no less favorable than the compensation and benefits provided to similarly situated CVS employees. In addition, for a period of one year following the Effective Time, CVS has agreed to establish and maintain a plan to provide severance and termination benefits to all non-union employees of Revco that are no less favorable than the severance and termination benefits to which such employees would have been entitled under Revco's plans and arrangements in effect as of February 6, 1997. CVS also has agreed that it will waive waiting periods and pre-existing condition requirements under its medical benefit plans (to the extent waived under Revco's plans), give Continuing Employees credit for any copayments and deductibles actually paid by such employees under Revco's medical plans during the calendar year in which the Merger occurs and recognize service with Revco for purposes of eligibility under its welfare plans as well as for purposes of CVS' programs or policies for vacation pay and sick pay. In addition, CVS has agreed to honor all vacation, personal and sick days accrued by Continuing Employees under Revco's plans, policies, programs and arrangements in effect immediately prior to the Effective Time.

Directors and Officers Insurance; Limitation of Liability of Revco Directors and Officers

               The Merger Agreement provides that CVS will cause Revco to indemnify (including the payment of reasonable fees and expenses of legal counsel) the current or former directors or officers of Revco to the fullest extent permitted by law for damages and liabilities arising out of facts and circumstances occurring at or prior to the Effective Time. The Merger Agreement also provides that for a period of six years after the Effective Time, CVS will cause to be maintained in effect Revco's existing policies of directors' and officers' liability insurance as in effect on February 6, 1997 (provided that CVS may substitute policies with reputable and financially sound carriers having at least the same coverage and amounts and containing terms and conditions that are no less advantageous) with respect to facts or circumstances occurring at or prior to the Effective Time; provided that if the annual premium for such insurance during such six-year period exceeds 200% of the annual premiums paid by Revco as of February 6, 1997 for such insurance (such 200% amount, the "Maximum Premium") then CVS will cause Revco to provide the most advantageous directors' and officers' insurance coverage then available for an annual premium equal to the Maximum Premium.


                           THE MERGER AGREEMENT

               The following summary of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, which is incorporated by reference herein and attached hereto as Annex A.

General

               The Merger Agreement contemplates the Merger of Merger Subsidiary with and into Revco, with Revco surviving the Merger as a wholly-owned subsidiary of CVS. The Merger will become effective at the time specified in the Certificate of Merger to be filed with the Secretary of State of the State of Delaware. It is anticipated that such filing will be made immediately upon the closing of the Merger, which closing will occur no later than the second business day after the last of the conditions precedent to the Merger set forth in the Merger Agreement has been satisfied or waived, unless CVS and Revco agree upon a different date.

Merger Consideration

               The Merger Agreement provides that each share of Revco Common Stock outstanding immediately prior to the Effective Time (except as described in the next sentence) will, at the Effective Time, be converted into the right to receive that number (the "Exchange Ratio") of fully paid and non-assessable shares of CVS Common Stock equal to (i) 0.4692 plus (ii) an additional fraction of a share equal to the quotient obtained by dividing $20 by the average closing price of CVS Common Stock on the NYSE during ten trading days randomly selected by lot out of the twenty trading days ending on the fifth trading day preceding the closing date; provided that the Exchange Ratio will not be greater than 1.0097 or less than 0.8837. All shares of Revco Common Stock that are owned by Revco as treasury stock and any shares of Revco Common Stock owned by CVS or any subsidiary of CVS will, at the Effective Time, be canceled and retired and will cease to exist and no payment will be made for such shares.

Treatment of Revco Stock Options

               Pursuant to the Merger Agreement, each outstanding option granted by Revco to purchase shares of Revco Common Stock under the LTIP and the Directors' Plan will be adjusted to provide that at the Effective Time, such Revco stock option, to the extent outstanding immediately prior to the Effective Time, will be deemed to constitute an option (without regard to any vesting limitations) to acquire, on the same terms and conditions as were applicable under such Revco stock option, the same number of shares of CVS Common Stock as the holder of such Revco stock option would have been entitled to receive pursuant to the Merger had such holder exercised such Revco stock option in full immediately prior to the Effective Time, at a price per share of CVS Common Stock equal to (A) the aggregate exercise price for the shares of Revco Common Stock otherwise purchasable pursuant to such Revco stock option divided by (B) the aggregate number of shares of CVS Common Stock deemed purchasable pursuant to such Revco stock option; provided that after aggregating all the shares subject to Revco stock options of a holder, any fractional share of CVS Common Stock resulting from such calculation will be rounded down to the nearest whole share. Outstanding options to purchase
Revco Common Stock under the ESPP will terminate at the Effective Time and amounts contributed under the ESPP will be used to purchase shares of Revco Common Stock. Because the terms of all Revco stock options granted under the LTIP and the Directors' Plan will result in those options becoming exercisable immediately upon a change of control, the options to acquire CVS Common Stock, into which the Revco options will be deemed to have been converted, likewise will be exercisable immediately at the Effective Time. For additional information on Revco stock options, see "Interests of Certain Persons in the Merger--Treatment of Revco Stock Options".

Exchange of Shares

               Prior to the Effective Time, CVS will appoint an exchange agent reasonably acceptable to Revco (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Revco Common Stock for certificates representing shares of CVS Common Stock (and cash in lieu of fractional shares as described below). CVS will deposit certificates representing shares of CVS Common Stock with the Exchange Agent for conversion of shares as described above under "--Merger Consideration". Promptly after the Effective Time, CVS or the Exchange Agent will send each holder of Revco Common Stock a letter of transmittal for use in the exchange and instructions explaining how to surrender certificates to the Exchange Agent. Holders of Revco Common Stock that surrender their certificates to the Exchange Agent, together with a properly completed letter of transmittal, will receive CVS Common Stock certificates representing such number of shares as described under "--Merger Consideration". Holders of unexchanged shares of Revco Common Stock will not be entitled to receive any dividends or other distributions payable by CVS after the Effective Time until their certificates are surrendered. Upon surrender, however, subject to applicable laws, such holders will receive accumulated dividends and distributions payable on the related shares of CVS Common Stock subsequent to the Effective Time, without interest, together with cash in lieu of fractional shares (paid as described in the following paragraph).

               No fractional shares of CVS Common Stock will be issued in the Merger. Instead, Revco stockholders that would otherwise be entitled to receive fractional shares will receive a check in the amount of the net proceeds from the sale of those shares in the market.

Certain Covenants

               Interim Operations of Revco. From February 6, 1997 (the date of execution of the Merger Agreement) until the Effective Time, Revco and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice and to use their best efforts to preserve intact their business organizations and relationships with customers, suppliers, creditors and business partners and to use their reasonable efforts to keep available the services of their present officers and employees. Without limiting the foregoing, during this period, each of Revco and its subsidiaries is subject to restrictions on (subject to certain limited exceptions) among other things: amending its organizational documents; entering into any merger, liquidation or other significant transaction; acquiring any businesses, stores or material assets (other than acquisitions of not more than ten drugstores and of inventory); selling or otherwise disposing of assets (other than inventory) or selling, closing or relocating any stores except pursuant to existing commitments; declaring dividends with respect to its capital stock or redeeming or repurchasing its capital stock; issuing or selling equity securities or options or other securities convertible into or exercisable for equity securities; closing or taking certain other actions with respect to its headquarters or distribution centers; entering into or renewing leases or purchasing real estate, except pursuant to existing commitments; making capital expenditures in excess of $1 million per project or item; taking certain actions with respect to tax matters; incurring indebtedness; making any changes in its accounting policies; increasing employee compensation or severance benefits; and taking any other action that would make any representation or warranty of Revco inaccurate in any material respect at, or as of any time prior to, the Effective Time.

               Interim Operations of CVS. From February 6, 1997 until the Effective Time, CVS and its subsidiaries also are required to conduct their business in the ordinary course consistent with past practice and to use their best efforts to preserve intact their business organizations and relationships with customers, suppliers, creditors and business partners and to use their reasonable efforts to keep available the services of their present officers and employees. Without limiting the foregoing, during this period, each of CVS and its subsidiaries is subject to restrictions on (subject to certain limited exceptions), among other things: amending its organizational documents (except to the extent necessary if CVS determines to adopt a shareholder rights plan); entering into any merger, liquidation or other significant transaction; making material acquisitions of businesses or stores of any person (except that CVS and its subsidiaries are expressly permitted to acquire any drug store or any drug store or related business for cash in an aggregate amount not in excess of $350 million so long as no significant overlap exists between the acquired stores and Revco's stores); selling or otherwise disposing of assets in an amount material to CVS and its subsidiaries taken as a whole (other than inventory and except for its Bob's Stores business and its remaining interest in Linens 'n Things); issuing or selling equity securities or options or other securities convertible into or exercisable for equity securities; declaring dividends with respect to its capital stock (except for cash dividends of up to $0.14 per share per calendar quarter on CVS Common Stock and required cash dividends on Series One ESOP Convertible Preference Stock, $1 par value, of CVS ("CVS ESOP Preference Stock")) or redeeming or repurchasing capital stock; incurring indebtedness; making any changes in its accounting policies; and taking any other action that would make any representation or warranty of CVS inaccurate in any material respect at, or as of any time prior to, the Effective Time.

               No Solicitation by Revco. Revco has covenanted in the Merger Agreement that it will not, and that it will cause its subsidiaries, agents and affiliates over which it exercises control not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal (as defined below) or any inquiry with respect thereto or engage in discussions or negotiations with any person with respect thereto, or disclose any non-public information relating to Revco or any subsidiary of Revco or afford access to the properties, books or records of Revco or any subsidiary of Revco to any person that has made any Acquisition Proposal. Notwithstanding the foregoing, CVS has agreed that Revco may furnish non-public information to, and enter into discussions or negotiations with, any person in connection with an unsolicited bona fide Acquisition Proposal received from such person so long as prior to doing so, Revco receives from such person an executed confidentiality agreement with terms no less favorable to Revco than those contained in the existing confidentiality agreement between CVS and Revco. Revco must notify CVS promptly of the receipt of any Acquisition Proposal or any request for nonpublic information relating to Revco or any subsidiary of Revco or for access to the properties, books or records of Revco or any subsidiary of Revco by any person that may be considering making, or has made, an Acquisition Proposal. "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Revco or any subsidiary of Revco or the acquisition of any equity interest in, or a substantial portion of the assets of, Revco or any subsidiary of Revco, other than the transactions contemplated by the Merger Agreement and other than an offer for a bona fide de minimis equity interest, or for an amount of assets not material to Revco and its subsidiaries taken as a whole, that Revco has no reason to believe would lead to a change of control of Revco (or to the acquisition of a substantial portion of the assets of Revco and its subsidiaries).

               Revco Board's Covenant to Recommend. The Revco Board has agreed to recommend the approval and adoption of the Merger Agreement to Revco's stockholders. Notwithstanding the foregoing, the Revco Board is permitted not to make such recommendation or to withdraw or modify in a manner adverse to CVS such recommendation if it has complied with its obligations under the no solicitation covenant described above under "--No Solicitation by Revco" and a Superior Proposal (as defined below) is pending at the time the Revco Board determines to take any such action or inaction. Revco must advise CVS of the receipt of, and identity of the person making, the Superior Proposal and must keep CVS reasonably informed of the status and material terms of any Superior Proposal. "Superior Proposal" means any bona fide Acquisition Proposal for at least a majority of the outstanding shares of Revco Common Stock on terms that the Revco Board determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable and provide greater value to all Revco's stockholders than the Merger Agreement and the Merger taken as a whole.

               CVS Board's Covenant to Recommend. Unless the Revco Board has taken action with respect to a Superior Proposal permitted by the Merger Agreement as described above in "--Revco Board's Covenant to Recommend", the CVS Board is obligated to recommend to the CVS stockholders the approval of the issuance of shares of CVS Common Stock in the Merger.

               Best Efforts; Antitrust Matters. Each party has agreed to use its best efforts to take all actions and do all things necessary or advisable under applicable laws and regulations to consummate the Merger and the transactions contemplated by the Merger Agreement. In furtherance thereof, each party has (i) filed a Notification and Report Form pursuant to the HSR Act with respect thereto, (ii) agreed to provide as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (iii) agreed to take all other actions necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable. Each party has also agreed to cooperate in all respects with the other and to keep the other informed and involved in all material respects in its dealings with any government regulator or other person in connection with obtaining regulatory approval. In addition, each party has agreed to use its respective best efforts to contest and resist any action or proceeding challenging any transaction contemplated by the Merger Agreement as violative of any federal or state antitrust law and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement. If any objection is asserted with respect to the transactions contemplated by the Merger Agreement under any antitrust law or if any governmental or private suit is brought challenging the contemplated transactions as violative of any antitrust law, the parties will use their best efforts to resolve the objections or challenge so as to permit consummation of the transactions. In furtherance thereof, each of CVS and Revco (and, to the extent required by any Governmental Authority, its respective subsidiaries and affiliates over which it exercises control) is required to enter into a settlement with a governmental authority regarding antitrust matters in connection with the transactions contemplated by the Merger Agreement so long as the terms of such settlement do not require CVS or Revco to hold separate (including by establishing a trust or otherwise) or to sell or otherwise dispose of stores of CVS (and its subsidiaries) or of Revco (and its subsidiaries) the aggregate revenues of which (for the fiscal year ended December 31, 1996, in the case of CVS stores, and June 1, 1996, in the case of Revco stores) exceeded $400 million (excluding for purposes of such calculation stores, if any, acquired by CVS subsequent to the date of execution of the Merger Agreement but including for purposes of such calculation stores, if any, acquired by Revco subsequent to the date of execution of the Merger Agreement).

               Certain Employee Benefits Matters. The Merger Agreement provides that CVS will honor all obligations under existing Revco employment agreements and will pay all benefits accrued through the Effective Time under Revco benefit plans and arrangements. In addition, CVS has agreed to certain employee benefits matters and arrangements with respect to Continuing Employees described under "Interests of Certain Persons in the Merger--Other Employee Benefits".

               Indemnification and Insurance of Revco Directors and Officers. Pursuant to the Merger Agreement, (i) CVS has agreed that, after the Effective Time, it will cause Revco and its subsidiaries to indemnify directors and officers of Revco and its subsidiaries against certain liabilities and (ii) CVS will maintain in effect for six years after the Effective Time certain directors' and officers' liability insurance coverage for Revco directors and officers, all as more fully described under "Interests of Certain Persons in the Merger--Directors and Officers Insurance; Limitation of Liability of Revco Directors and Officers".

               Certain Other Covenants. The Merger Agreement contains certain mutual covenants of the parties, including covenants relating to: actions to be taken so as not to jeopardize the intended tax or accounting treatment of the Merger; preparation and distribution of this Joint Proxy Statement/Prospectus; public announcements; notification of certain matters; access to information; co-operation in connection with scheduling their respective stockholder meetings and in connection with certain governmental filings and in obtaining any necessary governmental or other third party consents or approvals; and confidential treatment of non-public information.

               The Merger Agreement also contains certain covenants of CVS, including covenants requiring CVS to: use its best efforts to list the CVS Common Stock to be issued in the Merger on the New York Stock Exchange on or prior to the closing date, subject to official notice of issuance; take the necessary corporate action so that Thomas Thorsen and Sheli Rosenberg will become directors of CVS effective at the Effective Time; maintain a charitable commitment in the Cleveland area for a three-year period after the Effective Time commensurate with the level previously maintained by Revco (but in an amount not required to exceed $1,000,000 annually); and as promptly as practicable following the Effective Time and in any event no later than the earlier of (i) 45 days after the end of the calendar month in which the Effective Time occurs and (ii) 60 days after the Effective Time, publicly release the financial results of CVS and Revco covering at least a 30-day period following the Effective Time.

Certain Representations and Warranties

               The Merger Agreement contains substantially reciprocal representations and warranties made by CVS and Revco to each other as to, among other things: due organization and good standing; capitalization; ownership of subsidiaries; corporate authorization to enter into the contemplated transactions; governmental approvals required in connection with the contemplated transactions; absence of any breach of organizational documents and certain material agreements as a result of the contemplated transactions; financial statements; filings with the SEC; information provided by it for inclusion in this Joint Proxy Statement/Prospectus; absence of certain material changes since a specified balance sheet date; absence of undisclosed material liabilities; employee matters; tax matters; insurance; compliance with laws; transactions with affiliates; litigation; absence of certain defaults; sufficiency of assets; real property; environmental matters; agreements with third party payors; stockholder vote required to approve the contemplated transactions; finders fees; and the receipt of opinions of financial advisors and accountant's letters. The representations and warranties in the Merger Agreement do not survive the Effective Time.

Conditions to the Merger

               Conditions to Each Party's Obligations to Effect the Merger. The obligations of CVS, Revco and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or waiver by the party for whose benefit the applicable condition exists) of the following conditions: (i) the obtaining of approvals of the stockholders of CVS and Revco; (ii) the expiration of the applicable waiting period under the HSR Act; (iii) the absence of any law, judgment, injunction, order or decree prohibiting or enjoining the consummation of the Merger; (iv) the absence of any suit, action or proceeding by any governmental entity (A) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from CVS or Revco any damages the amount of which would be reasonably likely to have a Material Adverse
Effect on Revco and CVS, taken as a whole, or (B) except to the extent consistent with the obligations of Revco and CVS under the covenant described above under "--Certain Covenants--Best Efforts; Antitrust
Matters", seeking to prohibit or limit the ownership or operation by CVS, Revco or any of their respective subsidiaries of, or to compel CVS, Revco or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of CVS, Revco or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by the Merger Agreement; (v) CVS' registration statement on Form S-4 with respect to the shares of CVS Common Stock to be issued in the Merger having become effective under the 1933 Act and not being subject to any stop order or related proceedings by the SEC; and (vi) the shares of CVS Common Stock to be issued in the Merger having been listed on the NYSE, subject to official notice of issuance.

               Conditions to the Obligations of CVS. The obligations of CVS and Merger Subsidiary to effect the Merger are further subject to all the following conditions: (i) the performance in all material respects by Revco of its obligations and the compliance by Revco in all material respects with its covenants under the Merger Agreement at or prior to the Effective Time; and (ii) the representations and warranties of Revco contained in the Merger Agreement being true and correct in all material respects at and as of the Effective Time (except for representations and warranties that address matters only as of a particular date, which must be true and correct in all material respects as of such date).

               Conditions to the Obligations of Revco. The obligation of Revco to effect the Merger is further subject to all the following conditions:
(i) the performance in all material respects by CVS of its obligations and the compliance by CVS in all material respects with its covenants under the Merger Agreement at or prior to the Effective Time; (ii) the representations and warranties of CVS contained in the Merger Agreement being true and correct in all material respects at and as of the Effective Time (except for representations and warranties that address matters only as of a particular date, which must be true and correct in all material respects as of such date); and (iii) Revco having received the legal opinion of Cravath, Swaine & Moore, to the effect that neither Revco nor any of its stockholders will recognize gain or loss for U.S. federal income tax purposes as a result of the Merger (other than in respect of any cash received in lieu of fractional shares).


Waiver of Conditions to the Merger. Certain of the conditions to the Merger, but not (i), (ii), (iii) or (v) under "Conditions to Each Party's Obligations to Effect the Merger" above, may be waived by the company entitled to assert the condition.


Termination of the Merger Agreement

               Right to Terminate. The Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Revco and CVS. The Merger Agreement may be terminated by either Revco or CVS:

              (a) if the Merger has not been consummated by September 30, 1997;

              (b) if the stockholders of Revco or CVS fail to give the necessary approval at a duly held meeting or any adjournment thereof;

              (c) so long as the party seeking to terminate has complied in all material respects with its obligations under the covenant described above under "--Certain Covenants--Best Efforts;
        Antitrust Matters", if consummation of the Merger would violate or be prohibited by any law or regulation or if any injunction, judgment, order or decree enjoining Revco or CVS from consummating the Merger is entered and such injunction, judgment, order or decree shall become final and nonappealable;

              (d) upon a breach of any representation, warranty, covenant or agreement of the other party, or if any representation or warranty of the other party shall become untrue, in either case such that the closing condition with respect thereto would be incapable of being satisfied by September 30, 1997; or

              (e) the Revco Board shall have failed to recommend or shall have withdrawn or modified or changed in a manner adverse to CVS its approval or recommendation of the Merger Agreement or the Merger or shall have recommended a Superior Proposal, or Revco shall have entered into a definitive agreement providing for a Superior Proposal with a person other than CVS or its subsidiaries (or the Revco Board shall have resolved to do any of the foregoing); provided that Revco may not terminate under this provision unless (i) prior to the Revco stockholder meeting Revco shall have received a Superior Proposal and complied with its obligations described under "Revco Board's Covenant to Recommend" above and (ii) Revco shall have paid to CVS the termination fee described below.

               The right to terminate the Merger Agreement and receive any termination payment thereunder will not be available to any party that is in material breach of its obligations under the Merger Agreement or whose failure to fulfill its obligations or to comply with its covenants under the Merger Agreement has been the cause of, or resulted in, the failure to satisfy any conditions to the obligations of either party.

               If the Merger Agreement is validly terminated, the Agreement will become void (except for the provisions relating to expenses) without any liability on the part of any party unless such party is in willful material breach thereof. The confidentiality agreement entered into between CVS and Revco on January 8, 1997, will continue in effect until January 8, 2000 notwithstanding termination of the Merger Agreement.

               Termination Fees and Expenses Payable by Revco. Revco has agreed to pay CVS an amount equal to $80,000,000 plus all out-of-pocket expenses (not to exceed $5,000,000) incurred by CVS in connection with the transactions contemplated by the Merger Agreement if CVS or Revco terminates the Merger Agreement (i) pursuant to paragraph (e) under "--Right to Terminate" above or (ii) pursuant to paragraph (b) under "--Right to Terminate" above because the Revco stockholders have voted against the Revco Merger Proposal and the Revco Board has not complied with its obligation to recommend the Merger to Revco's stockholders.

               Termination Fees and Expenses Payable by CVS. CVS has agreed to pay Revco an amount equal to $80,000,000 plus all out-of-pocket expenses (not to exceed $5,000,000) incurred by Revco in connection with the transactions contemplated by the Merger Agreement if CVS or Revco terminates the Merger Agreement pursuant to paragraph (b) under "--Right to Terminate" above because the CVS stockholders have voted against the CVS Merger Proposal and the CVS Board has not complied with its obligation to recommend to the CVS stockholders the issuance of shares of CVS common stock in the Merger.


Other Expenses

               Except as described above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses. We estimate that Merger-related fees and expenses, consisting primarily of transaction costs for fees and expenses of investment bankers, attorneys and accountants and financial printing and other related charges, will total approximately $25 million (after tax), assuming the Merger is completed of which approximately $13 million is attributable to CVS and approximately $12 million to Revco.



Amendments; Waivers

Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if the amendment or waiver is in writing and signed, in the case of an amendment, by Revco and CVS or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the approval of the Merger Agreement by the stockholders of CVS or Revco, there shall be made no amendment that by law requires further approval by stockholders without the further approval of such stockholders.


Certain Stockholder Arrangements

               Termination of Existing Revco Stockholder Arrangements. Revco has entered into letter agreements pursuant to which, as of the Effective Time, each of the Stockholder Agreement between Zell/Chilmark Fund, L.P. ("Zell/Chilmark") and Revco dated as of June 1, 1992, the Registration Rights Agreement between Zell/Chilmark and Revco dated as of June 1, 1992, and the Registration Rights Agreement between Magten Asset Management Corporation ("Magten") and Revco dated as of January 20, 1993 will be terminated.

               Stockholder Agreement. As an inducement and a condition to CVS entering into the Merger Agreement, Zell/Chilmark (owner of approximately 19% of the outstanding Revco Common Stock) entered into a Stockholder Agreement
with CVS dated as of February 6, 1997 (the "Stockholder Agreement").   The
following summary of the Stockholder Agreement is qualified in its entirety by reference to the complete text of the Stockholder Agreement, which is incorporated by reference herein and attached hereto as Annex E.

               Pursuant to the Stockholder Agreement, Zell/Chilmark has agreed, among other things, to vote all shares (the "Zell Shares") of Revco Common Stock held by it in favor of the approval and adoption of the Merger Agreement.

               The Stockholder Agreement also provides that, during the period commencing February 6, 1997, and continuing until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, Zell/Chilmark will not, among other things, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber (other than by operation of law), assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Zell Shares or any interest therein; (ii) except as contemplated by the Stockholder Agreement, grant any proxies or powers of attorney, deposit the Zell Shares into a voting trust or enter into a voting agreement with respect to the Zell Shares; or (iii) take any action that would make any representation or warranty of Zell/Chilmark contained in the Stockholder Agreement untrue or incorrect or would result in a breach by Zell/Chilmark of its obligations thereunder or a breach by Revco of its obligations under the Merger Agreement. In addition, Zell/Chilmark has agreed not to take any actions with respect to solicitation of offers to acquire Revco or a portion of its business on substantially the same terms as described under "--Certain Covenants--No Solicitation by Revco" above.

               The Stockholder Agreement will terminate upon the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

               Registration Rights Agreement. CVS has agreed in the Merger Agreement to enter into a Registration Rights Agreement, effective as of the Effective Time, with certain affiliates of Revco (including Zell/Chilmark and Magten) and with the investors in Zell/Chilmark (each a "Holder"). The following summary of the Registration Rights Agreement is qualified in its entirety by reference to the complete text of the Registration Rights Agreement, which is incorporated by reference herein and attached hereto as Exhibit B to the Merger Agreement (Annex A hereto).

               Under the Registration Rights Agreement, CVS is required to file a shelf registration statement under the 1933 Act to permit Holders to sell CVS Common Stock received by them in the Merger ("Registrable Securities") on a delayed or continuous basis pursuant to Rule 415 under the 1933 Act. CVS may also sell securities for its own account under such shelf registration statement. CVS is required to use its reasonable best efforts to cause such shelf registration statement to be declared effective within 15 days after the public release of the combined financial report referred to above under "--Certain Covenants--Certain Other Covenants". Except as described below, CVS is generally required to maintain such shelf registration statement effective for a period of 12 months following its initial effectiveness.

               Following the termination of effectiveness of the shelf registration statement, the Holders are entitled to request, on one occasion within 180 days after such termination, that CVS register (the "Demand Registration") Registrable Securities for sale for such Holders' account, so long as a minimum of 3,000,000 Registrable Securities are to be included by Holders in such registration.

               CVS is entitled to delay the filing or effectiveness of the foregoing registrations or to suspend sales under the shelf registration for specified periods, in the case of certain material events or matters affecting CVS, in which case such 12-month and 180-day periods will be extended accordingly.

                A Holder will cease to have registration rights with respect to Registrable Securities if (i) such Registrable Securities have been sold pursuant to an effective registration statement or have been transferred to a person that is not a Holder, or (ii) based on an opinion of counsel or a no-action letter of the SEC, in either case reasonably acceptable to CVS (and, in the case of securities held by Zell/Chilmark or its affiliates or partners who are Holders, reasonably acceptable to Zell/Chilmark), such stock is eligible for immediate sale pursuant to Rule 144 or Rule 145 under the 1933 Act (whether or not subject to applicable volume limitations thereunder), provided that, notwithstanding such opinion or no-action letter, prior to the termination of the twelve month shelf effectiveness period (as extended as described above, if applicable), the shares of CVS common stock held by such holder will be considered to be Registrable Securities unless they are then generally eligible for sale without violation of applicable Rule 144 volume limitations.

               CVS is required to pay customary expenses in connection with such registrations. The Holders will pay, among other expenses, underwriting discounts and commissions, selling or placement agent or broker fees and commissions relating to Registrable Securities sold by them, and transfer taxes, if any, in connection with the sale of any Registrable Securities.


                               THE MEETINGS


               This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies (i) from the holders of CVS Common Stock and CVS ESOP Preference Stock by the CVS Board for use at the CVS Meeting and (ii) from the holders of Revco Common Stock by the Revco Board for use at the Revco Meeting. This Joint Proxy Statement/Prospectus and accompanying form of proxy are first being mailed to the respective stockholders of CVS and Revco on or about April 23, 1997.


Times and Places; Purposes


               The CVS Meeting will be held at CVS' headquarters, One CVS Drive, Woonsocket, Rhode Island 02895, on May 27, 1997, starting at 10:00 a.m. local time. At the CVS Meeting, the stockholders of CVS will be asked to consider and vote upon (i) the approval of the issuance of shares of CVS Common Stock in the Merger (the "CVS Merger Proposal"), (ii) the other CVS annual meeting proposals (the "Other CVS Annual Meeting Proposals", and together with the CVS Merger Proposal, the "CVS Proposals") described under "Other CVS Annual Meeting Proposals" on page 72, and (iii) the approval of any adjournment of the CVS Meeting.

               Revco Meeting will be held at The Cleveland Marriott East,
3663 Park East Drive, Beachwood, Ohio 44122 on May 28, 1997, starting at 10:00 a.m., local time. At the Revco Meeting, the stockholders of Revco will be asked to consider and vote upon (i) the approval and adoption of the Merger Agreement and the Merger (the "Revco Merger Proposal"), (ii) the approval of any adjournment of the Revco Meeting, and (iii) such other matters as may properly come before the Revco Meeting.


Voting Rights; Votes Required for Approval


               CVS. The CVS Board has fixed the close of business on April 14, 1997 as the record date (the "CVS Record Date") for CVS stockholders entitled to notice of and to vote at the CVS Meeting.

               The only outstanding voting securities of CVS are the shares of CVS Common Stock and CVS ESOP Preference Stock. Only holders of record of the shares of CVS Common Stock and CVS ESOP Preference Stock on the CVS Record Date are entitled to notice of and to vote at the CVS Meeting. Under the Delaware Law and the CVS Charter, each share of CVS Common Stock is entitled to one vote on all matters submitted to CVS stockholders. Under the CVS Charter, the holders of CVS ESOP Preference Stock are entitled to vote on all matters submitted to a vote of holders of CVS Common Stock, voting together with the CVS Common Stock as a single class. Each share of CVS ESOP Preference Stock is entitled to the number of votes equal to the number of shares of CVS Common Stock into which such share of CVS ESOP Preference Stock could be converted on the record date for the applicable meeting (which is currently 1.2 votes, subject to adjustment in the case of certain dilutive events).

               On the CVS Record Date, there were approximately 107.2 million shares of CVS Common Stock outstanding and entitled to vote at the CVS Meeting, held by approximately 5,680 stockholders of record. On the CVS Record Date, there were approximately 5.54 million shares of CVS ESOP Preference Stock outstanding and entitled to vote at the CVS Meeting, all held of record by the Trustee under the CVS Corporation and Subsidiaries Employee Stock Ownership Plan (the "CVS ESOP").

               The affirmative vote of a majority of the votes represented by the shares of CVS Common Stock and CVS ESOP Preference Stock present at the CVS Meeting, in person or by proxy, and entitled to vote, voting as a single class (so long as such shares represent a quorum), is required to approve the CVS Merger Proposal and each Other CVS Annual Meeting Proposal, other than the election of directors. The presence in person or by proxy of the holders of shares of CVS Common Stock and CVS ESOP Preference Stock entitled to cast a majority of the total votes of all such outstanding shares constitutes a quorum. The affirmative vote of a plurality of the votes represented by the shares of CVS Common Stock and CVS ESOP Preference Stock present at the CVS Meeting, in person or by proxy, voting as a single class (whether or not a quorum exists), is required to approve the election of directors.


               The directors and officers of CVS beneficially own approximately 2% of the outstanding CVS Common Stock. For additional information on ownership of CVS Common Stock by CVS directors and executive officers, see "Other CVS Annual Meeting Proposals--Share Ownership Information of CVS Directors and Named Executive Officers" below.


               Revco. The Revco Board has fixed the close of business on April 14, 1997 (the "Revco Record Date") as the record date for Revco stockholders entitled to notice of and to vote at the Revco Meeting.


               The only class of Revco capital stock entitled to notice of and to vote at the Revco Meeting is the Revco Common Stock. Only holders of record of shares of Revco Common Stock on the Revco Record Date are entitled to notice of and to vote at the Revco Meeting. Each holder of record, as of the Revco Record Date, of Revco Common Stock is entitled to cast one vote per share.


               On the Revco Record Date, there were approximately 67.7 million shares of Revco Common Stock outstanding and entitled to vote at the Revco Meeting, held by approximately 5,840 stockholders of record.


                The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Revco Common Stock entitled to vote is necessary to constitute a quorum at the Revco Meeting. The affirmative vote, in person or by proxy, of the holders of a majority of the shares of Revco Common Stock outstanding on the Revco Record Date is required to approve and adopt the Revco Merger Proposal.

               The directors and officers of Revco beneficially own approximately 31% of the outstanding Revco Common Stock. This includes the shares of Revco Common Stock owned by Zell/Chilmark (approximately 19% of the Revco Common Stock), an entity controlled by three of the directors of Revco, and the shares owned by Magten, an entity controlled by one of the directors of Revco.

Proxies

               All shares of CVS Common Stock and of Revco Common Stock represented by properly executed proxies received prior to or at the respective CVS Meeting or Revco Meeting, as the case may be, and not revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR the approval of the CVS Proposals or the Revco Proposal, as the case may be. Each participant in the CVS ESOP instructs the Trustee of the CVS ESOP how to vote his or her shares. As to unallocated shares and shares with respect to which the Trustee receives no timely voting instructions, the Trustee, pursuant to the ESOP Trust Agreement, votes these shares in the same proportion as it votes all of the shares with respect to which it has received timely voting instructions.


With respect to the election of CVS directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect.

Abstentions may be specified on all proposals (except the election of CVS directors). A properly executed proxy marked "ABSTAIN" with respect to any proposal will be counted as present for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the applicable Meeting with respect to the indicated proposal. Accordingly, since the affirmative votes described above are required for approval of the Revco Merger Proposal and the CVS Proposals (except the election of CVS directors), a proxy marked "ABSTAIN" with respect to any such proposal will have the effect of a vote against such proposal. In addition, the failure of a Revco stockholder to return a proxy will have the effect of a vote against the Revco Merger Proposal.

Under NYSE rules, brokers who hold shares in street name for customers have the authority to vote on certain "routine" proposals, such as the election of CVS directors, when they have not received instructions from beneficial owners. Under NYSE rules, such brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters such as the Merger, the issuance of shares of CVS Common Stock in the Merger and approval of the CVS 1997 Incentive Compensation Plan and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval and adoption of the CVS Merger Proposal, the Revco Merger Proposal or the CVS 1997 Incentive Compensation Plan (i.e., "broker non-votes"). Since the affirmative vote described above is required for approval of the Revco Merger Proposal, a "broker non-vote" with respect to such proposal will have the effect of a vote against such proposal. Broker non-votes will be treated as not voted and will therefore have no effect on the outcome of the CVS Proposals.


               A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of CVS or Revco, as the case may be, a signed notice of revocation or a later-dated signed proxy or by attending the applicable Meeting and voting in person. Attendance at the CVS Meeting or the Revco Meeting will not in itself constitute the revocation of a proxy.

               It is the policy of CVS and Revco to keep confidential proxy cards, ballots and voting tabulations that identify individual stockholders, except where disclosure is mandated by law and in other limited circumstances.

               The cost of solicitation of proxies will be paid by CVS for CVS proxies and by Revco for Revco proxies. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners; and CVS or Revco, as the case may be, will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in so doing. CVS has retained Morrow & Co. and Revco has retained D.F. King & Co., Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitations. Each such firm will receive customary fees, and expense reimbursement, for such services. To the extent necessary in order to ensure sufficient representation at its Meeting, CVS or Revco may request by telephone or telegram the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Stockholders are urged to send in their proxies without delay.

               Stockholders should not send in any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of stock certificates for Revco Common Stock will be mailed by CVS to former
Revco stockholders as soon as practicable after the consummation of the Merger.

Other Business; Adjournments

               The CVS Board and the Revco Board are not currently aware of any business to be acted upon at their respective Meetings other than as described herein. If, however, other matters are properly brought before either Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment. Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of a majority of the shares present in person or by proxy at the Meeting (whether or not a quorom exists) without further notice other than by an announcement made at the Meeting. Neither CVS nor Revco currently intends to seek an adjournment of its respective Meeting.


                     COMPARISON OF STOCKHOLDER RIGHTS

General

               The rights of CVS stockholders are currently governed by the Delaware General Corporation Law (the "Delaware Law") and the certificate of incorporation and bylaws of CVS (the "CVS Charter" and the "CVS Bylaws", respectively). The rights of Revco stockholders are currently governed by the Delaware Law and the certificate of incorporation and bylaws of Revco (the "Revco Charter" and the "Revco Bylaws", respectively). Accordingly, upon consummation of the Merger, the rights of CVS stockholders and of Revco stockholders who become CVS stockholders in the Merger will be governed by the Delaware Law, the CVS Charter and the CVS Bylaws. The following is a summary of the principal differences between the current rights of Revco stockholders and those of CVS stockholders following the Merger.

               The following discussions are not intended to be complete and are qualified by reference to the Delaware Law, the CVS Charter, the CVS Bylaws, the Revco Charter and the Revco Bylaws. Copies of the CVS Charter, the CVS Bylaws, the Revco Charter and the Revco Bylaws are incorporated by reference herein and will be sent to holders of shares of CVS Common Stock and Revco Common Stock upon request. See "Where You Can Find More Information".

Comparison of Current Revco Stockholder Rights and Rights of CVS Stockholders Following the Merger

               The CVS Charter is not being amended in connection with the Merger. The CVS Bylaws are not being amended in connection with the Merger (except to the extent necessary to create vacancies on the CVS Board so that Mr. Thorsen and Ms. Rosenberg may become directors of CVS at the Effective
Time).

               The rights of Revco stockholders under the Delaware Law and the Revco Charter and Revco Bylaws prior to the Merger are substantially the same as the rights of CVS stockholders (including Revco stockholders who become CVS stockholders as a result of the Merger) under the Delaware Law and the CVS Charter and CVS Bylaws, with the following principal exceptions.

               Authorized Capital Stock. The authorized capital stock of Revco consists of 100,000,000 shares of Revco Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share. The authorized capital of CVS is set forth under "Description of CVS Capital Stock--Authorized Capital Stock".

               Board of Directors. The Revco Charter provides that the number of directors will be eleven. The Revco Bylaws provide that the size of the Revco Board may be increased or decreased by the Revco Board. CVS' Board currently consists of thirteen directors. The CVS Charter provides that the number of directors will be not less than three nor more than eighteen, as determined by the CVS Board.

               Special Meetings of Stockholders. Under the CVS Charter, special meetings of stockholders may be called by the Board of Directors, the Chairman of the Board of Directors or the President (or the Vice Chairman in the absence of a President) and may not be called by any other person. Under the Revco Bylaws, the Board of Directors, the Chairman of the Board or stockholders holding, in the aggregate, at least 50 percent of the voting power of the issued and outstanding shares of capital stock of Revco may call a special meeting at any time.

               Stockholder Action by Written Consent. The Revco Bylaws permit its stockholders to act by written consent whenever any action is required or permitted to be taken by a vote at a stockholder meeting; provided that any such written consent must be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of Revco entitled to vote thereon were present and voted. The CVS Charter permits its stockholders to act by written consent whenever any action is required or permitted to be taken by a vote at a stockholder meeting; provided that any such written consent must be signed by the holders of all outstanding shares entitled to vote thereon.

               Amendment of Corporate Charter and By-Laws. Generally, any amendment of the Revco Charter or the CVS Charter requires approval by a majority of the applicable Board and the holders of at least a majority of the voting power of the issued and outstanding stock of the applicable company entitled to vote thereon. Any amendment of the Revco Bylaws or the CVS Bylaws requires the approval of a majority of the applicable Board or the holders of at least a majority of the voting power of the issued and outstanding stock of the applicable company. Notwithstanding the foregoing, the approval of CVS stockholders holding more than two-thirds of the voting power of the then outstanding shares of CVS ESOP Preference Stock, voting separately as a series, is required if the amendment of the CVS Charter would alter or change the powers, preferences or special rights of the shares of CVS ESOP Preference Stock so as to affect them adversely.

               Voting Rights. The Revco Common Stock is the only class of Revco capital stock entitled to vote generally on all matters submitted to Revco stockholders, including the election of directors and the Merger and other transactions contemplated by the Merger Agreement. Each share of Revco Common Stock is entitled to one vote on all matters submitted to Revco stockholders.


               The outstanding voting securities of CVS are the shares of CVS Common Stock and CVS ESOP Preference Stock. Under the Delaware Law and the CVS Charter, each share of CVS Common Stock is entitled to one vote on all matters submitted to CVS stockholders. Under the CVS Charter, the holders of CVS ESOP Preference Stock are entitled to vote on all matters submitted to a vote of holders of CVS Common Stock, voting together with the CVS Common Stock as a single class. Each share of CVS ESOP Preference Stock is entitled to the number of votes equal to the number of shares of CVS Common Stock into which such share of CVS ESOP Preference Stock could be converted on the record date for the applicable meeting (which is currently 1.2 votes, subject to adjustment in the case of certain dilutive events).


               Certain Business Combinations. Article Fifth of the CVS Charter provides that any Business Combination (defined below) with a Related Person (defined below) requires, in addition to any vote required by law, the affirmative approval of at least 66 2/3% of the outstanding shares of voting stock, voting together as a single class, held by stockholders other than a Related Person, unless, among other things, (i) the Continuing Directors (defined below), by at least 66 2/3% vote of such Continuing Directors, have expressly approved such Business Combination either in advance of or subsequent to such Related Person's having become a Related Person or (ii) certain fair price criteria and disclosure obligations are satisfied. The term "Related Person" is defined to mean (a) any Person (other than CVS or any wholly owned subsidiary) that, alone or together with any affiliates and associates, is or becomes the beneficial owner of an aggregate of 10% or more of the outstanding voting stock, and (b) any affiliate or associate of any such Person, provided that the term "Related Person" shall not include (x) a Person whose acquisition of such aggregate percentage of voting stock was approved in advance by at least 66 2/3% of the Continuing Directors or (y) any pension, profit sharing, employee stock ownership or other employee benefit plan of CVS or any subsidiary, all of the capital stock of or equity interest in which subsidiary is owned by CVS and one or more subsidiaries or CVS, or any trustee or fiduciary when acting in such capacity with respect to any such plan. The term "Business Combination" is defined to mean (a) any merger or consolidation of CVS or a subsidiary with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation by way of a mortgage or any other security device, of any substantial amount of the assets of CVS, one or more of its subsidiaries or CVS and one or more of its subsidiaries to a Related Person, (c) the adoption of any plan or proposal for the liquidation or dissolution of CVS proposed by or on behalf of any Related Person, (d) any sale, lease, exchange, transfer or other disposition, including without limitation by way of a mortgage or any other security device, of any substantial amount of the assets of a Related Person to CVS, one or more of its subsidiaries or CVS and one or more of its subsidiaries, (e) the issuance of any securities of CVS, one or more of its subsidiaries or CVS and one or more of its subsidiaries to a Related Person or to a Person that, after giving effect thereto, would be a Related Person other than the issuance of securities on a pro rata basis to all holders of stock of the same class pursuant to a stock split or stock dividend, (f) any reclassification of CVS' securities, recapitalization of CVS, or any merger or consolidation of CVS with or into one or more of its subsidiaries or any other transaction that would have the effect, directly or indirectly, of increasing the voting power or other equity interest of a Related Person in CVS, (g) any loan, advance, guaranty, pledge or other financial assistance by CVS, one or more of its subsidiaries or CVS and one or more of its subsidiaries to or for the benefit, directly or indirectly (except proportionately as a stockholder), of a Related Person, (h) any agreement, contract or other arrangement providing for any Business Combination and (i) any series of transactions that a majority of Continuing Directors determines are related and that, taken together, would constitute a Business Combination. The term "Continuing Director" is defined to mean a director of CVS who is not the Related Person, or an affiliate or associate of the Related Person (or a representative or nominee of the Related Person or such affiliate or associate), that is involved in the relevant Business Combination and (a) who was a member of the CVS Board immediately prior to the time that such Related Person became a Related Person or (b) whose initial election as a director was recommended by the affirmative vote of at least 66 2/3% of the Continuing Directors then in office, provided that, in either such case, such Continuing Director has continued in office after becoming a Continuing Director.

               There is no similar provision in the Revco Charter. However, each of Revco and CVS is subject to the Delaware takeover statute set forth in
Section 203 of the Delaware Law.


                     DESCRIPTION OF CVS CAPITAL STOCK

               The summary of the terms of the capital stock of CVS set forth below does not purport to be complete and is qualified by reference to the CVS Charter and CVS Bylaws. Copies of the CVS Charter and CVS Bylaws are incorporated by reference herein and will be sent to holders of shares of CVS Common Stock and Revco Common Stock upon request. See "Where You Can Find More Information".

Authorized Capital Stock

               Under the CVS Charter, CVS' authorized capital stock consists of 300,000,000 shares of CVS Common Stock, 120,619 shares of Cumulative Preferred Stock, par value $0.01 per share (the "CVS Preferred Stock"), and 50,000,000 shares of Preference Stock, par value $1 per share (the "CVS Preference Stock") (CVS Cumulative Preferred Stock and CVS Preference Stock being referred to herein collectively as "Preferred Stock").

CVS Common Stock


               The holders of CVS Common Stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of the CVS Board, subject to any preferential dividend rights granted to the holders of any outstanding Preferred Stock. In the event of liquidation, each share of CVS Common Stock is entitled to share pro rata in any distribution of CVS' assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Each holder of CVS Common Stock is entitled to one vote for each share of CVS Common Stock held of record on the applicable record date on all matters submitted to a vote of stockholders, including the election of directors. In addition, holders of CVS ESOP Preference Stock are entitled to vote on all matters submitted to a vote of holders of CVS Common Stock, voting together with the CVS Common Stock as a single class. Each share of CVS ESOP Preference Stock is entitled to the number of votes equal to the number of shares of CVS Common Stock into which such share of CVS ESOP Preference Stock could be converted on the record date for the applicable meeting, which is currently 1.2 votes (subject to adjustment in the case of certain dilutive events).


               Holders of CVS Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption rights or sinking fund provisions with respect to CVS Common Stock. The outstanding shares of CVS Common Stock are, and the shares of CVS Common Stock issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable.

CVS Preferred Stock and CVS Preference Stock


               As of the CVS Record Date, (i) approximately 5.54 million shares of CVS ESOP Preference Stock were issued and outstanding and (ii) no other shares of Preferred Stock were issued or outstanding. Under the CVS Charter, the CVS Board has the authority, without further stockholder approval but subject to certain limitations set forth in the CVS Charter, to create one or more series of Preferred Stock, to issue shares of Preferred Stock in such series up to the maximum number of shares of the relevant class of Preferred Stock authorized, and to determine the preferences, rights, privileges and restrictions of any such series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Pursuant to this authority, the CVS Board could create and issue a series of preferred stock with rights, privileges or restrictions, and adopt a stockholder rights plan, having the effect of discriminating against an existing or prospective holder of such securities as a result of such security holder beneficially owning or commencing a tender offer for a substantial amount of CVS Common Stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of CVS by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of CVS' management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of CVS without any further action by the stockholders of CVS. CVS has no present intention to adopt a shareholder rights plan, but could do so without shareholder approval at any future time.


Transfer Agent and Registrar

               ChaseMellon Shareholder Services, LLC is the transfer agent and registrar for the CVS Common Stock.

Stock Exchange Listing; Delisting and Deregistration of Revco Common Stock

               It is a condition to the Merger that the shares of CVS Common Stock issuable in the Merger be approved for listing on the NYSE on or prior to the Effective Time, subject to official notice of issuance. If the Merger is consummated, Revco Common Stock will cease to be listed on the NYSE.


                               LEGAL MATTERS

               The validity of the CVS Common Stock to be issued to Revco stockholders pursuant to the Merger will be passed upon by Davis Polk & Wardwell, special counsel to CVS. It is a condition to the consummation of the Merger that Revco receive an opinion from Cravath, Swaine & Moore, special counsel to Revco, to the effect that, among other things, neither it nor any of its stockholders will recognize gain or loss for U.S. federal income tax purposes as a result of the Merger (other than in respect of any cash paid in lieu of fractional shares). See "The Merger Agreement--Conditions to the Merger" and "The Merger--Certain U.S. Federal Income Tax Consequences".


                                  EXPERTS

               The consolidated financial statements and schedule of CVS Corporation and its subsidiaries as of December 31, 1996 have been incorporated by reference in this Joint Proxy Statement/Prospectus in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and given upon the authority of said firm as experts in accounting and auditing.

               The consolidated financial statements and schedules of Revco D.S., Inc. and subsidiaries as of June 1, 1996, incorporated by reference in this Joint Proxy Statement/Prospectus to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.


                    OTHER CVS ANNUAL MEETING PROPOSALS

               In addition to the CVS Merger Proposal discussed above, CVS stockholders are also being asked, at CVS' annual meeting of stockholders, to vote upon the following Other CVS Annual Meeting Proposals: (i) Other CVS Proposal 1 -- the election of eleven CVS directors for terms expiring in May 1998, (ii) Other CVS Proposal 2 -- the approval of the CVS 1997 Incentive Compensation Plan, (iii) Other CVS Proposal 3 -- the ratification of the appointment of KPMG Peat Marwick LLP as CVS' auditors for the year ending December 31, 1997, and (iv) such other business as may be properly brought before the CVS Meeting and any adjournments thereof.

               For information on the CVS Meeting, the vote required to approve each of the Other CVS Annual Meeting Proposals and proxy instructions, see "The Meetings" on page 64.

Nominees for Election as CVS Directors

               The following individuals are nominees for election as directors at the CVS Meeting. Each individual's age is indicated in parentheses alongside such individuals name.

               Allan J. Bloostein, (67), a director since 1989, is the President of Allan J. Bloostein Associates, a consulting firm; retired Vice Chairman and director of May Department Stores; director of Taubman Centers Inc.; trustee or director of various Smith Barney investment portfolios.

               W. Don Cornwell, (49), a director since 1994, is the Chairman of the Board and Chief Executive Officer of Granite Broadcasting Corporation, a group broadcasting company.

               Thomas P. Gerrity, (55), a director since 1995, is the Dean of The Wharton School of the University of Pennsylvania; director of Digital Equipment Corporation, the Federal National Mortgage Association, Reliance Group Holdings, Inc., the Sun Company, Inc., and Union Carbide Corporation; trustee of the MAS Funds.

               Stanley P. Goldstein, (62), a director since 1984, is the Chairman of the Board and Chief Executive Officer of CVS since January 1987; director of NYNEX Corporation, Linens 'n Things and Footstar.

               William H. Joyce, (61), a director since 1994, is the Chairman of the Board and Chief Executive Officer of Union Carbide Corporation, a leading producer of chemicals and polymers; from January 1993 to January 1996, President, Chief Operating Officer and director of Union Carbide Corporation; from December 1991 to January 1993, Executive Vice President of Union Carbide Corporation; director of Reynolds Metals Company.

               Terry R. Lautenbach, (58), a director since 1991, is a retired Senior Vice President of IBM Corporation, a multinational advanced information technology company; director of Air Products and Chemicals Inc., Varian Associates, Inc. and Footstar; trustee of Loomis-Sayles Mutual Funds.

               Terrence Murray, (57), a director since 1996, is the Chairman, President and Chief Executive Officer of Fleet Financial Group; director of A.T. Cross Company and Allmerica Financial Corporation.

               Thomas M. Ryan, (44), a director since 1996, is the Vice Chairman and Chief Operating Officer of CVS since October 1996; President and Chief Executive Officer of CVS Pharmacy, Inc., since January 1994; from January 1990 to January 1994, Executive Vice President - Stores of CVS Pharmacy, Inc.; director of Citizen's Bank.

               Ivan G. Seidenberg, (50), a director since 1993, is the Chairman of the Board and Chief Executive Officer of NYNEX Corporation, a worldwide communications company; from January 1995 to April 1995, President, Chief Executive Officer and director of NYNEX Corporation; from February 1994 to January 1995, President, Chief Operating Officer and Vice Chairman of NYNEX Corporation; from April 1991 to February 1994, Vice Chairman, Telecommunications Group, NYNEX Corporation; director of American Home Products Corporation, Viacom Inc. and Allied Signal Inc.

               Patricia Carry Stewart, (68), a director since 1989, is a retired Vice President of The Edna McConnell Clark Foundation, a charitable foundation; director of Bankers Trust New York Corporation.

               M. Cabell Woodward, Jr., (68), a director since 1982, is a retired Vice Chairman, Chief Financial Officer and director of ITT Corporation, a diversified multinational corporation; director of The Black & Decker Corporation and Footstar; trustee of a management investment company sponsored by Paine Webber.

Meetings and Committees of the CVS Board

               During the 1996 fiscal year, there were nine meetings of the CVS Board of directors. CVS maintains standing Audit, Nominating and Compensation Committees of the CVS Board of Directors. No director attended fewer than 75% of the total number of meetings of the Board and of the committees of the Board on which he or she served during 1996, except for Michael H. Jordan.

               The Audit Committee held three meetings during the 1996 fiscal year. The duties of the Audit Committee are (i) to consider the adequacy of the accounting and internal control systems, (ii) to oversee the audit function, both independent and internal, (iii) to review annual consolidated financial statements, (iv) to direct and supervise special investigations, (v) to recommend to the CVS Board of Directors the appointment of independent auditors, (vi) to review non-audit services provided by the independent auditors, (vii) to review conflict of interest policy and compliance procedures and (viii) to report to the CVS Board of Directors from time to time and make such recommendations and observations as it sees fit.

               The members of the Audit Committee are Patricia Carry Stewart, Chairman, W. Don Cornwell, William H. Joyce and Thomas P. Gerrity.

               The Nominating Committee held four meetings during the 1996 fiscal year. The duties of the Nominating Committee are to nominate, in concert with the Chairman of the CVS Board of Directors, any new director for election by the CVS Board of Directors. The Nominating Committee will consider nominees recommended by the shareholders; the Committee, however, does not have any formal procedure to be followed by shareholders in submitting such recommendations.

               The members of the Nominating Committee are Terry R. Lautenbach, Chairman, Allan J. Bloostein, William H. Joyce and M. Cabell Woodward, Jr.

               The Compensation Committee held seven meetings during the 1996 fiscal year. The duties of the Compensation Committee are (i) to review and approve the salaries, bonuses and other compensation of all officers and directors of CVS and its subsidiaries and of each executive of CVS and its subsidiaries whose base salary is greater than $200,000 per annum, (ii) to administer the 1997 Incentive Compensation Plan and any outstanding awards under the Omnibus Stock Incentive Plan and the 1973 and 1987 Stock Option Plans, subject to the terms of such plans and (iii) to administer any profit incentive plans for the benefit of CVS and its divisions.

               The members of the Compensation Committee are M. Cabell Woodward, Jr., Chairman, Allan J. Bloostein, Terry R. Lautenbach, Ivan G. Seidenberg and Terrence Murray.

Compensation of CVS Directors

               Summarized below are each of the components of directors compensation in effect for the fiscal year ended December 31, 1996.

               Annual Retainer and Stock Grant. Each director who is not an employee of CVS receives a retainer of $25,000 per year and a fee of $1,000 for each CVS Board or committee meeting that he or she attends. In addition, each director who is not an employee of CVS receives an annual retainer of $2,500 for each committee he or she chairs. One-half of the annual retainer is paid in CVS Common Stock. At a director's election, all retainers and meeting fees may be paid in CVS Common Stock. In accordance with the 1996 Directors Stock Plan, each non-employee director receives an annual grant of 347 shares of CVS Common Stock, subject to proration for any partial year of service. Receipt of shares may be electively deferred.

               As of December 31, 1996, CVS' directors had deferred receipt of shares of CVS Common Stock as follows: Mr. Bloostein, 3,558 shares; Mr. Cornwell, 1,026 shares; Mr. Gerrity, 183 shares; Mr. Jordan, 2,523 shares; Mr. Joyce, 1,393 shares, Mr. Lautenbach, 1,911 shares; Mr. Seidenberg, 1,185 shares; Ms. Stewart, 3,711 shares; and Mr. Woodward, 5,573 shares.

               Directors Retirement Plan. The CVS Board of Directors determined to cease further accruals under the Directors Retirement Plan and to permit each director who is entitled to a benefit under the Directors Retirement Plan to elect to receive the present value of such benefit in the form of shares of CVS Common Stock. Each of CVS' entitled directors elected to do so.

               Directors and Officers Liability Insurance. CVS has purchased directors and officers liability insurance with a limit of $100,000,000 and pension trust liability insurance with a limit of $50,000,000. This insurance was purchased in layers from National Union Fire Insurance Company of Pittsburgh, Pennsylvania; Federal Insurance Company of Warren, New Jersey; Royal Indemnity Company of Charlotte, North Carolina; Columbia Casualty Insurance Company of Chicago, Illinois; St. Paul Surplus Lines Company of St. Paul, Minnesota; and Reliance Insurance Company of Philadelphia, Pennsylvania. The pension trust liability insurance covers actions of directors and officers as well as other employees with fiduciary responsibilities under ERISA. All of the insurance policies expire on June 30, 1997. The aggregate premium for these insurance policies is $791,445 for the directors and officers liability coverage and $110,753 for the pension trust liability coverage. It is expected that the above liability insurance coverage will be renewed or replaced upon expiration of the above policies.

Compensation Committee Interlocks and Insider Participation

               Mr. Ivan Seidenberg, the President and Chief Executive Officer of NYNEX, who is one of the directors standing for re-election, serves on CVS' Compensation Committee. Mr. Stanley Goldstein, the Chairman and Chief Executive Officer of CVS, serves on the Board of Directors of NYNEX but does not serve on NYNEX's Compensation Committee.

Share Ownership Information of CVS Directors, Nominees as Directors and Named Executive Officers

               Share ownership information for directors, the nominees for election at the CVS Meeting and the executive officers named in the Summary Compensation Table on page 80 hereof is set forth below. Mr. Jordan and Mr. Rosenthal are current directors who are not standing for re-election at the CVS meeting.

                                          Ownership of CVS Common Stock(1)
                                         ----------------------------------
Name                                        Number                 Percent
----                                     ------------             ---------

Allan J. Bloostein                         10,087(2)(5)                  *
Charles Conaway                           111,504(2)(3)(4)               *
W. Don Cornwell                             3,565(2)(5)                  *
Thomas P. Gerrity                           4,001(2)(5)                  *
Stanley P. Goldstein                      838,483(2)(3)(4)(6)            *
Michael H. Jordan                          10,382(2)(5)                  *
William H. Joyce                            4,465(2)(5)                  *
Terry R. Lautenbach                         8,730(2)(5)                  *
Larry J. Merlo                             40,892(2)(3)(4)               *
Terrence Murray                             1,309(6)                     *
Daniel C. Nelson                          119,278(2)(3)(4)               *
Harvey Rosenthal                          432,640(2)(4)                  *
Thomas M. Ryan                            221,863(2)(3)(4)               *
Ivan G. Seidenberg                          4,620(2)(5)                  *
Patricia Carry Stewart                      9,740(2)(5)                  *
M. Cabell Woodward, Jr.                    13,240(2)(5)                  *
All directors and executive
officers as a group (18 persons)        1,885,422(2)(3)(4)(6)           1.7%

--------------------
*Less than 1%.

(1) Unless otherwise indicated, ownership means sole voting and investment power. The number of shares and other information indicated in this table are as of February 17, 1997.

(2) The following shares of CVS Common Stock included above for the indicated persons and group are not presently owned, but are subject to options which were outstanding on February 17, 1997 and were exercisable within 60 days thereafter: Mr. Goldstein, 660,583; each of Messrs.
    Bloostein, Jordan, Woodward and Ms. Stewart, 9,240; Mr. Lautenbach, 6,930; Mr. Gerrity, 2,310; Mr. Seidenberg, 4,620; Messrs. Joyce and Cornwell, 3,465; Mr. Rosenthal 411,517; Mr. Ryan, 184,316; Mr. Conaway, 93,544; Mr. Nelson, 98,163; Mr. Merlo, 34,473; directors and executive officers as a group, 1,588,274.

(3) The following shares of CVS Common Stock included above for the indicated persons and group were granted under CVS' Omnibus Stock Incentive Plan and, although no longer subject to performance standards since the one year performance period for these awards has expired, are subject to certain restrictions as to continued employment and transfer of such shares as provided in the plan: Mr. Goldstein, 9,177; Mr. Ryan, 33,044; Mr. Conaway, 17,960; Mr. Nelson, 18,545; Mr. Merlo,
    6,419; executive officers as a group, 87,840.

(4) The CVS ESOP, established in 1989, held as of February 17, 1997, 5,526,677 shares of CVS ESOP Preference Stock. The Bank of New York, the trustee of the CVS ESOP, will vote shares held by the CVS ESOP in proportion to instructions received from plan participants. As of December 31, 1996 the last date on which an allocation was made, Mr. Goldstein has been allocated 776.619 shares; Mr. Ryan has been allocated 750.062 shares;
    Mr. Conaway has been allocated 203.498 shares; Mr. Nelson has been allocated 147.150 shares; Mr. Merlo has been allocated 462.799 shares; Mr. Rosenthal has been allocated 720.492 shares; and all executive officers as a group have been allocated 3,595.170 shares.
    These amounts have not been included in the above table.

(5) The receipt of the following shares of Common Stock received as director compensation has been deferred pursuant to the 1996 Directors Stock Plan:
    Mr. Bloostein, 3,558 shares; Mr. Cornwell, 1,026 shares; Mr. Gerrity, 183 shares; Mr. Jordan, 2,523 shares; Mr. Joyce, 1,393 shares; Mr. Lautenbach, 1,911 shares; Mr. Seidenberg, 1,185 shares; Ms. Stewart, 3,711 shares; and Mr. Woodward, 5,573 shares. These amounts have not been included in the above table.

(6) Of the shares shown opposite Mr. Goldstein's name, 20,000 shares are held by Mr. Goldstein's wife. Mr. Goldstein disclaims beneficial ownership of such shares. Of the shares shown opposite Mr. Murray's name, 500 shares are held by a charitable foundation. Mr. Murray disclaims beneficial ownership of such shares.

Share Ownership Information of Certain Principal Stockholders

               CVS is not aware of any person who owned beneficially more than 5% of the outstanding voting securities of CVS as of February 17, 1997, except as shown in the following table:

                                                                                                 Percent of
Title of Class                     Name and Address of Beneficial Owner       No. of Shares        Class
--------------                     ------------------------------------       -------------      ----------

Common Stock                       FMR Corp.(1)                                15,947,754          14.9%
                                   82 Devonshire Street
                                   Boston, MA 02109
Common Stock                       Brinson Partners, Inc.(2)                    6,904,354           6.5%
                                   209 S. LaSalle Street,
                                   11th Floor
                                   Chicago, IL 60604-1295
Series One ESOP                    CVS Corporation and Subsidiaries             5,526,677           100%
Convertible Preference             Employee Stock Ownership Plan Trust
Stock                              c/o Bank of New York, as Trustee(3)
                                   48 Wall Street
                                   New York, NY 10005

--------------------
* This calculation is based on all outstanding shares of CVS Common Stock and CVS ESOP Preference Stock as of February 17, 1997. The percent of voting securities owned by FMR Corp., Brinson Partners, Inc. and the CVS ESOP are 14.0%, 6.1% and 5.8%, respectively.

(1) FMR Corp. ("FMR") filed a statement with the SEC dated December 12, 1996 on Schedule 13G under the Securities Exchange Act of 1934, as the parent holding company in accordance with Rule 13d-1(b)(ii)(G) of such Act, disclosing beneficial ownership of greater than 5% of CVS Common Stock (15,947,754 shares). According to the statement, FMR and/or subsidiaries have sole voting power with respect to 951,613 of such shares and sole dispositive power over all of these shares, and FMR has certified that all of these shares were acquired in the ordinary course of business, and not for the purpose of changing or influencing the control of CVS.

(2) Share ownership information relating to Brinson Partners, Inc. set forth in the table above is based on information contained in a 13(f) Filing Report obtained from CDA/Spectrum as of August 31, 1996.

(3) Each participant in the CVS ESOP instructs the Trustee of the CVS ESOP how to vote his or her shares. As to unallocated shares and shares with respect to which the Trustee receives no timely voting instructions, the Trustee, pursuant to the ESOP Trust Agreement, votes these shares in the same proportion as it votes all of the shares with respect to which it has received timely voting instructions. Currently, each share of CVS ESOP Preference Stock is entitled to 1.2 votes per share on all matters submitted to a vote of the holders of CVS Common Stock, voting together with the holders of CVS Common Stock as a single class.

Executive Compensation

Compensation Committee Report on Executive Compensation

               CVS' executive compensation program is administered by the Compensation Committee of the CVS Board of Directors. This Committee is comprised of five independent, non-employee directors. The Compensation Committee has prepared the following report on the executive compensation program in which executive officers, including those named in the Summary Compensation Table below, participate.

               Compensation Policies. The Compensation Committee has established several important policies as a framework for CVS' executive compensation program. The compensation program is designed to motivate key executives to achieve business objectives, reward them for their achievements and align their long term interests with those of the shareholders to create maximum shareholder value. The program is also designed to provide compensation opportunities that are comparable in the aggregate to those offered by peer companies in the retail industry, allowing CVS to compete for and retain top caliber executives who are critical to CVS' success.

               The Compensation Committee engaged a leading national compensation consultant to assist it in the design of a new executive compensation program for the key CVS management group. The consultant was engaged to research market data and best practices for the key management group, including the Chief Executive Officer and the executive officers named in the Summary Compensation Table, to compare their salaries and other compensation awards to retail industry standards and to make appropriate recommendations reflective of CVS' high-growth strategy. This comparison included compensation levels reported for senior executives of nine specific retailers (including four drug chains) with sales ranging from approximately $2.5 billion to $11.8 billion. Five of the companies in this survey group are included in the S&P Retail Composite Index used in the stock performance graph on page 82.

               In connection with CVS' restructuring and implementation of a new executive compensation program, the Committee terminated the multi-year special incentive plan previously maintained for certain CVS senior executives (including Messrs. Ryan, Conaway, Merlo and Nelson), which focused on divisional performance measures. The Committee has determined to tie the future compensation of such executives directly to the annual achievement of Corporate goals and the creation of long-term CVS shareholder value. Therefore, commencing in 1997, CVS executive officers as well as other key management will participate in the Corporate annual Profit Incentive Plan and the newly designed Corporate long term Partnership Equity Program described
below.   The last payment under the divisional special incentive plan occurred with respect to 1996 and was made in cash, restricted stock that vests in equal installments over a three-year period, and stock options whose terms are described below.

               Therefore, compensation in 1996 for CVS' executive officers named in the Summary Compensation Table was comprised of base salaries and cash bonus under the Corporate Profit Incentive Plan with respect to the Chief Executive Officer; base salaries, cash bonus, restricted stock and stock options under the special incentive plan for other CVS senior executives (including Messrs. Ryan, Conaway, Merlo and Nelson); and for Messrs. Ryan and Conaway, recognition awards for their exceptional efforts and contributions to CVS' highly successful restructuring. Total executive compensation levels, comprised of salaries, annual incentives, and long term incentives (excluding recognition awards), were targeted in 1996 at the 50th to 75th percentile of compensation paid by comparable companies in the survey group. However, actual total compensation levels of executive officers range well below or above in any one year and over a period of years based on performance against annual and long term business objectives and total return to shareholders.

               Base Salaries. The Committee reviews base salaries annually and considers increases based on corporate profitability, competitive salaries, position responsibility levels and individual qualifications and performance. Salaries payable in 1996 to all executive officers named in the Summary Compensation Table were increased, on average, 7.3%. The Chief Executive Officer's base salary has not been increased since 1993.

               Annual Incentive Awards. The Corporate Profit Incentive Plan is an annual cash incentive program that rewards corporate employees based on performance relative to predetermined objectives established for the year.
The award paid to each participant in the Corporate Profit Incentive Plan for 100% performance relative to annual objectives is known as the "Normal Award." Normal Awards range up to 60% of base salary for the Chief Executive Officer and scale down depending on position responsibilities. The Plan provides for larger awards, up to a maximum award of 200% of the Normal Award if performance exceeds pre-determined objectives, and smaller or no awards if performance falls below such objectives. For 1996, the Committee determined the Chief Executive Officer's award based on meeting CVS' objective for consolidated earnings before federal income taxes, its assessment of achievements in meeting CVS' restructuring plan in terms of key milestones in the scheduled disposition of businesses in a timely, cost-effective and value added manner, reducing overhead, and having in place all necessary corporate governance measures to meet the needs of the new entities. The Committee concluded that the Chief Executive Officer's performance in implementing CVS' restructuring was outstanding and, accordingly, the Chief Executive Officer's annual award was paid at 159% of Normal Award based on the achievement of objectives.

               As discussed above, several executive officers, including certain named executive officers with CVS operational responsibilities during 1996 received 1996 awards in cash and restricted stock based on achievement of multi-year profit objectives under the CVS special incentive plan. Other executive officers with CVS operational responsibilities during 1996 were awarded 1996 bonuses based on achievement of CVS annual objectives.

               In assessing the results achieved by management during 1996, the Committee recognized the extraordinary work performed and resultant value created for CVS' shareholders by Messrs. Ryan and Conaway in successfully implementing CVS' restructuring. Total return to shareholders during 1996 was approximately 82% (including reinvested cash dividends as well as the Footstar spin-off), resulting in the creation of approximately $2.3 billion in shareholder value. Accordingly, the Committee awarded each of Messrs. Ryan and Conaway special bonuses of $1.5 million payable in 1999.

               Stock Options. Since significant grants of stock options with new three-year staggered vesting were made to the Chief Executive Officer and other executive officers in April 1995 to provide a significant incentive for achieving high shareholder returns over the long term, no grants were made to these officers in 1996. However, stock option grants were made in 1996 to certain CVS executive officers, including Messrs.
Ryan, Conaway, Nelson and Merlo, in connection with the termination of the special incentive plan for certain CVS executives. One-half of these options vest in three equal installments on the second, third and fourth anniversaries of the grant date based on continued future employment. The remaining one-half of the options vest after seven years of continued future employment, subject to accelerated vesting of 50% if the trading value of CVS Common Stock reaches $43.2950 per share and the other 50% if the trading value reaches $47.6245 per share (as adjusted for the Footstar spin-off).

               Restricted Stock. The purpose of the performance-based restricted stock awards granted in recent years was to further motivate executives to achieve annual business objectives, encourage retention and reward the creation of long term shareholder value. The number of restricted shares earned by executives was based on CVS' annual return on net assets as measured against a pre-approved budget. Once earned, such shares remain restricted until the third anniversary from the date of grant.

               In 1996, the Committee did not grant performance-based restricted stock to the Chief Executive Officer or to the other executives named in the Summary Compensation Table. The only awards of restricted stock in 1996 were in connection with the special incentive plan for certain CVS executives, and such awards are forfeitable if the recipient ceases to be employed by CVS during the three-year restriction period, subject to accelerated vesting in certain events. The Committee accelerated the vesting of restricted stock grants held by certain executives whose employment terminated in 1996 as a result of CVS' restructuring.

               Partnership Equity Program. As a major element in CVS' new executive compensation program, the Committee has adopted the Partnership Equity Program for key management of CVS. The Program is designed to ensure that those executives with significant impact on the future success of CVS have a substantial "at risk" personal equity investment in the CVS Common Stock. The Committee believes that implementation of the Program will strongly link the economic interests of key managers with each other and with CVS shareholders; provide future reward opportunities that are competitive in the external marketplace and that reflect internal responsibility levels; and assure key management stability, retention, motivation, and long term focus on corporate strategy. Upon implementation in 1997, the key management group of CVS, including its executive officers, was given the opportunity to invest in CVS Common Stock based on their position, responsibilities and potential impact on the creation of long term shareholder value. The purchase price, set at fair market value, will be paid from each executive's personal funds, without loans or guarantees by CVS. For each share purchased (up to certain individual dollar limits) and retained for a five-year period, the Committee made a matching grant of one deferred share that will vest at the end of five years of continued future employment, subject to accelerated vesting in certain events. Furthermore, the Committee has granted stock options at a rate of ten shares for each share purchased under the Program. The options have an exercise price equal to fair market value on the date of grant and vest in equal installments at the end of three, four and five years following the grant date based on continued future employment, subject to accelerated vesting in certain events. The Committee believes that the Partnership Equity Program evidences a strong personal commitment by key management -- both financially and through continued future employment -- to the growth of CVS and creation of long term shareholder value. The Committee does not consider stock holdings, prior option or restricted stock grants, or the appreciation thereon when making future option, restricted stock and Partnership Equity Program award determinations. Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Code, which took effect January 1, 1994, generally disallows a tax deduction to public companies for compensation over $1 million paid to CVS' Chief Executive Officer and the other four most highly compensated individuals who are executive officers as of the end of the year. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. While it is the Committee's policy to preserve corporate tax deductions by qualifying compensation paid over $1 million to named executive officers, it also maintains the flexibility to approve compensation arrangements that it deems to be in the best interests of CVS and its stockholders but which may not always qualify for full tax deductibility.

               Compensation Committee Members are M. Cabell Woodward, Jr., Chairman, Allan J. Bloostein, Terry R. Lautenbach, Ivan G. Seidenberg and Terrence Murray.

Summary Compensation Table

               The following table summarizes all compensation awarded to, earned by or paid to the five named executive officers for all services rendered to CVS and its subsidiaries for the periods indicated.

                                                                                 Long Term Compensation
                                                                         ----------------------------------------
                                                                                 Awards                Payouts
                                                                         ----------------------------------------
                                                                                                                     All
                                      Annual Compensation                Restricted      Securities       LTIP       Other
Name and Principal             --------------------------------------    Stock Awards    Underlying       Payouts    Compensation
    Position                   Year        Salary($)      Bonus($)(1)    ($)(2)(3)       Options(#)(2)    ($)(4)     ($)(5)
------------------             ----        ---------      -----------    ------------    -------------    -------    ------------
Stanley P. Goldstein           1996        1,050,000       1,000,000            --              --              --       20,040
  Chairman of the CVS          1995        1,050,000              --            --         519,690              --        3,750
   Board, Chief                1994        1,050,000         491,400       240,863              --         109,549        4,350
   Executive Officer and
   Director of CVS

Thomas M. Ryan                 1996          587,599       2,558,000       300,000         346,460              --        9,167
  Vice Chairman, Chief         1995          525,000         862,000       870,000          86,615              --       10,580
   Operating Officer and       1994          450,000         230,000       145,515          11,549              --        7,914
   Director of CVS;
   President and Chief
   Executive Officer of
   CVS Pharmacy, Inc.

Charles C. Conaway             1996          387,500       2,037,000       230,000         230,974              --        9,167
  Executive Vice
   President and Chief
   Financial Officer of
   CVS; Executive Vice
   President and Chief
   Financial Officer of
   CVS Pharmacy, Inc.

Daniel C. Nelson               1996          337,575         537,000       230,000         230,974              --        8,375
  Vice President of CVS;
   Executive Vice
   President - Marketing
   of CVS Pharmacy,
   Inc.

Larry J. Merlo                 1996          266,250         358,000       153,000          86,615              --        9,000
 Vice President of CVS;
   Senior Vice President-
   Stores of CVS
   Pharmacy, Inc.

--------------------

(1) Includes a deferred bonus in the amount of $1,500,000 payable to each of Messrs. Ryan and Conaway in 1999 in recognition of their work in successfully implementing CVS' restructuring.

(2) Options outstanding have been adjusted to account for the spin-off of Footstar on October 12, 1996. Options granted in 1996 become exercisable as follows: one-half of the grant becomes exercisable in three annual installments beginning on the second anniversary of the grant date and the remaining one-half of the grant becomes exercisable after seven years of continued future employment, subject to accelerated vesting of 50% if the trading value of the CVS Common Stock reaches $43.295 and the other 50% if the trading value reaches $47.6245.

(3) Restricted stock granted in 1996 is forfeitable if the recipient ceases to be employed by CVS during the three-year restriction period, subject to accelerated vesting in certain events. All restricted stock disclosed in this table and currently outstanding reflect awards of either (i) performance-based restricted stock which is contingent upon meeting one year performance objectives and subject to a three-year holding period from the date of grant or (ii) restricted stock that vests over either a three or four year period based on continuing employment. Based on the number of shares of restricted stock earned at the end of a period, dividends are paid at the same rate as paid to all shareholders from the date of the award. On December 31, 1996, Mr. Goldstein had a right to receive, in the aggregate, 9,177 restricted shares having a market value on December 31, 1996 of $378,551. Mr. Ryan had a right to receive, in the aggregate, 33,044 restricted shares having a market value on December 31, 1996 of $1,363,065. Mr. Conaway had a right to receive, in the aggregate, 17,960 restricted shares having a market value on December 31, 1996 of $740,850. Mr. Nelson had a right to receive, in the aggregate, 18,545 restricted shares having a market value on December 31, 1996 of $764,981. Mr. Merlo had a right to receive, in the aggregate, 6,419 restricted shares having a market value on December 31, 1996 of $264,784.

(4) Represents performance shares granted for the 1992-1994 performance cycle based on the market value on December 31, 1994 of $30.31. These units were earned at the end of the performance cycle based on pre-established financial performance objectives with respect to earnings per share, growth and return on equity.

(5) For 1996, includes $3,000, $6,167, $6,167, $5,375 and $6,000 contributed under CVS' 401(k) Profit Sharing Plan for Mr. Goldstein, Mr. Ryan, Mr. Conaway, Mr. Nelson and Mr. Merlo, respectively; 56.127 ESOP shares based on an assumed market value of $53.45 per share (total value of $3,000) contributed under the CVS ESOP for each of the named executives; and $14,040 paid as premiums on life insurance on behalf of Mr. Goldstein.

Option Grants in Fiscal Year Ending December 31, 1996

          The following table summarizes activity relating to stock options awarded to the named executive officers in the last fiscal year.



                          No. of            Percentage of
                         Securities         total Options
                         Underlying         Granted to
                        Options Granted     Employees in         Exercise             Expiration            Grant Date
Name                        (#)(1)          Fiscal Year(2)         Price                 Date             Present Value(3)
----                    ---------------     --------------       --------             ----------          ----------------
Stanley P. Goldstein              0              0.00%             N/A                   N/A                    N/A
Thomas M. Ryan              346,460             31.25%           $33.4445              5/14/2006              $3,073,100
Charles C. Conaway          230,974             20.83%           $33.4445              5/14/2006              $2,048,739
Daniel C. Nelson            230,974             20.83%           $33.4445              5/14/2006              $2,048,739
Larry J. Merlo               86,615              7.81%           $33.4445              5/14/2006              $  768,275

---------------
(1) The number of shares granted and the exercise price per share has been adjusted to account for the spin-off of Footstar on October 12, 1996. These options become exercisable as follows: one-half of the grant becomes exercisable in three annual installments beginning on the second anniversary of the grant date and one-half of the grant becomes exercisable after seven years of continued future employment, subject to accelerated vesting of 50% if the trading value of the CVS Common Stock reaches $43.295 and the other 50% if the trading value reaches $47.6245. The exercise prices are equal to the fair market value of CVS Common Stock on the grant date.

(2) Based on options to purchase 1,108,673 shares granted to all employees during 1996.

(3) The hypothetical present values on the grant date are calculated under the modified Black Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in hypothesizing an option's present value. Factors used to value options granted which expire 5/14/2006 include the stock's expected volatility rate (20.7%), risk free rate of return (6.58%), projected dividend yield (1.1%), projected time of exercise (7 years) and projected risk of forfeiture rate for vesting period (5% per annum). There is no assurance that the hypothetical present value of the stock options reflected in this table will be realized.

Aggregated Option Exercises in Fiscal Year Ending December 31, 1996 and Year-end Option Values

              The following table summarizes stock option exercise activity for the named executive officers during the last fiscal year and the fiscal year-end values of unexercised options.


                                                                  Number of                      Value of
                                                             Securities Underlying              Unexercised
                                                              Unexercised Options           In-the-Money Options
                                                            at Fiscal Year-End($)(2)       at Fiscal Year-End($)(2)
                                                            ------------------------       ------------------------
                        Shares Acquired        Value              Exercisable/                   Exercisable/
Name                     on Exercise(#)      Realized             Unexercisable                 Unexercisable
----                    ---------------      --------       ------------------------       ------------------------

Stanley P. Goldstein         30,000           $465,569           487,353/346,460             $3,157,567/$3,079,301
Thomas M. Ryan                3,000           $ 40,691           155,444/317,589             $1,124,312/$2,541,442
Charles C. Conaway                0           $   0.00            81,995/196,329               $561,268/$1,557,446
Daniel C. Nelson                  0           $   0.00            86,614/196,329               $592,005/$1,557,446
Larry J. Merlo                    0           $   0.00             34,473/64,962                 $255,164/$507,060

--------------------
(1) Options outstanding have been adjusted to account for the spin-off of Footstar on October 12, 1996.

(2) The value of unexercised in-the-money options at fiscal year-end assumes a fair market value of CVS Common Stock of $41.25, the average of the high and low sale prices of the CVS Common Stock as reported by the New York Stock Exchange on December 31, 1996. The actual before-tax amount, if any, realized upon the exercise of a stock option will depend upon the market price of the CVS Common Stock at the time the stock option is exercised. There is no assurance that the value of unexercised in-the-money stock options reflected in this table will be realized.

Comparison of Five Year Cumulative Total Shareholders'
Return among CVS, S&P Retail Composite and S&P 500

              The following graph compares the annual percentage change in CVS' cumulative total stockholder return on CVS Common Stock during the period commencing on December 31, 1991 and ending on December 31, 1996 (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment and (B) the difference between CVS' share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period) with the cumulative total return of the S&P Retail Composite and the S&P 500 during such period. The stock price performance on the graph below is not necessarily indicative of future price performance.

                              CVS CORPORATION
------------------------------------------------------------------------------
           Comparison of Cumulative Total Return to Shareholders
                  December 31, 1991 to December 31, 1996
------------------------------------------------------------------------------


                                 [graph]


                                                                      Compound
                                          Year End                    Annual
                      ----------------------------------------------- Return
                       1991     1992    1993    1994    1995    1996  Rate
                      ------   ------  ------  ------  ------  ------ -------

CVS Corporation       $100.0   $123.0  $ 97.2  $ 76.9  $ 80.1  $145.8   7.8%
S&P Retail Composite*  100.0    118.1   110.2   101.1   112.4   132.2   5.7%
S&P 500                100.0    107.6   118.4   120.0   165.0   202.9  15.2%

*Index includes 35 retail companies, including CVS.

Income Continuation Policy

              In January 1987, the CVS Board of Directors adopted and in May 1988 amended, the Income Continuation Policy for Select Senior Executives of CVS (the "Income Continuation Policy"), which provides that in the event of a change in control, as defined in the Income Continuation Policy, and subsequent termination of employment by CVS other than for cause, or by the executive with good reason (as defined in the Income Continuation Policy), within 24 months of a change in control, the Chief Executive Officer and other current named executive officers in the Summary Compensation Table will be entitled to receive from CVS a single sum payment equal to three times the sum of annual base pay plus their full normal annual incentive compensation award immediately prior to such termination of employment. In addition, upon such a termination of employment, each covered executive will be entitled to remain a participant in all employee welfare benefit plans maintained by CVS at the time of such termination of employment for a period of 24 months after such termination of employment (or if such participation is not possible under the terms of any such plan, each such executive shall be provided with benefits which are comparable to the coverage provided by such plan). The Income Continuation Policy also provides that in the event of a change in control each covered executive shall be fully vested in all shares previously awarded to the executive under CVS' Omnibus Stock Incentive Plan and any successor plan thereto without regard to any restrictions previously imposed under the terms of such plan and entitled to exercise any stock options on CVS Common Stock (whether or not otherwise exercisable). In addition, upon termination of employment each outstanding option shall remain exercisable until the earlier of six months after such termination, provided such exercise does not violate the terms of the plan under which such option was granted, or the expiration of the option period specified in such plan. The Income Continuation Policy also provides that if payments under such policy or the Supplemental Executive Retirement Plan described below are subject to the "golden parachute" excise tax under Section 4999 of the Code (which deals with certain payments contingent on a change in control), CVS will make an additional payment to the covered executive in respect of such tax.

Supplemental Executive Retirement Plan

              CVS maintains a Supplemental Executive Retirement Plan for Select Senior Management of CVS (the "Supplemental Retirement Plan"). The Supplemental Retirement Plan is designed to increase the retirement benefits of selected executive employees. In connection with CVS' restructuring, the Supplemental Retirement Plan was amended to create a new benefit formula (the "New Benefit Formula"). Under the New Benefit Formula, executives selected for participation (including Messrs. Ryan, Conaway, Nelson and Merlo) will receive an annual benefit commencing on the later of age 55 or retirement, equal to 1.6% of a three-year average of final compensation (as defined) for each year of service (including credited years of service under the Supplemental Retirement Plan prior to amendment) up to 30 years, or a maximum benefit of 48% of final compensation, with no offset for any amounts provided by CVS' qualified plans, social security or other retirement benefits. Except in the event of a change in control (as defined in the plan) or as provided in the employment agreements referred to below, no benefits are payable to an eligible executive unless he or she terminates employment after attaining age 55 or after five years of credited service under the plan. The following table shows the approximate amounts of annual retirement income that would be payable under the New Benefit Formula to executives covered by it based on various assumptions as to compensation and years of service, assuming benefits are computed under a straight life annuity formula and retirement after attaining age 55 or with five years of service:

Estimated Annual Retirement Benefits Based on Service of
Compensation 5 Years 10 Years 15 Years 20 Years 30 Years

                  Estimated Annual Retirement Benefits Based on Service of
               ---------------------------------------------------------------
Compensation    5 Years       10 Years       15 Years     20 Years    30 Years

$  600,000     $ 48,000       $ 96,000       $144,000     $192,000    $288,000
   800,000       64,000        128,000        192,000      256,000     384,000
 1,000,000       80,000        160,000        240,000      320,000     480,000
 1,300,000      104,000        208,000        312,000      416,000     624,000
 1,600,000      128,000        256,000        384,000      512,000     768,000
 1,900,000      152,000        304,000        456,000      608,000     912,000

              Final compensation for purposes of the New Benefit Formula is the average of the executive's three highest years of annual salary and bonus out of the last ten years of service. For this purpose, salary and bonus are the amounts shown in the Salary and Bonus column of the Summary Compensation Table. The estimated credited years of benefit service for Messrs. Ryan, Conaway, Nelson and Merlo are 21, 4, 3, and 18 years, respectively. Enhanced benefits are payable in a lump sum upon termination of employment following a change in control.

              The benefit formula in place prior to amendment of the Supplemental Retirement Plan (the "Prior Benefit Formula") continues to apply to Mr. Goldstein and certain other executives who have terminated employment with a vested benefit. The Prior Benefit Formula provides that executive officers with at least 10 years of credited service will receive upon retirement at or after age 60 an annual benefit equal to 50% of final compensation less any amounts provided by other retirement programs of CVS or programs of other companies (but without deduction for social security). In the case of retirement on or after age 55 but before age 60, a reduced benefit is provided. Except in the event of a change in control (as defined in the plan) or as provided in the employment agreements referred to below, no benefits are payable to an eligible executive who terminates employment prior to age 55 or prior to completing 10 years of credited service.

              Under the Prior Benefit Formula, Mr. Goldstein is currently entitled to retire with an annual benefit of $768,000, computed under a straight life annuity formula. Final compensation for purposes of the Prior Benefit Formula is the executive's final year of salary plus targeted annual incentive bonus for his or her final year. In the event of a change in control, benefits will be payable under the Prior Benefit Formula upon subsequent termination of employment on a lump sum basis.

              Benefits under the New Benefit Formula and the Prior Benefit Formula are generally payable in annual installments for the life of the executive, but joint and survivor forms of payment of equivalent actuarial value may be elected.

CVS Employment Agreements

              In December 1996, the CVS Board approved that CVS enter into employment agreements (each referred to below as a "CVS Employment Agreement" and collectively as the "CVS Employment Agreements") with Messrs. Ryan, Conaway, Nelson, Merlo and one other executive officer relating to their employment with CVS. CVS has entered into a CVS Employment Agreement with certain of these officers and expects that the remaining unexecuted employment agreements will be entered into within a reasonable period after the date of this Joint Proxy Statement/Prospectus. The CVS Employment Agreements supersede the Income Continuation Policy (referred to above) as it relates to such executives.

              The period of employment under the CVS Employment Agreements extends initially for three years, subject to automatic one-year extensions at the end of the initial term unless either party gives notice of non-renewal at least 180 days prior to expiration of the term. The CVS Employment Agreements generally provide for payment of an annual base salary, subject to review for increase at the discretion of the Compensation Committee. Base salaries are currently $725,000, $500,000, $450,000 and $350,000 for Messrs. Ryan, Conaway, Nelson and Merlo, respectively. The CVS Employment Agreements also generally provide for (i) continued payment of base salary, target cash bonuses, and other benefits for 36 months in the case of Mr. Ryan and for 24 months in the case of other named executive officers (or a lump sum equal to three times salary plus target bonuses in the case of a change in control) in the event the executive's employment is terminated by CVS without "cause" or voluntarily by the executive due to a "constructive termination without cause"; (ii) non-competition for a period of 18 months subsequent to a voluntary termination of employment if CVS elects to continue paying 50% of the executive's base salary during such period; (iii) other restrictive covenants including nondisclosure, non-solicitation of employees and availability for litigation support; (iv) participation in certain benefit plans and programs (including life insurance and medical benefits); (v) annual and long term incentive compensation opportunities; and (vi) deferred compensation arrangements. Mr. Ryan's CVS Employment Agreement provides that his target annual incentive opportunity may not be less than 65% of his base salary, and the CVS Employment Agreements for Messrs. Conaway, Nelson and Merlo provide that their target annual incentive opportunities may not be less than 60%, 60% and 50%, respectively, of their base salaries.

              A "change in control" is defined in generally the same manner as under the proposed 1997 Incentive Compensation Plan, as described below. "Constructive termination without cause" is defined generally as demotion, reduction in compensation, unapproved relocation in the case of Mr. Ryan (or, in the case of other named executive officers, following a change in control), material breach of the CVS Employment Agreement by CVS, or, in the case of Mr. Ryan, failure to extend the term of the CVS Employment Agreement to his 60th birthday. "Cause" is defined generally as a breach of the restrictive covenants, felony convictions, or willful gross neglect or gross misconduct resulting in material harm to CVS.

              If payments under the CVS Employment Agreements following a change in control are subject to the "golden parachute" excise tax, CVS will make an additional "gross-up" payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross-up payment) is the same as would have been the case had such excise tax not applied. The CVS Employment Agreements obligate CVS to indemnify the executives to the fullest extent permitted by law, including the advancement of expenses, and provide that CVS generally will reimburse an executive for expenses incurred in seeking enforcement of the CVS Employment Agreement if he prevails or, after a change in control, if the executive's assertion of rights is in good faith and not frivolous.

              The CVS Employment Agreement with Mr. Ryan relates to his employment as Vice Chairman and Chief Operating Officer of CVS, President and Chief Executive Officer of CVS Pharmacy Inc., and his agreement to serve as a member of the CVS Board of Directors of CVS. The CVS Employment Agreements with Messrs. Conaway, Nelson and Merlo relate to their employment as executive officers of CVS.

              Pursuant to the terms of his employment agreement with CVS, Mr. Harvey Rosenthal (who is a former officer of CVS whose employment with CVS terminated during 1996 and who is a current director of CVS who is not standing for re-election at the CVS Meeting) will be paid his base salary at the rate in effect on September 30, 1996 (the date of his termination) for a period of two years, plus $800,000 to be paid in equal monthly installments over the severance period and a lump sum amount of $323,995 which was paid in 1996. All restrictions on restricted stock held by Mr. Rosenthal lapsed as of his date of termination. Mr. Rosenthal's outstanding options will continue to vest during the severance period in accordance with the options' original schedules and will remain exercisable for six years following his termination.

Other CVS Proposal 1 -- Election of Directors

           Eleven directors of CVS are to be elected at the CVS Meeting, to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. The nominees for election as CVS directors are: Allan J. Bloostein, W. Don Cornwell, Thomas P. Gerrity, Stanley P. Goldstein, William H. Joyce, Terry R. Lautenbach, Terrence Murray, Thomas M. Ryan, Ivan G. Seidenberg, Patricia Carry Stewart and M. Cabell Woodward, Jr. For information on such nominees, see "--Nominees for Election as CVS Directors". The persons named as proxies in the enclosed proxy have advised CVS that the shares represented are to be voted at the CVS Meeting in accordance with the proxy for the nominees for election as directors. The persons named as proxies have also advised CVS that it is their present intention, if any of said nominees shall unexpectedly become unavailable, to vote for the election of any person substituted by the management for any of said nominees.

        The CVS Board of Directors recommends that CVS stockholders vote FOR all nominees.

Other CVS Proposal 2 -- Proposed 1997 Incentive Compensation Plan

              The CVS Board adopted, effective January 8, 1997, subject to stockholder approval, the 1997 Incentive Compensation Plan (the "1997 ICP"). The 1997 ICP is intended to supersede the CVS Omnibus Stock Incentive Plan, CVS 1987 Stock Option Plan, and CVS 1973 Stock Option Plan (the "Preexisting Plans"). If the 1997 ICP is approved by CVS' stockholders, authority to make future grants under the Preexisting Plans will be terminated, although previously granted awards will remain outstanding in accordance with their terms and the terms of the Preexisting Plans.

              The CVS Board of Directors believes that attracting and retaining key employees is essential to CVS' growth and success. In addition, the CVS Board believes that the long term success of CVS is enhanced by a competitive and comprehensive compensation program, which may include tailored types of incentives designed to motivate and reward such persons for outstanding service, including awards that link compensation to applicable measures of CVS' performance and the creation of shareholder value. Such awards will enable CVS to attract and retain key employees and enable such persons to acquire and/or increase their proprietary interest in CVS and thereby align their interests with the interests of CVS' shareholders. In addition, the CVS Board has concluded that the Compensation Committee of the CVS Board (the "Committee") should be given as much flexibility as possible to provide for annual and long term incentive awards contingent on performance.

              The following is a brief description of the material features of the 1997 ICP. Such description is qualified in its entirety by reference to the full text of the 1997 ICP, which is attached hereto as Annex F. Types of Awards. The terms of the 1997 ICP provide for grants of stock options, stock appreciation rights ("SARs"), restricted stock, deferred stock, other stock-related awards, and performance or annual incentive awards that may be settled in cash, stock, or other property ("Awards").

             Shares Subject to the 1997 ICP; Annual Per-Person Limitations. Under the 1997 ICP, the total number of shares of CVS Common Stock reserved and available for delivery to participants in connection with Awards is (i)
2.5 million, plus (ii) the number of shares of CVS Common Stock remaining available under Preexisting Plans immediately prior to the date on which stockholders of CVS approve the adoption of the 1997 ICP, plus (iii) the number of shares of CVS Common Stock subject to awards under Preexisting Plans which become available (generally due to cancellation or forfeiture) after the date on which stockholders of CVS approve the adoption of the 1997 ICP, plus (iv) 9.4% of the number of shares of CVS Common Stock issued or delivered by CVS after the effective date of the 1997 ICP (excluding any issuance or delivery in connection with Awards, or any other compensation or benefit plan of CVS); provided, however, that the total number of shares of CVS Common Stock with respect to which incentive stock options ("ISOs") may be granted shall not exceed two million and the total number of shares of restricted stock awarded under the 1997 ICP shall not exceed 1.8 million shares. As of February 22, 1997, there were 3,072,183 shares available for grant under Preexisting Plans and 5,233,863 shares subject to awards under Preexisting Plans. Any shares of CVS Common Stock delivered under the 1997 ICP may consist of authorized and unissued shares or treasury shares. CVS Common Stock subject to an Award that is canceled, expired, forfeited, settled in cash, or otherwise terminated without a delivery of shares to the participant, including CVS Common Stock withheld or surrendered in payment of any exercise or purchase price of an Award or taxes relating to an Award, will again be available for Awards under the 1997 ICP.

              In addition, the 1997 ICP imposes individual limitations on the amount of certain Awards in order to comply with Section 162(m) of the Code. Under these limitations, during any fiscal year the number of options, SARs, shares of restricted stock, shares of deferred stock, shares of CVS Common Stock issued as a bonus or in lieu of other obligations, and other stock-based Awards granted to any one participant shall not exceed
1.5 million shares for each type of such Award, subject to adjustment in certain circumstances. The maximum cash amount that may be earned as a final annual incentive award or other annual cash Award in respect of any fiscal year by any one participant is $5 million, and the maximum cash amount that may be earned as a final performance award or other cash Award in respect of a performance period other than an annual period by any one participant on an annualized basis is $5 million.

              The Committee is authorized to adjust the number and kind of shares subject to the aggregate share limitations and annual limitations under the 1997 ICP and subject to outstanding Awards (including adjustments to exercise prices and number of shares of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affects the CVS Common Stock so that an adjustment is appropriate. The Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or in response to changes in applicable laws, regulations, accounting principles, or other special events. Eligibility. Executive officers and other officers and employees of CVS or any subsidiary, including any such person who may also be a director of CVS, shall be eligible to be granted Awards under the 1997 ICP. It is anticipated that approximately 975 persons will be eligible to receive Awards under the 1997 ICP. Administration. The 1997 ICP will be administered by the Committee except to the extent the CVS Board elects to administer the 1997 ICP. Subject to the terms and conditions of the 1997 ICP, the Committee is authorized to select participants, determine the type and number of Awards to be granted and the number of shares of CVS Common Stock or dollar amounts to which Awards will relate, specify times at which Awards will be exercisable (including performance conditions that may be required as a condition thereof) set other terms and conditions of such Awards, prescribe forms of Award agreements, interpret and specify rules and regulations relating to the 1997 ICP, and make all other determinations that may be necessary or advisable for the administration of the 1997 ICP. The 1997 ICP provides that Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the 1997 ICP.

              Stock Options and SARs. The Committee is authorized to grant stock options, including both ISOs that can result in potentially favorable tax treatment to the participant and non-qualified stock options (i.e, options not qualifying as ISOs), and SARs entitling the participant to receive the excess of the fair market value of a share of CVS Common Stock on the date of exercise over the grant price of the SAR. The exercise price per share subject to an option and the grant price of an SAR is determined by the Committee, but must not be less than the fair market value of a share of CVS Common Stock on the date of grant (except to the extent of in-the-money awards or cash obligations surrendered by the participant at the time of grant). The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment generally is fixed by the Committee, except no option or SAR may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, CVS Common Stock, outstanding Awards, or other property (possibly including notes or obligations to make payment on a deferred basis) having a fair market value equal to the exercise price, as the Committee may determine from time to time. Methods of exercise and settlement and other terms of the SARs are determined by the Committee.

              Repricing. The Committee shall not, without further approval of CVS stockholders, grant any options or SARs under the 1997 ICP that would constitute a "repricing" of such options or SARs and thereby trigger the disclosure obligation under Item 402(i) of Regulation S-K or any successor provision.

              Restricted and Deferred Stock. The Committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of CVS Common Stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment and/or failure to meet certain performance requirements prior to the end of a restricted period specified by the Committee. A participant granted restricted stock generally has all of the rights of a stockholder of CVS, including the right to vote the shares and to receive dividends thereon, unless otherwise determined by the Committee. An Award of deferred stock confers upon a participant the right to receive shares at the end of a specified deferral period, subject to possible forfeiture of the Award in the event of certain terminations of employment and/or failure to meet certain performance requirements prior to the end of a specified restricted period (which restricted period need not extend for the entire duration of the deferral period). Prior to settlement, an Award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

              Dividend Equivalents. The Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares, other Awards, or other property equal in value to dividends paid on a specific number of shares or other periodic payments. Dividend equivalents may be granted on a free-standing basis or in connection with another Award, may be paid currently or on a deferred basis, and, if deferred, may be deemed to have been reinvested in additional shares, Awards, or other investment vehicles specified by the Committee.

              Bonus Stock and Awards in Lieu of Cash Obligations. The Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other Awards in lieu of obligations to pay cash under other plans or compensatory arrangements, subject to such terms as the Committee may specify.

              Other Stock-Based Awards. The 1997 ICP authorizes the Committee to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares. Such Awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, purchase rights for shares, Awards with value and payment contingent upon performance of CVS or any other factors designated by the Committee, and Awards valued by reference to the book value of shares or the value of securities of or the performance of specified subsidiaries. The Committee determines the terms and conditions of such Awards, including consideration to be paid to exercise Awards in the nature of purchase rights, the period during which Awards will be outstanding, and forfeiture conditions and restrictions on Awards.

              Performance Awards, Including Annual Incentive Awards. The right of a participant to exercise or receive a grant or settlement of an Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. In addition, the 1997 ICP authorizes specific annual incentive awards, which represent a conditional right to receive cash, shares or other Awards upon achievement of preestablished performance goals during a specified one-year period. Performance awards and annual incentive awards granted to persons the Committee expects will, for the year in which a deduction arises, be among the Chief Executive Officer and four other most highly compensated executive officers, will, if so intended by the Committee, be subject to provisions that should qualify such Awards as "performance-based compensation" not subject to the limitation on tax deductibility by CVS under Code Section 162(m).

              The performance goals to be achieved as a condition of payment or settlement of a performance award or annual incentive award will consist of (i) one or more business criteria and (ii) a targeted level or levels of performance with respect to each such business criteria. In the case of performance awards intended to meet the requirements of Code Section
162(m), the business criteria used must be one of those specified in the 1997 ICP, although for other participants the Committee may specify any other criteria. The business criteria specified in the 1997 ICP are: (1) earnings per share; (2) revenues; (3) cash flow; (4) cash flow return on investment; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; (6) economic value added;
(7) operating margin; (8) net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; operating earnings; (9) total shareholder return; and (10) any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of comparable companies.

              In granting annual incentive or performance awards, the Committee may establish unfunded award "pools," the amounts of which will be based upon the achievement of a performance goal or goals using one or more of the business criteria described in the preceding paragraph. During the first 90 days of a fiscal year or other performance period (or such other period as permitted under Code Section 162(m)), the Committee will determine who will potentially receive annual incentive or performance awards for that fiscal year or other performance period, either out of the pool or otherwise. After the end of each fiscal year or other performance period, the Committee will determine the amount, if any, of the pool, the maximum amount of potential annual incentive or performance awards payable to each participant in the pool, and the amount of any potential annual incentive or performance award otherwise payable to a participant. The Committee may, in its discretion, determine that the amount payable as a final annual incentive or performance award will be increased or reduced from the amount of any potential Award, but may not exercise discretion to increase any such amount intended to qualify under Code Section 162(m).

              Subject to the requirements of the 1997 ICP, the Committee will determine other performance award and annual incentive award terms, including the required levels of performance with respect to the business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions, and the form of settlement.

              Other Terms of Awards. Awards may be settled in the form of cash, CVS Common Stock, other Awards, or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee is authorized to place cash, shares, or other property in trusts or make other arrangements to provide for payment of CVS' obligations under the 1997 ICP. The Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares or other property to be distributed will be withheld (or previously acquired shares or other property surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 1997 ICP generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the Committee may, in its discretion, permit transfers for estate planning or other purposes.

              Awards under the 1997 ICP are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant Awards in exchange for other Awards under the 1997 ICP, awards under other plans of CVS, or other rights to payment from CVS, and may grant Awards in addition to and in tandem with such other Awards, awards, or rights as well.

              Unless the Award agreement specifies otherwise, the Committee may cancel or rescind Awards if the participant fails to comply with certain noncompetition, confidentiality, intellectual property or other covenants. For instance, Awards may be canceled or rescinded if the participant engages in competitive activity while employed with CVS or within a specified period following termination of employment.

              Acceleration of Vesting. The Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and vesting shall occur automatically in the case of a "change in control" of CVS except to the extent otherwise determined by the Committee at the date of grant. In addition, the Committee may provide that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any change in control. Upon the occurrence of a change in control, except to the extent otherwise determined by the Committee at the date of grant, options may at the election of the participant be cashed out based on a defined "change in control price," which will be the higher of
(i) the cash and fair market value of property that is the highest price per share of CVS Common Stock paid (including extraordinary dividends) in any change in control or liquidation of shares of CVS Common Stock following a sale of substantially all of the assets of CVS, or (ii) the highest fair market value per share of CVS Common Stock (generally based on market prices) at any time during the 60 days before and 60 days after a change in control. "Change in control" is defined in the 1997 ICP to include a variety of events, including significant changes in the stock ownership of CVS or a significant subsidiary, changes in CVS' board of directors, certain mergers and consolidations of CVS or a significant subsidiary, and the sale or disposition of all or substantially all the consolidated assets of CVS.

              Amendment and Termination of the 1997 ICP. The CVS Board of Directors may amend, alter, suspend, discontinue, or terminate the 1997 ICP or the Committee's authority to grant Awards without further shareholder approval, except shareholder approval must be obtained for any amendment or alteration if required by law or regulation or under the rules of any stock exchange or automated quotation system on which the shares are then listed or quoted. Shareholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the CVS Board may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable. Thus, shareholder approval will not necessarily be required for amendments that might increase the cost of the 1997 ICP or broaden eligibility. Unless earlier terminated by the CVS Board, the 1997 ICP will terminate at such time as no shares remain available for issuance under the 1997 ICP and CVS has no further rights or obligations with respect to outstanding Awards under the 1997 ICP.

              Federal Income Tax Implications of the 1997 ICP. The following is a brief description of the federal income tax consequences generally arising with respect to Awards under the 1997 ICP.

              The grant of an option or SAR will create no tax consequences for the participant or CVS. A participant will not recognize taxable income upon exercising an ISO (except that the alternative minimum tax may apply). Upon exercising an option other than an ISO, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise. Upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the freely transferable and nonforfeitable shares received.

             Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise of the ISO minus the exercise price, or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant's disposition of shares acquired upon the exercise of an option (including an ISO for which the ISO holding periods are met) or SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option or SAR).

              CVS generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option or SAR. CVS generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, CVS will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the ISO holding periods prior to disposition of the shares.

              With respect to Awards granted under the 1997 ICP that result in the payment or issuance of cash or shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property received. Thus, deferral of the time of payment or issuance will generally result in the deferral of the time the participant will be liable for income taxes with respect to such payment or issuance. CVS generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

              With respect to Awards involving the issuance of shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property becomes transferable or is not subject to a substantial risk of forfeiture, whichever occurs earlier. A participant may elect to be taxed at the time of receipt of shares or other property rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property, the participant would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he previously paid tax. The participant must file such election with the Internal Revenue Service within 30 days of the receipt of the shares or other property. CVS generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

              Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to excess parachute payments within the meaning of Code Section 280G and, to such extent, will be non-deductible by CVS and subject to a 20% excise tax by the participant. The foregoing summary of the federal income tax consequences in respect of the 1997 ICP is for general information only. Interested parties should consult their own advisors as to specific tax consequences, including the application and effect of foreign, state and local tax laws.

              The Board of Directors of CVS recommends a vote FOR approval of the CVS 1997 Incentive Compensation Plan.

Other CVS Proposal 3 -- Appointment of Independent Auditors

              KPMG Peat Marwick LLP was CVS' independent auditor for the year ended December 31, 1996 and has been selected by the CVS Board, upon recommendation of the Audit Committee, to serve as such for the year ending December 31, 1997. This appointment is being submitted to the shareholders for ratification. A representative of KPMG Peat Marwick LLP is expected to attend the CVS Meeting and will be given the opportunity to make a statement and/or to respond to appropriate questions.

              In the event that ratification of the appointment of KPMG Peat Marwick LLP as CVS' independent auditors is not obtained at the CVS
Meeting, the CVS Board will reconsider its appointment.

              The Board of Directors of CVS recommends a vote FOR ratification of the appointment of KPMG Peat Marwick LLP as CVS' independent auditors.

                       FUTURE STOCKHOLDER PROPOSALS


              Any CVS stockholder who intends to submit a proposal for inclusion in the proxy materials for the 1998 annual meeting of CVS stockholders must submit such proposal to the Secretary of CVS by December 22, 1997. Revco expects to hold an annual meeting of stockholders in the third quarter of 1997 unless the Merger is completed prior thereto. Any Revco stockholder who intends to submit a proposal for inclusion in the proxy materials for the 1997 annual meeting of Revco must submit such proposal to the Secretary of Revco by April 25, 1997.


              SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement for an annual meeting.

                    WHERE YOU CAN FIND MORE INFORMATION

              CVS and Revco file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

              CVS filed a Registration Statement on Form S-4 to register with the SEC the CVS Common Stock to be issued to Revco stockholders in the Merger. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of CVS in addition to being a proxy statement of CVS and Revco for the Meetings. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

              The SEC allows us to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.


   CVS SEC Filings (File No. 1-1011)     Period
   ---------------------------------     ------

   Annual Report on Form 10-K            Year ended December 31, 1996
                                         (amended by Form 10-K/A filed April
                                         17, 1997)
   Current Reports on Form 8-K           Filed on October 28, 1996,
                                         February 7, 1997
                                         and March 26, 1977
   The description of CVS Common
   Stock set forth in the Registration
   Statement on Form 8-B                 Filed on November 5, 1996

   Revco SEC Filings (File No. 1-5025)   Period
   ---------------------------------     ------

   Annual Report on Form 10-K            Year ended June 1, 1996
   Quarterly Reports on Form 10-Q        Quarters ended August 24, 1996,
                                         November 16, 1996, and February 8,
                                         1997 (amended by Form 10-Q/A
                                         filed April 17, 1997)
   Current Reports on Form 8-K           Filed on September 11, 1996
                                         (amended by Form 8-K/A on September
                                         12, 1996), November 1, 1996,
                                         November 26, 1996 and February 10,
                                         1997


              We are also incorporating by reference additional documents that we file with the SEC between the date of this Joint Proxy
Statement/Prospectus and the dates of the Meetings of our stockholders.

              CVS has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to CVS, and Revco has supplied all such information relating to Revco.

              If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Joint Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

      CVS Corporation                 Revco D.S., Inc.
      One CVS Drive                   1925 Enterprise Parkway
      Woonsocket, RI  02895           Twinsburg, OH  44087
      Tel:  (404) 765-1500 Tel:       (216) 425-9811


              If you would like to request documents from us, please do so by May 21, 1997 to receive them before the Meetings.



              You should rely only on the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus to vote on the CVS Proposals and the Revco Merger Proposal. We have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated April 21, 1997. You should not assume that the information contained in the Joint Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of this Joint Proxy Statement/Prospectus to stockholders nor the issuance of CVS Common Stock in the Merger shall create any implication to the contrary.


                             LIST OF DEFINED TERMS


Defined Term                         Page No.
------------                         --------

1933 Act................................24
1997 ICP................................85
Adjusted Purchase Price.................38
Adjusted Market Value...................39
Antitrust Division......................23
Applicable Period.......................50
Arbor Drugs.............................31
Average.................................33
Awards..................................86
Base Salary.............................50
Big B...................................13
Business Combination....................69
CAGR....................................46
Cause...................................84
Change in Control.......................84
Code....................................23
Collar..................................40
Committee...............................86
Comparable Companies....................32
Comparable Acquisitions.................32
Constructive Termination Without Cause..84
Consulting Agreements...................54
Continuing Employees....................55
Continuing Director.....................70
Cost Savings............................31
Covered Executives......................50
Current Price...........................47
CVS.....................................13
CVS Bylaws..............................68
CVS Charter.............................68
CVS Common Stock........................13
CVS Employment Agreement................84
CVS ESOP................................65
CVS ESOP Preference Stock...............58
CVS $40 Proposal........................15
CVS Meeting.............................13
CVS Merger Proposal.....................64
CVS Preference Stock....................70
CVS Preferred Stock.....................70
CVS Proposals...........................64
CVS Record Date.........................65
CVS $33 Presentation....................14
CVS $36 Proposal........................14
Davis Polk..............................16
DCF.....................................33
December Projections....................37
Delaware Law............................68
Demand Registration.....................64
Directors' Plan.........................55
DLJ.....................................14
DLJ Engagement Letter...................34
DLJ Opinion.............................30
EBIT....................................32
EBITDA..................................32
Eckerd..................................14
Effective Time..........................13
Employment Agreements...................50
EPS.....................................32
Equity Purchase Price...................38
ESPP....................................52
EVA Plan................................53
Exchange Agent..........................57
Exchange Ratio..........................56
Fay's...................................33
FIFO....................................37
FMR.....................................76
Footstar................................25
FTC.....................................23
Fully Diluted Exercisable Shares........39
Fully Diluted Outstanding Shares........37
GAAP....................................22
Good Reason.............................50
Gross-Up Payment........................51
Group A Executives......................50
Group B Executives......................50
Historical Transactions.................38
Holder..................................63
HSI.....................................33
HSR Act.................................23
Income Continuation Policy..............82
ISOs....................................86
J.C.Penney..............................14
Linens 'n Things........................34
Longs Drug Stores.......................31
LTIP....................................51
LTM.....................................32
Magten..................................63
Market Value............................39
Maximum Premium.........................56
Meetings................................13
Merger..................................13
Merger Agreement........................13
Merger Subsidiary.......................13
Named Executive Officers................51
New Benefit Formula.....................83
Normal Award............................77
NYSE....................................16
Other CVS Annual Meeting Proposals......64
Outstanding Shares......................41
P/E.....................................32
PBM.....................................18
Pre-Announcement Price..................47
Pre-Existing Letter.....................49
Preexisting Plans.......................85
Preferred Stock.........................70
Premium to Stock Price..................38
Principals..............................14
Prior Benefit Formula...................83
Recent Transactions.....................38
Registrable Securities..................63
Related Person..........................69
Reorganization..........................36
Revco...................................13
Revco Bylaws............................68
Revco Charter...........................68
Revco Common Stock......................13
Revco Meeting...........................13
Revco Merger Proposal...................64
Revco Record Date.......................65
Revco stockholder approval..............50
Rite Aid................................13
Salary Plus Bonus.......................50
Salomon.................................16
Salomon Engagement Letter...............49
Salomon Opinion.........................43
SARs....................................86
SEC.....................................22
Selected Drugstore Chains...............45
SERP....................................54
Stockholder Agreement...................63
Superior Proposal.......................59
Supplemental Retirement Plan............83
Termination Date........................54
Thrift Drug.............................14
Thrifty Payless.........................14
WACC....................................33
Wasserstein Perella.....................14
Wasserstein Perella Opinion.............35
Zell/Chilmark...........................63
Zell Shares.............................63


                                                            ANNEX A


                         AGREEMENT AND PLAN OF MERGER

                                  dated as of

                               February 6, 1997*

                                     among

                               CVS CORPORATION,

                               REVCO D.S., INC.

                                      AND

                            NORTH ACQUISITION CORP.


_________________________________
(*Text of Annex A reflects the
First Amendment dated as of March 19, 1997 to
Agreement and Plan of Merger,
but the Agreement and Plan of Merger
dated as of February 6, 1997
has not been amended and restated)






                               TABLE OF CONTENTS


                                                                    Page
                                                                    ----
                                 ARTICLE 1
                                The Merger

                  Section 1.1.  The Merger...........................  2
                  Section 1.2.  Conversion of Shares.................  2
                  Section 1.3.  Surrender and Payment................  4
                  Section 1.4.  Stock Options........................  5
                  Section 1.5.  Fractional Shares....................  7
                  Section 1.6.  Adjustments..........................  8

                                 ARTICLE 2
                         The Surviving Corporation

                  Section 2.1.  Certificate of Incorporation.........  9
                  Section 2.2.  Bylaws...............................  9
                  Section 2.3.  Directors and Officers...............  9

                                 ARTICLE 3
                  Representations and Warranties of Revco

                  Section 3.1.  Organization and Power...............  9
                  Section 3.2.  Corporate Authorization.............. 10
                  Section 3.3.  Governmental Authorization........... 10
                  Section 3.4.  Non-Contravention.................... 11
                  Section 3.5.  Capitalization of Revco.............. 12
                  Section 3.6.  Capitalization of Subsidiaries....... 13
                  Section 3.7.  SEC Filings.......................... 13
                  Section 3.8.  Financial Statements................. 14
                  Section 3.9.  Disclosure Documents................. 14
                  Section 3.10.  Information Supplied................ 14
                  Section 3.11.  Absence of Certain Changes.......... 15
                  Section 3.12.  No Undisclosed Material Liabilities. 17
                  Section 3.13.  Litigation.......................... 17
                  Section 3.14.  Taxes............................... 17
                  Section 3.15.  Employee Benefit Plans; ERISA....... 18
                  Section 3.16.  Compliance with Laws; No Default; No
                                 Non-Competes........................ 20
                  Section 3.17.  Finders' Fees....................... 20
                  Section 3.18.  Environmental Matters............... 21
                  Section 3.19.  Assets.............................. 22
                  Section 3.20.  Opinion of Financial Advisor........ 22
                  Section 3.21.  Transactions with Affiliates........ 22
                  Section 3.22.  Accounting Matters.................. 23
                  Section 3.23.  Insurance........................... 23
                  Section 3.24.  Takeover Statutes................... 23
                  Section 3.25.  Former Merger Agreement............. 23
                  Section 3.26.  Pooling Letter...................... 23
                  Section 3.27.  Affiliates.......................... 24

                                 ARTICLE 4
                   Representations and Warranties of CVS

                  Section 4.1.  Organization and Power............... 24
                  Section 4.2.  Corporate Authorization.............. 24
                  Section 4.3.  Governmental Authorization........... 25
                  Section 4.4.  Non-Contravention.................... 25
                  Section 4.5.  Capitalization of CVS................ 26
                  Section 4.6.  Capitalization of Subsidiaries....... 27
                  Section 4.7.  SEC Filings.......................... 27
                  Section 4.8.  Financial Statements................. 28
                  Section 4.9.  Disclosure Documents................. 28
                  Section 4.10.  Information Supplied................ 29
                  Section 4.11.  Absence of Certain Changes.......... 29
                  Section 4.12.  No Undisclosed Material Liabilities. 30
                  Section 4.13.  Litigation.......................... 31
                  Section 4.14.  Taxes............................... 31
                  Section 4.15.  Employee Benefits, ERISA............ 31
                  Section 4.16.  Compliance with Laws; No Default; No
                                 Non-Competes........................ 33
                  Section 4.17.  Finders' Fees....................... 33
                  Section 4.18.  Environmental Matters............... 34
                  Section 4.19.  Assets.............................. 34
                  Section 4.20.  Opinion of Financial Advisor........ 34
                  Section 4.21.  Transactions with Affiliates........ 35
                  Section 4.22.  Accounting Matters.................. 35
                  Section 4.23.  Insurance........................... 35
                  Section 4.24.  Takeover Statutes................... 35
                  Section 4.25.  Pooling Letter...................... 35
                  Section 4.26.  Affiliates.......................... 35

                                 ARTICLE 5
                                 Covenants

                  Section 5.1.  Conduct of Revco..................... 36
                  Section 5.2.  Conduct of CVS....................... 38
                  Section 5.3.  Stockholder Meetings; Proxy Materials;
                                Form S-4............................. 40
                  Section 5.4.  Access to Information................ 42
                  Section 5.5.  Other Offers......................... 42
                  Section 5.6.  Notices of Certain Events............ 43
                  Section 5.7.  Best Efforts......................... 44
                  Section 5.8.  Cooperation.......................... 46
                  Section 5.9.  Public Announcements................. 46
                  Section 5.10.  Further Assurances.................. 47
                  Section 5.11.  Affiliates; Registration Rights..... 47
                  Section 5.12.  Director and Officer Liability...... 47
                  Section 5.13.  Obligations of Merger Subsidiary.... 48
                  Section 5.14.  Listing of Stock.................... 48
                  Section 5.15.  Antitakeover Statutes............... 49
                  Section 5.16.  Confidentiality/Standstill Agreement 49
                  Section 5.17.  Tax and Accounting Treatment........ 49
                  Section 5.18.  Employee Benefits................... 49
                  Section 5.19.  CVS Board of Directors.............. 51
                  Section 5.20.  Combined Financial Results.......... 51
                  Section 5.21.  Charitable Commitment............... 51

                                 ARTICLE 6
                         Conditions to the Merger

                  Section 6.1.  Conditions to the Obligations of Each
                                 Party............................... 51
                  Section 6.2.  Conditions to the Obligations of CVS
                                and Merger Subsidiary................ 52
                  Section 6.3.  Conditions to the Obligations of
                                Revco................................ 52

                                 ARTICLE 7
                                Termination

                  Section 7.1.  Termination.......................... 53
                  Section 7.2.  Effect of Termination................ 55

                                 ARTICLE 8
                               Miscellaneous

                  Section 8.1.  Notices.............................. 55
                  Section 8.2. Entire Agreement; Non-Survival of Representations and Warranties;
                                Third Party Beneficiaries............ 56
                  Section 8.3.  Amendments; No Waivers............... 56
                  Section 8.4.  Expenses............................. 57
                  Section 8.5.  Successors and Assigns............... 58
                  Section 8.6.  Governing Law........................ 58
                  Section 8.7.  Jurisdiction......................... 58
                  Section 8.8.  Counterparts; Effectiveness.......... 58
                  Section 8.9.  Interpretation....................... 58
                  Section 8.10.  Severability........................ 59
                  Section 8.11.  Specific Performance................ 59
                  Section 8.12.  Joint and Several Liability......... 59


Schedules

Exhibit A         Zell/Chilmark Stockholder Agreement
Exhibit B         Registration Rights Agreement
Exhibit C-1       Affiliate's Letter Relating to Pooling (Revco)
Exhibit C-2       Affiliate's Letter Relating to Pooling (CVS)
Exhibit C-3       Affiliate's Letter (Revco)
Exhibit D         Form of Tax Certificate (CVS)
Exhibit E         Form of Tax Certificate (Revco)

                             TABLE OF DEFINITIONS

Term                                                       Section
-------------------------------------------    -------------------------

1933 Act Affiliates                                     5.11(c)
1933 Act                                                3.03
1934 Act                                                3.03
Acquisition Proposal                                    5.03(a)
Adjusted Option                                         1.04(a)
Affiliate                                               3.21
Antitrust Law                                           5.07(b)
Big B                                                   3.05(a)
Big B Acquisition                                       3.05(a)
Calculated Number                                       1.02(a)
Closing                                                 1.01(b)
Closing Date                                            1.01(b)
Code                                               recitals
Common Shares Trust                                     1.05(b)
Confidentiality Agreement                               5.04(a)
Continuing Employees                                    5.18(a)
Conversion Number                                       1.02(a)
CVS                                                preamble
CVS 10-K                                                4.08
CVS Agreement                                           4.04
CVS Average Closing Price                               1.02(a)
CVS Balance Sheet                                       4.08
CVS Balance Sheet Date                                  4.08
CVS Benefit Plans                                       4.15(a)
CVS Common Stock                                        1.02(a)
CVS Disclosure Documents                                4.09(a)
CVS ESOP Preference Stock                               4.05(a)
CVS Preferred Stock                                     4.05(a)
CVS Proxy Statement                                     4.09(a)
CVS Restructuring Program                               4.11(f)
CVS Securities                                          4.05(a)
CVS SEC Documents                                       4.07(a)
CVS Stockholder Approval                                5.03(b)
CVS Stockholder Meeting                                 5.03(b)
CVS Subsidiary Securities                               4.06
Delaware Law                                            1.01(a)
DOJ                                                     5.07(b)
Effective Time                                          1.01(c)
End Date                                                7.01(b)
ERISA                                                   3.15(a)
ERISA Affiliate                                         3.15(a)
EVA Plan                                                5.18(b)
Exchange Agent                                          1.03(a)
Existing Company/Stockholder Agreements                 3.05(b)
Fixed Number                                            1.02(a)
Form S-4                                                4.09
FTC                                                     5.07(c)
GAAP                                               recitals
Governmental Authority                                  3.03
HSR Act                                                 3.03
Indemnified Party                                       5.12
IS Projects                                             5.01(k)
Lien                                                    3.04
LTIP                                                    1.04(a)
Material Adverse Effect                                 3.01
Merger                                                  1.01(a)
Merger Consideration                                    1.02(c)
Merger Subsidiary                                  preamble
NEDP                                                    1.04(a)
Notice of Superior Proposal                             5.03(a)
NYSE                                                    1.02(a)
Permitted CVS Transactions                              5.02
Person                                                  1.02(d)
qualified stock options                                 1.04(a)
Random Trading Days                                     1.02(a)
Revco                                              preamble
Revco 10-K                                              3.08
Revco Agreement                                         3.04
Revco Balance Sheet                                     3.08
Revco Balance Sheet Date                                3.08
Revco Benefit Plans                                     3.15(a)
Revco Common Stock                                      1.02(a)
Revco Option Plans                                      1.04(a)
Revco Preferred Stock                                   3.05(a)
Revco Proxy Statement                                   3.09
Revco Securities                                        3.05(a)
Revco SEC Documents                                     3.07(a)
Revco Stockholder Approval                              5.03(a)
Revco Stockholder Meeting                               5.03(a)
Revco Stock Option                                      1.04(a)
Revco Subsidiary Securities                             3.06
SEC                                                     3.07(a)
Service                                                 3.14(c)
Settlement                                              5.07(d)
Share                                                   1.02(a)
Significant Subsidiary                                  3.01
Subsidiary                                              1.02(d)
Superior Proposal                                       5.03(a)
Surviving Corporation                                   1.01(a)
Takeover Statute                                        3.24
Tax Return                                              3.14(d)
Taxes                                                   3.14(d)
Taxing Authority                                        3.14(d)
Threshold Settlement                                    5.07(d)
Trigger Event                                           8.04(b)
Zell/Chilmark                                      recitals
Zell/Chilmark Stockholder Agreement                recitals




                         AGREEMENT AND PLAN OF MERGER


               AGREEMENT AND PLAN OF MERGER dated as of February 6, 1997* among CVS Corporation, a Delaware corporation ("CVS"), Revco D.S., Inc., a Delaware corporation ("Revco"), and North Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CVS ("Merger Subsidiary").


               WHEREAS, the respective Boards of Directors of CVS and Revco have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of Revco by CVS on the terms and conditions set forth herein;

               WHEREAS, for United States federal income tax purposes, it is intended that the Merger contemplated by this Agreement qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

               WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a pooling of interests under United States generally accepted accounting principles ("GAAP"); and

               WHEREAS, as a condition and inducement to CVS entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, CVS is entering into a Stockholder Agreement with Zell/Chilmark Fund, L.P. ("Zell/Chilmark") in the form of Exhibit A hereto (the "Zell/Chilmark Stockholder Agreement") pursuant to which, among other things, such stockholder has agreed to vote the shares of Revco Common Stock owned by such stockholder in favor of this Agreement and the Merger provided for herein;

               NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants, and agreements set forth herein and in the Zell/Chilmark Stockholder Agreement, the parties hereto agree as follows:

__________________________
(*Text of Annex A reflects the First Amendment dated as of March 19, 1997 to Agreement and Plan of Merger, but the Agreement and Plan of Merger dated as of February 6, 1997 has not been amended and restated.)





                                   ARTICLE 1


                                  The Merger

               Section 1.01. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into Revco in accordance with the Delaware General Corporation Law (the "Delaware Law"), whereupon the separate existence of Merger Subsidiary shall cease, and Revco shall continue as the surviving corporation (the "Surviving Corporation").

           (b) Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction of the conditions set forth in Article 6, at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, unless another time, date or place is agreed to in writing by the parties hereto.

           (c) Upon the Closing, Revco and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed by CVS and Revco and specified in the certificate of merger (the "Effective Time").

           (d) The Merger shall have the effects set forth in Section 259 of the Delaware Law.

               Section 1.02.  Conversion of Shares.  (a) At the Effective Time:

                 (i) each share of Common Stock, par value $0.01 per share, of Revco (the "Revco Common Stock") held by Revco as treasury stock or owned by CVS or any Subsidiary of CVS immediately prior to the Effective Time shall be cancelled, and no CVS Common Stock or other consideration shall be delivered in exchange therefor;

                (ii) each share of common stock, par value $0.01 per share, of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

               (iii) each share (each, a "Share" and collectively, the "Shares") of Revco Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.02(a)(i), be converted into the right to receive the number of shares of fully paid and non-assessable Common Stock, par value $0.01 per share (the "CVS Common Stock"), of CVS equal to the sum of:

                       (x)  0.4692 (the "Fixed Number"); and

                       (y) that number (the "Calculated Number")  (rounded
                           to the nearest ten-thousandth) determined by dividing $20 by the CVS Average Closing Price; provided that the Calculated Number shall not exceed 0.5405 and shall not be less than 0.4145.

            For purposes of this Agreement, "CVS Average Closing Price" means the average closing price per share of the CVS Common Stock on the New York Stock Exchange, Inc. (the "NYSE") for the Random Trading Days; and "Random Trading Days" means the ten trading days selected by lot out of the twenty trading days ending on and including the fifth trading day preceding the Closing Date. The Random Trading Days shall be selected by lot by CVS and Revco at 5:00 p.m. New York time on the fifth trading day prior to the Closing Date. The sum of the Fixed Number and the Calculated Number is referred to herein as the "Conversion Number".

           (b) From and after the Effective Time, all Shares converted in accordance with Section 1.02(a)(iii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends payable pursuant to Section 1.03(f). From and after the Effective Time, all certificates representing the common stock of Merger Subsidiary shall be deemed for all purposes to represent the number of shares of Common Stock of the Surviving Corporation into which they were converted in accordance with Section 1.02(a)(ii).

           (c) The CVS Common Stock to be received as consideration pursuant to the Merger by each holder of Shares (together with cash in lieu of fractional shares of CVS Common Stock) is referred to herein as the "Merger Consideration".

           (d) For purposes of this Agreement, the word "Subsidiary" when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

               Section 1.03. Surrender and Payment. (a) Prior to the Effective Time, CVS shall appoint an agent reasonably acceptable to Revco (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Immediately following the Effective
Time, CVS shall deposit with the Exchange Agent, for the benefit of the holders of shares of Revco Common Stock, certificates representing the CVS Common Stock issuable pursuant to Section 1.02 in exchange for outstanding shares of Revco Common Stock. Promptly after the Effective Time, CVS will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time (i) a letter of transmittal for use in such exchange (which shall specify that delivery of the Merger Consideration shall be effected, and risk of loss and title to the certificates representing CVS Common Stock and Revco Common Stock shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the certificates representing Shares in exchange for the certificates representing CVS Common Stock.

           (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares and any dividends payable pursuant to Section 1.03(f). Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration and any dividends payable pursuant to Section 1.03(f).

           (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of shares of CVS Common Stock to a Person other than the registered holder of such Shares represented by the certificate or certificates so surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

           (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 1.

           (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.03(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to CVS, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section 1.03 prior to that time shall thereafter look only to CVS for payment of the Merger Consideration and any dividends payable pursuant to Section 1.03(f) in respect of his Shares. Notwithstanding the foregoing, CVS shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares seven years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of CVS free and clear of any claims or interest of any Person previously entitled thereto.

           (f) No dividends or other distributions with respect to CVS Common Stock issued in the Merger shall be paid to the holder of any unsurrendered certificates representing Shares until such certificates are surrendered as provided in this Section 1.03. Subject to the effect of applicable laws, following the surrender of such certificates, there shall be paid, without interest, to the record holder of the CVS Common Stock issued in exchange therefor at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable prior to or on the date of such surrender with respect to such whole shares of CVS Common Stock and not previously paid, less the amount of any withholding taxes which may be required thereon.

               Section 1.04. Stock Options. (a) As soon as practicable following the date of this Agreement, CVS and Revco (or, if appropriate, any committee of the Board of Directors of Revco administering the Revco 1992 Long-Term Incentive Compensation Plan, as amended (the "LTIP"), the Revco 1992 Non-Employee Directors' Stock Option Plan, as amended (the "NEDP") and the Revco 1993 Employee Stock Purchase Plan (collectively, the "Revco Option Plans") shall take such action as may be required to effect the following:

                 (i) the terms of each outstanding option granted by Revco to purchase shares of Revco Common Stock under the Revco Option Plans (a "Revco Stock Option"), whether vested or unvested, shall be adjusted as necessary to provide that at the Effective Time, each Revco Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute an immediately exercisable (without regard to any vesting limitations under the Revco Option Plans) option to acquire, on the same terms and conditions as were applicable under such Revco Stock Option, the same number of shares of CVS Common Stock as the holder of such Revco Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Revco Stock Option in full immediately prior to the Effective Time, at a price per share of CVS Common Stock equal to (A) the aggregate exercise price for the shares of Revco Common Stock otherwise purchasable pursuant to such Revco Stock Option divided by (B) the aggregate number of shares of CVS Common Stock deemed purchasable pursuant to such Revco Stock Option (each, as so adjusted, an "Adjusted Option"); provided that (after aggregating all the Shares of a holder subject to Revco Stock Options) any fractional share of CVS Common Stock resulting from such calculation for such holder shall be rounded down to the nearest whole share and provided, further, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code;

                (ii) either the Board of Directors (or a committee thereof with the requisite authority) of each of Revco and CVS will agree, or the terms of the LTIP and each outstanding Revco Stock Option under the LTIP shall be modified, to eliminate the discretion of such Board of Directors to terminate any Revco Stock Option granted thereunder 90 days following a Change in Control (as defined under the LTIP);

               (iii) each holder of a Revco Stock Option shall have the right to elect to exercise his or her Revco Stock Option, as modified pursuant to clause (i) above, under the "Cashless Exercise Program" adopted by the Human Resources Committee of the Board of Directors of Revco on January 24, 1996, and neither the Board of Directors of Revco nor any committee thereof prior to the Effective Time, nor CVS, its Board of Directors, the Surviving Corporation or its Board of Directors, at or after the Effective Time, shall take any action that would have the effect of rendering such Cashless Exercise Program inapplicable to such Revco Stock Options so long as such Revco Stock Options or Adjusted Options are outstanding and exercisable in accordance with their terms. CVS shall ensure that, for a period of at least one year following the Effective Time, the Surviving Corporation shall have such procedures in place as are necessary to effect the exercise of any Adjusted Option pursuant to such Cashless Exercise Program so long as such Adjusted Option is outstanding and exercisable in accordance with its terms; and

                (iv) Revco has delivered to CVS letters from each of the officers named on Annex A to Schedule 3.15 waiving such officer's right to receive from Revco and CVS, in the event of such officer's termination following the Merger, a cash payment in settlement of such officer's outstanding options under the LTIP.

           (b) As soon as practicable after the Effective Time, CVS shall deliver to the holders of Revco Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Revco Option Plans and the agreements evidencing the grants of such Revco Stock Options and that such Revco Stock Options and agreements shall be assumed by CVS and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.04 after giving effect to the Merger). CVS shall comply with the terms of the Revco Option Plans and ensure, to the extent required by, and subject to the provisions of, such Revco Option Plans, that the Revco Stock Options which qualified as qualified stock options prior to the Effective Time continue to qualify as qualified stock options after the Effective Time.

           (c) CVS shall take such actions as are reasonably necessary for the assumption of the Revco Option Plans pursuant to this Section 1.04, including the reservation, issuance and listing of CVS Common Stock as is necessary to effectuate the transactions contemplated by this Section 1.04. CVS shall prepare and file with the SEC a registration statement on Form S-8 or other appropriate form with respect to shares of CVS Common Stock subject to Revco Stock Options issued under such Revco Option Plans and shall use its reasonable best efforts to have such registration statement declared effective immediately following the Effective Time and to maintain the effectiveness of such registration statement or registration statements covering such Revco Stock Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Revco Stock Options remain outstanding. With respect to those individuals, if any, who subsequent to the Effective Time will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, CVS shall use all reasonable efforts to administer the Revco Option Plans assumed pursuant to this Section 1.04 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act to the extent the applicable Revco Option Plan complied with such rule prior to the Merger.

               Section 1.05. Fractional Shares. (a) No fractional shares of CVS Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional share of CVS Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 1.05, a cash payment in lieu of such fractional shares of CVS Common Stock representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions of (i) the number of shares of CVS Common Stock delivered to the Exchange Agent by CVS pursuant to Section 1.03(a) over (ii) the aggregate number of whole shares of CVS Common Stock to be distributed to the holders of the certificates representing Shares pursuant to Section 1.03(b) (such excess being herein called the "Excess Shares"). As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the certificates representing Shares, shall sell the Excess Shares at then prevailing prices on the NYSE all in the manner provided in the following paragraph.

           (b) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to such holders of Shares, the Exchange Agent will hold such proceeds in trust for such holders. The proceeds from such sale or sales available for distribution to the holders of Shares shall be reduced by the compensation payable to the Exchange Agent and the expenses incurred by the Exchange Agent, in each case, in connection with such sale or sales of the Excess Shares, including all related commissions, transfer taxes and other out-of-pocket transaction costs. Until the net proceeds of such sale or sales have been distributed to the holders of Shares, the Exchange Agent shall hold such net proceeds in trust for the holders of Shares (the "Common Shares Trust"). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Shares would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares would otherwise be entitled.

           (c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional shares of CVS Common Stock, the Exchange Agent shall make available such amounts to such holders of Shares without interest.

               Section 1.06. Adjustments. In the event of any split, combination or reclassification of the outstanding CVS Common Stock or any issuance of any other securities in exchange or in substitution for outstanding shares of CVS Common Stock at any time during the period from the date of this Agreement to the Effective Time, Revco and CVS shall make such adjustment to the Conversion Number as Revco and CVS shall mutually agree so as to preserve the economic benefits that Revco and CVS each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.




                                   ARTICLE 2

                           The Surviving Corporation

               Section 2.01.  Certificate of Incorporation.  The
certificate of incorporation of Revco shall be the certificate of incorporation of the Surviving Corporation, except that, at the Effective Time, the name of the Surviving Corporation shall be changed to "CVS Revco D.S., Inc." and certain other amendments thereto shall be effected in the certificate of merger filed pursuant to Section 1.01(c).

               Section 2.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

               Section 2.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.



                                   ARTICLE 3

                    Representations and Warranties of Revco

               Revco represents and warrants to CVS that:

               Section 3.01. Organization and Power. Each of Revco and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on Revco. Each of Revco and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Revco. For purposes of this Agreement, a "Material Adverse Effect" with respect to any Person means a material adverse effect (i) on the condition (financial or otherwise), business, liabilities, properties, assets, or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) on the ability of such Person to perform its obligations under or to consummate the transactions contemplated by this Agreement. Schedule 3.01 sets forth a complete list of Revco's Subsidiaries that are "significant subsidiaries", as such term is defined in
Section 1-02 of Regulation S-X under the 1934 Act (each, a "Significant Subsidiary"). Revco has heretofore delivered to CVS true and complete copies of Revco's certificate of incorporation and bylaws as currently in effect.

               Section 3.02. Corporate Authorization. (a) The execution, delivery and performance by Revco of this Agreement and the consummation by Revco of the transactions contemplated hereby are within Revco's corporate powers and, except as set forth in the next succeeding sentence of this
Section 3.02(a), have been duly authorized by all necessary corporate action. The affirmative vote of a majority of the outstanding Shares is the only vote of any class or series of Revco's capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Revco and, subject to the receipt of the approval described in the immediately preceding sentence, constitutes a valid and binding agreement of Revco, enforceable against Revco in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding at equity or at law).

           (b) The Board of Directors of Revco has duly and validly approved this Agreement and the transactions contemplated by this Agreement (including the termination of the Existing Company/Stockholder Agreements as of the Effective Time), including all actions necessary to render the provisions of
Section 203 of the Delaware Law inapplicable to the Merger.

               Section 3.03. Governmental Authorization. The execution, delivery and performance by Revco of this Agreement, and the consummation by Revco of the transactions contemplated hereby, require no action by or in respect of, or filing with, any federal, state or local government or any court, administrative agency or commission or other governmental agency or authority (a "Governmental Authority") other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Revco is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (c) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "1933 Act"); (d) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act"); (e) compliance with any other applicable securities laws; (f) those that may be required solely by reason of CVS' or Merger Subsidiary's (as opposed to any other third party's) participation in the transactions contemplated by this Agreement; (g) the approval of the relevant pharmacy boards and alcoholic beverage commissions or comparable entities in the states in which Revco and its Subsidiaries do business; (h) actions or filings which, if not taken or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Revco; and (i) filings and notices not required to be made or given until after the Effective Time.

               Section 3.04.  Non-Contravention.  Except as set forth on
Schedule 3.04, the execution, delivery and performance by Revco of this Agreement do not, and the consummation by Revco of the transactions contemplated hereby will not (a) assuming receipt of the approval of stockholders referred to in Section 3.02, contravene or conflict with the certificate of incorporation, bylaws or similar organizational documents of Revco or any of its Significant Subsidiaries, (b) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Revco or any Subsidiary of Revco, (c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Revco or any Subsidiary of Revco or to a loss of any benefit to which Revco or any Subsidiary of Revco is entitled under any provision of any agreement, contract or other instrument binding upon Revco or any Subsidiary of Revco and which either has a term of more than one year or involves the payment or receipt of money in excess of $500,000 (a "Revco Agreement") or any license, franchise, permit or other similar authorization held by Revco or any Subsidiary of Revco, or (d) result in the creation or imposition of any Lien on any asset of Revco or any Subsidiary of Revco, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on Revco. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

               Section 3.05. Capitalization of Revco. (a) The authorized capital stock of Revco consists of 100,000,000 shares of Revco Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share (the "Revco Preferred Stock"). As of the close of business on January 31, 1997, (i) 67,589,308 shares of Revco Common Stock are issued and outstanding, 1,202,000 shares of Revco Common Stock are held in Revco's treasury, 903,451 shares of Revco Common Stock are reserved for issuance under Revco's 401(k) Savings
Plan, 524,536 shares of Revco Common Stock are reserved for issuance under Revco's 1993 Employee Stock Purchase Plan and 4,407,728 shares of Revco Common Stock are reserved for issuance pursuant to options previously granted pursuant to the Revco Stock Option Plans, (ii) no shares of Revco Preferred Stock are issued and outstanding and (iii) no shares of Revco Preferred Stock are issued and held in the treasury of Revco. All the outstanding shares of Revco's capital stock are, and all shares which may be issued pursuant to the Revco Stock Option Plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except (i) as set forth in this Section 3.05 or in Schedule 5.01, (ii) for the transactions contemplated by this Agreement, including those permitted in accordance with Section 5.01(f), (iii) for changes since January 31, 1997 resulting from the exercise of employee and director stock options outstanding on such date and (iv) for Shares that may be issued as provided in Section 5.01(f), there are outstanding (x) no shares of capital stock or other voting securities of Revco, (y) no securities of Revco convertible into or exchangeable for shares of capital stock or voting securities of Revco, and (z) no options, warrants or other rights to acquire from Revco, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of Revco, obligating Revco to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Revco or obligating Revco to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (x), (y) and (z) being referred to collectively as the "Revco Securities"). Other than shares of Big B, Inc. ("Big B") to be acquired upon surrender by the holders thereof in connection with the merger of RDS Acquisition Co., a wholly owned Subsidiary of Revco, into Big B as part of Revco's acquisition of Big B (collectively, the "Big B Acquisition"), none of Revco or its Subsidiaries has any contractual obligation to redeem, repurchase or otherwise acquire any Revco Securities or any Revco Subsidiary Securities, including as a result of the transactions contemplated by this Agreement. Except as permitted by this Agreement, following the Merger, neither Revco nor any of its Subsidiaries will have any obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise.

           (b) Except for the Existing Company/Stockholder Agreement with Zell/Chilmark, there are no voting trusts or other agreements or understandings to which Revco or any Subsidiary of Revco is a party with respect to the voting of the capital stock of Revco or any Subsidiary of Revco. Within five business days of the date of this Agreement, Revco will enter into letter agreements, copies of which shall be delivered promptly to CVS, pursuant to which as of the Effective Time the Stockholder Agreement between Zell/Chilmark and Revco dated as of June 1, 1992, the Registration Rights Agreement between Zell/Chilmark and Revco dated as of June 1, 1992 and the Registration Rights Agreement between Magten Asset Management Corporation and Revco dated as of January 20, 1993 (such agreements being referred to herein as the "Existing Company/Stock-holder Agreements") shall be terminated.

               Section 3.06. Capitalization of Subsidiaries. Except as set forth in Schedule 3.06, all of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of Revco, is owned by Revco, directly or indirectly, free and clear of any consensual Lien (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of Revco or any Subsidiary of Revco convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Revco, or (ii) options or other rights to acquire from Revco or any Subsidiary of Revco, and no other obligation of Revco or any Subsidiary of Revco to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for, any capital stock, voting securities or ownership interests in, any Subsidiary of Revco (the items in clauses (i) and (ii) being referred to collectively as the "Revco Subsidiary Securities").

               Section 3.07. SEC Filings. (a) Revco has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since May 31, 1995 (the "Revco SEC Documents").

           (b) As of its filing date, each Revco SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed Revco SEC Document.

           (c) Each Revco SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such registration statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that such statements have been modified or superseded by a later filed Revco SEC Document.

               Section 3.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Revco included in Revco's Annual Report on Form 10-K for the fiscal year ended June 1, 1996 (the "Revco 10-K") and its Quarterly Report on Form 10-Q for the fiscal quarter ended November 16, 1996 have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Revco and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Revco Balance Sheet" means the consolidated balance sheet of Revco as of June 1, 1996 set forth in the Revco 10-K and "Revco Balance Sheet Date" means June 1, 1996.

               Section 3.09. Disclosure Documents. Neither the proxy statement of Revco (the "Revco Proxy Statement") to be filed with the SEC in connection with the Merger, nor any amendment or supplement thereto, will, at the date the proxy statement or any such amendment or supplement is first mailed to stockholders of Revco or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Revco Proxy Statement will, when filed, comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations promulgated thereunder. No representation or warranty is made by Revco in this Section
3.09 with respect to statements made or incorporated by reference therein based on information supplied by CVS or Merger Subsidiary for inclusion or incorporation by reference in the Revco Proxy Statement.

               Section 3.10. Information Supplied. None of the information supplied or to be supplied by Revco for inclusion or incorporation by reference in (i) the CVS Proxy Statement or any amendment or supplement thereto will, at the date the CVS Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of CVS and at the time such stockholders vote on the issuance of shares of CVS Common Stock in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Form S-4 or any amendment or supplement thereto will, at the time the Form S-4 or any such amendment or supplement becomes effective under the 1933 Act or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

               Section 3.11. Absence of Certain Changes. Except as disclosed in the Revco SEC Documents filed prior to the date of this Agreement or as disclosed in Schedule 3.11, since November 16, 1996, Revco and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

           (a) any event, occurrence or development which, individually or in the aggregate, has had or would be reasonably likely to have a Material
Adverse Effect on Revco, except for general economic changes, changes that affect the industry of Revco or any of its Subsidiaries generally, and changes in Revco's business after the date hereof attributable solely to actions taken by CVS;
           (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Revco, or any repurchase, redemption or other acquisition by Revco or any Subsidiary of Revco of any amount of outstanding shares of capital stock or other equity securities of, or other ownership interests in, Revco or any Subsidiary of Revco;
           (c) any amendment of any term of any outstanding security of Revco or any Subsidiary of Revco that would materially increase the obligations of Revco or such Subsidiary under such security;

           (d) other than in connection with any indebtedness for borrowed money of Big B and its Subsidiaries assumed as a result of the Big B Acquisition, (x) any incurrence or assumption by Revco or any Subsidiary of Revco of any indebtedness for borrowed money other than under existing credit facilities (or any renewals, replacements or extensions that do not increase the aggregate commitments thereunder) (A) in the ordinary course of business consistent with past practices (it being understood that any indebtedness incurred prior to the date hereof in respect of capital expenditures shall be considered to have been in the ordinary course of business consistent with past practice) or (B) in connection with (1) any acquisition or capital expenditure permitted by Section 5.01 or (2) the transactions contemplated hereby, or (y) any guarantee, endorsement or other incurrence or assumption of liability (whether directly, contingently or otherwise) by Revco or any Subsidiary of Revco for the obligations of any other Person (other than any wholly owned Subsidiary of Revco), other than in the ordinary course of business consistent with past practice;

           (e) any creation or assumption by Revco or any Subsidiary of Revco of any consensual Lien on any material asset of Revco or any Subsidiary of Revco other than in the ordinary course of business consistent with past practices and any consensual Liens assumed as a result of the Big B Acquisition;

           (f) any making of any loan, advance or capital contribution to or investment in any Person by Revco or any Subsidiary of Revco other than (i) any acquisition permitted by Section 5.01, (ii) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of Revco or (iii) loans or advances to employees of Revco or any Subsidiary of Revco made in the ordinary course of business consistent with past practices;

           (g) (i) any contract or agreement entered into by Revco or any Subsidiary of Revco on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (ii) any modification, amendment, assignment, termination or relinquishment by Revco or any Subsidiary of Revco of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee) that would be reasonably likely to have a Material Adverse Effect on Revco, other than, in the case of (i) and (ii), transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

           (h) any material change in any method of accounting or accounting principles or practice by Revco or any Subsidiary of Revco, except for any such change required by reason of a change in GAAP; or

           (i) except for items permitted by Section 5.18, any (i) grant of any severance or termination pay to any director, officer or employee of Revco or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Revco or any of its Subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of Revco or any of its Subsidiaries other than, in the case of clause
(iv) only, increases prior to the date hereof in compensation, bonus or other benefits payable to employees (other than officers) of Revco or any of its Subsidiaries in the ordinary course of business consistent with past practice or merit increases in salaries of employees (other than officers) at regularly scheduled times in customary amounts consistent with past practices.

               Section 3.12. No Undisclosed Material Liabilities. There have been no liabilities or obligations (whether pursuant to contracts or otherwise) of any kind whatsoever incurred by Revco or any Subsidiary of Revco since November 16, 1996, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

           (a) liabilities or obligations disclosed or provided for in the Revco Balance Sheet or in the notes thereto or in the Revco SEC Documents filed prior to the date hereof;

           (b) liabilities or obligations which, individually and in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Revco; or

           (c) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

               Section 3.13. Litigation. Except as disclosed in the Revco SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Revco, threatened against or affecting, Revco or any Subsidiary of Revco or any of their respective properties before any Governmental Authority which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Revco.

               Section 3.14. Taxes. (a) Revco and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by it prior to or as of the Effective Time, and all such material Tax Returns are, or will be at the time of filing, complete in all material respects;

           (b) Revco and each of its Subsidiaries has paid (or has had paid on its behalf) or, where payment is not yet due, has established in accordance with GAAP (or has had established on its behalf and for its sole benefit and recourse) or will establish or cause to be established on or before the Effective Time an adequate accrual for the payment of, all material Taxes due with respect to any period ending prior to or as of the Effective Time; and

           (c) the federal income Tax Returns of (w) Hook-SupeRx, Inc. and its Subsidiaries, (x) Big B and its Subsidiaries and (y) Revco and its Subsidiaries (other than those specified in (w) and (x)) have been examined and settled with the Internal Revenue Service (the "Service") (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) through the respective fiscal years ending in 1991, 1993 and 1991.

           (d) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the Service or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "Taxing Authority"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

               Section 3.15. Employee Benefit Plans; ERISA. (a) Except as set forth in Schedule 3.15(a), there are no material employee benefit plans (including any plans for the benefit of directors or former directors), arrangements, practices, contracts or agreements (including employment agreements and severance agreements, incentive compensation, bonus, stock option, stock appreciation rights and stock purchase plans) of any type (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by Revco, any of its Subsidiaries or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with Revco would be deemed a "controlled group" within the meaning of Section 4001(a)(14) of ERISA, or with respect to which Revco or any of its Subsidiaries has or may have a liability (the "Revco Benefit Plans"). Except as disclosed in Schedule 3.15(a) (or as otherwise permitted by this Agreement): (1) neither Revco nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Revco Benefit Plan or modify or change any existing Revco Benefit Plan that would affect any employee or terminated employee of Revco or any ERISA Affiliate; and (2) since November 16, 1996, there has been no change, amendment, modification to, or adoption of, any Revco Benefit Plan, in each case, that has had, or would be reasonably likely to have, a Material Adverse Effect on Revco.

           (b)  With respect to each Revco Benefit Plan, except as disclosed in
Schedule 3.15(b) or as would not, individually or in the aggregate, have a Material Adverse Effect on Revco: (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered in accordance with its terms and applicable law; (iii) no breaches of fiduciary duty have occurred; (iv) no prohibited transaction within the meaning of Section 406 of ERISA has occurred; (v) as of the date of this Agreement, no lien imposed under the Code or ERISA exists; and (vi) all contributions and premiums due (including any extensions for such contributions and premiums) have been made in full.

           (c) None of the Revco Benefit Plans has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code, whether or not waived.

           (d) Except as disclosed in Schedule 3.15(d): (i) neither Revco nor any ERISA Affiliate has incurred any liability under Title IV of ERISA (including Sections 4063-4064 and 4069 of ERISA) since the effective date of ERISA that has not been satisfied in full except as, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on Revco.

           (e) With respect to each Revco Benefit Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA), except as specifically disclosed in Schedule 3.15(e), no such plan provides medical or death benefits with respect to current or former employees of Revco or any of its Subsidiaries beyond their termination of employment, other than on an employee-pay-all basis, except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Revco.

           (f) Except with respect to payments under the agreements and programs specified in Schedule 3.15(f), the consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay or any tax "gross-up" payments with respect to the imposition of any tax pursuant to Section 4999 of the Code or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual with respect to any Revco Benefit Plan, or (ii) constitute or result in a prohibited transaction under Section 4975 of the Code or Section 406 or 407 of ERISA with respect to any Revco Benefit Plan.

           (g) Except as disclosed in Schedule 3.15(a), there is no Revco Benefit Plan that is a "multiemployer plan", as such term is defined in
Section 3(37) of ERISA, or which is covered by Section 4063 or 4064 of ERISA.

           (h) Schedule 3.15(h) identifies each collective bargaining agreement to which Revco or any of its Significant Subsidiaries is a party and copies of each such agreement have been furnished to or made available to CVS. Except as set forth on Schedule 3.15(h), or except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Revco, (i) there is no labor strike, slowdown or work stoppage or lockout against Revco or any of its Significant Subsidiaries and (ii) there is no unfair labor practice charge or complaint against or pending before the National Labor Relations Board. As of the date of this Agreement, there is no representation claim or petition pending before the National Labor Relations Board and, to the knowledge of Revco, no question concerning representation exists with respect to the employees of Revco or any of its Significant Subsidiaries.

               Section 3.16. Compliance with Laws; No Default; No Non-Competes. (a) Neither Revco nor any of its Subsidiaries is in violation of or has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree, order, writ, injunction, permit or license or other authorization or approval of any Governmental Authority applicable to its business or operations, except for violations and failures to comply that have not had and would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on Revco.

           (b) Each Revco Agreement is a valid, binding and enforceable obligation of Revco and in full force and effect, except where the failure to be valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on Revco.
None of Revco or any of its Subsidiaries is in default or violation of any term, condition or provision of (i) its respective certificate of incorporation or by-laws or similar organizational documents or (ii) except as disclosed in Schedule 3.16, any Revco Agreement, except, in the case of clause
(i) (with respect to organizational documents that are partnership, joint venture or similar documents) and (ii), for defaults or violations that, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on Revco. Revco has all permits and licenses (including pharmaceutical and liquor licenses and permits) necessary to carry on the business being conducted at each store location, except where the failure to have such permit or license would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Revco. Except as disclosed in Schedule 3.16, neither Revco nor any Subsidiary of Revco is a party to any agreement that expressly limits the ability of Revco or any Subsidiary of Revco to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation would not be reasonably likely to have a Material Adverse Effect on CVS after giving effect to the Merger.

               Section 3.17. Finders' Fees. Except for Wasserstein, Perella & Co., Inc. and Salomon Brothers Inc, a copy of each of whose engagement agreement has been provided to CVS, no investment banker, broker, finder, other intermediary or other Person is entitled to any fee or commission from Revco or any Subsidiary of Revco upon consummation of the transactions contemplated by this Agreement.

               Section 3.18. Environmental Matters. (a) Except as set forth in the Revco 10-K:

                 (i) no notice, notification, demand, request for information, citation, summons or order has been received by, no complaint has been filed against, no penalty has been assessed against, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Revco or any Subsidiary of Revco, is threatened by any Person against, Revco or any Subsidiary of Revco with respect to any matters relating to or arising out of any Environmental Law which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Revco;

                (ii) no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or, to the knowledge of Revco, previously owned, leased or operated by Revco or any Subsidiary of Revco, which circumstance, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Revco; and

               (iii) there are no Environmental Liabilities that, individually or in the aggregate, have had or would be reasonably likely to have a Material Adverse Effect on Revco.

           (b) For purposes of this Section, the following terms shall have the meanings set forth below:

                 (i) "Revco" and "Subsidiary of Revco" shall include any entity which is, in whole or in part, a predecessor of Revco or any of its Subsidiaries;

                (ii) "Environmental Laws" means any and all federal, state, local and foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, or governmental restrictions or any agreement with any governmental authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials;

               (iii) "Environmental Liabilities" means any and all liabilities of or relating to Revco or any Subsidiary of Revco of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which (A) arise under or relate to matters covered by Environmental Laws and
(B) arise from actions occurring or conditions existing on or prior to the Effective Time; and

                (iv) "Hazardous Substances" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, or any substance, waste or material regulated under any Environmental Laws.

               Section 3.19. Assets. The assets, properties, rights and contracts, including (as applicable), title or leaseholds thereto, of Revco and its Subsidiaries, taken as a whole, are sufficient to permit Revco and its Subsidiaries to conduct their business as currently being conducted with only such exceptions as are not reasonably likely to have a Material Adverse Effect on Revco. All material real property owned by Revco and its Subsidiaries is owned free and clear of all Liens, except (A) those reflected or reserved against in the latest balance sheet (or notes thereto) of Revco included in the Revco SEC Documents filed prior to the date hereof, (B) taxes and general and special assessments not in default and payable without penalty or interest,
(C) Liens assumed as a result of the Big B Acquisition and (D) Liens that do not materially adversely interfere with any present use of such property.

               Section 3.20. Opinion of Financial Advisor. Revco has received the written opinion of each of Wasserstein, Perella & Co., Inc. and Salomon Brothers Inc. to the effect that, as of the date hereof, the Conversion Number to be received by the holders of Shares in connection with the Merger is fair to such holders from a financial point of view. Revco has delivered to CVS and Merger Subsidiary a copy of each such opinion.

               Section 3.21. Transactions with Affiliates. Except to the extent disclosed in the Revco SEC Documents filed prior to the date of this Agreement, from June 1, 1996 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between Revco or its Subsidiaries, on the one hand, and Revco's Affiliates (other than wholly-owned Subsidiaries of Revco) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Act. For purposes of this Agreement, the term "Affiliate", when used with respect to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of "Affiliate", the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

               Section 3.22. Accounting Matters. Neither Revco nor, to its best knowledge, any of its Subsidiaries has taken or agreed to take any action that would prevent CVS from accounting for the business combination to be effected by the Merger as a "pooling of interests".

               Section 3.23. Insurance. Except as set forth on Schedule 3.23, Revco and each of its Significant Subsidiaries are insured by insurers, reasonably believed by Revco to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. Revco's unsettled workers compensation and general liability claims would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Revco.

               Section 3.24. Takeover Statutes. The Board of Directors of Revco has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement, and the transactions contemplated by this Agreement and the Zell/Chilmark Stockholder Agreement the provisions of Section 203 of the Delaware Law. To the best of Revco's knowledge, no other "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each, a "Takeover Statute") applicable to Revco or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

               Section 3.25. Former Merger Agreement. The Agreement and Plan of Merger dated as of November 29, 1995 among Rite Aid Corporation, Ocean Acquisition Corporation and Revco has been terminated in accordance with its terms, and Revco has no liabilities or obligations, contingent or otherwise, under or arising out of such agreement or the transactions contemplated thereby, except for obligations under the confidentiality provisions of such agreement.

               Section 3.26. Pooling Letter. Revco has received a letter from Arthur Andersen, LLP dated as of the date of this Agreement and addressed to Revco, a copy of which has been delivered to CVS, stating that Arthur
Andersen, LLP believes that the acquisition of Revco by CVS should be treated as a pooling of interests in conformity with generally accepted accounting principles, as described in Accounting Principles Board Opinion No. 16.

               Section 3.27. Affiliates. Schedule 3.27 sets forth each Person who, as of the date hereof, is, to the best of Revco's knowledge, deemed to be an Affiliate of Revco.




                                   ARTICLE 4


                     Representations and Warranties of CVS

               CVS represents and warrants to Revco that:

               Section 4.01. Organization and Power. Each of CVS and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on CVS. Each of CVS and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on CVS. Schedule 4.01 sets forth a complete list of CVS' Significant Subsidiaries. CVS has delivered to Revco true and complete copies of CVS' and Merger Subsidiary's certificate of incorporation and bylaws as currently in effect.

               Section 4.02. Corporate Authorization. The execution, delivery and performance by CVS and Merger Subsidiary of this Agreement and the consummation by CVS and Merger Subsidiary of the transactions contemplated hereby, including entering into the Zell-Chilmark Stockholder Agreement, are within the corporate powers of CVS and Merger Subsidiary and, except for any required approval by the stockholders of CVS of the issuance of shares of CVS Common Stock in connection with the Merger, have been duly authorized by all necessary corporate action, including by resolution of the Board of Directors of CVS. The affirmative vote, in favor of the issuance of shares of CVS
Common Stock in connection with the Merger (including any shares contemplated by Section 1.04), of a majority of the votes represented by the shares of CVS Common Stock and CVS ESOP Preference Stock, voting as a single class, present at the CVS Stockholder Meeting in person or by proxy and entitled to vote (so long as a majority of the votes represented by the total outstanding shares of CVS Common Stock and CVS ESOP Preference Stock is cast at such meeting), is the only vote of any class or series of CVS' capital stock necessary in connection with this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of CVS and Merger Subsidiary and constitutes a valid and binding agreement of each of CVS and Merger Subsidiary, enforceable against CVS or Merger Subsidiary, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding at equity or at law). The shares of CVS Common Stock issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

               Section 4.03. Governmental Authorization. The execution, delivery and performance by CVS and Merger Subsidiary of this Agreement, and the consummation by CVS and Merger Subsidiary of the transactions contemplated hereby, require no action, by or in respect of, or filing with, any Governmental Authority other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Merger Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the 1933 Act; (d) compliance with any applicable requirements of the 1934 Act; (e) compliance with any other applicable securities laws; (f) those that may be required solely by reason of Revco's (as opposed to any other third party's) participation in the transactions contemplated by this Agreement; (g) the approval of the relevant pharmacy boards and alcoholic beverage commissions or comparable entities in the states in which CVS and its Subsidiaries do business; (h) actions or filings which, if not taken or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CVS; and (i) filings and notices not required to be made or given until after the Effective Time.

               Section 4.04.  Non-Contravention.  Except as set forth on
Schedule 4.04, the execution, delivery and performance by CVS and Merger Subsidiary of this Agreement do not, and the consummation by CVS and Merger Subsidiary of the transactions contemplated hereby will not (a) assuming receipt of the approval of stockholders referred to in Section 4.02, contravene or conflict with the certificate of incorporation, bylaws or similar organizational documents of CVS or any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to CVS or Merger Subsidiary, (c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of CVS or Merger Subsidiary or to a loss of any benefit to which CVS or Merger
Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon CVS or Merger Subsidiary and which either has a term of more than one year or involves the payment or receipt of money in excess of $500,000 (a "CVS Agreement") or any license, franchise, permit or other similar authorization held by CVS or Merger Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of CVS or Merger Subsidiary, except for such contraventions, conflicts or violations referred to in clause
(b) or defaults, rights of termination, cancellation or acceleration, losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on CVS.

               Section 4.05. Capitalization of CVS. (a) The authorized capital stock of CVS consists of 300,000,000 shares of CVS Common Stock, 120,619 shares of Cumulative Preferred Stock, par value $0.01 per share (the "CVS Preferred Stock"), and 50,000,000 shares of Preference Stock, par value $1 per share (the "CVS ESOP Preference Stock"). As of the close of business on January 31, 1997, (i) 106,907,752 shares of CVS Common Stock are issued and outstanding, 5,830,722 shares of CVS Common Stock are held in CVS' treasury, 6,392,382 shares of CVS Common Stock are reserved for issuance upon conversion of shares of CVS ESOP Preference Stock, 3,000,000 shares of CVS Common Stock are reserved for additional grants under option and other stock-based plans and 5,490,637 shares of CVS Common Stock are reserved for issuance pursuant to options previously granted pursuant to CVS option plans, (ii) 5,558,595 shares of CVS ESOP Preference Stock are issued and outstanding and (iii) no shares of CVS Preferred Stock are issued or outstanding. All the outstanding shares of CVS' capital stock are, and all shares which may be issued pursuant to CVS option plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable.
Except as set forth in this Section 4.05, except for the transactions contemplated by this Agreement (including those permitted in Section 5.02(d)), and except for changes since January 31, 1997 resulting from the exercise of employee and director stock options outstanding on such date, as of the date hereof, there are outstanding (x) no shares of capital stock or other voting securities of CVS, (y) no securities of CVS convertible into or exchangeable for shares of capital stock or voting securities of CVS, and (z) no options, warrants or other rights to acquire from CVS, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of CVS, obligating CVS to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of CVS or obligating CVS to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (x), (y) and (z) being referred to collectively as the "CVS Securities"). None of CVS or its Subsidiaries has any contractual obligation to redeem, repurchase or otherwise acquire any CVS Securities or any CVS Subsidiary Securities, including as a result of the transactions contemplated by this Agreement.

           (b) Except for the provisions of CVS' certificate of incorporation relating to the voting of CVS ESOP Preference Stock by the applicable trustee in accordance with the instructions of plan participants, there are no voting trusts or other agreements or understandings to which CVS or any Subsidiary of CVS is a party with respect to the voting of the capital stock of CVS or any Subsidiary of CVS.

               Section 4.06. Capitalization of Subsidiaries. Except as set forth in Schedule 4.06, all of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of CVS, is owned by CVS, directly or indirectly, free and clear of any consensual Lien (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of CVS or any Subsidiary of CVS convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of CVS, or (ii) options or other rights to acquire from CVS or any Subsidiary of CVS, and no other obligation of CVS or any Subsidiary of CVS to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for, any capital stock, voting securities or ownership interests in, any Subsidiary of CVS (the items in clauses (i) and (ii) being referred to collectively as the "CVS Subsidiary Securities").

               Section 4.07. SEC Filings. (a) CVS has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 (the "CVS SEC Documents").

           (b) As of its filing date, each CVS SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed CVS SEC Document.

           (c) Each CVS SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such registration statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that such statements have been modified or superseded by a later filed CVS SEC Document.

               Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of CVS (or its predecessor, Melville Corporation) included in CVS' Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "CVS 10-K") and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of CVS (or such predecessor) and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "CVS Balance Sheet" means the consolidated balance sheet of Melville Corporation as of December 31, 1995 set forth in the CVS 10-K and "CVS Balance Sheet Date" means December 31, 1995.

               Section 4.09. Disclosure Documents. (a) The Registration Statement on Form S-4 of CVS (the "Form S-4") to be filed under the 1933 Act relating to the issuance of CVS Common Stock in the Merger and the proxy statement of CVS (the "CVS Proxy Statement" and, together with the Form S-4, the "CVS Disclosure Documents"), to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, will, when filed, subject to the last sentence of Section 4.09(b), comply as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act and the rules and regulations promulgated thereunder.

           (b) (i) Neither the Form S-4 nor any amendment or supplement thereto will at the time it becomes effective under the 1933 Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) neither the CVS Proxy Statement nor any amendment or supplement thereto will, at the date it is first mailed to stockholders of CVS or at the time such stockholders vote on the approval of the issuance of shares of CVS Common Stock in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No representation or warranty is made by CVS in this Section 4.09 with respect to statements made or incorporated by reference therein based on information supplied by Revco for inclusion or incorporation by reference in any CVS Disclosure Document.

               Section 4.10. Information Supplied. None of the information supplied or to be supplied by CVS for inclusion or incorporation by reference in the Revco Proxy Statement or any amendment or supplement thereto will, at the date the Revco Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Revco and at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               Section 4.11. Absence of Certain Changes. Except as disclosed in the CVS SEC Documents filed prior to the date of this Agreement or as disclosed in Schedule 4.11 and except in connection with the Permitted CVS Transactions, since September 30, 1996, CVS and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

           (a) any event, occurrence or development which, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on CVS, except for general economic changes and changes that affect the industry of CVS or any of its Subsidiaries generally;

           (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of CVS (other than payment of CVS' regular quarterly cash dividend on CVS Common Stock and payment of required dividends on CVS ESOP Preference Stock) or any repurchase, redemption or other acquisition by CVS or any Subsidiary of CVS of any amount of outstanding shares of capital stock or other equity securities of, or other ownership interests in, CVS or any Subsidiary of CVS;

           (c) any amendment of any term of any outstanding security of CVS or any Subsidiary of CVS that would materially increase the obligations of CVS or such Subsidiary under such security;

           (d) (x) any incurrence or assumption by CVS or any Subsidiary of CVS of any indebtedness for borrowed money other than under existing credit facilities (or any renewals, replacements or extensions thereof that do not materially increase the commitments thereunder except to the extent of the amount required to refinance any indebtedness for borrowed money of Revco and its Subsidiaries as of the Closing Date) (A) in the ordinary course of business consistent with past practices (it being understood that any indebtedness incurred prior to the date hereof in respect of capital expenditures shall be considered to have been in the ordinary course of business consistent with past practice) or (B) in connection with the transactions contemplated by this Agreement, or (y) any guarantee, endorsement or other incurrence or assumption of liability (whether directly, contingently or otherwise) by CVS or any Subsidiary of CVS for the obligations of any other Person (other than any Subsidiary of CVS), other than in the ordinary course of business consistent with past practice or in connection with obligations of Revco and its Subsidiaries assumed at the Effective Time;

           (e) any creation or assumption by CVS or any Subsidiary of CVS of any consensual Lien on any material asset of CVS or any Subsidiary of CVS other than in the ordinary course of business consistent with past practices;

           (f) any making of any loan, advance or capital contribution to or material investment in any Person by CVS or any Subsidiary of CVS other than
(i) prior to the date hereof to former Subsidiaries prior to or in connection with the disposition of the Marshalls, KayBee Toys, This End Up, Wilsons Leather, Footstar, Inc. (including Meldisco, Footaction and Thom McAn) and Linens 'n Things, Inc. businesses pursuant to Melville Corporation's publicly announced restructuring program (the "CVS Restructuring Program"), (ii) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of CVS or (iii) loans or advances to employees of CVS or any Subsidiary of CVS made in the ordinary course of business consistent with past practices;

           (g) (i) any contract or agreement entered into by CVS or any Subsidiary of CVS on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (ii) any modification, amendment, assignment, termination or relinquishment by CVS or any Subsidiary of CVS of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee) that would be reasonably likely to have a Material Adverse Effect on CVS, other than, in the case of
(i) and (ii), (x) transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practice, (y) those in connection with the CVS Restructuring Program and (z) those contemplated by this Agreement; or

           (h) any material change in any method of accounting or accounting principles or practice by CVS or any Subsidiary of CVS, except for any such change required by reason of a change in GAAP.

               Section 4.12. No Undisclosed Material Liabilities. There have been no liabilities or obligations (whether pursuant to contracts or otherwise) of any kind whatsoever incurred by CVS or any Subsidiary of CVS since September 30, 1996, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

           (a) liabilities or obligations (i) disclosed or provided for in the CVS Balance Sheet or in the notes thereto, (ii) disclosed in the CVS SEC Documents filed prior to the date hereof or (iii) disclosed in Schedule 4.12;

           (b) liabilities or obligations which, individually and in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on CVS; or

           (c) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

               Section 4.13. Litigation. Except as disclosed in the CVS SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of CVS, threatened against or affecting, CVS or any Subsidiary of CVS or any of their respective properties before any Governmental Authority which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on CVS.

               Section 4.14. Taxes. (a) CVS and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by it prior to or as of the Effective Time, and all such material Tax Returns are, or will be at the time of filing, complete in all material respects;

           (b) CVS and each of its Subsidiaries has paid (or has had paid on its behalf) or, where payment is not yet due, has established in accordance with GAAP (or has had established on its behalf and for its sole benefit and rcourse) or will establish or cause to be established on or before the Effective Time an adequate accrual for the payment of, all material Taxes due with respect to any period ending prior to or as of the Effective Time; and

           (c) the federal income Tax Returns of CVS have been examined by and settled with the Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all years through 1990.

               Section 4.15. Employee Benefits, ERISA. (a) Except as set forth in Schedule 4.15, there are no material employee benefit plans (including any plans for the benefit of directors or former directors), arrangements, practices, contracts or agreements (including employment agreements and severance agreements, incentive compensation, bonus, stock option, stock appreciation rights and stock purchase plans) of any type (including plans described in Section 3(3) of ERISA), maintained by CVS, any of its Subsidiaries or any ERISA Affiliate, that together with CVS would be deemed a "controlled group" within the meaning of Section 4001(a)(14) of ERISA, or with respect to which CVS or any of its Subsidiaries has or may have a liability (the "CVS Benefit Plans"). Since September 30, 1996, there has been no change, amendment, modification to, or adoption of, any CVS Benefit Plan, in each case, that has had, or would be reasonably likely to have, a Material Adverse Effect on CVS.

           (b) With respect to each CVS Benefit Plan, except as would not, individually or in the aggregate, have a Material Adverse Effect on CVS: (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered in accordance with its terms and applicable law; (iii) no breaches of fiduciary duty have occurred; (iv) no prohibited transaction within the meaning of Section 406 of ERISA has occurred; (v) as of the date of this Agreement, no lien imposed under the Code or ERISA exists; and (vi) all contributions and premiums due (including any extensions for such contributions and premiums) have been made in full.

           (c) None of the CVS Benefit Plans has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code, whether or not waived.

           (d) Neither CVS nor any ERISA Affiliate has incurred any liability under Title IV of ERISA (including Sections 4063-4064 and 4069 of ERISA) since the effective date of ERISA that has not been satisfied in full except as, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on CVS.

           (e) With respect to each CVS Benefit Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA), no such plan provides medical or death benefits with respect to current or former employees of CVS or any of its Subsidiaries beyond their termination of employment, other than on an employee-pay-all basis, except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on CVS.

           (f) The consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay or any tax "gross-up" payments with respect to the imposition of any tax pursuant to
Section 4999 of the Code or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual with respect to any CVS Benefit Plan, or (ii) constitute or result in a prohibited transaction under Section 4975 of the Code or Section 406 or 407 of ERISA with respect to any CVS Benefit Plan.

           (g) There is no CVS Benefit Plan that is a "multiemployer plan", as such term is defined in Section 3(37) of ERISA, or which is covered by Section 4063 or 4064 of ERISA.

           (h) Neither CVS nor any of its Significant Subsidiaries is a party to any collective bargaining agreement. Except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on CVS, (i) there is no labor strike, slowdown or work stoppage or lockout against CVS or any of its Significant Subsidiaries and (ii) there is no unfair labor practice charge or complaint against or pending before the National Labor Relations Board. As of the date of this Agreement, there is no representation claim or petition pending before the National Labor Relations Board and, to the knowledge of CVS, no question concerning representation exists with respect to the employees of CVS or any of its Significant Subsidiaries.

               Section 4.16. Compliance with Laws; No Default; No Non-Competes. (a) Neither CVS nor any of its Subsidiaries is in violation of or has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree, order, writ, injunction, permit or license or other authorization or approval of any Governmental Authority applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on CVS.

           (b) Each CVS Agreement is a valid, binding and enforceable obligation of CVS and in full force and effect, except where the failure to be valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on CVS. None of CVS or any of its Subsidiaries is in default or violation of any term, condition or provision of (i) its respective certificate of incorporation or by-laws or similar organizational documents or (ii) any CVS Agreement, except, in the case of clauses (i) (with respect to organizational documents that are partnership, joint venture or similar documents) and (ii), for defaults or violations that, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on CVS. CVS has all permits and licenses (including pharmaceutical and liquor licenses and permits) necessary to carry on the business being conducted at each store location, except where the failure to have such permit or license would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on CVS. Neither CVS nor any Subsidiary of CVS is a party to any agreement that expressly limits the ability of CVS or any Subsidiary of CVS to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation would not be reasonably likely to have a Material Adverse Effect on CVS after giving effect to the Merger.

               Section 4.17. Finders' Fees. Except for Donaldson, Lufkin & Jenrette Securities Corporation and CS First Boston Corporation, a copy of each of whose engagement agreement has been provided to Revco, no investment banker, broker, finder, other intermediary or other Person is entitled to any fee or commission from CVS or any Subsidiary of CVS upon consummation of the transactions contemplated by this Agreement.

               Section 4.18. Environmental Matters. (a) Except as set forth in the CVS 10-K:

                 (i) no notice, notification, demand, request for information, citation, summons or order has been received by, no complaint has been filed against, no penalty has been assessed against, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of CVS or any Subsidiary of CVS, is threatened by any Person, against CVS or any Subsidiary of CVS with respect to any matters relating to or arising out of any Environmental Law which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on CVS;

                (ii) no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or, to the knowledge of CVS, previously owned, leased or operated by CVS or any Subsidiary of CVS, which circumstance, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on CVS; and

               (iii) there are no Environmental Liabilities that, individually or in the aggregate, have had or would be reasonably likely to have a Material Adverse Effect on CVS.

           (b) For purposes of this Section, capitalized terms used shall have the meanings assigned to them in Section 3.18(b), except that in all cases the word "CVS" shall be substituted for the word "Revco".

               Section 4.19. Assets. The assets, properties, rights and contracts, including (as applicable), title or leaseholds thereto, of CVS and its Subsidiaries, taken as a whole, are sufficient to permit CVS and its Subsidiaries to conduct their business as currently being conducted with only such exceptions as are not reasonably likely to have a Material Adverse Effect on CVS. All material real property owned by CVS and its Subsidiaries is owned free and clear of all Liens, except (A) those reflected or reserved against in the latest balance sheet (or notes thereto) of CVS included in the CVS SEC Documents filed prior to the date hereof, (B) taxes and general and special assessments not in default and payable without penalty or interest, (C) Liens disclosed in Schedule 4.19 and (D) Liens that do not materially adversely interfere with any present use of such property.

               Section 4.20. Opinion of Financial Advisor. CVS has received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation to the effect that, as of the date hereof, the Conversion Number to be received by the holders of Shares in the Merger is fair to CVS from a financial point of view. CVS has delivered to Revco a copy of such opinion.

               Section 4.21. Transactions with Affiliates. Except to the extent disclosed in the CVS SEC Documents filed prior to the date of this Agreement and except as set forth on Schedule 4.21, from January 1, 1996 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between CVS or its Subsidiaries, on the one hand, and CVS' Affiliates (other than wholly-owned Subsidiaries of CVS) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Act.

               Section 4.22. Accounting Matters. Neither CVS nor, to its knowledge, any of its Subsidiaries has taken or agreed to take any action that would prevent CVS from accounting for the business combination to be effected by the Merger as a "pooling of interests".

               Section 4.23. Insurance. Except as set forth on Schedule 4.23, CVS and each of its Significant Subsidiaries are insured by insurers, reasonably believed by CVS to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. CVS' unsettled workers compensation and general liability claims would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on CVS.

               Section 4.24. Takeover Statutes. The Board of Directors of CVS has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement, and the transactions contemplated by this Agreement the provisions of Section 203 of the Delaware Law. To the best of CVS' knowledge, no other Takeover Statute applicable to CVS or any of its Subsidiaries, is applicable to the Merger or the other transactions contemplated hereby.

               Section 4.25. Pooling Letter. CVS has received a letter from KPMG Peat Marwick, LLP dated as of the date of this Agreement and addressed to CVS, a copy of which has been delivered to Revco, stating that, as of the date of this Agreement, based on their best judgment regarding the application of GAAP and the published rules and regulations of the SEC relative to matters of accounting for business combinations, no conditions exist which would preclude CVS from accounting for the Merger as a pooling of interests.

               Section 4.26. Affiliates. Schedule 4.26 sets forth each Person who, as of the date hereof, is, to the best of CVS' knowledge, deemed to be an Affiliate of CVS.



                                   ARTICLE 5

                                   Covenants

               Section 5.01. Conduct of Revco. Revco covenants and agrees that, from the date hereof until the Effective Time, except as expressly provided otherwise in this Agreement, including Schedules 3.11 and 5.01 hereto, or as reasonably necessary for Revco to fulfill its obligations hereunder, Revco and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with customers, suppliers, creditors and business partners and shall use their reasonable efforts to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the prior written approval of CVS (which approval shall not be unreasonably withheld):

           (a) Revco will not adopt or propose any change in its certificate of incorporation or any material change in its bylaws;

           (b) Revco will not, and will not permit any Subsidiary of Revco to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Revco or any of its Subsidiaries (other than a liquidation or dissolution of any Subsidiary or a merger or consolidation between wholly owned Subsidiaries);

           (c) Revco will not, and will not permit any Subsidiary of Revco to, make any investment in or acquisition of any business or stores of any Person or any material amount of assets (other than inventory), except for (i) acquisitions for cash of drug store businesses comprising not more than ten stores in any such business acquisition so long as no significant overlap exists between the stores so acquired and CVS' stores and (ii) any capital expenditure permitted by Section 5.01(k);

           (d) Revco will not, and will not permit any Subsidiary of Revco to, sell, lease, license, close, shut down or otherwise dispose of any assets (other than inventory) or stores or relocate any stores, except (i) pursuant to existing contracts or commitments listed on Schedule 5.01 or (ii) sales or other dispositions of assets (other than stores) in the ordinary course of business consistent with past practice;

           (e) Revco will not, and will not permit any Subsidiary of Revco to, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by any Subsidiary of Revco to Revco or any other Subsidiary of Revco;

           (f) Revco will not, and will not permit any Subsidiary of Revco to, issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Revco or its Subsidiaries, other than (i) issuances pursuant to the exercise of stock-based awards or options (including under the plans described in Section 3.05(a)) outstanding on the date hereof, (ii) options and Shares that may become issuable under Revco's 1993 Employee Stock Purchase Plan, and options granted under the NEDP in accordance with its terms and Shares issued upon exercise of such options, (iii) issuances by any Subsidiary of Revco to Revco or any other Subsidiary of Revco, (iv) Shares issuable pursuant to Revco's 401(k) Savings Plan and (v) Shares issuable pursuant to options granted to newly hired management level employees in accordance with Revco's past practices;


           (g) Revco will not, and will not permit any Subsidiary of Revco to, redeem, purchase or otherwise acquire directly or indirectly any of Revco's capital stock;

           (h) Revco will not, and will not permit any Subsidiary of Revco to, close, shut down, or otherwise eliminate any of Revco's or such Subsidiary's distribution centers;

           (i) Revco will not, and will not permit any Subsidiary of Revco to, move the location, close, shut down or otherwise eliminate Revco's or such Subsidiary's headquarters or effect a general staff reduction at such headquarters (other than the shutdown of, and related staff reduction at, the headquarters of Big B in Bessemer, Alabama);

           (j)  Revco will not, and will not permit any Subsidiary of Revco to,
(i) enter into (or commit to enter into) any new lease or renew any existing lease (except pursuant to commitments for such lease or lease renewal entered into as of the date hereof) or (ii) purchase or acquire or enter into any agreement to purchase or acquire any real estate (except pursuant to commitments existing as of the date hereof);

           (k) Revco will not, and will not permit any Subsidiary of Revco to, make or commit to make any capital expenditure (including for store remodellings, store signage and information systems) except for (i) (x) information systems expenditures in respect of the Integrated Voice Response and Patient Services Information Document projects (the "IS Projects") not to exceed $1,850,000 in the aggregate, provided that Revco shall keep CVS informed on a prompt basis of the status of each IS Project and shall use reasonable best efforts to terminate any further work or expenditure on either or both such projects if so requested by CVS, (y) information systems expenditures in Big B stores acquired as a result of the Big B Acquisition not in excess of $30,000 per store, and (z) expenditures on information systems as part of the expenditures permitted in subclauses (ii), (iv) and (v) of this clause (k) (it being understood that this clause (k)(i) will not restrict expenditures necessary for maintenance of existing information systems), (ii) expenditures not in excess of $50,000 per store in respect of any store acquired in accordance with Section 5.01(c)(i), (iii) expenditures in connection with changing the external store signage in order to change the name of Big B stores to Revco, to the extent such expenditures are contractually committed as of the date hereof, (iv) expenditures not in excess of $7.5 million in connection with modifications to Big B's warehouse in Bessemer, Alabama, (v) expenditures in respect of store commitments specified in paragraph (j) above in an amount not in excess of that specified in
Schedule 5.01(k) for each such store (or, for any such store for which no amount is so specified, not in excess of $300,000), (vi) expenditures not in excess of $1,500,000 incurred pursuant to an agreement dated December 19, 1996 with Andersen Consulting, and (vii) other individual capital expenditure projects or items (in respect of matters not covered above in this clause (k)) not exceeding $1 million per project or item,

           (l) Revco will not, and will not permit any Subsidiary of Revco to, without the prior written consent of CVS, change any tax election, change any annual tax accounting period, change any method of tax accounting, file any amended Tax Return, enter into any closing agreement relating to any material Tax, settle any material Tax claim or assessment, surrender any right to claim a Tax refund or consent to any extension or waiver (other than a reasonable extension or waiver) of the limitations period applicable to any Tax claim or assessment, if any such action would have the effect of materially increasing the aggregate Tax liability or materially reducing the aggregate tax assets of Revco and its Subsidiaries, taken as a whole, or, to the knowledge of Revco, CVS and its Subsidiaries, taken as a whole;

           (m) Revco will not, and will not permit any Subsidiary of Revco to, agree or commit to do any of the foregoing; and

           (n) Revco will not, and will not permit any Subsidiary of Revco to take or agree or commit to take any action that would make any representation and warranty of Revco hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

               Section 5.02. Conduct of CVS. From the date hereof until the Effective Time, except as expressly provided otherwise in this Agreement including Schedule 5.02 hereto, or as reasonably necessary for CVS to fulfill its obligations hereunder, CVS and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with customers, suppliers, creditors and business partners and shall use their reasonable efforts to keep available the services of their present officers and employees. It is understood that nothing in this Agreement will restrict (x) any acquisition by CVS or any of its Subsidiaries, in one or more transactions, of any drug store or any drug store or related business for cash in an aggregate amount not to exceed $350 million so long as no significant overlap exists between the stores so acquired and Revco's stores or (y) any disposition by CVS or its Subsidiaries, in one or more transactions, of (1) any or all of its Bob's Stores business, (2) its ownership interest in Linens 'n Things, Inc. or (3) its ownership interest in any real property or stores leased primarily to Bob's Stores Center, Inc., Linens 'n Things, Inc. or their respective Subsidiaries or to any former Subsidiary of CVS disposed of pursuant to the CVS Restructuring Program ((x) and (y) being referred to herein as the "Permitted CVS Transactions")). Without limiting the generality of the foregoing but subject to the preceding sentence, from the date hereof until the Effective Time, without the prior written approval of Revco (which approval shall not be unreasonably withheld):

           (a) CVS will not adopt or propose any change in its certificate of incorporation or any material change in its bylaws, except for the creation of a series of preferred stock in connection with the adoption of a shareholder rights plan;

           (b) CVS will not, and will not permit any Subsidiary of CVS to, (i) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of CVS or any of its Subsidiaries (other than a liquidation or dissolution of any Subsidiary or a merger or consolidation between wholly owned Subsidiaries) or (ii) make any material acquisition of the business or stores of any Person (other than a wholly owned Subsidiary);

           (c) CVS will not, and will not permit any Subsidiary of CVS to, sell, lease, license or otherwise dispose of any assets (other than inventory) in an amount that would be material to CVS and its Subsidiaries, taken as a whole, except (i) pursuant to existing contracts or commitments or (ii) in the ordinary course of business consistent with past practice;

           (d) CVS will not, and will not permit any Subsidiary of CVS to, issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of CVS or its Subsidiaries, other than (v) issuances by any Subsidiary of CVS to CVS or any other Subsidiary of CVS, (w) preferred stock purchase rights and related preferred stock in connection with the adoption of a shareholder rights plan, (x) issuances pursuant to the exercise of stock-based awards or options, including under the plans described in Section 4.05(a), outstanding on the date hereof or granted as contemplated in clause (z) below, (y) issuances of shares of CVS Common Stock upon conversion of shares of CVS ESOP Preference Stock outstanding on the date hereof, and (z) any grant of options or other stock based awards in respect of CVS Common Stock to employees or directors of CVS or any of its Subsidiaries that could result in the issuance of not more than 1,600,000 shares in the aggregate of CVS Common Stock;

           (e) CVS will not, and will not permit any Subsidiary of CVS to, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than (i) cash dividends payable by CVS in an aggregate amount not in excess of $0.14 per share per calendar quarter, (ii) required cash dividends on CVS ESOP Preference Stock and (iii) dividends paid by any Subsidiary of CVS to CVS or any other Subsidiary of CVS;

           (f) CVS will not, and will not permit any Subsidiary of CVS to, redeem, purchase or otherwise acquire directly or indirectly any of CVS' capital stock;

           (g) CVS will not, and will not permit any Subsidiary of CVS to, agree or commit to do any of the foregoing; and

           (h) CVS will not, and will not permit any Subsidiary of CVS to take or agree or commit to take any action that would make any representation and warranty of CVS hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

               Section 5.03.  Stockholder Meetings; Proxy Materials; Form S-4.
(a) Unless the Board of Directors of Revco shall take any action permitted by the third sentence of this Section 5.03(a), Revco shall cause a meeting of its stockholders (the "Revco Stockholder Meeting") to be duly called and held as soon as reasonably practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and the Merger (the "Revco Stockholder Approval"). Except as provided in the next sentence, the Board of Directors of Revco shall recommend approval and adoption of this Agreement and the Merger by Revco's stockholders. The Board of Directors of Revco shall be permitted to (i) not recommend to Revco's stockholders that they give the Revco Stockholder Approval or (ii) withdraw or modify in a manner adverse to CVS its recommendation to Revco's stockholders that they give the Revco Stockholder Approval, but in each of cases (i) and
(ii) only if and to the extent that Revco has complied with Section 5.05 and a Superior Proposal is pending at the time Revco's Board of Directors determines to take any such action or inaction; provided that no such failure to recommend, withdrawal or modification shall be made unless Revco shall have delivered to CVS a written notice (a "Notice of Superior Proposal") advising CVS that the Board of Directors of Revco has received a Superior Proposal and identifying the Person making such Superior Proposal; provided, further that nothing contained in this Agreement shall prevent the Board of Directors of Revco from complying with Rule 14e-2 under the 1934 Act with regard to an Acquisition Proposal. In connection with such stockholder meeting, Revco (x) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Revco Proxy Statement and all other proxy materials for such meeting, (y) will use its reasonable best efforts, subject to the immediately preceding sentence, to obtain the Revco Stockholder Approval and (z) will otherwise comply with all legal requirements applicable to such meeting. For purposes of this Agreement, "Superior Proposal" means any bona fide Acquisition Proposal for at least a majority of the outstanding Shares on terms that the Board of Directors of Revco determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable and provide greater value to all Revco's stockholders than this Agreement and the Merger taken as a whole. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Revco or any Subsidiary of Revco or the acquisition of any equity interest in, or a substantial portion of the assets of, Revco or any Subsidiary of Revco, other than the transactions contemplated by this Agreement and other than an offer for a bona fide de minimis equity interest, or for an amount of assets not material to Revco and its Subsidiaries taken as a whole, that Revco has no reason to believe would lead to a change of control Revco (or to the acquisition of a substantial portion of the assets of Revco and its Subsidiaries).

           (b) Unless the Board of Directors of Revco shall take any action permitted by the third sentence of paragraph (a) above, CVS shall cause a meeting of its stockholders (the "CVS Stockholder Meeting") to be duly called and held as soon as reasonably practicable after the date of this Agreement for the purpose of voting on the issuance of shares of CVS Common Stock in connection with the Merger (the "CVS Stockholder Approval") and, at such stockholder meeting, the Directors of CVS shall recommend approval by CVS' stockholders of such issuance of shares of CVS Common Stock. Unless the Board of Directors of Revco shall take any action permitted by the third sentence of paragraph (a) above in connection with such stockholder meeting, CVS (i) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the CVS Proxy Statement and all other proxy materials for such meeting, (ii) will use its reasonable best efforts to obtain the CVS Stockholder Approval and (iii) will otherwise comply with all legal requirements applicable to such meeting.

           (c) CVS shall promptly prepare and file with the SEC the Form S-4 with respect to the CVS Common Stock issuable in connection with the Merger and take any action required to be taken under applicable state securities laws and the regulations of the NYSE in connection with such issuance of CVS Common Stock. Subject to the terms and conditions of this Agreement and unless the Board of Directors of Revco shall take any action permitted by the third sentence of paragraph (a) above, CVS shall use its reasonable best efforts to have the Form S-4 declared effective under the 1933 Act as promptly as practicable after the Form S-4 is filed.

               Section 5.04. Access to Information. (a) To the extent permitted by applicable law, from the date hereof until the Effective Time, Revco will give CVS, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of Revco and its Subsidiaries, will furnish to CVS, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct Revco's employees, auditors, counsel and financial advisors to cooperate with CVS in its investigation of the business of Revco and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by Revco to CVS hereunder. In the event Revco requests approval of CVS pursuant to Section 5.01 to enter into any new store lease, CVS agrees not to contact the applicable landlord regarding such store lease or property unless CVS is already involved in discussions with the landlord regarding such lease or property and such discussions have not been terminated prior to such request. The foregoing information shall be held in confidence to the extent required by, and in accordance with, the provisions of the letter agreement dated January 8, 1997 between CVS and Revco (the "Confidentiality Agreement").

           (b) To the extent permitted by applicable law, from the date hereof until the Effective Time, CVS will give Revco, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of CVS and its Subsidiaries, will furnish to Revco, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct CVS' employees, auditors, counsel and financial advisors to cooperate with Revco in its investigation of the business of CVS and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by CVS to Revco hereunder. Such information shall be held in confidence to the extent required by, and in accordance with, the Confidentiality Agreement.

               Section 5.05. Other Offers. From the date hereof until the termination hereof, Revco will not and will cause its Subsidiaries and the officers, directors, employees, investment bankers, consultants and other agents of Revco and its Subsidiaries and the Affiliates of Revco over which Revco exercises control not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal or any inquiry with respect thereto or engage in discussions or negotiations with any Person with respect thereto, or disclose any non-public information relating to Revco or any Subsidiary of Revco or afford access to the properties, books or records of Revco or any Subsidiary of Revco to, any Person that has made any Acquisition Proposal; provided that nothing contained in this Section 5.05 shall prevent Revco from furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide Acquisition Proposal received from such Person so long as prior to furnishing non-public information to, or entering into discussions or negotiations with, such Person, Revco receives from such Person an executed confidentiality agreement with terms no less favorable to Revco than those contained in the Confidentiality Agreement; provided, further that nothing contained in this Agreement shall prevent (a) the Board of Directors of Revco from complying with Rule 14e-2 under the 1934 Act with regard to an Acquisition Proposal or (b) Revco from taking any action, reasonably acceptable to CVS, that may be necessary in order to comply with Revco's obligations under Section 5.07. Revco will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making such Acquisition Proposal and set forth the material terms thereof) CVS after receipt of any Acquisition Proposal or any request for nonpublic information relating to Revco or any Subsidiary of Revco or for access to the properties, books or records of Revco or any Subsidiary of Revco by any Person that may be considering making, or has made, an Acquisition Proposal. Revco will keep CVS reasonably informed of the status and material terms of any Superior Proposal. Revco shall give CVS at least 24 hours' advance notice of any information to be supplied to, and at least 48 hours' advance notice of any agreement to be entered into with, any Person making such Superior Proposal. Revco will, and will cause its Subsidiaries and the officers, directors, employees and other agents of Revco and its Subsidiaries and the Affiliates of Revco over which Revco exercises control to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any parties with respect to any Acquisition Proposal.

               Section 5.06. Notices of Certain Events. (a) Revco and CVS shall promptly notify each other of:

                 (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

                (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.


           (b) Revco shall promptly notify CVS of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Revco or any Subsidiary of Revco which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or which relate to the consummation of the transactions contemplated by this Agreement.

           (c) CVS shall promptly notify Revco of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting CVS or any Subsidiary of CVS which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13 or which relate to the consummation of the transactions contemplated by this Agreement.

               Section 5.07. Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

           (b) Each of CVS and Revco shall, in connection with the efforts referenced in Section 5.07(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Merger Agreement under the HSR Act or any other Antitrust Law, use its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

           (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.07(a) and (b), each of CVS and Revco shall use its best efforts to resolve such objections if any, as may be asserted with respect to the transactions contemplated hereby under any Antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of CVS and Revco shall cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.07 shall limit a party's right to terminate this Agreement pursuant to Section 7.01(b)(i) or 7.01(c) so long as such party has up to then complied in all material respects with its obligations under this Section 5.07.

           (d) If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law, each of CVS and Revco shall use its best efforts to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under such Antitrust Law so as to permit consummation of the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of CVS and Revco (and, to the extent required by any Governmental Authority, its respective Subsidiaries and Affiliates over which it exercises control) shall be required to enter into a settlement, undertaking, consent decree, stipulation or other agreement (each, a "Settlement") with a Governmental Authority regarding antitrust matters in connection with the transactions contemplated by this Agreement, but, notwithstanding anything else contained in this Agreement, neither CVS nor Revco shall be required to enter into any Settlement that requires CVS and/or Revco to hold separate (including by establishing a trust or otherwise) or to sell or otherwise dispose of stores of CVS (and its Subsidiaries) and/or Revco (and its Subsidiaries) the aggregate revenues of which (for the fiscal year ended December 31, 1996, in the case of CVS stores, and June 1, 1996, in the case of Revco stores) exceeded $400 million (such a Settlement so requiring the holding separate, sale or other disposition of such stores the aggregate revenues of which, so determined, did not exceed $400 million being referred to herein as the "Threshold Settlement"); provided that there shall be excluded from stores counted in determining whether the Threshold Settlement has been exceeded any stores acquired pursuant to, and CVS agrees that it shall take any action necessary to resolve any objections that are raised as contemplated by this Section 5.07 in connection with, any acquisition permitted under clause (x) of the second sentence of Section 5.02 or under
Section 5.02(b)(ii); provided further that any stores acquired by Revco as permitted by Section 5.01(c) shall be counted in determining whether the Threshold Settlement has been exceeded. The parties agree that compliance with any such Threshold Settlement may require holding separate, sale or disposition of stores of either or both of the parties.

               Section 5.08.  Cooperation.  Without limiting the generality of
Section 5.07, CVS and Revco shall together, or pursuant to an allocation of responsibility to be agreed between them, coordinate and cooperate (i) with respect to the timing of the CVS Stockholder Meeting and Revco Stockholder Meeting and shall use their reasonable efforts to hold such meetings on the same day, (ii) in connection with the preparation of the Revco Proxy Statement and the CVS Disclosure Documents, (iii) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and
(iv) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Revco Proxy Statement or the CVS Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

               Section 5.09. Public Announcements. So long as this Agreement is in effect, CVS and Revco will consult with each other before issuing any press release or making any SEC filing or other public statement with respect to this Agreement or the Zell/Chilmark Stockholder Agreement or the transactions contemplated hereby or thereby and, except as may be required by applicable law, court process or any listing agreement with any national securities exchange, will not issue any such press release or make any such SEC filing or other public statement prior to such consultation and providing the other party with a reasonable opportunity to comment thereon.

               Section 5.10. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Revco or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Revco or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Revco acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

               Section 5.11. Affiliates; Registration Rights. (a) Revco shall use its best efforts to deliver to CVS, within 15 days of the date hereof, a letter agreement substantially in the form of Exhibit C-1 hereto executed by each Person listed on Schedule 3.27.

           (b) CVS shall use its best efforts to obtain, within 15 days of the date hereof, a letter agreement substantially in the form of Exhibit C-2 hereto executed by each Person listed on Schedule 4.26.

           (c) Prior to the Closing Date, Revco shall cause to be delivered to CVS a letter identifying, to the best of Revco's knowledge, all Persons who are, at the time of the Revco Stockholder Meeting described in Section
5.03(a), deemed to be "affiliates" of Revco for purposes of Rule 145 under the 1933 Act (the "1933 Act Affiliates"). Revco shall use its reasonable best efforts to cause each Person who is so identified as a 1933 Act Affiliate to deliver to CVS on or prior to the Closing Date a letter agreement substantially in the form of Exhibit C-3 to this Agreement.

           (d) At or prior to the Effective Time, CVS shall enter into a Registration Rights Agreement in the form attached as Exhibit B hereto with each of the 1933 Act Affiliates of Revco that has theretofore executed and delivered to CVS letter agreements substantially in the form of Exhibits C-1 and C-3 hereto.

               Section 5.12. Director and Officer Liability. CVS agrees that at all times after the Effective Time, it shall cause the Surviving Corporation and its Subsidiaries to indemnify each Person who is now, or has been at any time prior to the date hereof, an employee, agent, director or officer of Revco or of any Subsidiary of Revco, its successors and assigns (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent permitted by law, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense (including reasonable fees and expenses of legal counsel), whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of, any facts or circumstances occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including liability arising under the 1933 Act, the 1934 Act or state law. CVS shall, or shall cause the Surviving Corporation to, maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Revco and its Subsidiaries on the date hereof (provided that CVS may substitute therefor policies with reputable and financially sound carriers having at least the same coverage and amounts thereof and containing terms and conditions which are no less advantageous to the Persons currently covered by such policies as insured) with respect to facts or circumstances occurring at or prior to the Effective Time; provided that if the aggregate annual premiums for such insurance during such six-year period shall exceed 200% of the per annum rate of the aggregate premium currently paid by Revco and its Subsidiaries for such insurance on the date of this Agreement, then CVS shall cause the Surviving Corporation to, and the Surviving Corporation shall, provide the most advantageous coverage that shall then be available at an annual premium equal to 200% of such rate. CVS agrees to pay all expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this Section 5.12. The rights under this Section 5.12 are in addition to rights that an Indemnified Party may have under the certificate of incorporation, bylaws, or other similar organizational documents of Revco or any of its Subsidiaries or the Delaware Law. The rights under this Section
5.12 shall survive consummation of the Merger and are expressly intended to benefit each Indemnified Party. CVS agrees to cause the Surviving Corporation and any of its Subsidiaries (or their successors) to maintain in effect for a period of six years the provisions of its certificate of incorporation or bylaws or similar organizational documents providing for indemnification of Indemnified Parties, with respect to facts or circumstances occurring at or prior to the Effective Time, to the fullest extent provided by law; provided that the foregoing shall not in any way restrict or preclude any sale, liquidation or dissolution of any Subsidiary of CVS at any time after the Effective Time.

               Section 5.13. Obligations of Merger Subsidiary. CVS will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

               Section 5.14. Listing of Stock. CVS shall use its best efforts to cause the shares of CVS Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE on or prior to the Closing Date, subject to official notice of issuance.

               Section 5.15. Antitakeover Statutes. If any Takeover Statute is or may become applicable to the Merger, each of CVS and Revco shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.

               Section 5.16. Confidentiality/Standstill Agreement. The parties hereto agree that the Confidentiality Agreement shall be hereby amended to provide that any provision therein which in any manner would be inconsistent with this Agreement or the Zell/Chilmark Stockholder Agreement or the transactions contemplated hereby or thereby shall terminate as of the date hereof; provided, however, that such provisions of the Confidentiality Agreement shall be reinstated in the event of any termination of this Agreement. Revco agrees not to take any action that would impede, bar, restrict or otherwise interfere in any material respect with CVS' rights under the Zell/Chilmark Stockholder Agreement. The provisions of this Section 5.16 shall survive any termination of this Agreement.

               Section 5.17. Tax and Accounting Treatment. Each of CVS and Revco shall not take any action and shall not fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying (A) for pooling of interests accounting treatment or (B) as a reorganization within the meaning of Section 368(a) of the Code, and Revco shall use reasonable efforts to obtain the opinion of counsel referred to in Section 6.03(b).

               Section 5.18. Employee Benefits. (a) Subject to Section 1.04, following the Effective Time, CVS shall, or shall cause the Surviving Corporation to (i) honor all obligations under employment agreements of Revco and (ii) pay all benefits accrued through the Effective Time under employee benefit plans, programs, policies and arrangements of Revco (including any rabbi trust agreement) in accordance with the terms thereof. In furtherance and not in limitation of the foregoing, CVS agrees to provide, or cause the Surviving Corporation to provide, employees of Revco who continue to be employed by Revco as of the Effective Time ("Continuing Employees") for a period of not less than one year following the Effective Time with (A) annual compensation not less favorable than the annual compensation which they were receiving immediately prior to the Effective Time, and (B) benefits which, in the aggregate, are no less favorable than the benefits provided to such Revco employees immediately prior to the Effective Time; provided, however, that the CVS incentive bonus plans or arrangements, the EVA Plan and the Revco 1993 Employee Stock Purchase Plan shall be disregarded for purposes of this clause
(B). Following such one-year period, Continuing Employees shall be provided with compensation and benefits no less favorable than the compensation and benefits provided to similarly situated CVS employees. In addition to the foregoing, for a period of one year following the Effective Time, CVS shall, or shall cause the Surviving Corporation to, establish and maintain a plan to provide severance and termination benefits to all non-union employees of Revco which are no less favorable than the severance and termination benefits provided under Revco's plans and arrangements in effect as of the date of this Agreement as described in Schedule 5.18(a). Furthermore, with respect to medical benefits provided to Continuing Employees as of the Effective Time under CVS' benefit plans, CVS agrees that it will, or it will cause the Surviving Corporation and its Subsidiaries to, waive waiting periods and pre-existing condition requirements under such plans (to the extent waived under Revco's plans), and will give Continuing Employees credit for any copayments and deductibles actually paid by such employees under Revco's medical plans during the calendar year in which the Closing occurs. In addition, service with Revco shall be recognized for purposes of eligibility under CVS welfare plans as well as for purposes of CVS' programs or policies for vacation pay and sick pay. Without limiting the generality of the foregoing, CVS shall honor all vacation, personal and sick days accrued by Continuing Employees under Revco's plans, policies, programs and arrangements immediately prior to the Effective Time.

           (b) Revco shall be permitted to pay, under its Economic Value Added Incentive Bonus Plan (the "EVA Plan"), a bonus to each participant in the EVA Plan who is actively employed by Revco at the earlier of (i) the Effective
Time and (ii) May 31, 1997, equal to the bonus such individual is entitled to under the EVA plan based upon the Company's performance through May 31, 1997 or, if earlier, annualized performance through the Effective Time. To the extent the Effective Time is after May 31, 1997, a new plan year shall begin under the EVA Plan and each participant in the EVA Plan who is actively employed by Revco at the Closing Date will be entitled to receive a bonus based upon annualized performance through the Closing Date with the size of such bonus payments to be pro-rated for the part of the new plan year which has elapsed as of the Closing Date. For the first plan year of CVS ending after the Closing Date, each Continuing Employee who was a participant in the EVA Plan shall be entitled to participate in the CVS incentive bonus plans or arrangements with a target bonus opportunity (when expressed as a percentage of base pay) not less than such Continuing Employee's target bonus opportunity (when expressed as a percentage of base pay) under the EVA Plan for the plan year in which the Closing Date occurs. The parties agree that Schedule
5.18(b) accurately sets forth the methodology for calculating bonuses payable under the EVA Plan.

          (c) Upon the Effective Time, the Revco 1993 Employee Stock Purchase Plan shall be terminated with the effect that the then current offering period under such plan will be terminated effective as of the Effective Time, with the result that the participants in such plan will be deemed to have exercised their options thereunder immediately prior to the Effective Time.

               Section 5.19. CVS Board of Directors. The Board of Directors of CVS shall take such corporate actions as are necessary to provide that, effective at the Effective Time of the Merger, the individuals set forth on
Schedule 5.19 shall become members of the Board of Directors of CVS.

              Section 5.20. Combined Financial Results. CVS covenants and agrees for the benefit of the Persons specified in Schedules 3.27 and 4.26 that, as promptly as practicable following the Effective Time and in any event no later than the earlier of (i) 45 days after the end of the calendar month in which the Effective Time occurs and (ii) 60 days after the Effective Time, it will publicly release the financial results of CVS and Revco for the 30-day period following the Effective Time.

               Section 5.21. Charitable Commitment. CVS agrees that for a period of three years following the Effective Time, CVS will continue to maintain a charitable commitment in the Cleveland area (including suburbs) commensurate with the level previously maintained by Revco, such commitment to take the form of and include contributions, sponsorship of charitable events and similar activities in the nature of the contributions and activities set forth on Schedule 5.21; provided that CVS shall not be required to expend more than $1,000,000 annually in respect of such commitment.



                                   ARTICLE 6


                           Conditions to the Merger

               Section 6.01. Conditions to the Obligations of Each Party. The obligations of Revco, CVS and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or waiver by the party for whose benefit the applicable condition exists) of the following conditions:

           (a) (i) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the stockholders of Revco in accordance with the Delaware Law and (ii) if required by the applicable rules of the NYSE, by the stockholders of CVS;

           (b) any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired;

           (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger;

           (d) there shall not be pending any suit, action or proceeding by any governmental entity, (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, or seeking to obtain from CVS or Revco any damages the amount of which would be reasonably likely to have a Material Adverse Effect on Revco and CVS, taken as a whole, or (ii) except to the extent consistent with the obligations of Revco and CVS under Section 5.07, seeking to prohibit or limit the ownership or operation by CVS, Revco or any of their respective Subsidiaries of, or to compel CVS, Revco or any of their respective Subsidiaries to dispose of or hold separate, any material portion of the business or assets of CVS, Revco or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement;

           (e) the Form S-4 shall have been declared effective under the 1933 Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

           (f) the shares of CVS Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

               Section 6.02. Conditions to the Obligations of CVS and Merger Subsidiary. The obligations of CVS and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or waiver by CVS) of the following further conditions:

           (a) (i) Revco shall have performed in all material respects all of its obligations and complied in all material respects with all of its covenants hereunder required to be performed or complied with by it at or prior to the Effective Time and (ii) the representations and warranties of Revco contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time, as if made at and as of such time, except (x) for changes specifically permitted by this Agreement and (y) those representations and warranties that address matters only as of a particular date which are true and correct in all material respects as of such date; and CVS shall have received a certificate signed by an executive officer of Revco to the effect set forth in clauses (i) and (ii).

               Section 6.03. Conditions to the Obligations of Revco. The obligations of Revco to consummate the Merger are subject to the satisfaction (or waiver by Revco) of the following further conditions:

           (a) (i) CVS shall have performed in all material respects all of its obligations and complied in all material respects with all of its covenants hereunder required to be performed or complied with by it at or prior to the Effective Time and (ii) the representations and warranties of CVS contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time, as if made at and as of such time, except (x) for changes specifically permitted by this Agreement and (y) those representations and warranties that address matters only as of a particular date which are true and correct in all material respects as of such date; and Revco shall have received a certificate signed by an executive officer of CVS to the effect set forth in clauses (i) and (ii); and

           (b) Revco shall have received an opinion of Cravath, Swaine & Moore in form and substance reasonably satisfactory to Revco, on the basis of certain facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, to the effect that neither it nor any of its stockholders shall recognize gain or loss for U.S. federal income tax purposes as a result of the Merger (other than in respect of any cash paid in lieu of fractional shares). In rendering the opinions described in the preceding sentence, such counsel may require and rely upon representations contained in certificates of officers and principal stockholders of Revco, CVS and their respective Subsidiaries (the certificates substantially in the form of Exhibits D and E).



                                   ARTICLE 7

                                  Termination

               Section 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of Revco or CVS):

           (a)  by mutual written consent of Revco and CVS;

           (b)  by either Revco or CVS,

                 (i) if the Merger has not been consummated by September 30, 1997 (the "End Date"); or

                (ii) if the Revco Stockholder Approval or the CVS Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;

           (c) by either Revco or CVS (so long as such party has complied in all material respects with its obligations under Section 5.07), if consummation of the Merger would violate or be prohibited by any law or regulation or if any injunction, judgment, order or decree enjoining Revco or CVS from consummating the Merger is entered and such injunction, judgment, order or decree shall become final and nonappealable;

           (d)  by Revco:

                 (i) if prior to the Revco Stockholder Meeting, the Board of Directors of Revco shall have failed to recommend or withdrawn or modified or changed in a manner adverse to CVS its approval or recommendation of this Agreement or the Merger or shall have recommended a Superior Proposal, or Revco shall have entered into a definitive agreement providing for a Superior Proposal with a Person other than CVS or its Subsidiaries (or the Board of Directors of Revco resolves to do any of the foregoing), in each case in accordance with and to the extent permitted by Section 5.03(a); provided that Revco shall have given CVS at least forty-eight hours advance actual notice of any termination pursuant to this Section 7.01(d)(i) and shall have made the payment referred to in Section 8.04(b) hereof; or

                (ii) upon a breach of any representation, warranty, covenant or agreement of CVS, or if any representation or warranty of CVS shall become untrue, in either case such that the conditions set forth in Section 6.03(a) would be incapable of being satisfied by the End Date;

           (e)  by CVS:

                 (i) if the Board of Directors of Revco shall have failed to recommend or withdrawn, or modified or changed in a manner adverse to CVS its approval or recommendation of this Agreement or the Merger or shall have recommended a Superior Proposal, or Revco shall have entered into a definitive agreement providing for a Superior Proposal with a Person other than CVS or its Subsidiaries (or the Board of Directors of Revco resolves to do any of the foregoing); or

                (ii) upon a breach of any representation, warranty, covenant or agreement of Revco, or if any representation or warranty of Revco shall become untrue, in either case such that the conditions set forth in Section 6.02(a) would be incapable of being satisfied by the End Date.

               The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d) or (e) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.01, specifying the provision hereof pursuant to which such termination is effected. Notwithstanding anything else contained in this Agreement, (A) the right to terminate this Agreement under this Section 7.01 shall not be available to any party (1) that is in material breach of its obligations hereunder or (2) whose failure to fulfill its obligations or to comply with its covenants under this Agreement in all material respects has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder, and (B) no party that is in material breach of its obligations hereunder shall be entitled to any payment of any amount from the other party pursuant to Section 8.04.

               Section 7.02. Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in this Section 7.02 and in Sections 5.16 and 8.04 and in the Confidentiality Agreement shall survive the termination hereof and
(b) no such termination shall relieve any party of any liability or damages resulting from any willful material breach by that party of this Agreement.




                                   ARTICLE 8


                                 Miscellaneous

               Section 8.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

          if to CVS, to:

                       CVS Corporation
                       One CVS Drive
                       Woonsocket, RI  02895
                       Fax: (401) 762-3012

                       Attention:Thomas M. Ryan, Vice Chairman and
                       Chief Operating Officer


          with a copy to:

                       Davis Polk & Wardwell
                       450 Lexington Avenue
                       New York, New York  10017
                       Fax: (212) 450-4800

                       Attention:Dennis S. Hersch, Esq.


          if to Revco, to:

                       Revco D.S., Inc.
                       1925 Enterprise Parkway
                       Twinsburg, OH 44087
                       Fax: (216) 487-1679

                       Attention: Jack A. Staph, Esq.


          with a copy to:

                       Cravath, Swaine & Moore
                       Worldwide Plaza
                       825 Eighth Avenue
                       New York, New York  10019-7475
                       Fax: (212) 474-3700

                       Attention:Alan C. Stephenson, Esq.


or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this
Section 8.01 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this
Section 8.01.

               Section 8.02. Entire Agreement; Non-Survival of Representations and Warranties; Third Party Beneficiaries. (a) This Agreement (including any exhibits hereto), the other agreements referred to in this Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to such subject matter. None of this Agreement, the Confidentiality Agreement or any other agreement contemplated hereby or thereby (or any provision hereof or thereof) is intended to confer on any Person other than the parties hereto or thereto any rights or remedies (except that Article I and Sections 5.12, 5.18 and 5.20 are intended to confer rights and remedies on the Persons specified therein).

           (b) The representations and warranties contained herein or in any schedule, instrument or other writing delivered pursuant hereto shall not survive the Effective Time.

               Section 8.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Revco and CVS or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of (i) Revco, there shall be made no amendment that by law requires further approval by stockholders without the further approval of such stockholders and (ii) CVS, there shall be made no amendment that by law requires further approval by stockholders without the further approval of such stockholders.

           (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

               Section 8.04. Expenses. (a) Except as otherwise specified in this Section 8.04 or agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense.

           (b) If (x) Revco shall terminate this Agreement pursuant to Section 7.01(d)(i) hereof, or (y) CVS shall terminate this Agreement pursuant to
Section 7.01(e)(i) hereof, or (z) either party shall terminate this Agreement pursuant to Section 7.01(b)(ii) in circumstances where the Revco Stockholder Approval has not been obtained and Revco has not complied with its obligation to recommend the Revco Stockholder Approval in accordance with Section
5.03(a), then in any such case as described in clause (x), (y) or (z) (each such case of termination being referred to as a "Trigger Event"), Revco shall pay to CVS (by wire transfer of immediately available funds not later than the date of termination of this Agreement) an amount equal to $80,000,000 plus all out-of-pocket expenses (not to exceed $5,000,000) incurred by CVS in connection with this Agreement, the Merger and the other transactions contemplated hereby. Acceptance by CVS of the payment referred to in the foregoing sentence shall constitute conclusive evidence that this Agreement has been validly terminated.

           (c)  If either party shall terminate this Agreement pursuant to
Section 7.01(b)(ii) in circumstances where the CVS Stockholder Approval has not been obtained and CVS has not complied with its obligation to recommend the CVS Stockholder Approval in accordance with Section 5.03(b), then CVS shall pay to Revco (by wire transfer of immediately available funds not later than the date of termination of this Agreement) an amount equal to $80,000,000 plus all out-of-pocket expenses (not to exceed $5,000,000) incurred by Revco in connection with this Agreement, the Merger and the other transactions contemplated hereby.

               Section 8.05. Successors and Assigns. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other parties hereto except that CVS may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of CVS, it being understood that no such assignment shall relieve CVS from any of its obligations hereunder.

               Section 8.06. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware (without regard to principles of conflict of laws).

               Section 8.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 8.01, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

               Section 8.08. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

               Section 8.09. Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of or a Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 6, 1997.

               Section 8.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction of this Agreement is invalid, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

               Section 8.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

               Section 8.12. Joint and Several Liability. CVS and Merger Subsidiary hereby agree that they will be jointly and severally liable for all covenants, agreements, obligations and representations and warranties made by either of them in this Agreement.



               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                       CVS CORPORATION


                       By:     /s/ Stanley P. Goldstein
                       --------------------------------------
                         Name: Stanley P. Goldstein
                         Title: Chairman and Chief Executive
                                  Officer


                       REVCO D.S., INC.


                       By:      /s/ D. Dwayne Hoven
                       --------------------------------------
                         Name: D. Dwayne Hoven
                         Title: Chief Executive Officer


                       NORTH ACQUISITION CORP.


                       By:     /s/ Thomas M. Ryan
                       --------------------------------------
                         Name: Thomas M. Ryan
                         Title: Vice Chairman and Chief
                                  Operating Officer

                                                         Exhibit A to Annex A
[See Annex E to Joint Proxy Statement/Prospectus]


                                                         EXHIBIT B TO ANNEX A

                        REGISTRATION RIGHTS AGREEMENT

               AGREEMENT dated as of ___________, 1997 among CVS Corporation, a Delaware corporation (the "Issuer"), and the Holders as defined herein.

                           W I T N E S S E T H:

               WHEREAS, this Agreement is being entered into in connection with the closing under the Merger Agreement referred to below;

               NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representation, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                 ARTICLE 1

                                Definitions

               Section 1.01. Definitions. Terms defined in the Agreement and Plan of Merger dated as of February 6, 1997 among the Issuer, Revco D.S., Inc., a Delaware corporation, and North Acquisition Corp., a Delaware corporation, are used herein as defined therein. In addition, the following terms, as used herein, shall have the following respective meanings:

               "Commission" means the Securities and Exchange Commission or any successor governmental body or agency.

               "Common Stock" means the common stock, par value $.01 per share, of the Issuer.

               "Demand Registration" has the meaning ascribed thereto in
Section 2.02(a)(i).

               "Demand Request" has the meaning ascribed thereto in Section 2.02(a).

               "Disadvantageous Condition" has the meaning ascribed thereto in
Section 2.04.

               "Holder" means a person who owns Registrable Securities and is either (i) an Investor or (ii) a Person that (A) has agreed to be bound by the terms of this Agreement as if such Person were an Investor and (B) is (1) upon the death of any Investor, the executor of the estate of such Investor or such Investor's heirs, devisees, legatees or assigns, (2) upon the disability of any Investor, any guardian or conservator of such Investor or (3) a general or limited partner of Zell/Chilmark that has received Registrable Securities pursuant to the distribution to such partners of Registrable Securities in accordance with the agreement of limited partnership governing the rights of such partners.

               "Holders' Agent" means each of Magten, the Zell Holders' Agent and each Revco Individual Holder, as the case may be.

               "Investor" means each Person listed on Schedule I hereto.

               "Magten" means Magten Asset Management Corporation.

               "Permitted Holder" means each of (i) the Zell Holders' Agent (or one representative of the Zell Holders that (x) is designated by Zell Holders that hold a majority of the Registrable Securities proposed to be sold by Zell Holders in the applicable offering and (y) is reasonably acceptable to the Issuer), (ii) Magten and (iii) one representative of the Revco Individual Holders that is reasonably acceptable to the Issuer, as the case may be.

               "1933 Act" means the Securities Act of 1933, as amended.

               "Registrable Securities" means Common Stock acquired by the Holders pursuant to the Merger (and any shares of stock or other securities into which or for which such Common Stock may hereafter be changed, converted or exchanged and any other shares or securities issued to Holders of such Common Stock (or such shares of stock or other securities into which or for which such shares are so changed, converted or exchanged) upon any reclassification, share combination, share subdivision, share dividend, share exchange, merger, consolidation or similar transaction or event). As to any particular Registrable Securities, such Registrable Securities shall cease to be Registrable Securities as soon as (i) such Registrable Securities have been sold or otherwise disposed of pursuant to a registration statement that was filed with the Commission in accordance with this Agreement and declared effective under the 1933 Act, (ii) based on an opinion of counsel or a no-action letter of the Commission, in either case reasonably acceptable to the Issuer (and, in the case of Registrable Securities held by a Zell Holder, reasonably acceptable to the Zell Holders' Agent), such Registrable Securities are eligible for immediate sale pursuant to Rule 144 or Rule 145 (whether or not subject to applicable volume limitations thereunder), provided that, notwithstanding such opinion or no-action letter, prior to the Shelf Termination Date (determined disregarding clause (c) of the definition of Shelf Termination Date in Section 2.01) (x) no Registrable Securities held by a Zell Holder shall cease to be Registrable Securities unless all Registrable Securities held by all Zell Holders could then be sold in a single transaction (assuming for these purposes the aggregation of all such Registrable
Securities of all Zell Holders) without violation of applicable Rule 144 volume limitations and (y) no Registrable Securities held by Magten shall cease to be Registrable Securities unless all Registrable Securities held by Magten could then be sold in a single transaction without violation of applicable Rule 144 volume limitations, (iii) they shall have been otherwise sold, transferred or disposed of by a Holder to any Person that is not a Holder, or (iv) they shall have ceased to be outstanding.

               "Registration Expenses" means any and all expenses incident to performance of or compliance with any registration of securities pursuant to
Article II, including, without limitation, (i) the fees, disbursements and expenses of the Issuer's counsel and accountants (including in connection with the delivery of opinions and/or comfort letters) in connection with this Agreement and the performance of the Issuer's obligations hereunder; (ii) all expenses, including filing fees, in connection with the preparation, printing and filing of one or more registration statements hereunder; (iii) the cost of printing or producing any agreements among underwriters, underwriting agreements, and blue sky or legal investment memoranda; (iv) the filing fees incident to securing any required review by the National Association of Securities Dealers, Inc. of the terms of the sale of the securities to be disposed of; (v) transfer agents' and registrars' fees and expenses in connection with such offering; (vi) all security engraving and security printing expenses; (vii) all fees and expenses payable in connection with the listing of the Registrable Securities on any securities exchange or automated interdealer quotation system on which the Common Stock is then listed; and
(viii) all reasonable fees and expenses of one legal counsel for the Holders in connection with each of the Required Shelf Registration and the Demand Registration, which legal counsel shall be selected by Holders owning a majority of the Registrable Securities then being registered; provided that Registration Expenses shall exclude (x) all underwriting discounts and commissions, selling or placement agent or broker fees and commissions, and transfer taxes, if any, in connection with the sale of any securities, (y) the fees and expenses of counsel for any Holder (other than pursuant to clause
(viii)) and (z) all costs and expenses of the Issuer incurred as contemplated in Section 2.06(g).

               "Required Shelf Registration" has the meaning ascribed thereto in Section 2.01.

               "Revco Individual Holder" means each Holder that immediately prior to the Effective Time was an officer or director of Revco and each transferee thereof (contemplated in the definition of "Holder") that is a Holder.

               "Rule 144" means Rule 144 (or any successor rule to similar effect) promulgated under the 1933 Act.

               "Rule 145" means Rule 145 (or any successor rule to similar effect) promulgated under the 1933 Act.

               "Rule 415 Offering" means an offering on a delayed or continuous basis pursuant to Rule 415 (or any successor rule to similar effect) promulgated under the 1933 Act.

               "Selling Holder" means any Holder who sells Registrable Securities pursuant to a public offering registered hereunder.

               "Shelf Registration" means the registration under the 1933 Act of a Rule 415 Offering.

               "Shelf Registration Statement" means a registration statement intended to effect a Shelf Registration.

               "Zell Holder" means Zell/Chilmark, any Affiliate of Zell/Chilmark that is a Holder, and each partner of Zell/Chilmark referred to in clause (C) of the definition of "Holder."

               "Zell Holders' Agent" has the meaning ascribed thereto in
Section 3.11.

               Section 1.02. Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Appendix A, and references to the parties shall mean the parties to this Agreement.


                                 ARTICLE 2

                            Registration Rights

               Section 2.01. Shelf Registration. If requested by any Holder, as soon as practicable (but in any event not more than 10 days) after the date of this Agreement, the Issuer shall prepare and file with the Commission a Shelf Registration Statement on an appropriate form that shall include all Registrable Securities, and may include securities of the Company for sale for the Company's own account (the "Required Shelf Registration"). The Issuer shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective within 15 days after the public release by the Issuer of the financial results of the Issuer and Revco referred to in Section 5.20 of the Merger Agreement. Notwithstanding anything else contained in this Agreement, the Issuer shall only be obligated to keep such Shelf Registration Statement effective until the earliest of (a) 12 months after the date such Shelf Registration Statement has been declared effective, provided that such 12-month period shall be extended by (i) the length of any period during which the Issuer delays in maintaining the Shelf Registration Statement current pursuant to
Section 2.04, (ii) the length of any period (in which such Shelf
Registration Statement is required to be effective hereunder) during which such Shelf Registration Statement is not maintained effective, and (iii) such number of days that equals the number of days elapsing from (x) the date the written notice contemplated by Section 2.06 (e) below is given by the Issuer to (y) the date on which the Issuer delivers to the Holders of Registrable Securities the supplement or amendment contemplated by Section
2.06 (e) below, (b) such time as all Registrable Securities have been sold or disposed of thereunder or sold, transferred or otherwise disposed of to a person that is not a Holder and (c) such time as all securities that were Registrable Securities on the date hereof have ceased to be Registrable Securities (the earliest of (a), (b) and (c) being the "Shelf Termination Date"). The Required Shelf Registration shall not be counted as a Demand Registration for purposes of Section 2.02 of this Agreement.

               Section 2.02. Demand Registration. (a) Upon written notice to the Issuer from one or more Holders at any time after the Shelf Termination Date (but not later than the date that is 180 days after the Shelf Termination Date) (the "Demand Request") requesting that the Issuer effect the registration under the 1933 Act of any or all of the Registrable Securities held by such requesting Holders, which notice shall specify the intended method or methods of disposition of such Registrable Securities, the Issuer shall prepare and, within 60 days after such request, file with the Commission a registration statement with respect to such Registrable Securities and thereafter use its reasonable best efforts to cause such registration statement to be declared effective under the 1933 Act for purposes of dispositions in accordance with the intended method or methods of disposition stated in such request. Notwithstanding any other provision of this Agreement to the contrary:

               (i) the Holders may collectively exercise their rights to request registration under this Section 2.02(a) on not more than one occasion (such registration being referred to herein as the "Demand Registration");

               (ii) the Issuer shall not be required to effect the Demand Registration hereunder unless the aggregate number of Registrable Securities to be registered pursuant to the Demand Registration is equal to or more than 3,000,000 shares;

               (iii) the method of disposition requested by Holders in connection with any Demand Registration may not, without the Issuer's written consent, be a Rule 415 Offering; and

               (iv) the Issuer shall not be required to effect the Demand Registration hereunder if all securities that were Registrable Securities on the date hereof have ceased to be Registrable Securities.

               (b) Notwithstanding any other provision of this Agreement to the contrary, a Demand Registration requested by Holders pursuant to this
Section 2.02 shall not be deemed to have been effected, and, therefore, not requested and the rights of each Holder shall be deemed not to have been exercised for purposes of paragraph (a) above, if such Demand Registration has not become effective under the 1933 Act or if such Demand Registration, after it became effective under the 1933 Act, was not maintained effective under the 1933 Act (other than as a result of any stop order, injunction or other order or requirement of the Commission or other government agency or court solely on the account of a material misrepresentation or omission of a Holder) for at least 30 days (or such shorter period ending when all the Registrable Securities covered thereby have been disposed of pursuant thereto) and, as a result thereof, the Registrable Securities requested to be registered cannot be distributed in accordance with the plan of distribution set forth in the related registration statement. So long as a Demand Request is made by the Holders within the 180-day period referred to in Section 2.02(a), the Holders shall not lose their right to their Demand Registration under Section 2.02 if the Demand Registration related to such Demand Request is delayed or not effected in the circumstances set forth in this clause (b).

               (c) The Issuer shall have the right to cause the registration of additional equity securities for sale for the account of the Issuer in the registration of Registrable Securities requested by the Holders pursuant to Section 2.02(a) above; provided that if such Holders are advised in writing (with a copy to the Issuer) by the lead or managing underwriter referred to in Section 2.03(b) that, in such underwriter's good faith view, all or a part of such Registrable Securities and additional equity securities cannot be sold and the inclusion of such Registrable Securities and additional equity securities in such registration would be likely to have an adverse effect on the price, timing or distribution of the offering and sale of the Registrable Securities and additional equity securities then contemplated, then the number of securities that can, in the good faith view of such underwriter, be sold in such offering without so adversely affecting such offering shall be allocated pro rata among the requesting Holders and the Issuer on the basis of the relative number requested to be included therein by the Issuer and each such Holder (in which case Section 2.02(a)(ii) shall be disregarded for purposes of such Demand Registration); provided that in the event such a pro rata allocation shall be made in connection with the Demand Request, the remaining Holders shall be entitled to request one additional Demand Registration (without needing to make a Demand Request therefor within the 180-day period referred to in Section 2.02(a) and disregarding Section 2.02(a)(ii) for purposes of such additional Demand Registration); provided further that in conection with such additional Demand Registration, if any, the Issuer may not include additional securities therein for its own account if such inclusion would result in any reduction in the Registrable Securities proposed to be sold therein by the Holders. The Holders of the Registrable Securities to be offered pursuant to paragraph (a) above may require that any such additional equity securities be included by the Issuer in the offering proposed by such Holders on the same conditions as the Registrable Securities that are included therein.

               (d) Within 7 days after delivery of a Demand Request by a Holder, the Issuer shall provide a written notice to each Holder (or, if so requested by the Issuer after appropriate notice to the Zell Holders' Agent by the Issuer, the Zell Holders' Agent shall provide written notice to each Zell Holder), advising such Holder of its right to include any or all of the Registrable Securities held by such Holder for sale pursuant to the Demand Registration and advising such Holder of procedures to enable such Holder to elect to so include Registrable Securities for sale in the Demand Registration. Any Holder may, within 7 days of delivery to such Holder of a notice pursuant to this Section 2.02(d), elect to so include Registrable Securities in the Demand Registration by written notice to such effect to the Issuer specifying the number of Registrable Securities desired to be so included by such Holder.

               Section 2.03.  Other Matters In Connection With Registrations.
(a) Each Zell Holder shall keep the Zell Holders' Agent informed promptly (x) of the name, address and other contact information of such Zell Holder, (y) of the number of Registrable Securities held from time-to-time by such Zell Holder, and (z) of each sale, transfer or other disposition of Registrable Securities (including the number of shares sold) by each such Zell Holder. Each Holders' Agent shall keep the Issuer informed promptly (x) of the name, address and other contact information of each Holder for whom such Holders' Agent is acting as agent hereunder (or, of itself, in the case of each Revco Individual Holder), (y) of the number of Registrable Securities held from time-to-time by each such Holder, and (z) of each sale, transfer or other disposition of Registrable Securities (including the number of shares sold) by each such Holder.

               (b) In the event that any public offering pursuant to this Agreement shall involve, in whole or in part, an underwritten offering, the Issuer shall have the right to designate an underwriter or underwriters as the lead or managing underwriters of such underwritten offering who shall be reasonably acceptable to Holders owning a majority of the Registrable Securities proposed to be sold therein.

               Section 2.04. Certain Delay Rights. Notwithstanding any other provision of this Agreement to the contrary, if at any time while the Required Shelf Registration is effective the Issuer provides written notice to each Holder (whether by notice directly to such Holder or through the Holders' Agent acting as agent for such Holder hereunder) that in the Issuer's good faith and reasonable judgment it would be materially disadvantageous to the Issuer (because the sale of Registrable Securities covered by such registration statement or the disclosure of information therein or in any related prospectus or prospectus supplement would materially interfere with any acquisition, financing or other material event or transaction in connection with which a registration of securities under the 1933 Act for the account of the Issuer is then intended or the public disclosure of which at the time would be materially prejudicial to the Issuer) (a "Disadvantageous Condition") for sales of Registrable Securities thereunder to then be permitted, and setting forth the general reasons for such judgment, the Issuer may refrain from maintaining current the prospectus contained in the Shelf Registration Statement until such Disadvantageous Condition no longer exists (notice of which the Issuer shall promptly deliver to each Holder (directly or through the applicable Holders' Agent)). Furthermore, notwithstanding anything else contained in this Agreement, with respect to any registration statement filed, or to be filed, pursuant to Section 2.02, if the Issuer provides written notice to each Holder (whether by notice directly to such Holder or through the Holders' Agent acting as agent for such Holder hereunder) that in the Issuer's good faith and reasonable judgment it would be materially disadvantageous to the Issuer (because of a Disadvantageous Condition) for such a registration statement to be maintained effective, or to be filed and become effective, and setting forth the general reasons for such judgment, the Issuer shall be entitled to cause such registration statement to be withdrawn or the effectiveness of such registration statement terminated, or, in the event no registration statement has yet been filed, shall be entitled not to file any such registration statement, until such Disadvantageous Condition no longer exists Holder (notice of which the Issuer shall promptly deliver to each Holder (directly or through the applicable Holders' Agent)). With respect to each Holder, upon the receipt by such Holder of any such notice of a Disadvantageous Condition (directly from the Issuer or through the applicable Holders' Agent) (i) in connection with the Required Shelf Registration , such Holder shall forthwith discontinue use of the prospectus and any prospectus supplement under such registration statement and shall suspend sales of Registrable Securities until such Disadvantageous Condition no longer exists and (ii) in connection with the Required Shelf Registration or the Demand Registration, as applicable, if so directed by the Issuer by notice as aforesaid, such Holder will deliver to the Issuer all copies, other than permanent file copies then in such Holder's possession, of the prospectus and prospectus supplements then covering such Registrable Securities at the time of receipt of such notice as aforesaid. Notwithstanding anything else contained in this Agreement, (x) neither the filing nor the effectiveness of any registration statement under Section 2.02 may be delayed for more than a total of 60 days pursuant to this Section 2.04 and (y) the maintaining current of a prospectus (and the suspension of sales of Registrable Securities) in connection with the Required Shelf Registration may not be delayed under this Section 2.04 for more than a total of 60 days in any six-month period.

               Section 2.05. Expenses. Except as provided herein, the Issuer shall pay all Registration Expenses with respect to each registration hereunder. Notwithstanding the foregoing, each Holder and the Issuer shall be responsible for its own internal administrative and similar costs, which shall not constitute Registration Expenses, each Holder shall be responsible for the legal fees and expenses of its own counsel (except as provided in clause (viii) of the definition of Registration Expenses), (iii) each Holder shall be responsible for all underwriting discount and commissions, selling or placement agent or broker fees and commissions, and transfer taxes, if any, in connection with the sale of securities by such Holder, and (iv) the Holders shall be jointly and severally responsible for all out-of-pocket costs and expenses of the Issuer and its officers and employees incurred in connection with providing the assistance and/or attending analyst or investor presentations or any "road show" undertaken in connection with the registration and/or marketing of any Registrable Securities as contemplated in
Section 2.06(g).

               Section 2.06. Registration and Qualification. If and whenever the Issuer is required to effect the registration of any Registrable Securities under the 1933 Act as provided in Sections 2.01 or 2.02, the Issuer shall as promptly as practicable (but subject to the provisions of Sections 2.01 and 2.02):

               (a) prepare, file and cause to become effective a registration statement under the 1933 Act relating to the Registrable Securities to be offered in accordance with the intended method of disposition thereof;

               (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Securities (i) in the case of the Required Shelf Registration, until the Shelf Termination Date and (ii) in the case of the Demand Registration, until the earlier of such time as all Registrable Securities proposed to be sold therein have been disposed of in accordance with the intended methods of disposition set forth in such registration statement and the expiration of 30 days after such registration statement becomes effective; provided, that such 30-day period shall be extended for such number of days that equals the number of days elapsing from (x) the date the written notice contemplated by paragraph (e) below is given by the Issuer to (y) the date on which the Issuer delivers to the Holders of Registrable Securities the supplement or amendment contemplated by paragraph (e) below;

               (c) furnish to the Holders of Registrable Securities and to any underwriter of such Registrable Securities such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus), in conformity with the requirements of the 1933 Act, and such documents incorporated by reference in such registration statement or prospectus, as the Holders of Registrable Securities or such underwriter may reasonably request;

               (d) furnish to any underwriter of such Registrable Securities an opinion of counsel for the Issuer and a "cold comfort" letter signed by the independent public accountants who have audited the financial statements of the Issuer included in the applicable registration statement, in each such case covering substantially such matters with respect to such registration statement (and the prospectus included therein) and the related offering as are customarily covered in opinions of issuer's counsel with respect thereto and in accountants' letters delivered to underwriters in underwritten public offerings of securities and such other matters as such underwriters may reasonably request;

               (e) promptly notify the Selling Holders in writing (i) at any time when a prospectus relating to a registration pursuant to Section 2.01 or 2.02 is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) of any request by the Commission or any other regulatory body or other body having jurisdiction for any amendment of or supplement to any registration statement or other document relating to such offering, and in either such case, at the request of the Selling Holders prepare and furnish to the Selling Holders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

               (f) use its reasonable best efforts to list all such Registrable Securities covered by such registration on each securities exchange and automated inter-dealer quotation system on which the Common Stock is then listed;

               (g) use reasonable efforts to assist the Holders in the marketing of Common Stock in connection with up to two underwritten offerings hereunder (including, to the extent reasonably consistent with work commitments, using reasonable efforts to have officers of the Issuer attend "road shows" and analyst or investor presentations scheduled in connection with such registration), with all out-of-pocket costs and expenses incurred by the Issuer or such officers in connection with such attendance or assistance to be paid by the Holders as provided in Section 2.05; and

               (h) furnish for delivery in connection with the closing of any offering of Registrable Securities pursuant to a registration effected pursuant to Sections 2.01 or 2.02 unlegended certificates representing ownership of the Registrable Securities being sold in such denominations as shall be requested by the Selling Holders or the underwriters.

               Section 2.07. Underwriting; Due Diligence. (a) If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a registration requested under this Article II, the Issuer shall enter into an underwriting agreement with such underwriters for such offering, which agreement will contain such representations and warranties by the Issuer and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnification and contribution provisions substantially to the effect and to the extent provided in Section 2.08, and agreements as to the provision of opinions of counsel and accountants' letters to the effect and to the extent provided in Section 2.06(d). Such underwriting agreement shall also contain such representations and warranties by such Selling Holders and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnification and contribution provisions substantially to the effect and to the extent provided in Section 2.08.

               (b) In connection with the preparation and filing of each registration statement registering Registrable Securities under the 1933 Act pursuant to this Article II, the Issuer shall give the Permitted Holders of such Registrable Securities and the underwriters, if any, and their respective counsel and accountants (the identity and number of whom shall be reasonably acceptable to the Issuer), such reasonable and customary access to its books, records and properties and such opportunities to discuss the business and affairs of the Issuer with its officers and the independent public accountants who have certified the financial statements of the Issuer as shall be necessary, in the opinion of such Holders and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the 1933 Act; provided that the foregoing shall not require the Issuer to provide access to (or copies of) any competitively sensitive information relating to the Issuer or its Subsidiaries or their respective businesses; provided further that
(i) each Holder and the underwriters and their respective counsel and accountants shall have entered into a confidentiality agreement reasonably acceptable to the Issuer and (ii) the Permitted Holders and the underwriters and their respective counsel and accountants shall use their reasonable best efforts to minimize the disruption to the Issuer's business and coordinate any such investigation of the books, records and properties of the Issuer and any such discussions with the Issuer's officers and accountants so that all such investigations occur at the same time and all such discussions occur at the same time.

               Section 2.08. Indemnification and Contribution. (a) The Issuer agrees to indemnify and hold harmless each Selling Holder and each person, if any, who controls each Selling Holder within the meaning of either
Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or any amendment thereof, any preliminary prospectus or prospectus (as amended or supplemented if the Issuer shall have furnished any amendments or supplements thereto) relating to the Registrable Securities, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to the Issuer in writing by a Selling Holder expressly for use therein. The Issuer also agrees to indemnify any underwriter of the Registrable Securities so offered and each person, if any, who controls such underwriter on substantially the same basis as that of the indemnification by the Issuer of the Selling Holder provided in this
Section 2.08(a).

               (b) Each Selling Holder agrees to indemnify and hold harmless the Issuer, its directors, the officers who sign any registration statement and each person, if any who controls the Issuer within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or any amendment thereof, any preliminary prospectus or prospectus (as amended or supplemented if the Issuer shall have furnished any amendments or supplements thereto) relating to the Registrable Securities, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with reference to information furnished in writing by a Selling Holder (or any representative thereof) expressly for use in a registration statement, any preliminary prospectus, prospectus or any amendments or supplements thereto. Each Selling Holder also agrees to indemnify any underwriter of the Registrable Securities so offered and each person, if any, who controls such underwriter on substantially the same basis as that of the indemnification by such Selling Holder of the Issuer provided in this
Section 2.08(b).

               (c) Each party indemnified under paragraph (a) or (b) above shall, promptly after receipt of notice of a claim or action against such indemnified party in respect of which indemnity may be sought hereunder, notify the indemnifying party in writing of the claim or action; provided that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party on account of the indemnity agreement contained in paragraph (a) or (b) above except to the extent that the indemnifying party was actually prejudiced by such failure, and in no event shall such failure relieve the indemnifying party from any other liability that it may have to such indemnified party. If any such claim or action shall be brought against an indemnified party, and it shall have notified the indemnifying party thereof, unless based on the written advice of counsel to such indemnified party a conflict of interest between such indemnified party and indemnifying parties may exist in respect of such claim, the indemnifying party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof.
After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 2.08 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof. Any indemnifying party against whom indemnity may be sought under this Section 2.08 shall not be liable to indemnify an indemnified party if such indemnified party settles such claim or action without the consent of the indemnifying party. The indemnifying party may not agree to any settlement of any such claim or action, other than solely for monetary damages for which the indemnifying party shall be responsible hereunder, the result of which any remedy or relief shall be applied to or against the indemnified party, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld. In any action hereunder as to which the indemnifying party has assumed the defense thereof, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof.

               (d) If the indemnification provided for in this Section 2.08 shall for any reason be unavailable (other than in accordance with its terms) to an indemnified party in respect of any loss, liability, cost, claim or damage referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, cost, claim or damage (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer on the one hand and the Selling Holders on the other hand from the offering of the Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Issuer on the one hand and the Selling Holders on the other hand in connection with the offering of the Registrable Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Registrable Securities (before deducting expenses) received by the Issuer and the Selling Holders, respectively, bear to the aggregate public offering price of the Registrable Securities. The relative fault of the Issuer on the one hand and the Selling Holders on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer or a Selling Holder and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by an indemnified party as a result of the loss, cost, claim, damage or liability, or action in respect thereof, referred to above in this paragraph (d) shall be deemed to include, for purposes of this paragraph (d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. The Issuer and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 2.08 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph. Notwithstanding any other provision of this Section 2.08, no Selling Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Selling Holder were offered to the public exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

              (e) The obligations of the parties under this Section 2.08 shall be in addition to any liability which any party may otherwise have to any other party.

               Section 2.09. Holdback Agreement. If the Demand Registration pursuant to this Article II shall be in connection with an underwritten public offering of Registrable Securities, each Selling Holder agrees not to effect any sale or distribution, including any sale under Rule 144, of any equity security of the Issuer (otherwise than through the registered public offering then being made), within 7 days prior to or 60 days (or such lesser period as the lead or managing underwriters may permit) after the effective date of the applicable registration statement.


                                 ARTICLE 3

                               Miscellaneous

               Section 3.01. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

               Section 3.02. Assignment. No party may assign any of its rights or obligations hereunder by operation of law or otherwise without the prior written consent of the other parties.

               Section 3.03 Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Issuer and Holders representing a majority of the Registrable Securities then held by all Holders.

               Section 3.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or telecopy, or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the address or telecopy number set forth on the signature pages hereto (unless such contact information in the case of the Holders is updated pursuant to Section 2.03(a)).

               Section 3.05. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

               Section 3.06. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

               Section 3.07. No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person who or which is not a party hereto.

               Section 3.08. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

               Section 3.09.  Jurisdiction.   Each party hereby irrevocably
submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any state court sitting in the City of New York, Borough of Manhattan in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 3.09 and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the State of New York other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

               Section 3.10. Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

               Section 3.11. Zell Holders' Agent. Each Zell Holder hereby appoints Zell/Chilmark Fund. L.P. as its agent and attorney-in-fact (the "Zell Holders' Agent") for purposes of the delivery and receipt of all notices and requests pursuant to this Agreement. The Issuer may give notice to any Zell Holder hereunder by giving such notice directly to such Zell Holder. Alternatively, the Issuer may request that the Zell Holders' Agent deliver to each Zell Holder any notice given by the Issuer hereunder, in which event the Zell Holders' Agent will promptly so give such notice to each Zell Holder. Prompt delivery by the Zell Holders' Agent to the Zell Holders will be deemed satisfied if delivery is made to the Zell Holders, in accordance with Section 3.04, not later than the third business day after actual receipt of the applicable notice or document by the Zell Holders' Agent from the Issuer. Notwithstanding anything else contained herein, the Zell Holders' Agent will not be liable or responsible to any Person should any Zell Holder fail to act in accordance with any notice so given to such Zell Holder hereunder.

               Section 3.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

               IN WITNESS WHEREOF, the Issuer and the Holders have caused this Agreement to be duly executed as of the day and year first above written.


                                 CVS CORPORATION


                                 By:___________________________________
                                    Name:
                                    Title:

Holders
-------

                                 ZELL/CHILMARK FUND, L.P.

                                 By: ZC Limited Partnership, general partner

                                 By: ZC Partnerships, general partner

                                 By: ZC Inc., a partner


                                 By:___________________________________
                                    Name:    Sheli Z. Rosenberg
                                    Title:   Vice President
                                    Address:



                                 Name of Holder:


                                 By:___________________________________
                                    Name:
                                    Title:
                                    Address:





                                                    EXHIBIT C-1(a) TO ANNEX A


                    AFFILIATE'S LETTER RELATING TO POOLING
                              (Revco D.S., Inc.)

                                                             February 6, 1997

CVS Corporation
One CVS Drive
Woonsocket, RI  02895

Revco D.S., Inc.
1925 Enterprise Parkway
Twinsburg, OH  44087

Ladies and Gentlemen:

               Pursuant to the terms of the Agreement and Plan of Merger dated as of February 6, 1997 (the "Agreement") among CVS Corporation, a Delaware corporation ("CVS"), Revco D.S., Inc., a Delaware corporation ("Revco"), and North Acquisition Corp., a Delaware corporation ("Merger Subsidiary"), Merger Subsidiary will be merged with and into Revco with Revco to be the surviving corporation in the Merger (the "Merger").

               The undersigned represents, warrants and covenants with and to CVS and Revco that:

               A. The undersigned understands that the Merger is intended to be accounted for using the "pooling-of-interests" method and that such treatment for financial accounting purposes is dependent upon the accuracy of certain of the representations and warranties, and the undersigned's compliance with certain of the covenants and agreements, set forth herein. Accordingly, the undersigned will not sell, transfer or otherwise dispose of the undersigned's interests in, or acquire or sell any options or other securities relating to securities of CVS or Revco that would be intended to reduce the undersigned's risk relative to, any shares of common stock of either CVS or Revco beneficially owned by the undersigned, during the period commencing on the 30th day prior to the effectiveness of the Merger and ending at such time as CVS publicly releases a report (the "Combined Financial Results Report") covering at least 30 days of combined operations of CVS after the Merger.

               B. The undersigned also understands that stop transfer instructions will be given to the transfer agents of CVS and Revco in order to prevent any breach of the covenants and agreements make by the undersigned in paragraph A, although such stop transfer instructions will be promptly rescinded upon the publication of the Combined Financial Results Report.

               C. The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of CVS and Revco that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws.


                                         Very truly yours,



                                         By: ______________________
                                             Name:


Accepted this ____ day of
February, 1997.

CVS CORPORATION


By: _______________________________
    Name:
    Title:


                                                    EXHIBIT C-1(b) TO ANNEX A


                    AFFILIATE'S LETTER RELATING TO POOLING
                         FOR ZELL/CHILMARK FUND, L.P.
                              (Revco D.S., Inc.)

                                                              February 6, 1997

CVS Corporation
One CVS Drive
Woonsocket, RI  02895

Revco D.S., Inc.
1925 Enterprise Parkway
Twinsburg, OH  44087

Ladies and Gentlemen:

      Pursuant to the terms of the Agreement and Plan of Merger dated as of February 6, 1997 (the "Agreement") among CVS Corporation, a Delaware corporation ("CVS"), Revco D.S., Inc., a Delaware corporation ("Revco"), and North Acquisition Corp., a Delaware corporation ("Merger Subsidiary"), Merger Subsidiary will be merged with and into Revco with Revco to be the surviving corporation in the Merger (the "Merger").

      The undersigned represents, warrants and covenants with and to CVS and Revco that:

      A. The undersigned understands that the Merger is intended to be accounted for using the "pooling-of-interests" method and that such treatment for financial accounting purposes is dependent upon the accuracy of certain of the representations and warranties, and the undersigned's compliance with certain of the covenants and agreements, set forth herein. Accordingly, the undersigned will not sell, transfer or otherwise dispose of the undersigned's interests in, or acquire or sell any options or other securities relating to securities of CVS or Revco that would be intended to reduce the undersigned's risk relative to, any shares of common stock of either CVS or Revco beneficially owned by the undersigned, during the period commencing on the 30th day prior to the effectiveness of the Merger and ending at such time as CVS publicly releases a report (the "Combined Financial Results Report") covering at least 30 days of combined operations of CVS after the Merger; provided that the foregoing shall not restrict the distribution after the Effective Time (as defined in the Agreement) by the undersigned to its partners of the shares of common stock of CVS held by the undersigned so long as (if such distribution occurs before the date of publication of the Combined Financial Results Report) no later than the time of such distribution each such partner shall have executed and delivered to CVS a letter agreement in the form of this letter (but excluding this proviso).

      B. The undersigned also understands that stop transfer instructions will be given to the transfer agents of CVS and Revco in order to prevent any breach of the covenants and agreements make by the undersigned in paragraph A, although such stop transfer instructions will be promptly rescinded upon the publication of the Combined Financial Results Report.

      C. The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of CVS and Revco that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws.

                                        Very truly yours,


                                        Zell/Chilmark Fund, L.P.

                                        By: ZC Limited Partnership, general
                                        partner

                                        By: ZC Partnerships, general partner

                                        By: ZC Inc., a partner


                                        By:
                                        --------------------------------------
                                              Name: Sheli Rosenberg
                                              Title: Vice President


Accepted this 6th day of
February, 1997.

CVS CORPORATION


By:
------------------------------------
      Name: Charles Conaway
      Title: Chief Financial Officer

                                                       EXHIBIT C-2 TO ANNEX A


                    AFFILIATE'S LETTER RELATING TO POOLING
                               (CVS Corporation)

                                                             February 6, 1997

CVS Corporation
One CVS Drive
Woonsocket, RI  02895

Revco D.S., Inc.
1925 Enterprise Parkway
Twinsburg, OH  44087

Ladies and Gentlemen:

               Pursuant to the terms of the Agreement and Plan of Merger dated as of February 6, 1997 (the "Agreement") among CVS Corporation, a Delaware corporation ("CVS"), Revco D.S., Inc., a Delaware corporation ("Revco"), and North Acquisition Corp., a Delaware corporation ("Merger Subsidiary"), Merger Subsidiary will be merged with and into Revco with Revco to be the surviving corporation in the Merger (the "Merger").

               I represent, warrant and covenant with and to CVS and Revco that:

           A. I understand that the Merger is intended to be accounted for using the "pooling-of-interests" method and that such treatment for financial accounting purposes is dependent upon the accuracy of certain of the representations and warranties, and my compliance with certain of the covenants and agreements, set forth herein. Accordingly, I will not sell, transfer or otherwise dispose of my interests in, or acquire or sell any options or other securities relating to securities of CVS or Revco that would be intended to reduce my risk relative to, any shares of common stock of either CVS or Revco beneficially owned by me, during the period commencing on the 30th day prior to the effectiveness of the Merger and ending at such time as CVS publicly releases a report (the "Combined Financial Results Report") covering at least 30 days of combined operations of CVS after the Merger.

           B. I also understand that stop transfer instructions will be given to the transfer agents of CVS and Revco in order to prevent any breach of the covenants and agreements I make in paragraph A, although such stop transfer instructions will be promptly rescinded upon the publication of the Combined Financial Results Report.

           C. I understand and agree that this letter agreement shall apply to all shares of the capital stock of CVS and Revco that are deemed to be beneficially owned by me pursuant to applicable federal securities laws.


                                            Very truly yours,


                                            ------------------------------
                                            Name:


Accepted this ____ day of
February, 1997.

CVS CORPORATION


By: ______________________
    Name:
    Title:



                                                     EXHIBIT C-3(a) TO ANNEX A


                              AFFILIATE'S LETTER
                              (Revco D.S., Inc.)

                                                            ____________, 1997

CVS Corporation
One CVS Drive
Woonsocket, RI  02895

Revco D.S., Inc.
1925 Enterprise Parkway
Twinsburg, OH  44087

Ladies and Gentlemen:

               The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an "affiliate" of Revco D.S., Inc., a Delaware corporation ("Revco"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of February 6, 1997 (the "Agreement") among Revco, CVS Corporation, a Delaware corporation ("CVS"), and North Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of CVS ("Merger Subsidiary"), Merger Subsidiary will be merged with and into Revco with Revco to be the surviving corporation in the merger (the "Merger").

               As a result of the Merger, the undersigned will receive shares of Common Stock, par value $0.01 per share, of CVS (the "CVS Common Stock") in exchange for shares owned by the undersigned of Common Stock, par value $0.01 per share, of Revco (the "Revco Common Stock").

               The undersigned represents, warrants and covenants to CVS and Revco that as of the date the undersigned receives any CVS Common Stock as a result of the Merger:

               A. The undersigned shall not make any sale, transfer or other disposition of the CVS Common Stock in violation of the Act or the Rules and Regulations.

               B. The undersigned has carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of the CVS Common Stock to the extent the undersigned felt necessary with the undersigned's counsel or counsel for Revco.

               C. The undersigned has been advised that the issuance of CVS Common Stock to the undersigned pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time the Merger is submitted for a vote of the stockholders of Revco, the undersigned may be deemed to be an affiliate of Revco, the undersigned may not sell, transfer or otherwise dispose of the CVS Common Stock issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to CVS, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

               D. The undersigned understands that CVS is under no obligation to register the sale, transfer or other disposition of the CVS Common Stock by the undersigned or on the undersigned's behalf under the Act or to take any other action necessary in order to enable such sale, transfer or other disposition by the undersigned in compliance with an exemption from such registration, other than pursuant to and in accordance with the Registration Rights Agreement dated as of ___________, 1997 between CVS and the holders referred to therein.

               E. The undersigned also understands that there will be placed on the certificates for the CVS Common Stock issued to the undersigned or any substitution thereof, a legend stating in substance:

               "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES REPRESENTED
               BY THIS CERTIFICATE MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE WITH THE TERMS OF A LETTER AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND CVS CORPORATION , A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF CVS CORPORATION."

               F. The undersigned also understands that unless the transfer by the undersigned of the undersigned's CVS Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145 under the Act, CVS reserves the right to put the following legend on the certificates issued to the undersigned's transferee:

               "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE
               ACQUIRED FROM A PERSON WHO RECEIVED SUCH SECURITIES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES HAVE NOT
               BEEN ACQUIRED BY THE HOLDER WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

               It is understood and agreed that the legends set forth in paragraphs E and F above [and any stop transfer legends pursuant to paragraph G](1) shall be removed by delivery of substitute certificates without such legend if (i) the securities represented thereby have been registered for sale by the undersigned under the 1933 Act or (ii) CVS has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to CVS, or a "no-action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

----------
(1) To be deleted if you have executed and delivered to CVS and Revco an affiliate's letter in the form of Exhibit C-1 to the Agreement.

               [G. The undersigned understands that the Merger is intended to be accounted for using the "pooling-of-interests" method and that such treatment for accounting purposes is dependent upon the accuracy of certain of the representations and warranties, and the undersigned's compliance with certain of the covenants and agreements, set forth herein. Accordingly, the undersigned will not sell, transfer or otherwise dispose of the undersigned's interests in, or acquire or sell any options or other securities relating to securities of CVS or Revco that would be intended to reduce the undersigned's risk relative to, any shares of common stock of either CVS or Revco beneficially owned by the undersigned, during the period commencing on the 30th day prior to the effectiveness of the Merger and ending at such time as CVS publicly releases a report (the "Combined Financial Results Report") covering at least 30 days of combined operations of CVS after the Merger. The undersigned also understand that stop transfer instructions will be given to the transfer agents of CVS and Revco in order to prevent any breach of the covenants and agreements the undersigned makes in this Section G, although such stop transfer instructions will be promptly rescinded upon the publication of the Combined Financial Results Report.](2)

----------
(2) To be deleted if you have executed and delivered to CVS and Revco an affiliate's letter in the form of Exhibit C-1 to the Agreement.

               H. The undersigned further understands and agrees that the representations, warranties, covenants and agreements of the undersigned set forth herein are for the benefit of CVS, Revco and the Surviving Corporation (as defined in the Merger Agreement) and will be relied upon by such entities and their respective counsel and accountants.

               I. The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of CVS and Revco that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws.

               Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of Revco as described in the first paragraph of this letter or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.


                                          Very truly yours,


                                          By: _______________________
                                              Name:




Accepted this ____ day of
____________, 1997.


CVS CORPORATION



By: _____________________

     Name:
     Title:



                                                     EXHIBIT C-3(b) TO ANNEX A

                AFFILIATE'S LETTER FOR ZELL/CHILMARK FUND, L.P.
                              (Revco D.S., Inc.)

                                                            ____________, 1997

CVS Corporation
One CVS Drive
Woonsocket, RI  02895

Revco D.S., Inc.
1925 Enterprise Parkway
Twinsburg, OH  44087

Ladies and Gentlemen:

     The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an "affiliate" of Revco D.S., Inc., a Delaware corporation ("Revco"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of February 6, 1997 (the "Agreement") among Revco, CVS Corporation, a Delaware corporation ("CVS"), and North Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of CVS ("Merger Subsidiary"), Merger Subsidiary will be merged with and into Revco with Revco to be the surviving corporation in the merger (the "Merger").

     As a result of the Merger, the undersigned will receive shares of Common Stock, par value $0.01 per share, of CVS (the "CVS Common Stock") in exchange for shares owned by the undersigned of Common Stock, par value $0.01 per share, of Revco (the "Revco Common Stock").

     The undersigned represents, warrants and covenants to CVS and Revco that as of the date the undersigned receives any CVS Common Stock as a result of the Merger:

     A. The undersigned shall not make any sale, transfer or other disposition of the CVS Common Stock in violation of the Act or the Rules and Regulations.


     B. The undersigned has carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of the CVS Common Stock to the extent the undersigned felt necessary with the undersigned's counsel or counsel for Revco.


     C. The undersigned has been advised that the issuance of CVS Common Stock to the undersigned pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time the Merger is submitted for a vote of the stockholders of Revco, the undersigned may be deemed to be an affiliate of Revco, the undersigned may not sell, transfer or otherwise dispose of the CVS Common Stock issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to CVS, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act. Notwithstanding the foregoing, assuming the undersigned's partners do not vote in connection with the Merger, the distribution (in accordance with the terms of the undersigned's limited partnership agreement) after the Effective Time (as defined in the Agreement) by the undersigned to its partners of the shares of CVS Common Stock held by the undersigned shall be understood to be exempt from registration under the Act.


     D. The undersigned understands that CVS is under no obligation to register the sale, transfer or other disposition of the CVS Common Stock by the undersigned or on the undersigned's behalf under the Act or to take any other action necessary in order to enable such sale, transfer or other disposition by the undersigned in compliance with an exemption from such registration, other than pursuant to and in accordance with the Registration Rights
Agreement dated as of ___________, 1997 between CVS and the holders referred to therein.


     E. The undersigned also understands that there will be placed on the certificates for the CVS Common Stock issued to the undersigned or any substitution thereof, a legend stating in substance:


      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE WITH THE TERMS OF A LETTER AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND CVS CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF CVS CORPORATION."

     F. The undersigned also understands that if the undersigned distributes shares of CVS Common Stock to its partners as provided in the last sentence of paragraph C, CVS reserves the right to put the following legend on the certificates issued to the undersigned's partners:


      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SECURITIES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS (I) SUCH SALE, TRANSFER OR OTHER DISPOSITION HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, (II) SUCH SALE, TRANSFER OR OTHER DISPOSITION IS MADE IN CONFORMITY WITH RULE 145 PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION UNDER SUCH ACT, OR (III) IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO CVS CORPORATION, OR PURSUANT TO A "NO ACTION" LETTER OBTAINED BY THE HOLDER HEREOF FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH SALE, TRANSFER OR OTHER DISPOSITION IS OTHERWISE EXEMPT FROM REGISTRATION UNDER SUCH ACT."

               It is understood and agreed that the legends set forth in paragraphs E and F above [and any stop transfer legends pursuant to paragraph G](1) shall be removed by delivery of substitute certificates without such legend if (i) the securities represented thereby have been registered for sale
(1)To be deleted if you have executed and delivered to CVS and Revco an affiliate's letter in the form of Exhibit C-1 to the Agreement.
by the undersigned under the 1933 Act or (ii) CVS has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to CVS, or a "no-action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

        G. The undersigned understands that the Merger is intended to be accounted for using the "pooling-of-interests" method and that such treatment for accounting purposes is dependent upon the accuracy of certain of the representations and warranties, and the undersigned's compliance with certain of the covenants and agreements, set forth herein. Accordingly, the undersigned will not sell, transfer or otherwise dispose of the undersigned's interests in, or acquire or sell any options or other securities relating to securities of CVS or Revco that would be intended to reduce the undersigned's risk relative to, any shares of common stock of either CVS or Revco beneficially owned by the undersigned, during the period commencing on the 30th day prior to the effectiveness of the Merger and ending at such time as CVS publicly releases a report (the "Combined Financial Results Report") covering at least 30 days of combined operations of CVS after the Merger. The undersigned also understand that stop transfer instructions will be given to the transfer agents of CVS and Revco in order to prevent any breach of the covenants and agreements the undersigned makes in this Section G, although such stop transfer instructions will be promptly rescinded upon the publication of the Combined Financial Results Report.](2)

      H. The undersigned further understands and agrees that the representations, warranties, covenants and agreements of the undersigned set forth herein are for the benefit of CVS, Revco and the Surviving Corporation (as defined in the Merger Agreement) and will be relied upon by such entities and their respective counsel and accountants.

      I. The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of CVS and Revco that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws.

      Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of Revco as described in the first paragraph of this letter or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.


                                  Very truly yours,

                                  -------------------------------------------
                                  Zell/Chilmark Fund, L.P.
                                  -------------------------------------------

                                  By: ZC Limited Partnership, general partner

                                  By: ZC Partnerships, general partner

                                  By: ZC Inc., a partner


                                  By: _______________________
                                  Name:
                                  Title:



Accepted this ____ day of
____________, 1997.


CVS CORPORATION



By:
------------------------------
     Name:
     Title:

(2)To be deleted if you have executed and delivered to CVS and Revco an affiliate's letter in the form of Exhibit C-1 to the Agreement.





                                                         EXHIBIT D TO ANNEX A


                     CVS CORPORATION REPRESENTATION LETTER

                                                                [Closing Date]


Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019


Ladies and Gentlemen:

               In connection with the opinion to be delivered pursuant to
Section 6.03(b) of the Agreement and Plan of Merger (the "Agreement")(1) dated February 6, 1997, among CVS Corporation, a Delaware corporation ("CVS"), North Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CVS ("Merger Subsidiary"), and Revco D.S., Inc., a Delaware corporation ("Revco")(2), the undersigned officers of CVS and Merger Subsidiary hereby certify and represent as to CVS and Merger Subsidiary that the facts relating to the merger (the "Merger") of Merger Subsidiary with and into Revco pursuant to the Agreement and as described in the Joint Proxy Statement/Prospectus of CVS and Revco dated ____________, 19__ (the "Proxy Statement") are true, correct and complete in all respects at the date hereof and will be true, correct and complete in all respects at the Effective Time and that:

       1 The aggregate fair market value of the consideration to be received in the Merger by holders of Revco Common Stock will be approximately equal to the fair market value of the Revco Common Stock surrendered in exchange therefor, as determined by arm's length negotiations between the managements of CVS and Revco. In connection with the Merger, no holder of Revco Common Stock will receive in exchange for such stock, directly or indirectly, any consideration other than CVS Common Stock and cash in lieu of a fractional share thereof.

----------
(1) References contained in this Certificate to the Agreement include, unless the context otherwise requires, each document attached as an exhibit or annex thereto.

(2) Each term capitalized and not defined herein shall have the meaning ascribed to such term in the Proxy Statement (as defined herein).

       2 To the knowledge of the management of CVS and Merger Subsidiary, there is no plan or intention on the part of the holders of Revco Common Stock to sell, exchange, transfer or otherwise dispose of a number of shares of CVS Common Stock to be received by them in connection with the Merger that would reduce the Revco shareholder's ownership of CVS Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the total value of all of the formerly outstanding stock of Revco immediately prior to the Effective Time. For purposes of this representation, shares of Revco Common Stock exchanged for cash or other property or exchanged for cash in lieu of fractional shares of CVS Common Stock, are treated as outstanding shares of Revco Common Stock at the Effective Time. Moreover, shares of Revco Common Stock that are sold, redeemed or disposed of prior to the Merger and in contemplation or as part of the Merger, and shares of CVS Common Stock that are received by holders of Revco Common Stock in connection with the Merger and that are otherwise sold, redeemed, or disposed of subsequent to the Merger will be taken into account for purposes of this representation.

       3 After the Merger, Revco will hold (i) at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent
(70%) of the fair market value of the gross assets held by Merger
Subsidiary immediately prior to the Merger and (ii) to the knowledge of the management of CVS, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Revco immediately prior to the Merger.
For purposes of this representation, included as assets of Merger
Subsidiary or Revco held immediately prior to the Merger will be amounts paid or incurred by Merger Subsidiary or Revco in connection with the Merger, including payments to holders of Revco Common Stock in lieu of fractional shares of CVS Common Stock, amounts used to pay reorganization expenses and all payments, redemptions and distributions made in contemplation or as part of the Merger of assets held by Merger Subsidiary prior to the Merger will be for full fair market value.

       4 Prior to the Merger, CVS will be in control of Merger Subsidiary within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code"). Merger Subsidiary has been formed solely in order to consummate the Merger, and at no time has or will Merger Subsidiary conduct any business activities or other operations of any kind other than the issuance of its stock to CVS prior to the Effective Time.

       5 Following the Merger, Revco has no plan or intention to issue and CVS has no plan or intention to cause Revco to issue additional shares of stock that would result in CVS losing control of Revco within the meaning of Section 368(c) of the Code.

       6 Neither CVS nor any corporation affiliated with CVS has any plan or intention to purchase, redeem or otherwise acquire any of the CVS Common Stock issued pursuant to the Merger (other than through a stock purchase plan program meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30). After the Merger, no dividends or distributions will be made to the former Revco shareholders by CVS other than regular, normal dividends or distributions made to all holders of CVS Common Stock.

       7 CVS has no plan or intention to liquidate Revco, to merge Revco with or into another corporation, to sell, exchange, transfer or otherwise dispose of any stock of Revco or to cause Revco to sell, exchange, transfer or otherwise dispose of any of its assets or of any assets acquired from Merger Subsidiary in the Merger, except for dispositions made in the ordinary course of business or in accordance with Section 5.07 of the Merger Agreement, transfers described in Section 368(a)(2)(C) of the Code, or asset dispositions to the extent that all such dispositions, sale, transfer or exchange of assets will not, in the aggregate, violate paragraph 3 of this letter.

       8 In the Merger, Merger Subsidiary will have no liabilities (other than immaterial liabilities related to its incorporation) assumed by Revco and will not transfer to Revco any assets subject to liabilities.

       9 Following the Merger, Revco will continue (and CVS will cause Revco to continue) its historic business or use a significant portion of its historic business assets in a business.

      10 CVS and Merger Subsidiary each will pay its or their own expenses, if any, incurred in connection with or as part of the Merger or related transactions. Neither CVS nor Merger Subsidiary has paid or will pay, directly or indirectly, any expenses (including transfer taxes) incurred by any holder of Revco Common Stock in connection with or as part of the Merger or any related transactions. Neither CVS nor Merger Subsidiary has agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Revco Common Stock.

      11 There is no intercorporate indebtedness existing between CVS and Revco or between Merger Subsidiary and Revco that was issued, acquired or will be settled at a discount.

      12 All shares of CVS Common Stock into which shares of Revco Common Stock will be converted pursuant to the Merger will be newly issued or treasury shares, and will be issued by CVS directly to holders of Revco Common Stock pursuant to the Merger.

      13 In the Merger, shares of Revco Common Stock representing control of Revco, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of CVS. For purposes of this representation, any shares of Revco Common Stock exchanged for cash or other property will be treated as outstanding Revco Common Stock at the Effective Time.

      14 In the Merger, no liabilities of shareholders of Revco will be assumed by CVS, and none of the Revco Stock acquired by CVS will be subject to liabilities. Furthermore, there is no plan or intention for CVS to assume any liabilities of Revco.

      15 Neither CVS nor Merger Subsidiary is an "investment company" within the meaning of Section 368(a)(2)(F) of the Code.

      16 Neither CVS nor Merger Subsidiary is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section
368(a)(3)(A) of the Code.

      17 The payment of cash in lieu of fractional shares of CVS Common Stock in the Merger is solely for the purpose of avoiding the expense and inconvenience to CVS of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to holders of Revco Common Stock instead of issuing fractional shares of CVS Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to holders of Revco Common Stock. The fractional share interests of each holder of Revco Common Stock will be aggregated and, to the knowledge of the management of CVS, no holder of Revco Common Stock will receive cash in an amount equal to or greater than the value of one full share of CVS Common Stock.

      18 None of the employee compensation received by any shareholder-employees of Revco is or will be separate consideration for, or allocable to, any of their shares of Revco Common Stock to be surrendered in the Merger. None of the shares of CVS Common Stock received by any shareholder of Revco is or will be separate consideration for, or allocable to, any employment, consulting or similar arrangement which may be entered into between CVS, Merger Subsidiary, Revco, or any affiliate thereof and such shareholder for services rendered or to be rendered by such shareholder. Any compensation paid or to be paid to any shareholder of Revco who will be an employee of or perform advisory services for CVS, Merger Subsidiary, Revco, or any affiliate thereof after the Merger, will not be in consideration for stock of Revco.

      19 During the past five (5) years, none of CVS or any affiliate thereof has owned or owns, beneficially or of record, any class of stock of Revco or any securities of Revco or any instrument giving the holder the right to acquire any such stock or securities.

      20 The Merger is being effected for bona fide business reasons and will be carried out strictly in accordance with the Agreement, as described in the Proxy Statement, and none of the material terms and conditions therein have been or will be waived or modified.

      21 The Merger Agreement and the documents described in the Merger Agreement represent the entire understanding of CVS, Merger Subsidiary, and Revco with respect to the Merger.

      22 Neither CVS nor Merger Subsidiary will take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

          We understand that Cravath, Swaine & Moore as counsel for Revco will rely on this Certificate in rendering their opinion as to certain United States Federal income tax consequences of the Merger and we will promptly and timely inform them if, after signing this Certificate, we have reason to believe that any of the facts described herein or in the Proxy Statement or any of the representations made in this Certificate are untrue, incorrect or incomplete in any respect.


                                    Very truly yours,

                                    CVS CORPORATION


                                    By: _________________________
                                    Title:_______________________



                                    NORTH ACQUISITION CORP.


                                    By: _________________________
                                    Title: ______________________






                                                         EXHIBIT E TO ANNEX A


                    REVCO D.S., INC. REPRESENTATION LETTER

                                                                [Closing Date]


Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019


Ladies and Gentlemen:

               In connection with the opinions to be delivered pursuant to
Section 6.03(b) of the Agreement and Plan of Merger (the "Agreement")(1) dated February 6, 1997, among CVS Corporation, a Delaware corporation ("CVS"), North Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CVS ("Merger Subsidiary"), and Revco D.S., Inc., a Delaware corporation ("Revco")(2), the undersigned officers of Revco hereby certify and represent as to Revco that the facts relating to the merger (the "Merger") of Merger Subsidiary with and into Revco pursuant to the Agreement and as described in the Joint Proxy Statement/Prospectus of CVS and Revco dated ___________, 19__ (the "Proxy Statement"), are true, correct and complete in all respects at the date hereof and will be true, correct and complete in all respects at the Effective Time and that:

               1 The aggregate fair market value of the consideration to be received in the Merger by holders of Revco Common Stock will be approximately equal to the fair market value of the Revco Common Stock surrendered in exchange therefor, as determined by arm's length negotiations between the managements of CVS and Revco. In connection with the Merger, no holder of Revco Common Stock will receive in exchange for such stock, directly or indirectly, any consideration other than CVS Common Stock and cash in lieu of a fractional share thereof.

----------
(1) References contained in this Certificate to the Agreement include, unless the context otherwise requires, each document attached as an exhibit or annex thereto.

(2) Each term capitalized and not defined herein shall have the meaning ascribed to such term in the Proxy Statement (as defined herein).

               2 There is no plan or intention by any of the holders of Revco Common Stock who own five percent or more of the Revco Common Stock, and to the knowledge of the management of Revco, there is no plan or intention on the part of the remaining holders of Revco Common Stock to sell, exchange, transfer or otherwise dispose of a number of shares of CVS Common Stock to be received by them in connection with the Merger that would reduce the Revco shareholders' ownership of CVS Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the total value of all of the formerly outstanding stock of Revco immediately prior to the Effective Time. For purposes of this representation, shares of Revco Common Stock exchanged for cash or other property or exchanged for cash in lieu of fractional shares of CVS Common Stock, are treated as outstanding shares of Revco Common Stock at the Effective Time. Moreover, shares of Revco Common Stock that are sold, redeemed or disposed of prior to the Merger and in contemplation or as part of the Merger, and shares of CVS Common Stock that are received by holders of Revco Common Stock in connection with the Merger and that are otherwise sold, redeemed, or disposed of subsequent to the Merger will be taken into account for purposes of this representation.

               3 After the Merger, Revco will hold (i) to the knowledge of the management of Revco, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Merger Subsidiary immediately prior to the Merger and (ii) at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Revco immediately prior to the Merger. For purposes of this representation, included as assets of Merger Subsidiary or Revco held immediately prior to the Merger will be amounts paid or incurred by Merger Subsidiary or Revco in connection with the Merger, including payments to holders of Revco Common Stock in lieu of fractional shares of CVS Common Stock, amounts used to pay Revco's reorganization expenses and all payments, redemptions and distributions made in contemplation or as part of the Merger. Any dispositions in contemplation or as part of the Merger of assets held by Revco prior to the Merger will be for full fair market value.

               4 In the Merger, to the knowledge of the management of Revco, Merger Subsidiary will have no liabilities (other than immaterial liabilities related to its incorporation) assumed by Revco and will not transfer to Revco any assets subject to liabilities.

               5 No assets of Revco have been sold, transferred or otherwise disposed of which would prevent CVS from continuing the historic business of Revco or from using a significant portion of Revco's historic business assets in a business following the merger.

               6 Revco and the holders of Revco Common Stock each will pay its or their own expenses, if any, incurred in connection with or as part of the Merger or related transactions. Revco has not paid or will not pay, directly or indirectly, any expenses (including transfer taxes) incurred by any holder of Revco Common Stock in connection with or as part of the Merger or any related transactions. Revco has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Revco Common Stock.

               7 There is no intercorporate indebtedness existing between CVS and Revco or between Merger Subsidiary and Revco that was issued, acquired or will be settled at a discount.

               8 Revco has no authorized stock other than Revco Common Stock and preferred stock, par value $0.01 per share. At the date hereof, the only capital stock of Revco issued and outstanding is Revco Common Stock.

               9 In the Merger, shares of Revco Common Stock representing control of Revco, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of CVS. For purposes of this representation, any shares of Revco Common Stock exchanged for cash or other property will be treated as outstanding Revco Common Stock at the Effective Time.

              10 There exist no options, warrants, convertible securities or other rights to acquire Revco stock, other than rights under Revco's employee stock option plan, Revco's employee stock purchase plan, and Revco's restricted stock plan, in each case outstanding on the date of the Agreement.

              11 In the Merger, no liabilities of the shareholders of Revco will be assumed by CVS and none of the Revco stock acquired by CVS will be subject to liabilities. Furthermore, there is no plan or intention for CVS to assume any liabilities of Revco.

              12  Revco is not an "investment company" within the meaning of
Section 368(a)(2)(F) of the Code.

              13 At the Effective Time, the total fair market value of the assets of Revco exceeds the total liabilities of Revco assumed, including the amount of any liabilities to which the assets of Revco are subject.

              14 Revco is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

              15 The payment of cash in lieu of fractional shares of CVS Common Stock in the Merger is solely for the purpose of avoiding the expense and inconvenience to CVS of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to holders of Revco Common Stock instead of issuing fractional shares of CVS Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to holders of Revco Common Stock. The fractional share interests of each holder of Revco Common Stock will be aggregated and, to the knowledge of the management of Revco, no holder of Revco Common Stock will receive cash in an amount equal to or greater than the value of one full share of CVS Common Stock.

              16 None of the employee compensation received by any shareholder-employees of Revco is or will be separate consideration for, or allocable to, any of their shares of Revco Common Stock to be surrendered in the Merger. None of the shares of CVS Common Stock received by any shareholder of Revco is or will be separate consideration for, or allocable to, any employment, consulting or similar arrangement which may be entered into between CVS, Merger Subsidiary, Revco, or any affiliate thereof and such shareholder for services rendered or to be rendered by such shareholder. Any compensation paid or to be paid to any shareholder of Revco who will be an employee of or perform advisory services for CVS, Merger Subsidiary, Revco, or any affiliate thereof after the Merger, will not be in consideration for stock of Revco.

              17 Except for the possible issuance of Revco Common Stock pursuant to Revco's employee stock option plans, Revco's employee stock purchase plan, or Revco's restricted stock plan, Revco will not issue any additional shares of Revco Common Stock prior to the Merger.

              18 No holders of Revco Common Stock have dissenters' rights with respect to the Merger under applicable laws.

              19 Revco has not redeemed any of its stock, made any distributions with respect to its stock, or disposed of any of its assets in contemplation or as part of the Merger, excluding for purposes of this representation regular, normal dividends and common stock acquired in the ordinary course of business in connection with employee incentive and benefit programs, or other programs or arrangements in existence on the date hereof.

              20 The Merger is being effected for bona fide business reasons and will be carried out strictly in accordance with the Agreement, as described in the Proxy Statement, and none of the material terms and conditions therein have been or will be waived or modified.

              21 The Merger Agreement and the documents described in the Merger Agreement represent the entire understanding of CVS, Merger Subsidiary and Revco with respect to the Merger.

              22 Revco will not take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

              We understand that Cravath, Swaine & Moore as counsel for Revco will rely on this Certificate in rendering their opinion as to certain United States Federal income tax consequences of the Merger and we will promptly and timely inform them if, after signing this Certificate, we have reason to believe that any of the facts described herein or in the Proxy Statement or any of the representations made in this Certificate are untrue, incorrect or incomplete in any respect.


                                                Very truly yours,

                                                REVCO D.S., INC.


                                                By:______________________
                                                Title:___________________




                                                                       ANNEX B


    [Letterhead of Donaldson, Lufkin & Jenrette Securities Corporation]




February 6, 1997


Board of Directors
CVS Corporation
One CVS Drive
Woonsocket, RI  02895

Dear Sirs:

               You have requested our opinion as to the fairness from a financial point of view to the stockholders of CVS Corporation (the "Company") of the Conversion Number (as defined below) pursuant to the terms of the Agreement and Plan of Merger dated as of February 6, 1997 (the "Agreement"), among the Company, Revco D.S., Inc. ("Revco") and North Acquisition Corp. ("Merger Subsidiary"), a wholly-owned subsidiary of CVS, pursuant to which Merger Subsidiary will be merged (the "Merger") with and into Revco.

               Pursuant to the Agreement, each share of common stock, par value $.01 per share of Revco (the "Revco Common Stock") will be converted into the right to receive, subject to certain exceptions, a number of shares of common stock, par value $0.01 per share of the Company (the "CVS Common Stock") as set forth in the Agreement (the "Conversion Number"). The Agreement provides that in no event shall the Conversion Number exceed 1.0097 or be less than 0.8837.

               In arriving at our opinion, we have reviewed the draft dated February 4, 1997 of the Agreement, including exhibits thereto, as well as financial and other information that was publicly available or furnished to us by the Company and Revco including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain internal financial analyses and forecasts for the Company and Revco prepared by their respective managements. In addition, we have compared certain financial and securities data of the Company and Revco with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Revco Common Stock and CVS Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

               In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Revco or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company of the cost savings and operating synergies achievable as a result of the Merger. With respect to the financial analysis and forecasts supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Revco as to the future
operating and financial performance of the Company and Revco.   We have not
assumed any responsibility for making any independent verification of any of the information reviewed by us. We have relied as to all legal matters on advice of counsel to the Company.

               Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which the CVS Common Stock will trade at any time. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on the proposed transaction.

               Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for both the Company and Revco in the past and has been compensated for such services. Over the past two years, DLJ has co-managed a $201.5 million initial public offering for the Company's former subsidiary, Linens 'n Things, for which it received usual and customary compensation.

               Based upon the foregoing and other factors as we deem relevant, we are of the opinion that the Conversion Number is fair to the holders of CVS Common Stock from a financial point of view.

                                            Very truly yours,


                                            DONALDSON, LUFKIN & JENRETTE
                                              SECURITIES CORPORATION







                                                                       ANNEX C



             [Letterhead of Wasserstein, Perella & Co., Inc.]


February 6, 1997


Board of Directors
Revco D.S., Inc.
1925 Enterprise Parkway
Twinsburg, Ohio 44037

Members of the Board:

               You have asked us for our opinion as to the fairness, from a financial point of view, to the holders of the common stock, par value $.01 per share (the "Shares") of Revco D.S., Inc. (the "Company") of the Exchange Ratio (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of February 10, 1997 (the "Merger Agreement"), among the Company, CVS Corporation ("Parent"), and North Acquisition Corp., a wholly-owned subsidiary of Parent ("Sub"). The Merger Agreement provides for, among other things, a merger (the "Merger") of Sub with and into the Company pursuant to which each outstanding Share will be converted into the right to receive:

                     (x) 0.4692 shares (the "Fixed Number") of fully paid and non-assessable common stock, par value $0.01 per share, of Parent (the "Parent Common Stock"); and

                     (y) that number (the "Calculated Number") of shares (or fraction of a share) of fully paid and non-assessable Parent Common Stock (rounded to the nearest ten-thousandth) determined by dividing $20 by the Parent Average Closing Price (as defined in the Merger Agreement); provided that the Calculated Number shall not exceed 0.5405 and shall not be less than 0.4145.

               As used herein, the ratio of the Fixed Number plus the Calculated Number for each Share as determined in accordance with the Merger Agreement is referred to as the "Exchange Ratio." The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

               In connection with rendering our opinion, we have reviewed the Merger Agreement, the form presented to us on or prior to the date hereof as the execution form of the Stockholder Agreement between Parent and Zell/Chilmark Fund L.P. and the form presented to us on or prior to the date hereof as the execution form of the Registration Rights Agreement between Parent and Holders (as defined therein). We have also reviewed and analyzed certain publicly available business and financial information relating to the Company and Parent for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and Parent and provided to us for purposes of our analysis, and we have met with management of the Company and Parent to review and discuss such information and, among other matters, the respective businesses, operations, assets, financial conditions and future prospects of the Company and Parent. We were not, however, provided with detailed store-by-store financial information for Parent.

               We have reviewed and considered certain financial and stock market data relating to the Company and Parent, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or Parent or both or one or more of their businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the chain drug store industry specifically, and in other industries generally, which we believe to be relevant to our inquiry. We have also performed such other studies, analyses, and investigations and reviewed such other information as we considered appropriate.

               In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us and we have assumed that the financial projections, forecasts and analyses provided to us were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management and Parent's management, as appropriate. We express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company or Parent, except as described above, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company or Parent, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company or Parent, and no such independent valuation or appraisal was provided to us. We note that the Merger is intended to qualify (i) for pooling-of-interests accounting treatment in accordance with generally accepted accounting principles and (ii) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (a "Reorganization"). We have assumed that the Merger will qualify as a Reorganization. We have assumed that the transactions described in the Merger Agreement will be consummated on the terms set forth therein, without material waiver or modification. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof. In rendering this opinion, we are not expressing any opinion as to the price at which the shares of Parent Common Stock will actually trade at any time.

               We have acted as financial advisor to the Company in connection with the transaction described in this letter and we will be paid a fee for our services, a substantial portion of which will be paid at closing. In addition, we have performed various investment banking services for the Company in the past and have received customary fees for the rendering of such services. In the ordinary course of our business, we may actively trade the debt and equity securities of the Company and the Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

               It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Merger and except for inclusion in its entirety in a proxy statement relating to the Merger, may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This opinion does not constitute a recommendation to any shareholder with respect to how such holder should vote with respect to the Merger.

               Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof the Exchange Ratio is fair to the stockholders of the Company from a financial point of view.




                                                Very truly yours,


                                                WASSERSTEIN & PERELLA CO.,
                                                INC.





                                                                       ANNEX D


                   [Letterhead of Salomon Brothers Inc]





February 6, 1997


Board of Directors
Revco D.S., Inc.
1925 Enterprise Parkway
Twinsburg, Ohio 44087

Members of the Board:

               You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of common stock, par value $.01 per share (the "Common Stock"), of Revco D.S., Inc. (the "Company") of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger among CVS Corporation ("CVS"), North Acquisition Corp., a wholly owned subsidiary of CVS ("Merger Sub"), and the Company (the "Merger Agreement"). The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company, pursuant to which each issued and outstanding share of Common Stock not owned directly or indirectly by CVS or any subsidiary of CVS or the Company will be converted into the right to receive: (i) 0.4692 shares (the "Fixed Exchange Ratio") of fully paid and non-assessable common stock, par value $0.01 per share, of CVS (the "CVS Common Stock"); and (ii) that number (the "Calculated Exchange Ratio") of shares (or fraction of a share) of fully paid and non-assessable CVS Common Stock (rounded to the nearest ten-thousandth) determined by dividing $20 by the CVS Average Closing Price (as defined in the Merger Agreement);
provided that the Calculated Exchange Ratio shall not exceed 0.5405 and shall not be less than 0.4145. We understand that the Merger Agreement provides that cash will be received in lieu of fractional shares of CVS
Common Stock. The sum of the Fixed Exchange Ratio plus the Calculated Exchange Ratio for each share of Common Stock is referred to herein as the "Exchange Ratio."

               We understand that the Merger is intended to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (a "Reorganization"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

               In connection with rendering our opinion, we have, among other things: (i) reviewed the February 3, 1997 draft of the Merger Agreement, including the exhibits thereto and certain documents referred to therein, in the form provided to us and have assumed that the final form of such agreement will not vary in any respect that is material to our analysis; (ii) reviewed certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the fiscal years in the three-year period ended June 1, 1996, the Quarterly Reports on Form 10-Q of the Company for the fiscal quarters ended August 24, 1996 and November 16, 1996 and the Current Reports on Form 8-K of the Company dated September 9, 1996, October 28, 1996 and November 15, 1996; (iii) reviewed certain publicly available information concerning CVS, including the Annual Reports on Form 10-K of CVS for each of the fiscal years in the three-year period ended December 31, 1995, the Quarterly Reports on Form 10-Q of CVS for the fiscal quarters ended May 13, 1996, June 29, 1996 and September 28, 1996 and the Current Reports on Form 8-K of CVS dated May 5, 1996, June 3, 1996, September 24, 1996, October 12, 1996 and December 2, 1996; (iv) reviewed certain publicly available information concerning the industry in which the Company and CVS operate; (v) reviewed and analyzed certain financial forecasts and other non-public financial and operating data concerning the businesses and operations of the Company and CVS that were provided to or reviewed for us by managements of the Company and CVS, respectively; (vi) reviewed certain publicly available information with respect to certain other companies that we believe to be comparable in certain respects to the Company and CVS and the trading markets for such other companies' securities; (vii) reviewed and analyzed certain publicly available and other information concerning the trading of, and the trading market for, the Company's common stock and CVS's common stock; (viii) reviewed the financial terms of certain recent business combinations and acquisition transactions we deem reasonably comparable to the Merger and otherwise relevant to our inquiry; (ix) analyzed certain information concerning cost savings and combination benefits expected to result from the Merger that was provided to or reviewed for us by the managements of the Company and CVS; and (x) considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria as we deemed relevant to our inquiry.
We have also discussed with certain officers and employees of the Company and CVS the foregoing, including the past and current business operations, financial condition and prospects of the Company and CVS, respectively, as well as other matters we believe relevant to our inquiry. However, it should be noted that, within the context of our current engagement by the Company, we have not been authorized to and have not solicited alternative offers for the Company or its assets, or investigated any other alternative transactions which may be available to the Company.

               In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of such information. With respect to the Company's and CVS's financial projections, as well as the information concerning cost savings and combination benefits provided to or reviewed for us by the managements of the Company and CVS, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's or CVS's, as the case may be, management as to the future financial performance of the Company or CVS, as the case may be, and as to the cost savings and combination benefits expected to result from the Merger. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of the Company or CVS. We have assumed that the Merger will qualify as a Reorganization.

               Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion does not address the Company's underlying business decision to effect the Merger or constitute a recommendation to any holder of common stock of the Company as to how such holder should vote with respect to the Merger. Our opinion as expressed below does not imply any conclusion as to the likely trading range for the common stock of CVS following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

               For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either the Company or CVS is a party, as contemplated by the Merger Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits of the Merger.

               As you are aware, we have acted as the financial advisor to the Company in connection with the Merger and will receive fees from the Company for our services, a portion of which is contingent upon consummation of the Merger. Additionally, we have rendered certain investment banking and financial advisory services to the Company in the past for which we have been paid customary fees. In addition, in the ordinary course of our business, we or our affiliates may actively trade the securities of the Company and CVS for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

               This letter, and our opinion expressed herein, is not to be quoted, summarized or referred to, in whole or in part, without our prior written consent. Notwithstanding the foregoing, this opinion may be included in its entirety or, with our prior review and consent, referred to in any registration statement or proxy statement sent to the stockholders of the Company and CVS with respect to the Merger.

               Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of the Common Stock.

                                              Very truly yours,


                                              SALOMON BROTHERS INC




                                                               ANNEX E


                             STOCKHOLDER AGREEMENT


               AGREEMENT dated as of February 6, 1997 between CVS Corporation, a Delaware corporation ("CVS"), and Zell/Chilmark Fund, L.P., a Delaware limited partnership (the "Stockholder").

                             W I T N E S S E T H:

               WHEREAS, immediately prior to the execution of this Agreement, CVS, Revco D.S., Inc., a Delaware corporation (the "Company"), and North Acquisition Corp., a Delaware corporation ("Merger Subsidiary"), have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which Merger Subsidiary will be merged with and into the Company (the "Merger"); and

               WHEREAS, as an inducement and a condition to entering into the Merger Agreement, CVS has requested that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement;

               NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

               Section 1. Certain Definitions. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

           (a) "Affiliate" shall mean, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. As used in this definition, the term "control" means possession, directly or indirectly, of the power to direct or control the direction of management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, "Affiliate" when used with respect to the Stockholder shall exclude any entity that would otherwise be an Affiliate hereunder but that is not 100% Beneficially Owned by Samuel Zell.

           (b) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of
Section 13(d) of the Exchange Act with respect to securities of the same issuer.

           (c) "Company Common Stock" shall mean at any time the common stock, $.01 par value, of the Company.

           (d) "Existing Shares" shall mean the shares of Company Common Stock Beneficially Owned by the Stockholder on the date hereof.

           (e) "Shares" shall mean the Existing Shares and any shares of Company Common Stock and/or other equity securities of the Company acquired by the Stockholder in any capacity after the date hereof and prior to the termination of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise Beneficially Owned by the Stockholder.

               Section 2.  Voting of Company Common Stock.   The Stockholder
hereby agrees that at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, the Stockholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and the Stockholder shall vote or consent (or cause to be voted or consented) the Shares held of record or Beneficially Owned by the Stockholder in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof.

               Section 3. Covenants, Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to, and agrees with, CVS as follows:

           (a) Ownership of Shares. The Stockholder is the record and Beneficial Owner of Existing Shares consisting of 13,102,288 shares of Company Common Stock. On the date hereof, the Existing Shares constitute all of the Shares owned of record or Beneficially Owned by the Stockholder. The Stockholder has sole voting power (except as provided in the Stockholder's Agreement dated as of June 1, 1992, by and between Revco and the Stockholder (the "Revco Stockholder Agreement")) and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition (except as provided in the Agreement of Limited Partnership of Zell/Chilmark Fund, L.P. (the "Zell Fund Agreement")), sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. Upon consummation of the Merger, the Stockholder will have sole voting power (except as provided in the Revco Stockholder Agreement) and sole power to issue instructions with respect to the matters set forth in Section 4 hereof, sole power of disposition (except as provided in the Zell Fund Agreement), sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the shares of CVS Common Stock it holds of record or Beneficially Owns with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

           (b) Corporate Authorization. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement enforceable against the Stockholder in accordance with its terms except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           (c) No Conflicts. Except for filings, authorizations, consents and approvals as may be required under the HSR Act, the 1934 Act and the 1933 Act,
(i) no filing with, and no permit, authorization, consent or approval of, any state or federal governmental body or authority is necessary for the execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of the Stockholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, law, rule or regulation applicable to the Stockholder or any of its properties or assets.

           (d) No Encumbrances. Other than as provided in the Revco Stockholder Agreement as to voting of the Shares and in the Zell Fund Agreement as to provisions relating to timing of disposition of the Shares by the Stockholder, and except as applicable in connection with the transactions contemplated hereby, the Shares and the certificates representing such Shares are now, and at all times during the term hereof, will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

           (e) No Finder's Fees. Other than as contemplated by the Merger Agreement with respect to fees payable by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

           (f) No Solicitation. The Stockholder shall not, and shall cause its Affiliates and officers, directors, employees, investment bankers, consultants and other agents of the Stockholder and such Affiliates (such Affiliates, officers, directors, employees, investment bankers, consultants and other agents of any Person are hereinafter collectively referred to as the "Representatives" of such Person) not to, directly or indirectly (i) take any action to initiate, solicit, encourage or facilitate the making of any Acquisition Proposal or any inquiry with respect thereto, or engage in discussions or negotiations with any Person (other than CVS or any of its Affiliates or Representatives) relating to any Acquisition Proposal or disclose any non-public information relating to Revco or any Subsidiary of Revco or afford access to the properties, books or records of Revco or any Subsidiary of Revco to, any Person that has made any Acquisition Proposal. The Stockholder shall notify CVS orally and in writing of any offers, proposals or inquiries received by the Stockholder relating to the purchase or acquisition by any Person of the Shares and of any Acquisition Proposal actually known to the Stockholder (including in each case the material terms and conditions thereof and the identity of the Person making it), within 24 hours of the receipt thereof. The Stockholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Proposal, other than discussions or negotiations with CVS and its Affiliates. For purposes of the foregoing, Representatives of the Stockholder will not include investment bankers or consultants that approach or contact the Stockholder, the Company or any other Person, without having been solicited by the Stockholder, regarding such an offer, proposal or inquiry so long as the Stockholder does not thereafter encourage or retain such investment bankers or consultants to pursue such offer, proposal or inquiry. Notwithstanding the restrictions set forth in this Section 3(f), each of the Company and any Person who is an officer or director of the Company may take any action consistent with the terms of the Merger Agreement.

           (g) Restriction on Transfer, Proxies; Non-Interference. The Stockholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber (other than by operation of law), assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit the Shares into a voting trust or enter into a voting agreement with respect to the Shares; or (iii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or would result in a breach by the Stockholder of its obligations under this Agreement or a breach by the Company of its obligations under the Merger Agreement or the effect of which would be inconsistent or violative of any provision or agreement contained in this Agreement.

           (h) Reliance by CVS. The Stockholder understands and acknowledges that CVS is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

               Section 4. Representations and Warranties of CVS. CVS hereby represents and warrants to the Stockholder as follows:

           (a) Organization. CVS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by CVS of this Agreement and the performance by CVS of its obligations hereunder have been duly and validly authorized by the Board of Directors of CVS and no other corporate proceedings on the part of CVS are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

           (b) Corporate Authorization. This Agreement has been duly and validly executed and delivered by CVS and constitutes a valid and binding agreement of CVS enforceable against CVS in accordance with its terms except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           (c) No Conflicts. Except for filings, authorizations, consents and approvals as may be required under the HSR Act, the 1934 Act and the 1933 Act,
(i) no filing with, and no permit, authorization, consent or approval of, any state or federal governmental body or authority is necessary for the execution and delivery of this Agreement by CVS and the consummation by CVS of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by CVS, the consummation by CVS of the transactions contemplated hereby or compliance by CVS with any of the provisions hereof shall (A) conflict with or result in any breach of the certificate of incorporation or by-laws of CVS, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which CVS is a party or its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, law, rule or regulation applicable to CVS or any of its properties or assets.

           (d) No Finder's Fee. Except for Donaldson, Lufkin & Jenrette Securities Corporation and CS First Boston Corporation whose fees will be paid by CVS, no broker, investment banker, financial adviser or other Person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of CVS.

               Section 5. Stop Transfer; Legend. (a) The Stockholder agrees with, and covenants to, CVS that the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares unless such transfer is made in compliance with this Agreement.

           (b) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like other than pursuant to the Merger, the term "Shares" shall be deemed to refer to and include the shares of Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

           (c) The Stockholder will, prior to the Effective Time, duly execute and deliver to CVS the Affiliate's letter contemplated in Section 5.11 of the Merger Agreement substantially in the form of Exhibit C-3 to the Merger Agreement.

           (d) The Stockholder shall promptly after the date hereof surrender to the Company all certificates representing the Shares, and the Company shall place the following legend on such certificates:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER AGREEMENT DATED AS OF FEBRUARY 6, 1997 BY AND BETWEEN CVS CORPORATION AND ZELL/CHILMARK FUND, L.P. WHICH AMONG OTHER THINGS RESTRICTS THE TRANSFER AND VOTING THEREOF."

               Section 6. Termination. The provisions of this Agreement shall terminate upon the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

               Section 7. Confidentiality. The Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, the Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than to the Company and to its and the Company's counsel and advisors) without the prior written consent of CVS, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures its counsel advises are necessary in order to fulfill its obligations imposed by law, in which event the Stockholder shall give prior notice of such disclosure to CVS as promptly as practicable so as to enable CVS to seek a protective order from a court of competent jurisdiction with respect thereto.

               Section 8. Disclosure. (a) The Stockholder hereby agrees to permit CVS to publish and disclose in the Form S-4 and the CVS Proxy Statement (including all documents, exhibits and schedules filed with the SEC), and any press release or other disclosure document which CVS's counsel advises are necessary or desirable in connection with the Merger and any transactions related thereto, the Stockholder's identity and ownership of Company Common Stock or shares of CVS Common Stock, as the case may be, and the nature of its commitments, arrangements and understandings under this Agreement.

           (b) The Stockholder hereby agrees to permit Revco to publish and disclose in the Revco Proxy Statement (including all documents, exhibits and schedules filed with the SEC), and any press release or other disclosure document which Revco, in its sole discretion, determines to be necessary or desirable in connection with the Merger and any transactions related thereto, the Stockholder's identity and ownership of Company Common Stock or shares of CVS Common Stock, as the case may be, and the nature of its commitments, arrangements and understandings under this Agreement.

               Section 9. Miscellaneous. (a) Entire Agreement. This Agreement, the Merger Agreement and the Registration Rights Agreement referred to therein constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

           (b) Binding Agreement. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder's heirs, distributees, guardians, administrators, executors, legal representatives, or successors, partners or other transferees (for value or otherwise) and any other successors in interest. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor. Nothing in this clause (b) shall permit any transfer of Shares otherwise prohibited by the provisions of this Agreement.

           (c) Assignment. No party may assign any of its rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other party; provided that CVS may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of CVS, but no such assignment shall relieve CVS of its obligations hereunder if such assignee does not perform such obligations.

           (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.
           (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or telecopy (with a confirmation copy sent for next day delivery via courier service, such as Federal Express), or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

          If to Stockholder:      Zell/Chilmark Fund, L.P.
                                  Two CVS Riverside Plaza
                                  Suite 1500
                                  Chicago, Illinois 60606
                                  Attention: Sheli Z. Rosenberg
                                  Telephone No.: (312) 984-9711
                                  Telecopy No.: (312) 984-0317

          with a copy to:         Rosenberg & Liebentritt
                                  2 North Riverside Plaza
                                  Suite 1601
                                  Chicago, Illinois 60606
                                  Attention: Alisa Singer
                                  Telephone No.: (312) 454-0335
                                  Telecopy No.: (312) 466-3196

          If to CVS:              CVS Corporation
                                  One CVS Drive
                                  Woonsocket, RI 02895
                                  Attention: Thomas M. Ryan
                                  Telephone: 401-765-1500
                                  Telecopy No.: 401-765-4128

          with a copy to:         Davis Polk & Wardwell
                                  450 Lexington Avenue
                                  New York, New York 10017
                                  Attention: Dennis S. Hersch
                                  Telephone No.: (212) 450-4545
                                  Telecopy No.: (212) 450-5744

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

           (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had near been contained herein.

           (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

           (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

           (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

           (j) No Third Party Beneficiaries. Except for Section 8(b) hereof, this Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person who or which is not a party hereto.

           (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

           (l) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 9(l) and shall not be deemed to be a general submission to the jurisdiction of said Court or in the State of Delaware other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

           (m) Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

           (n) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

           (o) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.





               IN WITNESS WHEREOF, CVS and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                      CVS CORPORATION


                      By:     /s/ Stanley P. Goldstein
                      ----------------------------------------
                       Name: Stanley P. Goldstein
                       Title: Chairman and Chief Executive
                                Officer


                      ZELL/CHILMARK FUND, L.P.

                      By: ZC Limited Partnership, general
                      partner

                      By: ZC Partnerships, general partner

                      By: ZC Inc., a partner


                      By:      /s/ Sheli Z. Rosenberg
                      ----------------------------------------
                       Name: Sheli Z. Rosenberg
                       Title: Vice President





                                                               ANNEX F


                                CVS CORPORATION
------------------------------------------------------------------------------

                       1997 Incentive Compensation Plan

------------------------------------------------------------------------------



                               TABLE OF CONTENTS
                               -----------------

                                                                Page

1    Purpose.....................................................F-1

2    Definitions.................................................F-1

3    Administration..............................................F-3
     (a) Authority of the Committee..............................F-3
     (b) Manner of Exercise of Committee Authority...............F-3
     (c) Limitation of Liability.................................F-4

4    Stock Subject to Plan.......................................F-4
     (a) Overall Number of Shares Available for Delivery.........F-4
     (b) Application of Limitation to Grants of Awards...........F-4
     (c) Availability of Shares Not Delivered under Awards.......F-5

5    Eligibility; Per-Person Award Limitations...................F-5

6    Specific Terms of Awards....................................F-5
     (a) General.................................................F-5
     (b) Options.................................................F-5
     (c) Stock Appreciation Rights...............................F-6
     (d) Restricted Stock........................................F-6
     (e) Deferred Stock..........................................F-7
     (f) Bonus Stock and Awards in Lieu of Obligations...........F-8
     (g) Dividend Equivalents....................................F-8
     (h) Other Stock-Based Awards................................F-8

7    Certain Provisions Applicable to Awards.....................F-8
     (a) Stand-Alone, Additional, Tandem, and Substitute Awards..F-8
     (b) Term of Awards..........................................F-9
     (c) Form and Timing of Payment under Awards; Deferrals......F-9
     (d) Exemptions from Section 16(b) Liability.................F-9
     (e) Cancellation and Rescission of Awards...................F-9

8    Performance and Annual Incentive Awards.....................F-10
     (a) Performance Conditions..................................F-10
     (b) Performance Awards Granted to Designated Covered
           Employees.............................................F-10
     (c) Annual Incentive Awards Granted to Designated
           Covered Employees.....................................F-10
     (d) Written Determinations..................................F-12
     (e) Status of Section 8(b) and Section 8(c) Awards
         under Code Section 162(m)...............................F-13

9    Change in Control...........................................F-13
     (a) Effect of "Change in Control"...........................F-13
     (b) Definition of "Change in Control".......................F-14
     (c) Definition of "Change in Control Price".................F-15

10   General Provisions..........................................F-15
     (a) Compliance with Legal and Other Requirements............F-15
     (b) Limits on Transferability; Beneficiaries................F-15
     (c) Adjustments.............................................F-16
     (d) Taxes...................................................F-16
     (e) Changes to the Plan and Awards..........................F-16
     (f) Limitation on Rights Conferred under Plan...............F-17
     (g) Unfunded Status of Awards; Creation of Trusts...........F-17
     (h) Nonexclusivity of the Plan..............................F-17
     (i) Payments in the Event of Forfeitures; Fractional
            Shares...............................................F-17
     (j) Governing Law...........................................F-17
     (k) Awards under Preexisting Plans..........................F-18
     (l) Plan Effective Date and Shareholder Approval............F-18



                                CVS CORPORATION
                       1997 Incentive Compensation Plan


             1 Purpose. The purpose of this 1997 Incentive Compensation Plan (the "Plan") is to assist CVS Corporation, a Delaware corporation (the "Corporation"), and its subsidiaries in attracting, retaining, and rewarding high-quality executives, employees, and other persons who provide services to the Corporation and/or its subsidiaries, enabling such persons to acquire or increase a proprietary interest in the Corporation in order to strengthen the mutuality of interests between such persons and the Corporation's shareholders, and providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of shareholder value. The Plan is also intended to qualify certain compensation awarded under the Plan for tax deductibility under Code Section 162(m) (as hereafter defined) to the extent deemed appropriate by the Committee (or any successor committee) of the Board of Directors of the Corporation.

             2 Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in
Section 1 hereof:

           (a) "Annual Incentive Award" means a conditional right granted to a Participant under Section 8(c) hereof to receive a cash payment, Stock or other Award, unless otherwise determined by the Committee, after the end of a specified fiscal year.

           (b) "Award" means any Option, SAR (including Limited SAR), Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any other right or interest granted to a Participant under the Plan.

           (c) "Beneficiary" means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant's death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant's death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

           (d) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

           (e)  "Board" means the Corporation's Board of Directors.

           (f) "Change in Control" means Change in Control as defined with related terms in Section 9 of the Plan.

           (g) "Change in Control Price" means the amount calculated in accordance with Section 9(c) of the Plan.

           (h) "Code" means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

           (i) "Committee" means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more directors, each of whom shall be (i) a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act, unless administration of the Plan by "non-employee directors" is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, and (ii) an "outside director" as defined under Code Section 162(m), unless administration of the Plan by "outside directors" is not then required in order to qualify for tax deductibility under Code Section 162(m).

           (j) "Covered Employee" means an Eligible Person who is a Covered Employee as specified in Section 8(e) of the Plan.

           (k)  "Deferred Stock" means a right, granted to a Participant under
Section 6(e) hereof, to receive Stock, cash or a combination thereof at the end of a specified deferral period.

           (l) "Dividend Equivalent" means a right, granted to a Participant under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

           (m)  "Effective Date" means January 8, 1997.

           (n) "Eligible Person" means each Executive Officer and other officers and employees of the Corporation or of any subsidiary, including such persons who may also be directors of the Corporation. An employee on leave of absence may be considered as still in the employ of the Corporation or a subsidiary for purposes of eligibility for participation in the Plan.

           (o) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

           (p) "Executive Officer" means an executive officer of the Corporation as defined under the Exchange Act.

           (q) "Fair Market Value" means the fair market value of Stock, Awards or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the average of the highest and lowest prices of a share of Stock, as quoted on the composite transactions table on the New York Stock Exchange, on the last trading day prior to the date on which the determination of fair market value is being made.

           (r) "Incentive Stock Option" or "ISO" means any Option intended to be and designated as an incentive stock option within the meaning of Code
Section 422 or any successor provision thereto.

           (s)  "Limited SAR" means a right granted to a Participant under
Section 6(c) hereof.

           (t) "Option" means a right, granted to a Participant under Section 6(b) hereof, to purchase Stock or other Awards at a specified price during specified time periods.

           (u) "Other Stock Based Awards" means Awards granted to a Participant under Section 6(h) hereof.

           (v) "Participant" means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

           (w) "Performance Award" means a right, granted to a Participant under Section 8 hereof, to receive Awards based upon performance criteria specified by the Committee.

           (x)  "Person" shall have the meaning ascribed to such term in
Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a "group" as defined in Section 13(d) thereof.

           (y) "Preexisting Plans" mean the CVS Corporation Omnibus Stock Incentive Plan, the CVS Corporation 1987 Stock Option Plan, and the CVS Corporation 1973 Stock Option Plan.

           (z) "Qualified Member" means a member of the Committee who is a "Non-Employee Director" within the meaning of Rule 16b-3(b)(3) and an "outside director" within the meaning of Regulation 1.162-27 under Code Section 162(m).

          (aa)  "Restricted Stock" means Stock granted to a Participant under
Section 6(d) hereof, that is subject to certain restrictions and to a risk of forfeiture.

          (bb) "Rule 16b-3" means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

          (cc) "Stock" means the Corporation's Common Stock, and such other securities as may be substituted (or resubstituted) for Stock pursuant to
Section 10(c) hereof.

          (dd) "Stock Appreciation Rights" or "SAR" means a right granted to a Participant under Section 6(c) hereof.

             3  Administration.

           (a) Authority of the Committee. The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the "Committee" shall be deemed to include references to the "Board". The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan.

           (b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Corporation, or relating to an Award intended by the Committee to qualify as "performance-based compensation" within the meaning of Code Section 162(m) and regulations thereunder, may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that, upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. Any action of the Committee shall be final, conclusive and binding on all persons, including the Corporation, its subsidiaries, Participants, Beneficiaries, transferees under Section 10(b) hereof or other persons claiming rights from or through a Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Corporation or any subsidiary, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Corporation and will not cause Awards intended to qualify as "performance-based compensation" under Code Section 162(m) to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.

           (c) Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any executive officer, other officer or employee of the Corporation or a subsidiary, the Corporation's independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Corporation or a subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Corporation with respect to any such action or determination.

             4  Stock Subject to Plan.

           (a) Overall Number of Shares Available for Delivery. Subject to adjustment as provided in Section 10(c) hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be (i) 2.5 million, plus (ii) the number of shares of Stock remaining available under Preexisting Plans immediately prior to the date on which shareholders of the Corporation approve the adoption of the Plan, plus
(iii) the number of shares of Stock subject to awards under Preexisting Plans which become available in accordance with Section 4(c) hereof after the date on which shareholders of the Corporation approve the adoption of the Plan, plus (iv) 9.4% of the number of shares of Stock issued or delivered by the Corporation during the term of the Plan (excluding any issuance or delivery in connection with Awards, or any other compensation or benefit plan of the Corporation); provided, however, that the total number of shares of Stock with respect to which ISOs may be granted shall not exceed 2 million and the total number of shares of restricted stock awarded under the Plan shall not exceed
1.8 million. Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

           (b) Application of Limitation to Grants of Awards. No Award may be granted if the number of shares of Stock to be delivered in connection with such Award or, in the case of an Award relating to shares of Stock but settleable only in cash (such as cash-only SARs), the number of shares to which such Award relates, exceeds the number of shares of Stock remaining available under the Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

           (c) Availability of Shares Not Delivered under Awards. Shares of Stock subject to an Award under the Plan or award under a Preexisting Plan that is canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of shares to the Participant, including (i) the number of shares withheld in payment of any exercise or purchase price of an Award or award or taxes relating to Awards or awards, and (ii) the number of shares surrendered in payment of any exercise or purchase price of an Award or award or taxes relating to any Award or award, will again be available for Awards under the Plan, except that if any such shares could not again be available for Awards to a particular Participant under any applicable law or regulation, such shares shall be available exclusively for Awards to Participants who are not subject to such limitation.

             5 Eligibility; Per-Person Award Limitations. Awards may be granted under the Plan only to Eligible Persons. In each fiscal year during any part of which the Plan is in effect, an Eligible Person may not be granted Awards relating to more than 1.5 million shares of Stock, subject to adjustment as provided in Section 10(c), under each of Sections 6(b), 6(c), 6(d), 6(e), 6(f), 6(g), 6(h), 8(b) and 8(c). In addition, the maximum cash amount that may be earned under the Plan as a final Annual Incentive Award or other cash annual Award in respect of any fiscal year by any one Participant shall be $5 million, and the maximum cash amount that may be earned under the Plan as a final Performance Award or other cash Award in respect of a performance period other than an annual period by any one Participant on an annualized basis shall be $5 million.

             6  Specific Terms of Awards.

           (a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must by paid to satisfy the requirements of the Delaware General Corporation Law, no consideration other than services may be required for the grant (but not the exercise) of any Award.

           (b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

                 (i) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option except as provided under
Section 7(a) hereof.

                (ii) Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, Stock, other Awards or awards granted under other plans of the Corporation or any subsidiary, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis), and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants.

               (iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Code Section 422, unless the Participant has first requested the change that will result in such disqualification.

           (c) Stock Appreciation Rights. The Committee is authorized to grant SAR's to Participants on the following terms and conditions:

                 (i) Right to Payment. A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of
(A) the Fair Market Value of one share of Stock on the date of exercise (or, in the case of a "Limited SAR," the Fair Market Value determined by reference to the Change in Control Price, as defined under Section 9(c) hereof) over (B) the grant price of the SAR as determined by the Committee.

                (ii) Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR. Limited SARs that may only be exercised in connection with a Change in Control or other event as specified by the Committee may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine. SARs and Limited SARs may be either freestanding or in tandem with other Awards.

           (d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

                 (i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the restricted period applicable to the Restricted Stock, subject to Section 10(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

                (ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Corporation; provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

               (iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Corporation retain physical possession of the certificates, and that the Participant deliver a stock power to the Corporation, endorsed in blank, relating to the Restricted Stock.

                (iv) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

           (e) Deferred Stock. The Committee is authorized to grant Deferred Stock to Participants, which are rights to receive Stock, cash, or a combination thereof at the end of a specified deferral period, subject to the following terms and conditions:

                 (i) Award and Restrictions. Satisfaction of an Award of Deferred Stock shall occur upon expiration of the deferral period specified for such Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. Deferred Stock may be satisfied by delivery of Stock, cash equal to the Fair Market Value of the specified number of shares of Stock covered by the Deferred Stock, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

                (ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award agreement evidencing the Deferred Stock), all Deferred Stock that is at that time subject to deferral (other than a deferral at the election of the Participant) shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Deferred Stock.

               (iii) Dividend Equivalents. Unless otherwise determined by the Committee at date of grant, Dividend Equivalents on the specified number of shares of Stock covered by an Award of Deferred Stock shall be either (A) paid with respect to such Deferred Stock at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock and the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles, as the Committee shall determine or permit the Participant to elect.

           (f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Stock or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

           (g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

           (h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Corporation or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this
Section 6(h).

             7  Certain Provisions Applicable to Awards.

           (a)  Stand-Alone, Additional, Tandem, and Substitute Awards.
Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Corporation, any subsidiary, or any business entity to be acquired by the Corporation or a subsidiary, or any other right of a Participant to receive payment from the Corporation or any subsidiary. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Corporation or any subsidiary, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Deferred Stock or Restricted Stock), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Stock minus the value of the cash compensation surrendered (for example, Options granted with an exercise price "discounted" by the amount of the cash compensation surrendered).

           (b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or SAR exceed a period of ten years (or such shorter term as may be required in respect of an ISO under Code Section 422).

           (c) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award agreement, payments to be made by the Corporation or a subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Installment or deferred payments may be required by the Committee (subject to Section 10(e) of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

           (d) Exemptions from Section 16(b) Liability. It is the intent of the Corporation that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt under Rule 16b-3 (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

           (e) Cancellation and Rescission of Awards. Unless the Award agreement specifies otherwise, the Committee may cancel any unexpired, unpaid, or deferred Awards at any time, and the Corporation shall have the additional rights set forth in Section 7(e)(iv) below, if the Participant is not in compliance with all applicable provisions of the Award agreement and the Plan including the following conditions:

                 (i) A Participant shall not render services for any organization or engage directly or indirectly in any business which, in the judgment of the Chief Executive Officer of the Corporation or other senior officer designated by the Committee, is or becomes competitive with the Corporation. For Participants whose employment has terminated, the judgment of the Chief Executive Officer or other senior officer designated by the Committee shall be based on the Participant's position and responsibilities while employed by the Corporation, the Participant's post-employment responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between the Corporation and the other organization or business, the effect on the Corporation's shareholders, customers, suppliers and competitors of the Participant assuming the post-employment position and such other considerations as are deemed relevant given the applicable facts and circumstances. A Participant who has terminated employment shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter, and such investment does not represent a greater than five percent equity interest in the organization or business.

                (ii) A Participant shall not, without prior written authorization from the Corporation, disclose to anyone outside the Corporation, or use in other than the Corporation's business, any confidential information or material relating to the business of the Corporation that is acquired by the Participant either during or after employment with the Corporation.

               (iii) A Participant shall disclose promptly and assign to the Corporation all right, title, and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Corporation, relating in any manner to the actual or anticipated business, research or development work of the Corporation and shall do anything reasonably necessary to enable the Corporation to secure a patent where appropriate in the United States and in foreign countries.

                (iv) Upon exercise, settlement, payment or delivery pursuant to an Award, the Participant shall certify on a form acceptable to the Committee that he or she is in compliance with the terms and conditions of the Plan. Failure to comply with the provisions of this Section 7(e) prior to, or during the six months after, any exercise, payment or delivery pursuant to an Award shall cause such exercise, payment or delivery to be rescinded. The Corporation shall notify the Participant in writing of any such rescission within two years after such exercise, payment or delivery. Within ten days after receiving such a notice from the Corporation, the Participant shall pay to the Corporation the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery pursuant to an Award. Such payment shall be made either in cash or by returning to the Corporation the number of shares of Stock that the Participant received in connection with the rescinded exercise, payment or delivery.

             8  Performance and Annual Incentive Awards.

           (a) Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 8(b) and 8(c) hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m).

           (b)  Performance Awards Granted to Designated Covered Employees.
If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as "performance-based compensation" for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 8(b).

                 (i) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 8(b). Performance goals shall be objective and shall otherwise meet the requirements of Code
Section 162(m) and regulations thereunder (including Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being "substantially uncertain." The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

                (ii) Business Criteria. One or more of the following business criteria for the Corporation, on a consolidated basis, and/or for specified subsidiaries or business units of the Corporation (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share; (2) revenues; (3) cash flow; (4) cash flow return on investment; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; (6) economic value added; (7) operating margin; (8) net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; operating earnings; (9) total shareholder return; and (10) any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of comparator companies. One or more of the foregoing business criteria shall also be exclusively used in establishing performance goals for Annual Incentive Awards granted to a Covered Employee under Section 8(c) hereof.

               (iii) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for "performance-based compensation" under Code Section 162(m).

                (iv) Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Corporation in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 8(b)(iii) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

                 (v) Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 8(b). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

           (c) Annual Incentive Awards Granted to Designated Covered Employees. If the Committee determines that an Annual Incentive Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as "performance-based compensation" for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Annual Incentive Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 8(c).

                 (i) Annual Incentive Award Pool. The Committee may establish an Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Corporation in connection with Annual Incentive Awards. The amount of such Annual Incentive Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 8(b)(iii) hereof. The Committee may specify the amount of the Annual Incentive Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

                (ii) Potential Annual Incentive Awards. Not later than the end of the 90th day of each fiscal year, or at such other date as may be required or permitted in the case of Awards intended to be "performance-based compensation" under Code Section 162(m), the Committee shall determine the Eligible Persons who will potentially receive Annual Incentive Awards, and the amounts potentially payable thereunder, for that fiscal year, either out of an Annual Incentive Award pool established by such date under Section 8(c)(i) hereof or as individual Annual Incentive Awards. In the case of individual Annual Incentive Awards intended to qualify under Code Section 162(m), the amount potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in
Section 8(b)(ii) hereof in the given performance year, as specified by the Committee; in other cases, such amount shall be based on such criteria as shall be established by the Committee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5 hereof.

               (iii) Payout of Annual Incentive Awards. After the end of each fiscal year, the Committee shall determine the amount, if any, of (A) the Annual Incentive Award pool, and the maximum amount of potential Annual Incentive Award payable to each Participant in the Annual Incentive Award pool, or (B) the amount of potential Annual Incentive Award otherwise payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be increased or reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount in the case of an Annual Incentive Award intended to qualify under Code Section 162(m). The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a fiscal year or settlement of such Annual Incentive Award.

           (d) Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards under Section 8(b), and the amount of any Annual Incentive Award pool or potential individual Annual Incentive Awards and the amount of final Annual Incentive Awards under Section 8(c), shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). The Committee may not delegate any responsibility relating to such Performance Awards or Annual Incentive Awards.

           (e)  Status of Section 8(b) and Section 8(c) Awards under Code
Section 162(m). It is the intent of the Corporation that Performance Awards and Annual Incentive Awards under Sections 8(b) and 8(c) hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder (including Regulation 1.162-27 and successor regulations thereto) shall, if so designated by the Committee, constitute "performance-based compensation" within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Sections 8(b), (c), (d) and (e), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards or an Annual Incentive Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan as in effect on the date of adoption or any agreements relating to Performance Awards or Annual Incentive Awards that are designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

             9  Change in Control.

           (a) Effect of "Change in Control". In the event of a "Change in Control," the following provisions shall apply unless otherwise provided in the Award agreement:

                 (i) Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control and shall remain exercisable and vested for the balance of the stated term of such Award without regard to any termination of employment by the Participant, subject only to applicable restrictions set forth in Section 10(a) hereof;

                (ii) Any optionee who holds an Option shall be entitled to elect, during the 60-day period immediately following a Change in Control, in lieu of acquiring the shares of Stock covered by such Option, to receive, and the Corporation shall be obligated to pay, in cash the excess of the Change in Control Price over the exercise price of such Option, multiplied by the number of shares of Stock covered by such Option;

               (iii) The restrictions, deferral of settlement, and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 10(a) hereof; and

                (iv) With respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, such performance goals and other conditions will be deemed to be met if and to the extent so provided by the Committee in the Award agreement relating to such Award.

           (b) Definition of "Change in Control". A "Change in Control" shall be deemed to have occurred if:

                 (i) any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or any Significant Subsidiary (as defined below), representing 25% or more of the combined voting power of the Company's or such subsidiary's then outstanding securities;

                (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i),
(iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;

               (iii) the consummation of a merger or consolidation of the Company or any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Company (a "Significant Subsidiary") with any other entity, other than a merger or consolidation which would result in the voting securities of the Company or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation;

                (iv) the stockholders of the Company approve a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting therefrom; or

                 (v) any other event occurs which the Board determines, in its discretion, would materially alter the structure of the Company or its ownership.

           (c) Definition of "Change in Control Price" The "Change in Control Price" means an amount in cash equal to the higher of (i) the amount of cash and fair market value of property that is the highest price per share paid (including extraordinary dividends) in any transaction triggering the Change in Control or any liquidation of shares following a sale of substantially all assets of the Corporation, or (ii) the highest Fair Market Value per share at any time during the 60-day period preceding and 60-day period following the Change in Control.

            10  General Provisions.

           (a) Compliance with Legal and Other Requirements. The Corporation may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Corporation are listed or quoted, or compliance with any other obligation of the Corporation, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing
requirements, or other obligations.   The foregoing notwithstanding, in
connection with a Change in Control, the Corporation shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

           (b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Corporation or a subsidiary), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award agreement (subject to any terms and conditions which the Committee may impose thereon). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

           (c) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5 hereof, (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals, and Annual Incentive Awards and any Annual Incentive Award pool or performance goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Corporation, any subsidiary or any business unit, or the financial statements of the Corporation or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee's assessment of the business strategy of the Corporation, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, SARs, Performance Awards granted under Section 8(b) hereof or Annual Incentive Awards granted under Section 8(c) hereof to Participants designated by the Committee as Covered Employees and intended to qualify as "performance-based compensation" under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as "performance-based compensation" under Code Section 162(m) and regulations thereunder.

           (d) Taxes. The Corporation and any subsidiary is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Corporation and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

           (e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of shareholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Corporation's shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under such Award. Notwithstanding anything in the Plan to the contrary, if any right under this Plan would cause a transaction to be ineligible for pooling of interest accounting that would, but for the right hereunder, be eligible for such accounting treatment, the Committee may modify or adjust the right so that pooling of interest accounting shall be available, including the substitution of Stock having a Fair Market Value equal to the cash otherwise payable hereunder for the right which caused the transaction to be ineligible for pooling of interest accounting.

           (f) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Corporation or a subsidiary,
(ii) interfering in any way with the right of the Corporation or a subsidiary to terminate any Eligible Person's or Participant's employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Corporation unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

           (g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Corporation; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Corporation's obligations under the Plan. Such trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

           (h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Code Section 162(m).

           (i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

           (j) Governing Law. The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award agreement shall be determined in accordance with the Delaware General Corporation Law, without giving effect to principles of conflicts of laws, and applicable federal law.

           (k) Awards under Preexisting Plans. Upon approval of the Plan by shareholders of the Corporation as required under Section 10(l) hereof, no further awards shall be granted under the Preexisting Plans.

           (l) Plan Effective Date and Shareholder Approval. The Plan has been adopted by the Board effective January 8, 1997, subject to approval by the shareholders of the Corporation.